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Exhibit 99.1

INFORMATION STATEMENT
CIMAREX ENERGY CO.
Spin-Off of 26,591,321 Shares of Common Stock

        This information statement is being provided to the stockholders of Helmerich & Payne, Inc. to provide them with information with respect to the spin-off to Helmerich & Payne stockholders of the common stock of Cimarex Energy Co.

        The spin-off and related transactions are contemplated by the Agreement and Plan of Merger among Helmerich & Payne, Cimarex Energy Co., Mountain Acquisition Co., a wholly owned subsidiary of Cimarex Energy Co., and Key Production Company, Inc. The merger agreement and related agreements, including a distribution agreement between Helmerich & Payne and Cimarex Energy Co., provide for the consolidation of Helmerich & Payne's oil and gas exploration and production and gas marketing businesses under Cimarex Energy Co., the spin-off of Cimarex Energy Co. to Helmerich & Payne's stockholders and the merger of Mountain Acquisition Co. with and into Key Production Company, Inc., with the result that Key Production Company, Inc. will become a subsidiary of Cimarex Energy Co.

        In connection with the spin-off, Helmerich & Payne stockholders are receiving 26,591,321 shares of Cimarex Energy Co. common stock on a pro rata basis in respect of the outstanding Helmerich & Payne common stock held on the date of the distribution. In connection with the merger, stockholders of Key Production Company, Inc. will receive one share of Cimarex Energy Co. common stock in exchange for each share of common stock of Key Production Company, Inc. When the merger is complete, approximately 34.75% of the Cimarex Energy Co. common stock will be held by stockholders of Key Production Company, Inc. and approximately 65.25% of the Cimarex Energy Co. common stock will be held by former stockholders of Helmerich & Payne, each on a diluted basis. This information statement relates to the shares of common stock of Cimarex Energy Co. being issued in the spin-off.

        By the time that you receive this document, the spin-off and the merger will have been completed, but since this document must be filed with the Securities and Exchange Commission prior to the completion of the transaction, some of the descriptions contained in this document are written from the perspective that the transaction is yet to occur.

        No stockholder approval of the spin-off is required or sought. We are not asking for a proxy and you are requested not to send us a proxy. Helmerich & Payne stockholders will not be required to pay for our shares of common stock to be received by them in the spin-off, or to surrender or to exchange shares of Helmerich & Payne common stock in order to receive our shares of common stock, or to take any other action in connection with the spin-off.

        Each share of our stock distributed will be accompanied by one preferred stock purchase right.

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 10.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this information statement is truthful or complete. Any representation to the contrary is a criminal offence.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        Stockholders of Helmerich & Payne with inquiries related to the spin-off should contact UMB Bank, N.A., P.O. Box 410064, Kansas City, Missouri 64141-0064, telephone (800) 821-2171.

The date of this information statement is September 30, 2002

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS	1
SUMMARY	2
The Companies	2
The Transactions	3
Amended Certificate of Incorporation and By-Laws	3
Ancillary Agreements	3
Regulatory Matters	4
Material United States Federal Income Tax Consequences of the Merger	4
SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	5
Sources of Information	5
How We Prepared the Unaudited Pro Forma Combined Financial Information	5
Merger Related Expenses	5
Selected Consolidated Financial Data of Key	5
Selected Consolidated Financial Data of Cimarex	6
Selected Unaudited Combined Condensed Pro Forma Financial Data of Cimarex	7
Comparative Per Share Data	8
RISK FACTORS	10
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
THE MERGER	14
Background and Reasons for the Merger	14
Reasons of the Helmerich & Payne Board of Directors for the Merger	17
Material United States Federal Income Tax Consequences	18
No Vote of Helmerich & Payne Stockholders; Appraisal Rights	20
Accounting Treatment	20
Listing and Trading of Cimarex Common Stock	20
THE MERGER AGREEMENT	22
The Merger	22
Structure of the Merger	22
Effective Time of the Merger	22
Merger Consideration	22
Cancellation of Certain Shares	22
Treatment of Key Stock Option Plans	22
Treatment of Key Restricted Stock	23

i

Certificate of Incorporation; By-laws; Directors and Officers	23
Board of Directors	23
Representations and Warranties	23
Covenants	25
No Solicitation	25
Board of Directors Covenant to Call Stockholders' Meeting and to Recommend the Merger	26
Operations of Helmerich & Payne (in regard to the Cimarex business), Cimarex and Key Pending Closing	26
Commercially Reasonable Efforts, Further Assurances	28
Employee Benefits Plans	28
Directors' and Officers' Indemnification	28
Additional Covenants	29
Rights Plans	29
Transition Services Agreement	29
Internal Revenue Service Ruling	29
Litigation Defense	29
Accounting Matters	29
Conditions to the Completion of the Merger	29
Termination of the Merger Agreement	31
Right to Terminate	31
Termination Fees and Expenses	31
Amendments and Waiver	32
THE DISTRIBUTION AGREEMENT	33
Summary of the Transactions	33
General	33
Contribution of the Exploration and Production Assets and Assumption of Liabilities	33
Spin-off	34
Representations and Warranties	34
Indemnification	34
Conditions to the Spin-off	35
ANCILLARY AGREEMENTS	36
Tax Sharing Agreement	36
Preparation and Filing of Tax Returns	36
Liability for Taxes	36

Distribution Taxes and Deconsolidation	36
Continuing Covenants	37
Miscellaneous	37
Employee Benefits Agreement	38
Transition Services Agreement	38
CIMAREX	39
Market for Oil and Gas	40
Competition	41
Title to Oil and Gas Properties	41
Governmental Regulation in the Oil and Gas Industry	41
Regulatory Controls	41
Federal Income Taxation	43
Environmental Laws	43
Natural Gas Marketing	44
Employees	44
Properties	44
Crude Oil Sales	46
Natural Gas Sales	46
Acreage Holdings	47
Productive Wells	47
Management's Discussion and Analysis of Cimarex	48
Overview	48
Results of Operations	48
Liquidity and Capital Resources	51
Sources and Uses of Cash	51
Sources of Liquidity and Capital Expenditures	52
Related Party Transactions	52
Critical Accounting Policies	52
Quantitative and Qualitative Disclosures About Market Risk	54
New Accounting Standards	54
Forward Looking Information	55
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION	56
MANAGEMENT OF CIMAREX	66
Directors and Executive Officers	66

Current Directors and Executive Officers of Cimarex	69
Cimarex Board of Directors	69
Committees of the Cimarex Board of Directors	69
Compensation of Directors	69
Officer and Director Indemnification	70
Executive Compensation	70
Employment Agreements and Change in Control Arrangements with Named Executive Officers	74
Interests of Certain Key and Cimarex Directors and Executive Officers in the Merger	76
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	79
Beneficial Stock Ownership of Helmerich & Payne	79
Beneficial Stock Ownership of Key	80
DESCRIPTION OF CIMAREX CAPITAL STOCK	82
Capital Stock	82
Shareholder Rights Plan	83
EXPERTS	85
GLOSSARY OF OIL AND NATURAL GAS TERMS	86
WHERE YOU CAN FIND MORE INFORMATION	87
INCORPORATION BY REFERENCE	88
INDEX TO THE CIMAREX ENERGY CO. CONSOLIDATED FINANCIAL STATEMENTS	F-1
REPORT OF INDEPENDENT AUDITORS	F-2
ANNEX A	A-1
Agreement and Plan of Merger	A-1
ANNEX B	B-1
Distribution Agreement	B-1
ANNEX C	C-1
Tax Sharing Agreement	C-1
ANNEX D	D-1
Amended and Restated Certificate of Incorporation of Cimarex Energy Co.	D-1
ANNEX E	E-1
Form of Cimarex Energy Co. By-Laws	E-1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q:
Please briefly describe the spin-off, merger and related transactions.

A:
Helmerich & Payne is consolidating its oil and gas exploration and production and gas marketing businesses under one company and spinning off that company to Helmerich & Payne's stockholders. The company to be spun off is named Cimarex Energy Co. Key will merge with a newly formed subsidiary of Cimarex and become a new wholly owned subsidiary of Cimarex. When the merger is complete, approximately 34.75% of the Cimarex common stock will be held by former stockholders of Key and approximately 65.25% of Cimarex common stock will be held by stockholders of Helmerich & Payne, each on a diluted basis.

Q:
What am I receiving in the spin-off?

A:
As a result of the spin-off, for every share of Helmerich & Payne common stock you own, you are receiving a pro rata share of the 26,591,321 shares of outstanding Cimarex common stock, together with an associated preferred stock purchase right similar to the rights you have with your existing Helmerich & Payne shares.

Q:
Why aren't Helmerich & Payne stockholders voting to approve the spin-off?

A:
Helmerich & Payne, as the sole stockholder of Cimarex prior to the spin-off, has already approved the spin-off and the merger. Helmerich & Payne stockholders are not required to approve the spin-off or the merger.

Q:
Where will the Cimarex common stock be listed?

A:
We have applied to list the shares of Cimarex common stock on the New York Stock Exchange.

Q:
Who will be the senior executive officers of Cimarex?

A:
Mr. F.H. Merelli, the current Chairman, Chief Executive Officer and President of Key, will become the Chairman, Chief Executive Officer and President of Cimarex. Steven R. Shaw, the current Vice President of Exploration and Production of Helmerich & Payne, will be the Executive Vice President of Cimarex. Paul Korus, the current Vice President and Chief Financial Officer of Key, will be Vice President and Chief Financial Officer of Cimarex.

Q:
Who will be the directors of Cimarex?

A:
Key will designate four directors and Helmerich & Payne will designate five directors to the Cimarex board. The Chairman of the Cimarex board will be F.H. Merelli, the current Chairman, President and Chief Executive Officer of Key.

Q:
What are the tax consequences of the spin-off to Helmerich & Payne stockholders?

A:
We believe these transactions will be tax-free to the stockholders of Helmerich & Payne for U.S. federal income tax purposes. A more detailed description of the federal income tax consequences of these transactions appears beginning on page 18.

Q:
What do I need to do to receive my Cimarex shares?

A:
You do not need to do anything to receive your Cimarex shares. The distribution agent will distribute the Cimarex shares to you within approximately 10 days after completion of the merger.

Q:
When do you expect the merger to be completed?

A:
By the time you receive this document, the merger will have been completed.

Q:
Where can I find more information about Key and Cimarex?

A:
You can find more information about Key and Cimarex from various sources described under "Where You Can Find More Information" on page 87.

SUMMARY

        In addition to this summary, you should read the entire information statement carefully, as well as those additional documents to which we refer you. We describe in this information statement the business to be contributed by Helmerich & Payne to Cimarex prior to the spin-off, as if it had been Cimarex's business for all historical periods described. Following the spin-off, we will be an independent public company, and Helmerich & Payne will have no continuing stock ownership in us. Our historical financial results as part of Helmerich & Payne may not reflect our financial results in the future as an independent company with our business combined with that of Key or what our results would have been had we been a stand-alone company during the periods presented.

        For an explanation of oil and gas abbreviations and terms used in this information statement, see "Glossary of Oil and Natural Gas Terms" on page 86.

The Companies

Cimarex Energy Co.
1579 East 21st Street
Tulsa, Oklahoma 74114
(918) 742-5531

        Cimarex Energy Co. is a wholly owned subsidiary of Helmerich & Payne, Inc. that holds the assets relating to the oil and gas exploration and production and gas marketing business of Helmerich & Payne. Cimarex Energy Co. was formerly known as Helmerich & Payne Exploration and Production Co. We refer to Cimarex Energy Co. as "Cimarex" throughout this information statement and the oil and gas exploration and production and gas marketing business of Helmerich & Payne as the "Cimarex business." Cimarex conducts exploration and development activities primarily in Louisiana, Oklahoma, Texas and the Hugoton Field of western Kansas. Other production operations and exploration acreage are located in the Rocky Mountain area, New Mexico, Alabama, Michigan and Mississippi. As of December 31, 2001, Cimarex had estimated proved reserves of approximately 213.2 Bcf of gas and 5.31 MMBbls of oil, or an aggregate of 245 Bcfe. More than 98% of the proved reserves of Cimarex are classified as proved developed. Cimarex owns approximately 181,903 net acres of developed leases and 146,071 net acres of undeveloped leases, the bulk of which are in Texas, Louisiana, Kansas and Oklahoma. Cimarex also owns working interests in 4,451 (655.84 net) oil and gas wells located primarily in those same states.

Key Production Company, Inc.
707 Seventeenth Street
Suite 3300
Denver, Colorado 80202
(303) 295-3995

        Key Production Company, Inc. is an independent natural gas and crude oil exploration and production company engaged in the exploration, development, acquisition and production of oil and gas in the continental United States. We refer to Key Production Company, Inc. as "Key" throughout this information statement. Key conducts exploration and development activities primarily in the Anadarko Basin of Oklahoma, the Hardeman Basin of north Texas, the Laredo field in south Texas, the Mississippi Salt Basin, south Louisiana and northern California. Other production operations and exploration acreage are located in Wyoming and other Rocky Mountain states. As of December 31, 2001, Key had estimated proved reserves of approximately 92.0 Bcf of gas and 9.2 MMBbls of oil, or an aggregate of 147.3 Bcfe. Roughly 62% of Key's proved reserves are gas and 38% are oil. More than 99% of Key's proved reserves are classified as proved developed. Key owns approximately 177,000 net acres of developed leases and 104,000 net acres of undeveloped leases, the bulk of which are in

Wyoming, Mississippi, Texas, California and Oklahoma. Key also owns working interests in 2,267 (376 net) oil and gas wells located primarily in those same states.

Mountain Acquisition Co.
c/o Cimarex Energy Co.
1579 East 21st Street
Tulsa, Oklahoma 74114
(918) 742-5531

        Mountain Acquisition Co. is a wholly owned subsidiary of Cimarex. Mountain Acquisition Co. was organized on February 14, 2002 for the purposes of merging with Key in the merger. It has not carried on any activities other than in connection with the merger agreement. We refer to Mountain Acquisition Co. as "Mountain Acquisition" throughout this information statement.

The Transactions

        Helmerich & Payne has transferred and contributed the assets and liabilities of the Cimarex business to Cimarex pursuant to the terms of a distribution agreement. The distribution agreement is attached as Annex B to this information statement. See "The Distribution Agreement" beginning on page 33. Immediately prior to the merger, Helmerich & Payne will spin off Cimarex by distributing all of the shares of Cimarex common stock to Helmerich & Payne stockholders on a pro rata basis. Mountain Acquisition will then be merged with and into Key in accordance with the terms of the merger agreement, with the result that Key will become a wholly owned subsidiary of Cimarex. The merger agreement is attached as Annex A to this information statement. See "The Merger Agreement" beginning on page 22.

        Following the merger, Cimarex will:

  •
  be an independent public company;

  •
  own and operate the business of Key; and

  •
  have total assets of approximately $617.7 million and total current debt of approximately $37.2 million (on a pro forma basis as described on page 56 and assuming the spin-off and the merger occurred on June 30, 2002).

Amended Certificate of Incorporation and By-Laws

        The certificate of incorporation and by-laws of Cimarex will be in the forms attached as Annex D and Annex E, respectively, to this information statement. Those certificate of incorporation and by-laws are further described beginning on page 23.

Ancillary Agreements

        Helmerich & Payne and Cimarex have entered into a tax sharing agreement relating to the allocation of certain tax liabilities. The tax sharing agreement is attached as Annex C to this information statement. See "Ancillary Agreements—Tax Sharing Agreement" beginning on page 36. In addition, Helmerich & Payne and Cimarex have entered into an employee benefits agreement defining the benefits for the employees of Cimarex after the spin-off (including Key employees following the merger and Helmerich & Payne employees who are transferred to Cimarex in connection with the spin-off). See "Ancillary Agreements—Employee Benefits Agreement" beginning on page 38. Finally, Helmerich & Payne and Cimarex have entered into a transition services agreement under which Helmerich & Payne will provide services to Cimarex for a limited period of time following the merger. See "Ancillary Agreements—Transition Services Agreement."

Regulatory Matters

        Helmerich & Payne has obtained a private letter ruling from the Internal Revenue Service to the effect that the contribution and transfer of the assets and liabilities of the Cimarex business to Cimarex and the spin-off by Helmerich & Payne of all the shares of Cimarex common stock to the holders of Helmerich & Payne common stock will generally be treated as a tax-free transaction for U.S. federal income tax purposes.

        None of the parties is aware of any other material governmental or regulatory approval required for the completion of the spin-off or the merger, other than compliance with applicable corporate law of the State of Delaware.

Material United States Federal Income Tax Consequences of the Merger

        It is expected that the merger will generally be tax-free to the stockholders of Key and Cimarex for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. We encourage you to consult your own tax advisor for a full understanding of the tax consequences of the spin-off and the merger to you.

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Sources of Information

        We are providing the following selected consolidated financial data of Cimarex and selected consolidated financial data of Key, to help you in your analysis of the financial aspects of the spin-off, merger and related transactions. We derived this information from the audited and unaudited financial statements for Cimarex and from the audited and unaudited financial statements of Key for the periods presented. You should read this information in conjunction with the financial information included or incorporated by reference in this information statement. See "Where You Can Find More Information" beginning on page 87, "Index to Cimarex Energy Co. Financial Statements" on page F-1 and "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page 56.

How We Prepared the Unaudited Pro Forma Combined Financial Information

        The unaudited pro forma combined condensed financial information is presented to show you how Cimarex might have looked if Cimarex had been an independent company and combined with Key for the periods presented. We did not adjust the pro forma financial information for estimated general and administrative expense savings and operational efficiencies that may be realized as a result of the merger or one-time costs and expenses necessary to achieve such savings and efficiencies. We prepared the pro forma financial information using the purchase method of accounting, with Cimarex treated as the acquiror. See "The Merger—Accounting Treatment " on page 20.

        If Cimarex had been an independent company and the companies had been combined in the past, they might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that Cimarex would have reported if the spin-off and merger had taken place earlier or of the future results that Cimarex will achieve after the merger. See "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page 56.

Merger Related Expenses

        Cimarex estimates that it will incur fees and expenses totaling approximately $4.2 million in connection with the spin-off, merger and related transactions, which have been included in calculating the purchase price. Key estimates that it will incur fees and expenses totaling approximately $5.0 million in connection with the merger and related transactions, which have not been included in calculating the purchase price. After the merger, Cimarex may incur additional charges and expenses relating to integrating the operations of Cimarex and Key. We did not adjust the pro forma information for these additional charges and expenses.

Selected Consolidated Financial Data of Key

        Key prepared the selected historical consolidated financial data in the table below using the consolidated financial statements of Key. The selected historical consolidated financial data of Key as of June 30, 2002 and 2001 and as of December 31, 2001 and 2000 and for the six months ended June 30, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2001, should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this information statement. The historical consolidated balance sheet data as of December 31, 1999, 1998 and 1997 and operating results for the years ended December 31, 1998 and 1997 have been derived from audited financial statements not incorporated by reference in this information statement.

	Six Months Ended June 30,		As of and for the Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(Unaudited)
	(In thousands, except per share and proved reserves data)
OPERATING RESULTS:
Revenues	$37,939	$69,657	$108,885	$99,820	$56,258	$37,783	$42,151
Income (loss) before cumulative effect of change in accounting method(1)	1,413	23,011	(3,617)	27,995	6,804	4,595	9,696
Net income (loss)	1,413	21,186	(5,442)	27,995	6,804	4,595	9,696
Income (loss) per share before cumulative effect of change in accounting method(1):
Basic	0.10	1.65	(0.26)	2.32	0.59	0.40	0.84
Diluted	0.10	1.60	(0.26)	2.23	0.56	0.38	0.80
Net income (loss) per share:
Basic	0.10	1.52	(0.39)	2.32	0.59	0.40	0.84
Diluted	0.10	1.47	(0.39)	2.23	0.56	0.38	0.80
Cash dividends declared per share	—	—	—	—	—	—	—
BALANCE SHEET DATA:
Total assets	224,097	265,319	217,668	244,154	176,857	166,295	130,647
Total debt, including current portion	33,000	34,000	34,000	44,000	60,000	60,000	35,000
Stockholders' equity	136,275	161,027	134,227	138,087	76,873	69,681	64,911
OTHER FINANCIAL DATA
Oil and gas capital expenditures	24,922	45,371	73,658	88,118	34,456	55,429	44,625
Proved Reserves:
Oil (MBbls)			9,215	9,276	9,220	7,022	6,213
Gas (Mmcf)			91,978	98,214	79,351	82,956	69,543
Total Equivalent (Mmcfe)			147,270	153,870	134,671	125,088	106,821

(1)
Effective January 1, 2001, Key changed its method of amortizing capitalized costs from the future gross revenue method to the units-of-production method. The cumulative effect of the change calculated as of January 1, 2001, was to increase net loss by $1.8 million, net of income taxes of $1.1 million, or $0.13 per diluted share.

Selected Consolidated Financial Data of Cimarex

        The following selected historical financial data of Cimarex as of September 30, 2001 and 2000 and the three years ended September 30, 2001 should be read in conjunction with the consolidated Cimarex financial statements and notes thereto appearing elsewhere in this information statement. The consolidated statement of operations data for the years ended September 30, 1998 and 1997 and the consolidated balance sheet data as of September 30, 1999, 1998 and 1997 have been derived from unaudited financial statements not presented herein. The consolidated statement of operations data for the nine months ended June 30, 2002 and 2001 and the consolidated balance sheet data as of June 30, 2002 and 2001 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited interim financial statement as of June 30, 2002 and 2001 and for the nine months ended June 30, 2002 and 2001 include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and operating results for the unaudited periods. Operating results for the nine months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2002.

	Nine Months Ended June 30,		As of and for the Years Ended September 30,
	2002	2001	2001	2000	1999	1998	1997
	(Unaudited)
	(In Thousands, except per share and proved reserves data)
OPERATING RESULTS:
Revenues	$118,998	$268,643	$317,053	$237,484	$146,902	$152,280	$177,833
Net income	14,711	78,889	35,253	57,386	23,559	30,260	37,850
Basic income per share(1)	0.55	2.97	1.33	2.16	0.89	1.14	1.42
Cash dividends declared per share	—	—	—	—	—	—	—
BALANCE SHEET DATA:
Total assets	264,931	313,374	246,212	286,090	234,929	215,407	193,628
Long-term debt	—	—	—	—	—	—	—
Shareholder's equity	186,413	216,024	166,795	192,972	172,664	161,768	137,637
OTHER FINANCIAL DATA:
Oil and gas capital expenditures	42,477	75,112	104,975	73,821	55,933	55,569	45,904
Proved Reserves
Oil (MBbls)			5,932	6,305	4,834	4,761	5,805
Gas (Mmcf)			216,337	262,498	239,620	251,626	263,236
Total Equivalent (MMcfe)			251,927	300,329	268,623	280,194	298,068

(1)
Net income per share for all periods is calculated based on the 26,591,321 shares of Cimarex common stock to be issued to Helmerich & Payne stockholders pursuant to the distribution agreement.

Selected Unaudited Combined Condensed Pro Forma Financial Data of Cimarex

        The following selected unaudited pro forma combined condensed financial information has been prepared to reflect the spin-off and the merger. This unaudited pro forma combined condensed financial information is based on the historical financial statements of Cimarex and Key, all of which are included in or incorporated by reference in this information statement and the estimates and assumptions set forth in the Notes to Unaudited Pro Forma Combined Condensed Financial Information beginning on page 61. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the merger as if it had occurred on June 30, 2002. The Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended June 30, 2002 and the year ended September 30, 2001 gives effect to the merger as if it occurred on October 1, 2000.

        Cimarex's fiscal year ends on September 30 and Key's fiscal year ends on December 31. The financial information presented by Key for the nine month period ended June 30, 2002, has been compiled by the management of Key. Results of Key for the three month period ended December 31, 2001 are included in the Unaudited Pro Forma Combined Condensed Statements of Operations for both the nine month period ended June 30, 2002 and the year ended December 31, 2001.

        Expected cost savings resulting from operating synergies and the elimination of merger related costs have not been reflected as adjustments to the historical data. The cost savings are expected to result from the consolidation of the corporate headquarters of Cimarex and Key and rationalization of capital spending. Cimarex estimates that it will incur approximately $4.2 million in fees and expenses associated with the merger. Key estimates that it will incur fees and expenses of approximately $5.0 million, which are being expensed as incurred by Key. There are no arrangements to have Helmerich & Payne or Cimarex reimburse any of Key's merger-related costs.

        The Unaudited Pro Forma Combined Condensed Financial Information is for illustrative purposes only. The financial results may have been different had Cimarex been an independent company and had the companies always been combined. You should not rely on the Unaudited Pro Forma Combined

Condensed Financial Information as being indicative of the historical results that would have been achieved had the merger occurred in the past or the future financial results that the combined company will achieve after the merger.

        In addition, the purchase price allocation is preliminary and will be finalized following the closing of the merger. The final purchase price allocation will be determined after closing based on the actual fair value of current assets, current liabilities, indebtedness, long-term liabilities, proven and unproven oil and gas properties, identifiable intangible assets and the final number of shares of Cimarex common stock issued for Key's outstanding shares of common stock and stock options that are outstanding at closing. We are continuing to evaluate all of these items; accordingly, the final purchase price may differ in material respects from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet.

	As of and for the Nine Months Ended June 30, 2002	For the Year Ended September 30, 2001
	(In Thousands, except per share and proved reserve data)
OPERATING RESULTS:
Revenues	$174,866	$426,106
Income before cumulative effect of change in accounting method	$15,781	$7,605
Earnings per share before cumulative effect of change in accounting method
Basic	$0.39	$0.19
Diluted	$0.39	$0.19
Weighted average shares outstanding
Basic	$40,630	$40,565
Diluted	$40,915	$40,901
BALANCE SHEET DATA:
Total assets	$617,697
Debt, all classified as current	$37,200
Stockholders' equity	$420,542
PROVED RESERVES (as of December 31, 2001):
Oil (MBbls)	14,524
Gas (MMcf)	305,162
Equivalent (MMcfe)	392,305
Percentage of proved developed	98.6%

Comparative Per Share Data

        The following table presents historical per share data for Cimarex and Key individually and on a pro forma basis after giving effect to the spin-off and the merger. The merger of Key with a subsidiary of Cimarex has been accounted for using the purchase method of accounting. The combined pro forma per share data of the combined company was derived from the Unaudited Pro Forma Combined Condensed Financial Information as presented beginning on page 56. The assumptions related to the preparation of the Unaudited Pro Forma Combined Condensed Financial Information are described beginning at page 61. Cimarex's fiscal year ends on September 30, 2001. Key has included the results of its quarter ended December 31, 2001 in the historical and pro forma results for both the nine months ended June 30, 2002 and the year ended December 31, 2001. The data presented below should be read in conjunction with the historical consolidated financial statements of Key that have been incorporated by reference in this information statement and in conjunction with the historical consolidated financial statements of Cimarex presented elsewhere in this information statement.

        The equivalent pro forma income (loss) per share and book value per share information for Key are the same amounts as for Cimarex combined pro forma because the exchange ratio for Key common stock is one share of Cimarex common stock for one share of Key common stock.

        The pro forma combined per share data may not be indicative of the operating results or financial position that would have occurred if the spin-off and the merger had been consummated at the beginning of the periods indicated, and may not be indicative of future operating results or financial position.

	Cimarex		Key
	Historical	Combined Pro Forma	Historical	Equivalent Pro Forma
Earnings (loss) per share—
Nine months ended June 30, 2002(4)
Basic	$0.55	$0.39	$(1.97)	$0.39
Diluted	$0.55	$0.39	$(1.97)	$0.39
Year ended September 30, 2001(1,2,4)
Basic	$1.33	$0.19	$(0.26)	$0.19
Diluted	$1.33	$0.19	$(0.26)	$0.19
Book Value per share—As of June 30, 2002(3)	$7.01	$10.34	$9.68	$10.34
Cash dividends declared per common share—As of June, 30, 2002	$—	$—	$—	$—

(1)
Key's historical amounts are based on its results of operations for the year ended December 31, 2001.

(2)
All amounts presented for Key are before the cumulative effect of change in accounting method for depletion recorded as of the beginning of the year ended December 31, 2001. The impact of the cumulative effect of accounting adjustment was an increase to the loss for the year ended December 31, 2001 by $1.8 million, net of tax, or $0.13 per share.

(3)
Book value per share calculation assumes that Cimarex had 26,591,321 shares of common stock outstanding and Key had 14,080,468 shares of common stock outstanding as of June 30, 2002.

(4)
Cimarex's historical earnings (loss) per share calculation assumes Cimarex had 26,591,321 shares of common stock outstanding.

RISK FACTORS

        You should carefully consider each of the following risks and all of the other information set forth in this information statement. Some of the following risks relate principally to the spin-off and the merger. Other risks relate principally to our business. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

        If any one of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline.

        The market value of Cimarex common stock could decline if large amounts of Cimarex common stock are sold following the spin-off and merger.

        Historically, Helmerich & Payne has been operated as a combined contract drilling and oil and gas exploration and production company. In contrast, following the spin-off and merger, Cimarex will operate as a stand-alone oil and gas exploration and production company. Stockholders of Helmerich & Payne who chose to invest in a combined contract drilling and oil and gas exploration and production company may not wish to continue to invest in a stand-alone oil and gas exploration and production company. As a result, such stockholders may seek to sell the shares of Cimarex common stock received in the spin-off. If, following the spin-off and merger, large amounts of Cimarex common stock are sold, the price of Cimarex common stock could decline.

        If Cimarex fails to realize the anticipated benefits of the merger, stockholders may receive lower returns than they expect.

        The success of the merger will depend, in part, on the ability of Cimarex to realize the anticipated growth opportunities from combining the business of Key with Cimarex. Even if Cimarex is able to successfully combine the two business operations, it may not be possible to realize the full benefits of the proved reserves and enhanced growth of production volume and other benefits that are currently expected to result from the merger, or realize these benefits within the time frame that is currently expected. The benefits of the merger may be offset by operating losses relating to changes in commodity prices, or in oil and gas industry conditions, or by risks and uncertainties relating to the combined company's exploratory prospects, or an increase in operating or other costs or other difficulties. If Cimarex fails to realize the anticipated benefits of the merger, stockholders may receive lower returns on Cimarex stock than they expect.

        If Cimarex is unable to secure a new credit facility, its ability to fund future capital expenditures could be jeopardized and alternative financing arrangements might adversely affect its future growth or earnings.

        If Cimarex's business does not generate cash flow from operations in amounts sufficient to enable it to fund its liquidity needs it will require financing from other sources. Cimarex is currently in negotiations with a lead arranger to procure a $400 million secured revolving credit facility. Cimarex management expects that this facility would close shortly following the completion of the merger. In the event that Cimarex is unable to secure a new credit facility, Cimarex could have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. These alternatives could have an adverse effect on Cimarex's future growth or earnings.

        In order to preserve the tax-free treatment of the spin-off, Cimarex will be required to abide by potentially significant restrictions which could limit its ability to undertake certain corporate actions (such as the issuance of its common shares) that otherwise could be advantageous.

        Helmerich & Payne has obtained a private letter ruling from the Internal Revenue Service to the effect that the spin-off will be treated as a tax-free transaction to Helmerich & Payne and its stockholders for U.S. federal income tax purposes by reason of its qualification under sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The merger is conditioned on the receipt and continued validity of this private letter ruling. Notwithstanding the receipt of a private letter ruling, certain actions taken (and certain omissions) by Helmerich & Payne or Cimarex (or their respective stockholders) after the spin-off could render the spin-off taxable on a retroactive basis.

        The tax sharing agreement entered into by Helmerich & Payne and Cimarex imposes ongoing restrictions on Helmerich & Payne and Cimarex to ensure that applicable statutory requirements under the Internal Revenue Code and applicable Treasury regulations continue to be met so that the spin-off remains tax-free to Helmerich & Payne and its stockholders. As a result of these restrictions, the ability of Cimarex to engage in certain transactions, such as the redemption of its common stock, the issuance of equity securities and the utilization of its stock as currency in an acquisition, will be limited for a period of two years following the spin-off. These restrictions may reduce the ability of Cimarex to engage in certain business transactions that otherwise might be advantageous to Cimarex and its stockholders and could have a negative impact on its business and stockholder value. If the spin-off became taxable, Helmerich & Payne would be expected to recognize a substantial amount of income, which would result in a material amount of taxes. Depending on the circumstances, the tax sharing agreement allocates to Helmerich & Payne or Cimarex all, or a portion of, any tax liability resulting from the spin-off being taxable. Any such taxes allocated to Cimarex would be expected to be material to Cimarex.

        If Cimarex undergoes a change of control during the two-year period following the spin-off, or if the actions of Cimarex cause the spin-off to be taxable, Cimarex would be required to indemnify Helmerich & Payne for any resulting tax liabilities, which could negatively impact Cimarex's financial condition and future operations.

        Helmerich & Payne or Cimarex may incur a material liability in respect of U.S. federal income taxes that may become payable as a result of a change of control of Cimarex. In particular, if a change of control of Cimarex occurs as a result of a plan or series of related transactions that includes the spin-off, the distribution of the shares of Cimarex common stock may become taxable to Helmerich & Payne. Under section 355(e) of the Internal Revenue Code, any issuance or acquisition of the stock of Cimarex within two years following the spin-off will be presumed to be part of such a plan unless Helmerich & Payne or Cimarex were able to rebut the presumption that the issuance or acquisition was part of the spin-off plan. A change of control that results in tax under section 355(e) of the Internal Revenue Code generally will occur if, within the four-year period ending two years after the spin-off, a 50% or greater interest in Cimarex is acquired. As a result of the merger, an approximate 34.75% interest in Cimarex will be treated as already having been acquired.

        If Helmerich & Payne or Cimarex (or their respective stockholders) takes or permits an action to be taken (or omits to take an action) that causes the spin-off to become taxable, the relevant corporation generally will be required to bear the cost of the resulting tax liability to the extent that the liability results from the actions or omissions of that corporation (or its stockholders). Furthermore, under the terms of the tax sharing agreement, if any issuance or acquisition of stock of Cimarex triggers a tax, Cimarex generally would be required to indemnify Helmerich & Payne for the amount of such tax. Finally, if the spin-off were to become taxable under circumstances where neither Helmerich & Payne nor Cimarex (nor their respective stockholders) had caused the transaction to become taxable, such as in the case of a retroactive change of law, Cimarex generally would be required to indemnify Helmerich & Payne for 34.75% of the resulting tax liability and Helmerich & Payne generally would be required to bear 65.25% of the liability. Payment of such amounts by Cimarex or both Helmerich & Payne and Cimarex could cause the business, financial condition and operating results of Cimarex to suffer.

        The Cimarex certificate of incorporation, by-laws and the Cimarex shareholders' rights plan have provisions that could discourage an unsolicited corporate takeover and could prevent stockholders from realizing a premium on their investment.

        The certificate of incorporation and by-laws of Cimarex, will provide, among other things, for a classified board of directors with staggered terms, restrict the ability of stockholders to take action by written consent and prevent stockholders from calling a meeting of the stockholders. In addition, the Delaware General Corporation Law imposes restrictions on business combinations with interested parties. Cimarex also has adopted a shareholders' rights plan. The shareholders' rights plan, the certificate of incorporation and the by-laws may have the effect of delaying, deferring or preventing a change in control of Cimarex, even if the change in control might be beneficial to the Cimarex stockholders.

        The results of operations of Cimarex are highly dependent upon the prices we receive for natural gas and crude oil production, and those prices are constantly changing in response to market forces.

        Nearly all of the revenue of Cimarex is from the sale of gas and oil. Any sustained weakness in gas and oil prices may affect the financial condition and results of operations of Cimarex, and may also reduce the amount of net gas and oil reserves that Cimarex can produce economically. Any reduction in reserves, including reductions due to price fluctuations, can have an adverse effect on Cimarex's ability to obtain capital for its exploration and development activities and could cause Cimarex to record a reduction in the carrying value of our oil and gas properties.

  The reported earnings of Cimarex are impacted by changes in interest rates.

        Any fluctuation in the interest rates will directly affect the amount of interest expense Cimarex reports. On a pro forma basis and assuming the spin-off and the merger occurred on June 30, 2002, Cimarex had total debt of approximately $37.2 million outstanding, all of which is classified as current, at an average interest rate of 3.09 percent. If the interest rates increase, the reported earnings of Cimarex will be lower due to these increased rates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This information statement, including information incorporated by reference into this information statement, contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects", "may", "will", "should", "could", "seek", "intends", "plans", "estimates", "anticipates" or other comparable terms.

        Forward-looking statements are based on expectations that Key and Cimarex believe are reasonable, but neither Key nor Cimarex can give assurance that such expectations will prove correct. Actual results may differ materially following the completion of the spin-off and the merger from those expressed in the forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements. Key and Cimarex disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER

        The discussion in this information statement of the merger and the principal terms of the merger agreement is subject to and qualified in its entirety by reference to the merger agreement, a copy of which is attached to this information statement as Annex A and is incorporated by reference into this information statement.

Background and Reasons for the Merger

        On November 14, 2000, Helmerich & Payne publicly announced that it had retained Petrie Parkman & Co. to act as its financial advisor to identify companies as possible candidates to enter into a business combination transaction with its oil and gas exploration and production business. It was specifically contemplated that a successful transaction could lead, among other things, to the establishment of Cimarex as a separate public entity. Following Helmerich & Payne's November 14, 2000 announcement, in the remainder of 2000 and in January 2001, Helmerich & Payne and Petrie Parkman contacted nine parties to ascertain their interest in a potential transaction involving the Cimarex business.

        As part of this process, in November 2000, Hans Helmerich, President and Chief Executive Officer of Helmerich & Payne, authorized Petrie Parkman to contact Key to arrange a meeting to discuss a possible business combination of Key and the Cimarex business. On November 22, 2000, a representative of Petrie Parkman contacted Mr. F.H. Merelli, Chairman and Chief Executive Officer of Key, to inquire whether Key would be interested in exploring the possibility of such a transaction and, on that day and the next, representatives of Petrie Parkman engaged in preliminary discussions with Mr. Merelli.

        In January 2001, Key retained Merrill Lynch & Co. as its financial advisor in connection with a possible business combination transaction between Key and the Cimarex business. On January 16, 2001, representatives of Helmerich & Payne and Petrie Parkman met with representatives of Key and Merrill Lynch to provide general information about the Cimarex business and to discuss Key's possible interest in a business combination. The discussions were exploratory in nature. Largely because of then-current capital market conditions, the companies elected not to pursue further negotiations at that time.

        Through the remainder of 2001 and in early 2002, Helmerich & Payne continued to explore strategic alternatives for the Cimarex business, including, but not limited to, possible combinations with other industry participants. By early 2002, representatives of Helmerich & Payne and Petrie Parkman contacted or received inquiries from 24 other parties, including the nine other parties previously contacted, regarding a potential transaction involving the Cimarex business. Representatives of Helmerich & Payne and Petrie Parkman met with nine parties other than Key to further discuss interest in a potential business combination with the Cimarex business.

        After review and discussion of the potential merits of a business combination with these parties, Helmerich & Payne executed confidentiality agreements with five parties other than Key with whom there was sufficient mutual interest to continue discussions (Companies A, B, C, D and E). In February 2001 through September 2001, Helmerich & Payne conducted due diligence reviews with Companies A, B, C, D and E. Discussions were suspended with Companies A and C after the due diligence reviews because the strategic fit between Companies A and C and the Cimarex business was determined to be less than originally anticipated. Helmerich & Payne entered into negotiations with Companies B, D and E regarding the potential terms of a business combination involving the Cimarex business. Discussions with Companies B and D were subsequently terminated because, among other things, Helmerich & Payne was unable to reach agreement with either Company B or D on the pro forma ownership of the combined entity. Discussions with Company E were subsequently terminated because, among other things, Helmerich & Payne and Company E were unable to reach agreement on various tax issues with respect to the proposed spin-off of Cimarex in connection with the potential business combination. During the course of the discussions noted above, Helmerich & Payne did not receive any written offers regarding a potential business combination involving the Cimarex business.

        Following the January 2001 meeting with Key, apart from informal inquiries from time to time by Key to Helmerich & Payne regarding its plans for the Cimarex business, there were no contacts between the executive officers of Key and Helmerich & Payne until October 2001.

        On October 25, 2001, a representative of Petrie Parkman contacted Mr. Merelli to propose another meeting between Key and Helmerich & Payne. On October 29, 2001, Mr. Helmerich and other representatives of Helmerich & Payne, together with representatives of Petrie Parkman, met with Mr. Merelli to discuss the two respective companies' business objectives and whether a business combination would be in the best interests of stockholders of the two companies. At this meeting, Mr. Merelli and Mr. Helmerich agreed that a small group of senior management from each of Key and Helmerich & Payne should meet to further consider the fit between the two businesses and possible transaction structures. On November 5, 2001, the parties executed a confidentiality agreement.

        On November 14, 2001, Mr. Helmerich and Douglas E. Fears, Chief Financial Officer of Helmerich & Payne met with Mr. Merelli and Paul Korus, Vice President and Chief Financial Officer of Key, to discuss the potential benefits and the structure of a business combination transaction. Based on those discussions, it was agreed that the parties would begin a due diligence review of, among other things, their respective proved reserves and other assets. Also on November 14, 2001, Skadden, Arps, Slate, Meagher & Flom LLP, Helmerich & Payne's counsel, distributed drafts of the principal agreements relating to the proposed transaction, including a distribution agreement and a merger agreement, to Key, Merrill Lynch, Shearman & Sterling and Holme Roberts & Owen LLP, Key's counsel. Thereafter, the parties and their respective advisors commenced the negotiation of the definitive transaction agreements.

        On November 28, 2001, Mr. Merelli, Mr. Korus, several other representatives of Key's management and technical teams and representatives of Merrill Lynch met with representatives of Helmerich & Payne's management and representatives of Petrie Parkman to review the proved reserves and other assets of Cimarex. On the following day, the same parties met to review Key's proved reserves and other assets and business operations. During the months of December 2001 and January 2002, the parties and their respective advisors continued reciprocal business, engineering, tax, accounting and legal due diligence.

        On December 5, 2001, the board of directors of Helmerich & Payne held their regular quarterly meeting. The company's financial advisors attended the meeting and made a presentation with a general discussion and economic analysis of Key. Given the early stage of the process, no recommendations or valuation discussion took place at the meeting.

        On December 6, 2001, the board of directors of Key held a special meeting at which Key's management, together with Merrill Lynch and Key's legal advisors, updated the Key board of directors on the proposed transaction and related matters, including the strategic and business considerations relating to the transaction, the ongoing diligence review and the status of discussions between the parties. Following discussion, the Key board of directors authorized Key's management and its advisors to continue discussions regarding the proposed transaction. The Key board of directors also directed Mr. Korus to continue previously initiated discussions with A.G. Edwards & Sons, Inc. regarding the possible adoption of a shareholder rights plan.

        On December 12, 2001, representatives of Merrill Lynch met with representatives of Petrie Parkman to discuss the status of the due diligence reviews and the potential terms of the proposed transaction. Key had authorized Merrill Lynch to discuss with Petrie Parkman at the December 12, 2001 meeting a merger transaction with Cimarex in which the Key stockholders would own approximately 37.5% to 38.0% of the combined entity, subject to satisfactory completion of due diligence and acceptable modification of certain portions of the merger agreement proposed by Helmerich & Payne. With respect to the draft merger agreement, Merrill Lynch indicated that Key wanted, among other changes, to eliminate proposed fiduciary termination provisions for Helmerich & Payne and to add a provision whereby Helmerich & Payne would indemnify Cimarex for any potential federal income tax liabilities relating to periods prior to closing of the proposed merger. Representatives of Petrie Parkman indicated that Helmerich & Payne had authorized Petrie Parkman to discuss with Merrill Lynch a merger transaction involving Cimarex in which Key stockholders would own 32.0% to 33.0% of the combined entity, also subject to satisfactory completion of due diligence and negotiation of the other terms of their merger agreement.

        On January 4, 2002, representatives of Merrill Lynch and representatives of Petrie Parkman held additional discussions regarding the financial and legal terms of the proposed transaction. In these discussions, representatives of Merrill Lynch indicated that after further consideration and due diligence analysis, and subject to satisfactory resolution of all remaining contractual issues, Key would be willing to consider a merger transaction with Cimarex in which Key stockholders would own 36.0% of the combined entity. Representatives of Petrie Parkman indicated that Helmerich & Payne viewed a 34.0% ownership of Cimarex by Key stockholders as the appropriate ownership split.

        From January through mid-February, 2002, technical teams from Key and Helmerich & Payne continued with reciprocal due diligence review and valuation analysis of proved reserves, drilling inventory and undeveloped acreage.

        During this period, the parties, together with their respective legal advisors, also negotiated the principal terms of the merger agreement, distribution agreement, and tax sharing agreement, including the conditions to the merger, termination provisions (including fiduciary termination provisions), break up fees, non-solicitation provisions, liability for potential post-closing federal and state income taxes and covenants in respect of the maintenance of working capital within the pre-closing business of Cimarex. The parties, together with their respective legal advisors, also negotiated the composition of the board of directors and executive officers of Cimarex, as well as other employee compensation and benefit matters. The negotiation of the merger agreement, distribution agreement and tax sharing agreement occurred generally among Mr. Steven R. Mackey, Vice President and General Counsel of Helmerich & Payne, Mr. Fears and Mr. Korus, together with their legal and financial advisors.

        On February 11 and 12, 2002, Mr. Helmerich and Mr. Merelli held initial discussions regarding the exchange ratio for the business combination. Based on net asset value and EBITDA contribution analysis, Mr. Helmerich initially proposed a range of ratios whereby the stockholders of Helmerich & Payne would own 65.5%-67% of the diluted shares of common stock of Cimarex. Mr. Merelli, relying principally on a net asset value analysis (adjusted for transaction expenses), initially proposed a range of ratios for Key stockholders of 35%-36.5%, implying a range of 63.5%-65% for Helmerich & Payne stockholders. During ensuing telephonic conversations on February 12, 2002, Messrs. Helmerich and Merelli discussed the bases for their respective proposals. On February 12, 2002, Messrs. Helmerich and Merelli agreed that respective ownership percentages of 65.25% and 34.75% for Helmerich & Payne and Key stockholders would be acceptable, subject to satisfactory resolution by Mr. Fears and Mr. Korus of specific working capital issues and all other remaining legal and business issues.

        On February 13 and 14, 2002, Mr. Fears and Mr. Korus resolved that the proposed distribution agreement between Helmerich & Payne and Cimarex (and of which Key is a third-party beneficiary) would be modified to provide for a $4.8 million positive working capital addition to the September 30, 2001 balance sheet of Cimarex. On February 15, 2002, Messrs. Helmerich and Merelli agreed that the modified financial terms were acceptable and that, subject to the satisfactory resolution of all remaining issues, including the allocation of responsibility for tax liabilities that could arise after completion of the proposed transaction, management employment contracts, certain pre-closing business covenants relating to capital expenditures, and the allocation of transaction expenses, they could recommend a merger transaction in which the stockholders of Helmerich & Payne would own approximately 65.25% of Cimarex and the stockholders of Key would own approximately 34.75% of Cimarex, each on a diluted basis. Thereafter, negotiations with respect to the remaining outstanding issues continued, principally between Mr. Mackey and Mr. Korus and their respective advisors.

        On February 21, 2002, the board of directors of Key held a special meeting to review the proposed transaction. At the meeting, Key's management, together with Key's financial and legal advisors, apprised the Key board of directors of the status of discussions and reviewed the proposed terms of the transaction. Holme Roberts & Owen and KPMG LLP, Key's accountants, discussed the results of their diligence review, and Shearman & Sterling reviewed the terms of the transaction agreements to be entered into by the parties. Merrill Lynch made a presentation regarding the financial terms of the transaction and its valuation analyses of Key and Cimarex. In addition, Holme Roberts & Owen and A.G. Edwards made a presentation to the Key board of directors regarding a proposed shareholder rights plan. After extended discussion among the directors, the meeting was adjourned until February 23, 2002.

        On February 22, 2002, the board of directors of Helmerich & Payne held a special meeting to review the proposed transaction. At the meeting, Helmerich & Payne's management, together with its financial and legal advisors, made presentations regarding the proposed transaction. Following discussions, the Helmerich & Payne board of directors determined that the merger is fair to and in the best interests of Helmerich & Payne and its stockholders, approved the spin-off, the merger, the merger agreement, the distribution agreement and the other related agreements.

        On February 23, 2002, the Key board of directors reconvened its special meeting. At that meeting, Merrill Lynch delivered to the board its written opinion that, as of that date, based upon and subject to the factors and assumptions set forth in the Merrill Lynch fairness opinion and taking into account the shares of Cimarex common stock to be distributed to Helmerich & Payne stockholders in the spin-off, the exchange ratio in the merger was fair from a financial point of view to the holders of Key common stock. Following discussion, the Key board of directors determined that the merger and the other transactions contemplated by the merger agreement are fair and in the best interests of Key and its stockholders and declared the merger agreement advisable. The Key board of directors approved the merger and the merger agreement and resolved to recommend that Key's stockholders vote to adopt the merger agreement. The Key board of directors also adopted the shareholders' rights plan. Shortly after the Key board of directors meeting, the merger agreement and ancillary documents were executed by all of the parties to each of the agreements.

        On February 25, 2002, Helmerich & Payne and Key issued a joint press release announcing the approval of the transaction by their respective boards of directors and the execution of the merger agreement.

Reasons of the Helmerich & Payne Board of Directors for the Merger

        At its February 22, 2002 meeting, the Helmerich & Payne board of directors determined that the merger was fair to and in the best interests of Helmerich & Payne and its stockholders. The Helmerich & Payne board of directors unanimously approved the merger agreement.

        In reaching its decision to approve the spin-off and the merger, the Helmerich & Payne board of directors considered a number of factors, including the following:

  •
  The spin-off will establish Helmerich & Payne and Cimarex as "pure play" contract drilling and exploration and production companies, respectively, each with a strong balance sheet, substantial financial flexibility and a management team focused exclusively on its respective business;

  •
  The merger, by substantially increasing the size of Cimarex, may allow Cimarex to participate in larger scale exploratory and development drilling projects and acquisition opportunities than would be available to Cimarex on a stand-alone basis;

  •
  Key and Cimarex have complementary asset bases both located onshore in the United States, and the merger will expand and diversify the production, reserve and opportunity portfolios to which Helmerich & Payne stockholders are exposed;

  •
  The merger will expand and enhance the Cimarex management and technical teams as Key and Cimarex personnel have complementary strengths in production and exploration, respectively;

  •
  The transaction structure will be tax-efficient for Helmerich & Payne and its stockholders; and

  •
  The fact that Helmerich & Payne had, with the advice and assistance of its legal and financial advisors, conducted a thorough review, over an extended period of time, of the desirability of, and the alternatives for, separating the exploration and production and the contract drilling businesses.

        The Helmerich & Payne board of directors also considered potential risks associated with the spin-off and the merger, including the risk that the benefits sought in the spin-off and the merger might not be fully realized because of difficulties integrating Key and Cimarex, or otherwise. In the judgment of Helmerich & Payne's board of directors, the benefits of the spin-off and the merger outweigh their potential risks. The Helmerich & Payne board of directors did not quantify or attach any particular weight to the various factors that it considered, and views its decision as being based on the totality of the information considered by it.

Material United States Federal Income Tax Consequences

        The following is a summary of certain material U.S. federal income tax consequences of the spin-off to Helmerich & Payne and its stockholders and does not purport to be a complete analysis or description of all potential tax effects of these transactions. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), applicable Treasury regulations promulgated thereunder, judicial decisions and current administrative rulings, in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary assumes that holders of shares of Helmerich & Payne common stock hold their shares as capital assets (generally property held for investment) and will hold Cimarex common stock received pursuant to the spin-off as a capital asset. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular holders of Helmerich & Payne common stock in light of their individual investment circumstances, including certain types of holders subject to special tax rules (e.g., financial institutions, insurance companies, partnerships, tax-exempt organizations, broker-dealers, traders in securities that elect to mark to market, persons that hold Helmerich & Payne common stock as part of a straddle or conversion transaction, and persons who are not citizens or residents of the United States), or to holders who acquired their shares of Helmerich & Payne common stock through the exercise of options or otherwise as compensation. In addition, this summary does not address state, local or foreign tax consequences. Holders of Helmerich & Payne common stock are urged to consult their tax advisors regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the distribution of Cimarex common stock.

The Spin-Off

        Helmerich & Payne has obtained a private letter ruling from the Internal Revenue Service to the effect that, for U.S. federal income tax purposes, the spin-off will qualify under sections 355 and 368 of the Internal Revenue Code of 1986, as amended, as a distribution that is generally tax-free to Helmerich & Payne stockholders and to Helmerich & Payne. The receipt of this ruling is a condition to the merger. Although private letter rulings are generally binding on the IRS, Helmerich & Payne will not be able to rely on the private letter ruling if any factual representations made to the Internal Revenue Service are incorrect or untrue in any respect or any undertakings made to the Internal Revenue Service are not complied with. Neither Helmerich & Payne nor Cimarex is aware of any facts or circumstances that would cause any such representations to be incorrect or untrue in any respect. Nevertheless, if Helmerich & Payne completes the spin-off, and, notwithstanding the private letter ruling, the spin-off is held to be subject to tax, both Helmerich & Payne and its stockholders who receive Cimarex shares could be subject to a material amount of taxes as a result of the spin-off. In addition, certain actions taken (and certain omissions) by either Helmerich & Payne or Cimarex (or their respective stockholders) after the spin-off could render the spin-off taxable on a retroactive basis.

        The private letter ruling generally provides that:

  •
  no income, gain, or loss will be recognized by Helmerich & Payne stockholders upon their receipt of Cimarex common stock in the spin-off;

  •
  the aggregate basis of the Helmerich & Payne common stock and the Cimarex common stock in the hands of Helmerich & Payne stockholders will be the same as the basis in the Helmerich & Payne common stock held by the Helmerich & Payne stockholders immediately before the spin-off, allocated in proportion to the respective fair market values of the Helmerich & Payne common stock and the Cimarex common stock;

  •
  the holding period of the Cimarex common stock received in the spin-off will include the holding period of the Helmerich & Payne common stock with respect to which the Cimarex common stock will be distributed, provided that the Helmerich & Payne common stock is held as a capital asset on the spin-off date;

  •
  any cash received in lieu of a fractional share of Cimarex common stock as part of the spin-off will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional share interest exchanged therefor, and such gain or loss will be capital gain or loss if the Helmerich & Payne common stock with respect to which the spin-off is made is held as a capital asset on the spin-off date; and

  •
  no income, gain or loss will be recognized by Helmerich & Payne upon the distribution to Helmerich & Payne stockholders of Cimarex common stock pursuant to the spin-off.

        The IRS private letter ruling is based on provisions of the Internal Revenue Code, applicable Treasury regulations promulgated thereunder, judicial decisions and current administrative rulings, in effect as of the date of the private letter ruling, all of which are subject to change, possibly on a retroactive basis. The private letter ruling does not cover all U.S. federal income tax consequences that may be relevant to holders of Helmerich & Payne common stock, particularly holders that are entitled to special treatment under the Internal Revenue Code. We urge each holder of Helmerich & Payne common stock to consult his or her own tax advisor as to the particular tax consequences of the spin-off to that holder, including the application of state, local, and foreign tax laws, and the effect of possible changes in the tax law that may affect the tax consequences described above.

Effect of Pre- or Post-Spin-Off Acquisitions

        Even if the spin-off otherwise qualifies as a reorganization within the meaning of sections 355 and 368 of the Internal Revenue Code, the distribution of Cimarex common stock to Helmerich & Payne stockholders in connection with the spin-off transaction may be disqualified as tax-free to Helmerich & Payne under section 355(e) of the Internal Revenue Code if 50% or more of the stock of Helmerich & Payne or Cimarex is acquired as part of a plan (or series of related transactions) that include the spin-off. For this purpose, any acquisitions of Helmerich & Payne stock or Cimarex stock within the four-year period beginning two years before the spin-off and ending two years after the spin-off are presumed to be part of such a plan, although Helmerich & Payne or Cimarex may be able to rebut that presumption. The process for determining whether a change of ownership has occurred under the tax rules is complex. The determination of whether transactions are part of a plan (or series of related transactions) is inherently factual and subject to the interpretation of the facts and circumstances of a particular case. If an acquisition of Helmerich & Payne stock or Cimarex stock triggers the application of section 355(e), Helmerich & Payne would recognize taxable gain based on the excess, if any, of the fair market value of the Cimarex common stock distributed over Helmerich & Payne's tax basis for such Cimarex common stock, but the spin-off nevertheless would generally remain tax-free to each Helmerich & Payne stockholder. Under the tax sharing agreement entered into among Helmerich & Payne and its affiliates and Cimarex and its affiliates, Cimarex would be required to indemnify Helmerich & Payne against that taxable gain if it were triggered by actions or omissions by Cimarex (including its subsidiaries) or its stockholders. See "Ancillary Agreements—Tax Sharing Agreement."

Certain U.S. Federal Income Tax Reporting Requirements

        United States Treasury regulations require each holder of Helmerich & Payne common stock that receives Cimarex common stock in the spin-off to attach to the stockholder's U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show the applicability of section 355 of the Internal Revenue Code to the spin-off. Subsequent to the spin-off, Helmerich & Payne will provide its stockholders who received Cimarex common stock pursuant to the spin-off with information so that they can comply with such requirement.

No Vote of Helmerich & Payne Stockholders; Appraisal Rights

        No vote of Helmerich & Payne stockholders is required or sought in connection with the spin-off and Helmerich & Payne stockholders have no appraisal rights in connection with the spin-off or the merger.

Accounting Treatment

        The acquisition of Key by Cimarex will be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, with Cimarex treated as the acquiror. As a result, the assets and liabilities of the Cimarex business will be recorded at historical amounts, without adjustment to fair values. The assets and liabilities of Key will be recorded at their estimated fair values at the date of the merger with the excess of the purchase price over the net amount of such fair values recorded as goodwill. Following completion of the merger, Cimarex plans to change to a December 31st fiscal year end, as opposed to the September 30th fiscal the end presently used by Cimarex.

Listing and Trading of Cimarex Common Stock

        We have applied to list the shares of Cimarex common stock on the New York Stock Exchange. The prices at which Cimarex common stock may trade cannot be predicted.

        After the effective time of the spin-off, Cimarex expects to have approximately 1,031 stockholders of record, based upon the number of holders of record of Helmerich & Payne common stock as of August 30, 2002.

        All shares of Cimarex common stock distributed to stockholders of Helmerich & Payne in connection with the spin-off are to be freely transferable, except for certain restrictions applicable to "affiliates" of Cimarex under the Securities Act. Persons who may be deemed to be affiliates of Cimarex generally include its directors and executive officers, as well as any principal stockholders of Cimarex. Affiliates of Cimarex may sell their shares of Cimarex common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 under the Securities Act. Cimarex does not currently intend to file any such registration statement under the Securities Act.

        Cimarex has not paid any dividends during the fiscal year 2002 to date and anticipates that it will not pay any dividends in 2002. There has been no established public trading market for the shares of Cimarex common stock.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this information statement and is incorporated by reference into this information statement. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

Structure of the Merger

        At the effective time of the merger, Mountain Acquisition Co., a newly formed, wholly owned subsidiary of Cimarex, will merge with and into Key. Key will remain as the surviving corporation and immediately after the merger will become a wholly owned subsidiary of Cimarex.

Effective Time of the Merger

        The closing of the merger will occur within two business days after the fulfillment or waiver of the conditions described under "The Merger Agreement—Conditions to the Completion of the Merger", on page 29, unless Key and Cimarex agree in writing upon another time or date. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as the parties to the merger agreement may agree and as is provided in the certificate of the merger. The filing of the certificate of merger will take place as soon as practicable at or after the time of the closing of the merger.

Merger Consideration

        The merger agreement provides that each share of Key common stock (other than certain shares described below under "The Merger Agreement—Cancellation of Certain Shares") that is outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, be converted into the right to receive one share of Cimarex common stock as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction.

Cancellation of Certain Shares

        Each share of Key common stock owned by Cimarex or any direct or indirect wholly owned subsidiary of Key or Cimarex, in each case immediately prior to the effective time of the merger, will be automatically canceled and no stock or consideration will be delivered in exchange therefor. Neither Helmerich & Payne, nor Cimarex, nor any of their respective subsidiaries currently owns any shares of Key common stock.

Treatment of Key Stock Option Plans

        At the effective time of the merger, the right to receive shares of Key common stock pursuant to each outstanding option under the Key stock option plans will be assumed by Cimarex and thereafter deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Key stock option plans immediately before the effective time of the merger, the same number of shares of Cimarex common stock at a price per share equal to the exercise price per share of Key common stock otherwise purchasable pursuant to such Key stock option. Each outstanding option under the Key stock option plans will vest in full upon the effective time of the merger and remain outstanding in accordance with its original terms (except that the option will constitute an option to purchase Cimarex common stock).

        Cimarex will take all actions necessary to reserve for issuance, from and after the effective time of the merger, a sufficient number of shares of Cimarex common stock for delivery under the Key stock options that are deemed to constitute options to purchase shares of Cimarex common stock in accordance with the preceding paragraph, and at or before the effective time of the merger, Cimarex will file with the SEC a registration statement with respect to such Cimarex common stock.

Treatment of Key Restricted Stock

        At the effective time of the merger each outstanding restricted share of Key common stock will be converted into a restricted share of Cimarex common stock with the same terms and conditions governing the Key restricted share.

Certificate of Incorporation; By-laws; Directors and Officers

        The certificate of incorporation of Key as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation; until thereafter duly amended in accordance with applicable law and such certificate of incorporation. The by-laws of Key as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until thereafter duly amended in accordance with applicable law, the certificate of incorporation of the surviving corporation and such by-laws.

        The directors of Key immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors of the surviving corporation; the officers of Key immediately prior to the effective time of the merger will, from and after the effective time, be the initial officers of the surviving corporation and such directors and officers will serve until their earlier death, resignation or removal in accordance with the surviving corporation's certificate of incorporation and by-laws.

Board of Directors

        The board of directors of Cimarex immediately after the effective time of the merger will consist of nine directors, five of whom will be designated by Helmerich & Payne and four of whom will be designated by Key. The initial board of directors will also appoint committees as appropriate, including an audit committee, a compensation committee and a nominating committee.

Representations and Warranties

        The merger agreement contains certain representations and warranties made by Helmerich & Payne and Cimarex jointly and Key. These representations and warranties, which are generally reciprocal unless otherwise stated below, relate to:

  •
  corporate existence, qualifications to conduct business and corporate standing and power;

  •
  corporate authorization to enter into and carry out obligations under the merger agreement and, in the case of Helmerich & Payne and Cimarex, the other transaction agreements, the enforceability of the merger agreement and, in the case of Helmerich & Payne and Cimarex, the other transaction agreements and actions by the respective boards of directors with respect to the merger agreement and, in the case of Helmerich & Payne and Cimarex, the other transaction agreements;

  •
  capitalization;

  •
  financial statements;

  •
  absence of certain material changes or events since September 30, 2001;

  •
  governmental investigations; litigation;

  •
  licenses; compliance with laws;

  •
  proxy statement/prospectus; registration statements;

  •
  information supplied to governmental authorities;

  •
  environmental matters;

  •
  tax matters;

  •
  benefits plans;

  •
  labor matters;

  •
  intellectual property matters;

  •
  material contracts;

  •
  opinion of financial advisor (given only by Key);

  •
  payment of broker's and finder's fees in connection with the merger agreement;

  •
  takeover statutes (given only by Key);

  •
  certain findings of the board of directors;

  •
  vote required;

  •
  stockholder approval (given only by Helmerich & Payne);

  •
  certain payments;

  •
  assets;

  •
  loans;

  •
  oil and gas reserves;

  •
  derivative transactions; and

  •
  rights plans of Cimarex and Key.

        Helmerich & Payne, on behalf of itself only, also makes representations and warranties to Key with respect to its:

  •
  due organization and good standing;

  •
  corporate power, authorization and validity of agreements;

  •
  information supplied;

  •
  payment of broker's and finder's fees in connection with the merger agreement; and

  •
  the rights plan of Helmerich & Payne.

        The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Covenants

        Key, Helmerich & Payne and Cimarex have each undertaken certain covenants in the merger agreement. The following summarizes the material covenants:

No Solicitation

        Key has agreed, following the date of the merger agreement and prior to the earlier of the effective time of the merger or the termination date, not to and will cause its subsidiaries and its subsidiaries' officers, directors, employees, advisors and agents not to, directly or indirectly:

  •
  solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a "company acquisition proposal" of the type described below;

  •
  provide any non-public information or data to any person relating to or in connection with a company acquisition proposal;

  •
  engage in any discussions or negotiations concerning a company acquisition proposal;

  •
  otherwise knowingly facilitate any effort or attempt to make or implement a company acquisition proposal; or

  •
  agree to, recommend or accept a company acquisition proposal.

        However, in the event that Key receives an unsolicited "company superior proposal" of the type described below, prior to the adoption of the merger agreement by stockholders of Key, Key's board of directors may engage in any discussions or negotiations with, or provide any non-public information to, any person, if and only to the extent that:

  •
  Key receives from such person an unsolicited company superior proposal;

  •
  Key's board of directors determines in good faith (after consultation with its legal and financial advisors) that its failure to do so might reasonably be deemed to violate the board of directors' obligation to comply with its fiduciary duties to Key's stockholders under applicable law;

  •
  prior to providing any information or data to any person in connection with a proposal by any such person, Key's board of directors receives from such person a customary and reasonable executed confidentiality agreement;

  •
  prior to providing any non-public information or data to any person or entering into discussions or negotiations with any person, Key's board of directors notifies Helmerich & Payne promptly of such inquiries, proposal or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Key; and

  •
  in connection with any notices of inquiry, Key will provide to Helmerich & Payne the name of such person and the material terms and conditions of any proposals or offers.

        Also, if Key's board of directors receives a company superior proposal, prior to the adoption of the merger agreement by the stockholders of Key and if it concludes in good faith (after consultation with its legal and financial advisors) that failure to do so might reasonably be deemed to violate its obligations to comply with its fiduciary duties to Key's stockholders under applicable law, Key's board of directors may approve or recommend such company superior proposal. Key's board of directors may also, subject to compliance with the requirements described below under "The Merger Agreement—Termination Fees and Expenses," terminate the merger agreement at a time that is after the third business day following Helmerich & Payne's receipt of written notice from Key, advising Helmerich & Payne that Key's board of directors has received a company superior proposal, specifying the material terms and conditions of such company superior proposal and identifying the person making such company superior proposal.

        A "company acquisition proposal" is any proposal, other than the merger or as otherwise specifically contemplated by the merger agreement, regarding:

  •
  any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving Key;

  •
  other than product sales in the ordinary course of business, any sale, lease, exchange, transfer or other disposition of the assets of Key constituting 20% or more of the total assets of Key or accounting for 20% or more of the total revenues of Key in any one transaction or in a series of transactions; or

  •
  any acquisition by any person or "group" of persons (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Key common stock that represents (or following the acquisition would represent) 20% or more of the total outstanding Key common stock, including by tender offer, exchange offer, acquisition from Key, or any similar transaction or series of related transactions.

        A "company superior proposal" is any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of Key common stock then outstanding and otherwise on terms which Key's board of directors determines in its good faith judgment to be more favorable to Key's stockholders than the merger.

Board of Directors Covenant to Call Stockholders' Meeting and to Recommend the Merger

        As promptly as practicable following the date of the merger agreement and the effectiveness of the registration statements, Key will call a special meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of the merger agreement and any related matters and the merger agreement will be submitted for adoption to the stockholders of Key at such Key special meeting. Key will cause the Key special meeting to be held and the vote taken within 60 days following the effectiveness of Cimarex's registration statement. Key will deliver to the stockholders of Key a proxy statement/prospectus in definitive form in connection with the Key special meeting, at the time and in the manner provided by, and will conduct the Key special meeting and the solicitation of proxies in connection with the Key special meeting in accordance with, the applicable provisions of the law of the State of Delaware, the Exchange Act and Key's certificate of incorporation and by-laws. Key's board of directors will recommend that the stockholders of Key adopt the merger agreement.

Operations of Helmerich & Payne (in regard to the Cimarex business), Cimarex and Key Pending Closing

        Helmerich & Payne (in regards to the Cimarex business), Cimarex and Key have each undertaken that, until the earlier of the effective time of the merger or the termination of the merger agreement, each will conduct its business in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact its business organization, maintain its rights and franchises, keep available the securities of its current officers and key employees and preserve its relationships with third parties. Each has further agreed that it will not, without the prior written consent of the other parties, do any of the following:

  •
  declare or pay any dividends on or make other distributions;

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  split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

  •
  redeem, repurchase or otherwise acquire (or permit any subsidiary to redeem, repurchase or otherwise acquire) any shares of its capital stock;

  •
  issue, deliver or sell any shares of its capital stock of any class;

  •
  amend its governing documents;

  •
  engage in acquisitions valued at more than $3.5 million individually or $10 million in the aggregate;

  •
  dispose of assets valued at more than $1 million individually or $2 million in the aggregate;

  •
  incur indebtedness, other than, in the case of Cimarex up to $20 million to Helmerich & Payne, or, in the case of Key, up to $45 million pursuant to a credit agreement;

  •
  make capital expenditures in excess of $1.5 million individually or $27.5 million in the aggregate;

  •
  make material changes to employment arrangements;

  •
  fail to comply with any laws, ordinances or regulations or permit to expire or terminate without renewal any license that is necessary to the operation of a material portion of the business;

  •
  adopt a plan of complete or partial liquidation or dissolution;

  •
  make any material change in its methods of accounting except as required by changes in generally accepted accounting principles or as provided in the merger agreement;

  •
  amend any agreement or arrangement with any affiliates on terms materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis;

  •
  except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or enter into any contract not in the ordinary course of business involving total consideration of $0.5 million or more with a term longer than one year, unless it can be terminated by it without penalty upon no more than 30 days' prior notice;

  •
  fail to maintain insurance in amounts and against risks and losses as are customary for companies engaged in their respective businesses;

  •
  make or rescind any material express or deemed election relating to taxes unless the action will not materially and adversely affect that party on a going-forward basis;

  •
  settle or compromise any material claim or controversy relating to taxes, except where the settlement or compromise will not result in a material adverse effect on that party;

  •
  amend any material tax returns;

  •
  change in any material respect any of its methods of reporting income or deductions for federal income tax purposes, except as may be required by applicable law or except for changes that are reasonably expected not to result in a material adverse effect on that party;

  •
  pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements or incurred in the ordinary course of business;

  •
  take or cause or permit to be taken any action that would disqualify the spin-off under the distribution agreement from constituting a tax-free spin-off or that would disqualify the merger from constituting a tax-free reorganization;

  •
  intentionally take or agree or commit to take any action that would result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions for the merger not being satisfied at the effective time of the merger;

  •
  enter into any derivative transaction or any fixed price commodity sales agreement with a term of more than 60 days;

  •
  permit net working capital to be less than negative $5 million in the case of Key, or less than negative $10 million in the case of Cimarex; and

  •
  agree or commit to do any of the foregoing.

        Also, the parties agree to promptly advise the other parties orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a material adverse effect.

Commercially Reasonable Efforts, Further Assurances

        Helmerich & Payne and Key have agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by the merger agreement. These actions include providing information and obtaining all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the merger and the other transactions contemplated by the merger agreement as promptly as practicable and taking all other actions necessary to consummate the transactions contemplated by the merger agreement in a manner consistent with applicable law. Helmerich & Payne, Cimarex, Mountain Acquisition and Key also agreed to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances required to consummate the merger and to respond to any government requests for information.

Employee Benefits Plans

        Key and Cimarex agreed in the merger agreement that the employees of Key who remain employed by Key or its affiliates after the effective time of the merger will (i) participate in Cimarex benefit plans (established in accordance with the employee benefits agreement described below) on a basis no less favorable than that applicable to similarly situated employees of Cimarex who remain employed by Cimarex or its affiliates after the spin-off date and (ii) be granted full credit under such plans for prior service with Key (except to the extent necessary to avoid duplication of benefits). At and after the effective time of the merger, no employee of Key will accrue any additional benefits under any of the Key benefit plans, except that Cimarex has agreed to assume Key's Deferred Compensation Plan and the obligation to provide certain transportation benefits, and Cimarex will assume or cause Key to honor employment and change in control agreements to which Key was a party before the effective time of the merger. Helmerich & Payne and Key further agreed to cooperate in good faith and use their reasonable best efforts to assist Cimarex in establishing the plans and to establish additional mutually acceptable arrangements concerning Cimarex employees, compensation and benefit arrangements.

Directors' and Officers' Indemnification

        From and after the effective time of the merger, Cimarex will indemnify any persons who are or were officers or directors of Key prior to the effective time of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the effective time of the merger. Cimarex will maintain existing, or provide comparable, directors' and officers' liability insurance policies for a period of six years following the effective time of the merger.

Additional Covenants

Rights Plans

        Cimarex will issue preferred share purchase rights to Cimarex stockholders as of the spin-off date in accordance with the rights agreement between Cimarex and UMB Bank, N.A. Prior to the earlier of the effective time of the merger and the termination date, Cimarex will not amend the Cimarex rights agreement or redeem the rights issued under such agreement. Key issued common share purchase rights to Key stockholders as of March 7, 2002 in accordance with the rights agreement between Key and A.G. Edwards & Sons, Inc. Prior to the earlier of the effective time of the merger and the termination date, Key will not amend the rights agreement or redeem the rights issued under such agreement.

Transition Services Agreement

        Helmerich & Payne and Cimarex have entered into a transition services agreement, under which Helmerich & Payne will provide services to Cimarex on an as-needed basis for a limited period of time after the merger.

Internal Revenue Service Ruling

        In connection with the spin-off, Helmerich & Payne will use its reasonable best efforts in seeking, as promptly as practicable, a private letter ruling from the Internal Revenue Service to the effect that the contribution of assets to Cimarex prior to the spin-off will qualify as a tax-free transaction for Helmerich & Payne, its stockholders and Cimarex.

Litigation Defense

        Each of Helmerich & Payne, Cimarex, Mountain Acquisition and Key will use all commercially reasonable efforts to defend against all actions in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by the merger agreement or seek damages with respect to such transactions.

Accounting Matters

        Each party to the merger agreement will use its commercially reasonable efforts to ensure that, following the effective time of the merger, Cimarex will establish a fiscal year ending on December 31.

Conditions to the Completion of the Merger

        The respective obligations of Helmerich & Payne, Cimarex, Mountain Acquisition and Key to complete the merger are subject to the fulfillment, or the waiver by Helmerich & Payne and Key, of various conditions which include, in addition to other customary closing conditions, the following:

  •
  completion of the spin-off in accordance with the distribution agreement;

  •
  obtaining all material consents, approvals and authorizations of any governmental authority legally required for the consummation of the transactions contemplated by the merger agreement and the other transaction agreements;

  •
  the SEC having declared effective the registration statements of Cimarex relating to the shares of Cimarex common stock and the shares of Cimarex common stock to be issued in the merger;

  •
  the approval for listing on the New York Stock Exchange of the shares of Cimarex common stock and such other shares required to be reserved for issuance in connection with the merger, subject to official notice of issuance;

  •
  approval of the merger and adoption of the merger agreement by the Key stockholders at the Key special meeting;

  •
  the absence of a final and non-appealable injunction or other prohibition issued by a court or other governmental entity that restrains, enjoins or prohibits the spin-off or the merger;

  •
  no action by a governmental authority pending to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by the merger agreement, or to impose any material restrictions or requirements on the transactions contemplated by the merger agreement or on Cimarex or Key with respect to the transactions;

  •
  there is no action taken and no statute, rule, regulation or executive order enacted, entered, promulgated or enforced by any governmental authority with respect to the merger that, individually or in the aggregate, would restrain, prohibit or delay the consummation of the merger or impose material restrictions or requirements on consummation of the merger or on Cimarex or Key with respect to such transaction;

  •
  the Internal Revenue Service private letter ruling with respect to the spin-off will continue to be valid and in full force and effect;

  •
  the performance by Helmerich & Payne, Cimarex and Key in all material respects of their respective covenants and agreements contained in the merger agreement and the truthfulness and correctness of the representations and warranties in the merger agreement in all respects, except in each case where the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect or to the extent specifically contemplated or permitted by the merger agreement;

  •
  obtaining all third-party consents and approvals required for the consummation of the merger, except where the failure to obtain such consents and approvals, individually or in the aggregate, would not have a material adverse effect or to the extent that alternative arrangements are not otherwise provided for; and

  •
  Helmerich & Payne, Cimarex and Key having received an opinion from their respective counsel or a private letter ruling from the Internal Revenue Service to the effect that the merger will be treated for federal income tax purposes as a reorganization.

        Additionally, the obligation of Key to complete the merger is subject to the fulfillment or waiver by Key of the following additional conditions:

  •
  Key being reasonably satisfied that the contribution and the spin-off have taken place in accordance with the distribution agreement and the Internal Revenue Service private letter ruling for such contribution and spin-off; and

  •
  Helmerich & Payne and Cimarex having entered into the transition services agreement.

        "Material adverse effect" is, with respect to any person, any circumstance, change or effect that is or is reasonably likely to be materially adverse to (i) the business, operations, assets, liabilities (including contingent liabilities), results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, except for such effects on or changes in general economic or capital market conditions and effects and changes that generally affect the U.S. domestic oil and gas exploration and production business, or (ii) the ability of such person to perform its obligations under the merger agreement or under the other transaction agreements.

Termination of the Merger Agreement

Right to Terminate

        The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger as follows:

  •
  by mutual written consent of the parties;

  •
  by any party: if the effective time of the merger has not occurred on or before November 25, 2002, except that a party may not terminate the merger agreement if the cause of the merger not being completed on or before such date resulted from such party's failure to fulfill its obligations; or if a court or other governmental entity issues a final and non-appealable injunction or otherwise prohibits the merger and the terminating party has used all commercially reasonable efforts to remove such injunction or prohibition;

  •
  by Helmerich & Payne or Key: if Key stockholders do not approve the merger and adopt the merger agreement at the Key special meeting of stockholders;

  •
  by Helmerich & Payne:

  •
  if Key fails to perform in any material respect any of its covenants or agreements contained in the merger agreement required to be performed at or prior to the effective time of the merger, or the representations and warranties of Key in the merger agreement are or will become untrue in any respect at any time prior to the effective time of the merger and the failure to be true and correct individually or in the aggregate would have a material adverse effect on Key, the Cimarex business or Cimarex and has not been cured within 30 days after written notice was given to Key of such failure or untruth; or

  •
  if the Key board of directors has withdrawn or modified its approval or recommendation of the merger or the merger agreement, approved or recommended to the Key stockholders a company acquisition proposal or resolved to do any of the foregoing;

  •
  by Key: if Helmerich & Payne or Cimarex fails to perform in any material respect any of its respective covenants or agreements contained in the merger agreement required to be performed at or prior to the effective time of the merger, or the respective representations and warranties of Helmerich & Payne or Cimarex in the merger agreement are or will become untrue in any respect at any time prior to the effective time of the merger and the failure to be true and correct, individually or in the aggregate, would have a material adverse effect on Key, the Cimarex business or Cimarex and has not been cured within 30 days after written notice was given to Helmerich & Payne or Cimarex of such failure or untruth; or to accept a company superior proposal upon three business days' notice to Helmerich & Payne.

Termination Fees and Expenses

        If either Helmerich & Payne or Key terminates the merger agreement as a result of:

  •
  the other party's failure to perform in any material respect any of its covenants or agreements contained in the merger agreement; or

  •
  the representations and warranties of such other party in the merger agreement are or will become untrue; and

  •
  the failure to be true and correct, individually or in the aggregate, would have a material adverse effect on Key, the Cimarex business or Cimarex and has not been cured within 30 days after written notice was given to such party of such failure or untruth, the terminating party will be entitled to reimbursement of all of its documented out-of-pocket expenses and fees incurred by such terminating party up to $2 million in the aggregate.

        In addition to the reimbursement of out-of-pocket expenses and fees, Key has agreed to pay Helmerich & Payne a termination fee of $10 million if:

  •
  Key terminates the merger agreement to accept a company superior proposal;

  •
  following receipt by Key of a company acquisition proposal, the merger agreement is terminated upon the failure to obtain the approval of Key's stockholders and, within 225 days after the termination of the merger agreement, Key consummates (or enters into a definitive agreement regarding) a company acquisition proposal;

  •
  Helmerich & Payne terminates the merger agreement because the Key board of directors has withdrawn or modified its recommendation or recommended a company acquisition proposal or resolves to do the foregoing and, within 225 days after the termination of the merger agreement, Key consummates (or enters into a definitive agreement regarding) a company acquisition proposal; or

  •
  following receipt of a company acquisition proposal, the merger agreement is terminated upon the failure to consummate the merger by November 25, 2002 and, within 225 days after the termination of the merger agreement, Key consummates (or enters into a definitive agreement regarding) a company acquisition proposal, unless the Key stockholders approve the merger before November 25, 2002 and no failure by Key to perform any of its obligations under the merger agreement required to be performed by it at or prior to such termination was a cause of the failure of the merger to have become effective on or prior to such termination.

        For purposes of the termination fee, the definition of company acquisition proposal is modified so that the percentage referred to in this definition is 35% rather than 20%.

Amendments and Waiver

        Any provision of the merger agreement may, to the extent legally allowed, be amended or waived at any time prior to the effective time of the merger. However, if a provision of the merger agreement is amended or waived after the Key stockholders adopt the merger agreement, such amendment or waiver will be subject to any necessary stockholder approval. Helmerich & Payne, Cimarex and Key must sign any amendments. Any waiver must be signed by the party against whom the waiver is to be effective.

THE DISTRIBUTION AGREEMENT

Summary of the Transactions

        In connection with the merger, Helmerich & Payne will contribute its exploration and production and gas marketing business to Cimarex pursuant to the terms and conditions of the distribution agreement summarized below. After the contribution and prior to the merger, Helmerich & Payne will spin-off Cimarex by distributing all of the shares of Cimarex common stock to Helmerich & Payne stockholders on a pro rata basis.

General

        The following is a summary of the material terms of the distribution agreement. This summary is qualified in its entirety by reference to the distribution agreement, a copy of which is attached as Annex B to this information statement and is incorporated by reference into this information statement. We urge you to read the distribution agreement in its entirety for a more complete description of the terms and conditions of the spin-off.

Contribution of the Exploration and Production Assets and Assumption of Liabilities

        Under the distribution agreement, prior to the spin-off of Cimarex, Helmerich & Payne will take or cause to be taken all actions necessary to cause transfer to Cimarex or a subsidiary of Cimarex of all of the ownership interest of Helmerich & Payne and its subsidiaries in:

  •
  all assets that are used in, or relate to, the Cimarex business;

  •
  other assets of Cimarex and the subsidiaries of Cimarex to the extent specifically assigned or retained by Cimarex or any subsidiaries pursuant to the distribution agreement or any other agreements entered into in connection with the merger and the spin-off;

  •
  the capital stock of HPESI;

  •
  all rights of Cimarex under the other agreements entered into in connection with the merger and the spin-off;

  •
  the amount, if positive,

  •
  of all revenues recognized by Helmerich & Payne during the period from October 1, 2001 through the date of the spin-off, derived from the assets to be transferred to Cimarex; plus

  •
  all cash proceeds received by Helmerich & Payne during the period from October 1, 2001 through the date of the spin-off, from the sale of property, plant and equipment to be transferred to Cimarex; plus

  •
  $4.8 million in payment of the working capital adjustment as of September 30, 2001; less

  •
  all capital and operating expenditures of Helmerich & Payne during the period from October 1, 2001 through the date of the spin-off, attributable to the assets to be transferred to Cimarex, and all expenses related to transactions contemplated by any other agreements entered into in connection with the merger and the spin-off; less

  •
  an amount equal to the change in working capital accounts during the period from October 1, 2001 through the date of the spin-off, other than cash related to the assets to be transferred to Cimarex.

If the amount is negative, the sum of this amount will be paid by Cimarex to Helmerich & Payne.

        Cimarex will assume all of the liabilities of Helmerich & Payne and its subsidiaries relating to the Cimarex business, including the liabilities of Cimarex under the other agreements entered into in connection with the merger and the spin-off, together with all expenses agreed between the parties to be allocated to Cimarex.

        To the extent that any transfers are not completed before the spin-off, the parties will cooperate to effect any remaining transfers as promptly as practicable following the spin-off.

Spin-off

        After the separation of the exploration and production business from Helmerich & Payne but before the merger, Helmerich & Payne will distribute 26,591,321 shares, which will represent all of the then-outstanding shares of Cimarex common stock, to Helmerich & Payne's stockholders. As a result of the spin-off, Helmerich & Payne and its subsidiaries will own and operate the contract drilling and real estate businesses and Cimarex will be a separate, publicly traded company that will own and operate the exploration and production and gas marketing businesses.

Representations and Warranties

        In the distribution agreement, Helmerich & Payne represents and warrants to Cimarex and to Key that, at the time of the spin-off, the assets transferred to Cimarex and its subsidiaries, together with any services offered by Helmerich & Payne pursuant to the transition services agreement, will be sufficient for the operation of the exploration and production and gas marketing businesses in all material respects as currently conducted by Helmerich & Payne. This representation and warranty will survive the spin-off for a period of six months.

Indemnification

        Cimarex has agreed to defend, indemnify and hold Helmerich & Payne and each of its affiliates and their representatives harmless from and against all losses or liabilities arising out of or related to any liabilities assumed by Cimarex or from Cimarex's failure to perform its obligations under the distribution agreement.

        Helmerich & Payne has agreed to indemnify and hold Cimarex and each of its affiliates and their representatives harmless from and against all losses or liabilities arising out of or related to the failure of Helmerich & Payne or any of its subsidiaries:

  •
  to pay, among other things, any losses or liabilities of Helmerich & Payne or its subsidiaries (including liabilities under the agreements entered into in connection with the merger and the spin-off);

  •
  to transfer to Cimarex or any of its subsidiaries all of the assets to be transferred to Cimarex; and

  •
  to perform any of its obligations under the distribution agreement.

        Helmerich & Payne has agreed that it will use commercially reasonable efforts to assist Cimarex in asserting claims relating to the assets transferred to Cimarex or liabilities assumed by Cimarex under Helmerich & Payne's insurance policies, to the extent such claims are based on events prior to the spin-off date or were commenced prior to the spin-off date.

Conditions to the Spin-off

        The obligations of Helmerich & Payne under the distribution agreement are subject to the fulfillment (or waiver by Helmerich & Payne) at or prior to the spin-off of a number of conditions, including the following:

  •
  obtaining all material consents, approvals and authorizations of any governmental authority that are legally required for the spin-off and other transactions contemplated by the other agreements entered into in connection with the spin-off and the merger;

  •
  the absence of an injunction or other prohibition issued by a court or other governmental entity that restrains, enjoins or prohibits or otherwise imposes material restrictions on the spin-off or the merger;

  •
  the SEC having declared effective the registration statements of Cimarex relating to the shares of Cimarex common stock to be issued in the spin-off and the shares of Cimarex common stock to be issued in the merger;

  •
  the approval for listing on the New York Stock Exchange of the Cimarex common stock, subject to official notice of issuance;

  •
  the adoption of the merger agreement by the Key stockholders at the Key special meeting;

  •
  Helmerich & Payne having received the Internal Revenue Service private letter ruling in form and substance reasonably satisfactory to Helmerich & Payne in good faith and such ruling continuing to be valid and in full force and effect;

  •
  the performance by Key in all material respects of its covenants and agreements contained in the merger agreement required to be performed at or prior to the date of the spin-off; and

  •
  the truthfulness and correctness of the representations and warranties of Key in the merger agreement in all respects, except to the extent permitted by the merger agreement.

ANCILLARY AGREEMENTS

        Helmerich & Payne and Cimarex have entered into agreements that will govern the ongoing relationships between Cimarex and Helmerich & Payne and provide for an orderly transition after the spin-off and the merger. These agreements are summarized below.

Tax Sharing Agreement

        In order to allocate the responsibilities for payment of taxes and certain other tax matters Helmerich & Payne and Cimarex have entered into a tax sharing agreement. The following is a summary of the material terms of the tax sharing agreement. This summary is qualified in its entirety by reference to the tax sharing agreement, a copy of which is attached as Annex C to this information statement and which is filed as an exhibit to this information statement. We urge you to read the tax sharing agreement in its entirety for a more complete discussion of the tax matters.

Preparation and Filing of Tax Returns

        Helmerich & Payne will prepare and file all tax returns (including any tax returns reporting the results of Cimarex) for periods ending on or prior to the date of the contribution of assets and liabilities of the Cimarex business to Cimarex, as well as any consolidated or combined returns that include Cimarex or the Cimarex business. Cimarex will be responsible for filing all tax returns with respect to the exploration and production business (other than consolidated or combined returns) for periods beginning on or after the date of the contribution of assets and liabilities of the Cimarex business to Cimarex.

Liability for Taxes

        Each party has agreed to indemnify the other in respect of all taxes for which it is responsible under the tax sharing agreement. Cimarex is responsible for all taxes related to the exploration and production business for all past and future periods, including all taxes arising from the Cimarex business prior to the time that Cimarex was formed, and agrees to hold Helmerich & Payne harmless in respect of those taxes. Cimarex is entitled to receive all refunds and credits of taxes previously paid with respect to the exploration and production business. Helmerich & Payne remains responsible for all taxes related to the businesses of Helmerich & Payne other than the exploration and production business and has agreed to indemnify Cimarex in respect of any liability for any of such taxes.

Distribution Taxes and Deconsolidation

        Helmerich & Payne and Cimarex each agrees to pay, and to hold the other harmless for, any and all liability for taxes payable by Helmerich & Payne as a result of the spin-off of Cimarex failing to qualify as a tax-free transaction to Helmerich & Payne and its stockholders under applicable provisions of the Internal Revenue Code and Treasury regulations. The payment obligation applies to the extent that such taxes result from the actions or omissions of Helmerich & Payne or Cimarex (or their respective stockholders), as the case may be, including certain events occurring after the merger involving the stock or assets of Cimarex or Helmerich & Payne (such as any issuance or acquisition of stock of Cimarex that results in the issuance, in the aggregate, of 50% or more of the common stock of Cimarex (taking into account that 34.75% of Cimarex common stock will be treated as already having been issued in the merger)).

        In addition, Cimarex has agreed to indemnify Helmerich & Payne for 34.75% of any spin-off tax liability not otherwise allocated under the tax sharing agreement, such as distribution taxes attributable to a retroactive change of law, regulation or administrative interpretation, and Helmerich & Payne has agreed to bear 65.25% of any such resulting tax liability.

Continuing Covenants

        Helmerich & Payne agrees that it will not take or fail to take (or permit any affiliate to take or fail to take) any action where such action or failure would be inconsistent with any material information, covenant or representation contained in any ruling documents filed with the Internal Revenue Service. Cimarex also agrees that it will not take or fail to take (or permit any affiliate to take or fail to take) any action where such action or failure would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Cimarex or within the control of Cimarex and is contained in any ruling documents filed with the Internal Revenue Service.

        Furthermore, Helmerich & Payne and Cimarex each agrees not to take (and each agrees to cause its respective affiliates to refrain from taking) any position on a tax return that will be inconsistent with the treatment of the spin-off and the merger as tax-free transactions under the applicable provisions of the Internal Revenue Code.

        In addition, Cimarex agrees that, during the two-year period following the spin-off, prior to entering into any agreement to take any of certain specified actions, Cimarex will request that Helmerich & Payne obtain a supplemental ruling from the Internal Revenue Service (and Cimarex agrees that it will not take any such specified actions unless Helmerich & Payne receives a supplemental ruling from the Internal Revenue Service and pursuant to the terms and conditions thereof), unless, in any such case, Helmerich & Payne otherwise consents to the taking of the specified actions in writing in advance. The specific actions enumerated in the tax sharing agreement are:

  •
  selling all or substantially all of the assets of Cimarex or a Cimarex affiliate;

  •
  merging Cimarex or any Cimarex affiliate with another entity;

  •
  contributing any assets of Cimarex to the capital of another corporation in exchange for shares of such corporation, except in the case of a wholly owned affiliate;

  •
  issuing any common stock of Cimarex or any Cimarex affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (other than (i) any issuance pursuant to the exercise of any employee stock options or other employment-related arrangements, or (ii) any issuance of common stock that, when combined with the approximately 34.75% of shares issued in the merger and any other post-merger issuances of shares of Cimarex common stock, excluding any employment-related issuances, would not result in the issuance, in the aggregate, of 46% or more of the outstanding common stock of Cimarex); or

  •
  facilitating or otherwise participating in any acquisition of stock in Cimarex by any stockholder owning 5% or more of the outstanding common stock of Cimarex.

        In addition, Helmerich & Payne and Cimarex have agreed to act in good faith to take all reasonable steps necessary to amend the tax sharing agreement to supplement or reduce the specific actions enumerated therein, in order to reflect any relevant change in law, regulations or administrative interpretation occurring after the effective date of the tax sharing agreement.

Miscellaneous

        The tax sharing agreement also provides that Helmerich & Payne and Cimarex will cooperate with each other and exchange necessary information in connection with tax audits and examinations and the tax sharing agreement contains provisions entitling the appropriate party to control particular tax audits and controversies, as well as the right of the non-controlling party to participate therein.

Employee Benefits Agreement

        In connection with the spin-off, Helmerich & Payne and Cimarex entered into an employee benefits agreement that provides for the transfer of the employees of the Cimarex business to Cimarex, effective upon completion of the spin-off. The Employee Benefits Agreement is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

        The employee benefits agreement also allocates the assets and liabilities under certain existing Helmerich & Payne employee benefit plans and other employment-related liabilities to Helmerich & Payne and Cimarex, respectively. In general, at the time of the spin-off, Cimarex will assume the liabilities relating to the former employees of the Cimarex business and Helmerich & Payne will retain the liabilities relating to its continuing employees. However, Helmerich & Payne will retain all liabilities under its defined benefit, post-retirement medical and executive deferred compensation plans. The employee benefits agreement also:

  •
  sets forth the rights of Cimarex employees under the Helmerich & Payne plans in which they previously participated, including the accelerated vesting of certain retirement plan benefits;

  •
  provides for the assumption by Cimarex of certain liabilities of Helmerich & Payne relating to employees who are transferred to Cimarex, including the assumption of existing change of control agreements and severance plans of the Cimarex business;

  •
  describes the general terms of the benefit plans to be put in place by Cimarex prior to completing the spin-off including, without limitation, health and welfare plans, equity based incentive plans and a 401(k) plan. Pursuant to the employee benefits agreement, all Helmerich & Payne employees who are transferred to Cimarex will be given full credit under the Cimarex plans for prior service with Helmerich & Payne and its subsidiaries and affiliates (except to the extent necessary to avoid the duplication of benefits);

  •
  provides for the conversion of Helmerich & Payne stock options held by former Helmerich & Payne employees into Cimarex stock options, using a conversion ratio based on a comparison of the trading price of Helmerich & Payne common stock for the five trading days immediately prior to the fifth trading date immediately prior to the record date for the spin-off with the trading price of Cimarex common stock for the first five trading days following the spin-off; and

  •
  provides for the conversion of all restricted shares of Helmerich & Payne stock held by former Helmerich & Payne employees who become Cimarex employees into restricted shares of Cimarex stock with such adjustments as are appropriate to preserve the value inherent in the restricted stock, provided that any restrictions to which the awards are subject in respect of employment by Helmerich & Payne shall be deemed restrictions in respect of employment by Cimarex.

        Pursuant to the employee benefits agreement, each of Cimarex and Helmerich & Payne has agreed that, without the prior consent of the other, it will not solicit employees of the other party for two years following the spin-off date.

        Pursuant to the merger agreement, following the merger Key employees will (i) participate in Cimarex benefit plans on a basis no less favorable than that applicable to similarly situated employees of Cimarex who remain employed by Cimarex or its affiliates after the spin-off date and (ii) be granted full credit under such plans for prior service with Key (except to the extent necessary to avoid duplication of benefits).

Transition Services Agreement

        Helmerich & Payne and Cimarex have entered into a transition services agreement under which Helmerich & Payne will provide services to Cimarex on an as-needed basis for a limited period of time after the merger.

CIMAREX

        This information statement is being furnished by Cimarex solely to provide information to stockholders of Helmerich & Payne who will receive shares of Cimarex in the spin-off. It is not and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on its cover. Changes may occur after this date, and we will not update the information except in the normal course of our respective public disclosure obligations and practices.

        Cimarex engages in the following activities:

  •
  the origination of prospects;

  •
  the identification, acquisition, exploration and development of prospective and proved oil and gas properties;

  •
  the production and sale of crude oil, condensate and natural gas; and

  •
  the marketing of natural gas.

        For simplicity, we refer also in this section to Cimarex, rather than to Helmerich & Payne's oil and gas exploration and production and gas marketing businesses, as though the historical oil and gas exploration and production and gas marketing business of Helmerich & Payne had always been owned by Cimarex. Cimarex considers itself a medium-sized independent exploration and production company.

        Cimarex was incorporated on February 14, 2002 under the laws of the State of Delaware. It was intended that Cimarex would become the successor to the Cimarex business operated by Helmerich & Payne.

        All of Cimarex's oil and gas operations are conducted in the United States. Most of the current exploration and drilling effort is concentrated in Oklahoma, Kansas, Texas and Louisiana. Cimarex also explores from time to time in New Mexico, Alabama, Michigan, Mississippi and the Rocky Mountain area. Cimarex has varying levels of ownership interests in its oil and gas properties consisting of working, royalty and overriding royalty interests. A summary of Cimarex's gross and net productive wells at June 30, 2002 is set forth under the heading "Productive Wells" on page 47.

        Helmerich & Payne reorganized the Cimarex business in 1995. This action resulted in the consolidation or elimination of several management positions and the formation of geographical exploitation/exploration teams comprised of geological, engineering and land personnel. These personnel primarily develop in-house oil and gas prospects as well as review outside prospects and acquisitions for their respective geographical areas. Cimarex believes that this structure allows each team to gain greater expertise in its respective geographical area and reduces risk in the development of prospects.

        Cimarex has been focusing on developing prospects using 3-D seismic technology. Currently, Cimarex is involved in 3-D seismic surveys covering more than 1,536 square miles, of which approximately 901 square miles are proprietary. Approximately 1,100 square miles of land covered by such surveys is located near the Texas and Louisiana onshore Gulf Coast. Cimarex's exploration and development program has covered a range of prospects, from shallow "bread and butter" programs to deep, expensive, high risk/high return wells.

        Cimarex continued its drilling program in Oklahoma, Kansas, west Texas, south Texas and south Louisiana, participating in a total of 123 wells during fiscal 2001. Of the 123-well total, 47 wells were development wells drilled in areas where reserves were previously booked and 29 wells were dry holes. Cimarex increased its development of proved undeveloped reserves in fiscal 2001 as the result of high natural gas prices during the last half of calendar 2000. The focus of this drilling was the Redfork play in western Oklahoma, additional development of Ashland Field in southeastern Oklahoma and the

Hugoton Field in Kansas, as well as additional drilling in the panhandle of Texas and in southern Louisiana. Cimarex's participation in these 47 development wells resulted in the addition of proved developed reserves of approximately 15.7 Bcf of gas and 75,826 Bbls of oil previously classified as proved undeveloped. Of the remaining 76 wells drilled during the year, 40 were exploratory wells, 20 of which were successfully completed. These drilling efforts resulted in additional net reserves of approximately 12.8 Bcf of gas and 1,145,195 Bbls of oil and condensate.

        A total of $80,040,769 was spent in Cimarex's exploration and development program during fiscal 2001. This figure includes $7,838,770 of geophysical expense, but is exclusive of expenditures for acreage and acquisition of proved oil and gas reserves. Cimarex's total acquisition cost for acreage in fiscal 2001 was $18,611,957. Cimarex also spent $737,500 for the acquisition of proved oil and gas reserves during fiscal 2001. The reserves associated with these acquisitions were 495,888 Mcf of gas and 434 barrels of oil.

        Cimarex's fiscal 2002 exploration and production budget has been reduced to approximately $55 million due to lower product prices, higher service company costs and ranking of existing prospects after further analysis in order to reduce finding costs. This is a 47.6% reduction from actual exploration and production expenditures in fiscal 2001. As of June 30, 2002, Cimarex's expenditures have totaled $39 million.

Market for Oil and Gas

        Cimarex does not refine any of its production. The availability of a ready market for such production depends upon a number of factors, including the availability of other domestic production, price, crude oil imports, the proximity and capacity of oil and gas pipelines and general fluctuations in supply and demand. Cimarex does not anticipate any unusual difficulty in contracting to sell its production of crude oil and natural gas to purchasers and end-users at prevailing market prices and under arrangements that are usual and customary in the industry. Cimarex and its subsidiary, Helmerich & Payne Energy Services, Inc., or HPESI, have successfully developed markets with end-users, local distribution companies and natural gas brokers for gas produced from successful exploratory wells and development wells.

        Substantially all of Cimarex's gas production is sold to and resold by HPESI. During fiscal 2001, the price that Cimarex received for the sale of its natural gas has fluctuated. Cimarex's average per Mcf natural gas sales price in fiscal 2001 for each of the first through fourth quarters was $4.73, $6.49, $4.27 and $2.66, respectively.

        Last year's record high natural gas prices spawned an increase of productive capacity and a dramatic increase in drilling. In the long-term, natural gas prices will be impacted by the following factors: decline in deliverability of domestic supply; increased use of natural gas for electrical generation; a recovery of U.S. economic growth; the increased usage and better management of natural gas storage; seasonal usage; fuel switching; usage of gas as a feed stock; and importation of gas from Canada and Mexico.

        All these factors will continue to influence the cyclical nature of the supply/demand balance and will continue to occur as drilling activity and productive capacity respond to the changing prices.

        Historically, Cimarex has had no long-term sales contracts for its crude oil and condensate production. Cimarex continues its practice of contracting for the sale of its Kansas, Oklahoma and portions of its west Texas crude oil for terms of six to twelve months in an attempt to assure itself of the best price in the area for crude oil production. During fiscal 2001, the price that Cimarex received for the sale of its crude oil steadily decreased. The average per barrel crude oil sales price received by Cimarex in fiscal 2001 for each of the first through fourth quarters was $31.44, $28.09, $26.12 and $25.33, respectively.

        Mid-East tensions, disputes among OPEC and non-OPEC countries over production quotas and sluggish economies have created a continued mixed market in crude oil trading.

Competition

        The oil and gas industry is highly competitive. Competition is particularly intense in the acquisition of prospective oil and gas properties and oil and gas reserves. The principal raw materials and resources necessary for the exploration and development of natural gas and crude oil are leasehold prospects under which gas and oil reserves may be discovered, drilling rigs and related equipment to drill for and produce such reserves and knowledgeable personnel to conduct all phases of gas and oil operations. Our competitive position depends on our geological, geophysical and engineering expertise, our financial resources, and our ability to select, acquire and develop proved reserves. We must compete for such raw materials and resources with both major oil companies and independent operators having larger financial, human and technological resources.

        We also compete with major and independent oil and gas companies in the marketing and sale of oil and gas to transporters, distributors and end users. The oil and gas industry competes with other industries supplying energy and fuel to industrial, commercial and individual consumers. Many of these competitors have financial resources, staffs and facilities substantially larger than those of Cimarex. The effect of these competitive factors on Cimarex cannot be predicted.

Title to Oil and Gas Properties

        Cimarex undertakes title examination and performs curative work at the time properties are acquired. Cimarex believes that title to its oil and gas properties is generally good and defensible in accordance with standards acceptable in the industry. Oil and gas properties in general are subject to customary royalty interests contracted for in connection with the acquisitions of title, liens incident to operating agreements, liens for current taxes and other burdens and minor encumbrances, easements and restrictions.

Governmental Regulation in the Oil and Gas Industry

        Cimarex is affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and gas production operations and economics are affected by price control, tax and other laws relating to the petroleum industry; by changes in such laws; and by constantly changing administrative regulations. Most states in which Cimarex conducts or may conduct oil and gas activities regulate the production and sale of oil and natural gas, including regulation of the size of drilling and spacing units or proration units, the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of oil and natural gas that Cimarex can produce from its wells and to limit the number of wells or locations at which Cimarex can drill. In addition, legislation affecting the natural gas and oil industry is under constant review. Cimarex believes that compliance with existing federal, state and local laws, rules and regulations will not have a material adverse effect upon its capital expenditures, earnings or competitive position.

Regulatory Controls

        Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated under the Natural Gas Act, or NGA, and related regulations. Furthermore, various states have regulated the production of natural gas and the gathering of natural gas, i.e., those activities which are not subject to federal jurisdiction. Specifically, as to sales by Cimarex, under the NGA prior to

November 1978, the Federal Power Commission and its successor, the Federal Energy Regulatory Commission, or FERC, established ceiling prices for sales of natural gas for resale in interstate commerce by Cimarex. In November 1978, the U.S. Congress enacted the Natural Gas Policy Act, or NGPA, which adopted certain FERC ceiling prices and established additional price ceiling categories (such ceiling prices called maximum lawful prices or MLPs). In addition, the NGPA provided for a phased removal of certain ceiling prices.

        In 1989, the U.S. Congress enacted the Natural Gas Wellhead Decontrol Act, which provided a process for the phased decontrol of all first sales of natural gas, with complete removal of price ceilings on first sales by January 1, 1993. Since Cimarex believes that all of its sales of natural gas are first sales, such sales are no longer subject to federal regulation. However, there may still be issues of compliance with price ceilings as to prior periods. At this point, the only such issue that Cimarex is aware of relates to Cimarex's collection of reimbursement from certain interstate pipelines of Kansas ad valorem taxes paid by the Cimarex business prior to decontrol.

        Prior to decontrol of first sales, Cimarex made first sales to several interstate pipelines for which it received reimbursement for Kansas ad valorem taxes based upon the understanding (supported by prior agency case law) that such reimbursements were permitted under NGPA Section 110. In September 1997, FERC reversed its prior rulings and found that the Kansas ad valorem tax was not a tax, which was reimbursable under Section 110 of the NGPA. Therefore, FERC found that, to the extent that a producer collected an amount for a first sale in excess of the applicable MLP as a result of reimbursement for Kansas ad valorem taxes, such producer was required to make refunds, with interest, to the interstate pipeline purchaser which had paid the reimbursements. The pipeline was then required to disburse such refunds to its customers. Initially, reports of the affected pipelines listed refund liabilities of Cimarex based upon the total sales from wells which Cimarex operated. Initial claims against Cimarex, as operator, totaled in excess of $13 million. During this period, Cimarex estimated that its share of such refund liability totaled approximately $6.7 million. Subsequently, FERC issued clarifying orders providing that a producer was only responsible for refunds attributable to its own working interest ownership (and the related royalty interests) in production sold. Based upon that clarification, the interstate pipelines subsequently adjusted their refund claims to reflect only the respective producers' working interest share (with related royalty). Subsequently the pipelines made further adjustments to the claims based on corrected data.

        In response to the pipeline claims and prior to FERC's clarification as discussed above, Cimarex paid, under protest, approximately $1,379,000 to four interstate pipelines and placed approximately $6,384,000 in an escrow account pending FERC's and the courts' decisions on various related legal issues and challenges. During calendar years 2000 and 2001, settlement negotiations occurred among the affected pipelines, producers and other interested parties. Settlement agreements resolving the refund claims have been reached in connection with four of the five pipelines which have made claims against Cimarex. Those settlements, with Colorado Interstate Gas Company, Northern Natural Gas Company, Williams Gas Pipelines Central, Inc. and Panhandle Eastern Pipe Line Company, are final and the settlement payments have been made by Cimarex out of the escrow account. Since the aggregate amount of the four settlements were less than the amounts escrowed for such liability, Cimarex, in May of 2001, was refunded approximately $3,240,252 of excess escrowed funds. A settlement in the fifth case, with Kinder Morgan Interstate Gas Transmission, LLC, is being negotiated. Based upon the total potential liability of Cimarex in the Kinder Morgan case, Cimarex believes there are more than sufficient funds remaining in its escrow account to cover any settlement liability therein.

        Commencing in 1992, FERC implemented a requirement that interstate pipelines must provide open access transportation of natural gas. Interstate pipelines have implemented this requirement by modifying their tariffs and implementing new services and rates. These changes have provided Cimarex with additional market access and more fairly applied transportation services and rates. FERC continues to review and modify its open access and other regulations applicable to interstate pipelines.

        Under the NGA, natural gas gathering facilities are expressly exempt from FERC jurisdiction; what constitutes "gathering" under the NGA has evolved through FERC decisions and judicial review of such decisions. Cimarex believes that its gathering systems meet the test for non-jurisdictional "gathering" systems under the NGA. Therefore, Cimarex believes that its gathering facilities are not subject to Federal NGA regulation. A number of states have either enacted new laws or are considering the adequacy of existing laws affecting gathering rates and/or services that are not federally regulated under the NGA. Although exempt from federal regulatory oversight, Cimarex's natural gas gathering systems and services may receive regulatory scrutiny by state agencies.

        In addition to using its own gathering facilities, Cimarex may use third-party gathering facilities' services or interstate transmission facilities (owned and operated by interstate pipelines) to ship its gas to markets. Services provided by third-party gatherers would not be regulated by the FERC under the NGA, since they are exempt as described above. Where services were provided by an interstate pipeline, such services would be subject to FERC jurisdiction under the NGA, with a tariff on file publicly describing the terms and conditions of interstate service and the rates subject to FERC approval. However, in the past decade, upon request by certain interstate pipelines, FERC has approved the shift of certain interstate transmission facilities to unregulated gathering through the approval of abandonment of the jurisdictional facilities from regulated interstate service under the NGA. The subsequent owner/operator of the gathering facilities may be an independent entity or an affiliate of the interstate pipeline company. As a result, this recategorization of a facility from a jurisdictional transmission facility to a non-jurisdictional gathering facility could result in that pipeline no longer being subject to its prior tariff provisions or approved rates. Therefore, the recategorization could affect the ability of the unregulated gathering entities to compete more effectively and could result in changes in services and/or rates. It is not possible to predict the ultimate affect of these shifts on Cimarex's own gathering services or on Cimarex's use of third-party gathering/transmission facilities.

        In February 1994, the Kansas Corporation Commission issued an order that modified the annual maximum amount of natural gas that could be produced from wells within the Hugoton Gas Field. This order disproportionately increased the annual production limitations on those units in which two or more wells had been drilled. As a consequence of this order, Cimarex has participated in the drilling of 160 additional wells in the Hugoton Gas Field.

        Additional proposals and proceedings that might affect the oil and gas industry are pending before the U.S. Congress, FERC, state legislatures, state agencies and the courts. Cimarex cannot predict when or whether any such proposals may become effective and what effect they will have on operations of Cimarex. Cimarex does not anticipate that compliance with existing Federal, state and local laws, rules or regulations will have a material adverse effect upon the capital expenditures, earnings or competitive position of Cimarex.

Federal Income Taxation

        Cimarex and the petroleum industry in general, are affected by certain federal income tax laws. Cimarex has considered the effects of such federal income tax laws on its operations and does not anticipate that there will be any material impact on the capital expenditures, earnings or competitive position of Cimarex.

Environmental Laws

        The activities of Cimarex are subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploring, developing or producing oil and gas and may prevent or delay the commencement or continuation of a given operation. In the opinion of Cimarex's management, its operations substantially comply with applicable environmental legislation and regulations. Cimarex believes that compliance with existing federal, state and local laws, rules and regulations regulating the discharge of materials into the environment or otherwise relating to the protection of the environment will not have any material effect upon the capital expenditures, earnings, or competitive position of Cimarex.

Natural Gas Marketing

        Helmerich & Payne Energy Services, Inc., or HPESI, continues its emphasis on the purchase of Cimarex's natural gas production. In addition, HPESI purchases third-party gas for resale and provides compression, gathering services and processing for a fee. During fiscal year 2001, HPESI's sales of third-party gas constituted approximately 28.6% of Cimarex's consolidated revenues. HPESI sells natural gas to markets in the Midwest and Rocky Mountain areas. HPESI's term gas sales contracts are for varied periods ranging from three months to seven years. However, recent contracts have tended toward shorter terms. The remainder of HPESI's gas is sold under spot market contracts having a duration of 30 days or less. For fiscal 2001, HPESI's term gas sales contracts provided for the sale of approximately 17 Bcf of gas at prices which were indexed to market prices. For fiscal 2002, HPESI currently has approximately 7 Bcf contracted for at prices which are indexed to market prices. The balance of HPESI's gas is selling at spot prices or is not yet contracted. HPESI presently intends to fulfill such term sales contracts with a portion of the gas reserves purchased from Cimarex, as well as from its purchases of third-party gas.

Employees

        Helmerich & Payne employed 154 employees in connection with the Cimarex business in fiscal 2001. None of the employees of Cimarex are subject to any collective bargaining agreements.

Properties

        All of Cimarex's operations and holdings are located within the Continental United States.

Significant Properties of Cimarex

        The following six gas fields represent significant production areas for Cimarex. They accounted for approximately 47% of total oil and gas revenues and 51% of total gas reserves at September 30, 2001.

        Hugoton field, located in southwest Kansas, has 348 producing wells and 19 proved undeveloped locations. For the year ending September 30, 2001, revenues from this field were 14.8% of total gas revenues. Reserves from this field represented 26.1% of total gas reserves at September 30, 2001. Cimarex operates 309 of the producing wells with an average ownership of 68.0% and has a working interest in 39 non-operated wells with an average ownership of 20.6%.

        Hammon field, located in western Oklahoma, has 103 producing wells and 7 proved undeveloped locations. For the year ending September 30, 2001, revenues from this field were 5.3% of total gas revenues. Reserves from this field represented 5.7% of total gas reserves at September 30, 2001. Cimarex operates 32 of the producing wells with an average ownership of 54.6% and has a working interest in 71 non-operated wells with an average ownership of 18.6%.

        Ashland field, located in southeast Oklahoma, has 65 producing wells and 22 proved undeveloped locations. For the year ending September 30, 2001, revenues from this field were 4.7% of total gas revenues. Reserves from this field represented 4.1% of total gas reserves at September 30, 2001. Cimarex operates 21 of the producing wells with an average ownership of 84.3% and has a working interest in 44 non-operated wells with an average ownership of 33.0%.

        Dixieland field, located in west Texas, has 5 producing wells. For the year ending September 30, 2001, revenues from this field were 12.2% of total gas revenues. Reserves from this field represented

8.1% of total gas reserves at September 30, 2001. Cimarex operates all of the wells with an average ownership of 99.7%.

        Hemphill field, located in the Texas panhandle, has 32 producing wells and 2 proved undeveloped locations. For the year ending September 30, 2001, revenues from this field were 3.3% of total gas revenues. Reserves from this field represented 4.3% of total gas reserves at September 30, 2001. Cimarex operates 24 of the producing wells with a 100% ownership and has a working interest in 8 non-operated wells with an average ownership of 50.0%.

        Kiowa field, located in southwest Oklahoma, has 24 producing wells. For the year ending September 30, 2001, revenues from this field were 12.1% of total gas revenues. Reserves from this field represented 3.1% of total gas reserves at September 30, 2001. Cimarex operates 18 of the producing wells with an average ownership of 82.6% and has a working interest in 6 non-operated wells with an average ownership of 14.9%.

        Oil revenues represent approximately 10% of total oil and gas revenues. Two secondary oil properties comprised approximately 58% of total oil reserves at September 30, 2001. One property, the Pleasant Prairie Unit is located in western Kansas with an ownership of 48.6% and is operated by Cimarex. The other property, the Denver Unit, located in west Texas, is non-operated with an ownership of 1%.

Significant Properties of Key

Mid-Continent

        Key's Mid-Continent region consists of properties principally located in the Anadarko Basin of western Oklahoma, the Hardeman Basin of north Texas, and the Laredo field in south Texas. Managed out of Tulsa, Oklahoma, the Mid-Continent region is Key's largest source of proved reserves and production, as well as a significant part of our drilling program. Year-end 2001 proved reserves attributable to this region were 79.4 Bcfe, or 54 percent of Key's total proved reserves. Average daily volumes during 2001 approximated 29.3 MMcf of gas and 2,100 barrels of oil.

        In western Oklahoma, Key's production and proved reserves are principally located in Roger Mills, Washita, Beckham, and Custer Counties. Proved reserves in this area represent 29% of Key's total proved reserves and are derived from interests in 470 gross wells, of which 50 are operated by Key. Overall, Key's average working interest in these wells approximates 14%.

        In the Hardeman Basin of north Texas, Key has average working interest of 76% in 45 gross oil wells, of which 43 are Key-operated. Proved reserves in the area represent 10% of Key's total proved reserves.

        Key's south Texas properties comprise 5% of total proved reserves and consist of 140 operated wells in Webb and Zapata Counties and non-operated interests in an additional 18 south Texas properties. Key's average working interest in this area is 12%.

Gulf Coast

        Key's New Orleans-based Gulf Coast region encompasses the Mississippi Salt Basin, selected areas of south Louisiana, and coastal Texas. At year-end 2001, the Gulf Coast had proved reserves of 31.9 Bcfe, or 22 percent of Key's total proved reserves. Daily production during 2001 averaged 8.5 MMcf of gas and 1,100 barrels of oil.

        In Mississippi, Key owns a 25% average working interest in nine operated and 17 non-operated wells. Proved reserves attributable to these properties comprise 7% of Key's total proved reserves.

        Key's properties in south Louisiana represent 4% of Key's total proved reserves and are derived from 50 non-operated and four operated producing wells. Key's average working interest in these properties is 9%.

Western

        Key's western region directs production, exploration and development activities from Key's office in Denver, Colorado. Western's primary focus is on the Sacramento Basin in California and the Powder River, Wind River and Big Horn Basins of Wyoming. Year-end 2001 proved reserves in this region were 36.0 Bcfe and average daily production was approximately 8.2 MMcf of gas and 1,000 barrels of oil.

        Key's Wyoming production stems from non-operated working interests (averaging 2.4%) in 343 producing wells and overriding royalty interests on an additional 1,800 wells principally located in the Powder River, Wind River, and Green River basins. Altogether, proved reserves attributable to these interests constitute 18% of Key's total proved reserves.

        In California's Sacramento Basin, Key operates 31 producing wells with an average working interest of 67%. Remaining proved reserves in this basin represent 2% of Key's total proved reserves.

        Key also operates 14 wells and owns non-operated interests in an additional 75 wells in the Williston Basin of Montana and North Dakota. Proved reserves in this area accounted for 4% of total proved reserves.

Crude Oil Sales

        Cimarex's net sales of crude oil and condensate for the three fiscal years ended September 30, 1999, 2000 and 2001 are shown below:

Year	Net Bbls	Average Sales Price per Bbl	Average Lifting Cost per Bbl
2001	818,356	$27.88	$7.76
2000	880,304	$27.95	$6.06
1999	649,370	$14.60	$7.02

Natural Gas Sales

        Cimarex's net sales of natural and casing head gas for the three fiscal years ended September 30, 1999, 2000 and 2001 are as follows:

Year	Net Mcf	Average Sales Price per Mcf	Average Lifting Cost per Mcf
2001	42,386,796	$4.55	$0.602
2000	46,922,752	$2.79	$0.370
1999	44,240,332	$1.83	$0.330

        Following is a summary of the net wells drilled by Cimarex for the three fiscal years ended September 30, 1999, 2000 and 2001:

	Exploratory Wells			Development Wells
	2001	2000	1999	2001	2000	1999
Productive	9.038	9.735	2.917	43.462	23.862	13.846
Dry	9.962	5.702	2.615	7.003	3.403	4.502

        On March 31, 2002, Cimarex was in the process of drilling or completing 8 gross or 2.41 net wells.

Acreage Holdings

        Cimarex's holdings of acreage under oil and gas leases, as of September 30, 2001, were as follows:

	Developed Acreage		Undeveloped Acreage
	Gross	Net	Gross	Net
Arkansas	3,068.23	1,725.11	—	—
Colorado	—	—	320.00	160.00
Kansas	119,633.07	84,079.86	13,081.82	12,752.60
Louisiana	3,481.48	1,589.14	80,020.27	23,166.46
Michigan	—	—	4,123.64	4,123.64
Montana	1,997.19	377.99	2,708.95	969.73
Nebraska	480.00	168.00	—	—
Nevada	—	—	4,864.04	4,864.04
New Mexico	760.00	96.63	121.88	40.22
North Dakota	200.00	11.52	—	—
Oklahoma	123,559.86	49,647.24	27,138.98	16,664.45
Texas	87,692.92	43,885.47	190,421.95	87,554.14
Wyoming	—	—	440.00	105.59

Total	340,872.75	181,580.96	323,241.53	150,400.87

        Acreage is held under leases which expire in the absence of production at the end of a prescribed primary term and is, therefore, subject to fluctuation from year to year as new leases are acquired, old leases expire and other leases are allowed to terminate by failure to pay annual delay rentals. As shown in the above table, Cimarex has a significant portion of its undeveloped acreage in Texas, with nine major project areas accounting for 40,517 net acres. The average minimum remaining term of leases in these nine project areas is approximately 16 months.

Productive Wells

        The total gross and net productive wells of Cimarex as of June 30, 2002 were as follows:

Oil Wells		Gas Wells
Gross	Net	Gross	Net
3,435	162	1,051	504

        Estimates of oil and gas reserves, future net revenues and present value of future net revenues included in this information statement were prepared by Netherland, Sewell & Associates, Inc., 4500 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201. Total oil and gas reserve estimates do not differ by more than 5% from the total reserve estimates filed with any other federal authority or agency.

Management's Discussion and Analysis of Cimarex

        The following information should be read in connection with the information contained in the financial statements and notes thereto included in this information statement.

Overview

        Cimarex is an "independent oil and gas producer" actively engaged in the acquisition, exploration, development, production and marketing of oil and gas domestically primarily in the states of Oklahoma, Texas, Kansas, and Louisiana and markets natural gas through Helmerich & Payne Energy Services, Inc.

Results of Operations

Nine months ended June 30, 2002 compared to nine months ended June 30, 2001

        Oil and gas sales for the nine months ended June 30, 2002 were $79.5 million compared to $184.1 million for the same period in fiscal 2001, a decrease of $104.6 million. Natural gas revenues decreased to $67.6 million for the nine months ended June 30, 2002 from $166.1 million for the same period in 2001. The $98.5 million decrease in gas revenues was the result of significantly lower gas prices ($90.4 million decrease) and lower gas volumes ($8.1 million decrease). Natural gas prices averaged $2.34 per Mcf and $5.17 per Mcf for the nine months ended June 30, 2002 and 2001, respectively. Natural gas volumes averaged 105.5 Mmcf/d and 118.1 Mmcf/d for the same periods. Oil revenues decreased to $11.9 million from $18.0 million for the nine months ended June 30, 2002 and 2001, respectively. The $6.1 million decrease was the result of lower prices ($4.6 million) and lower volumes ($1.5 million). Crude oil prices averaged $21.33 and $28.54 per Bbl for the nine months ended June 30, 2002 and 2001, respectively. Crude oil volumes averaged 2,052 Bbls/d and 2,314 Bbls/d, for the same periods.

        Production expenses for the nine months ended June 30, 2002 were $10.9 million compared to $9.4 million in the same period of 2001. The $1.5 million increase was primarily due to increased well workovers, compression expense, water disposal costs and expenses related to producing properties added in fiscal 2002.

        Depreciation, depletion and amortization for the nine months ended June 30, 2002 and 2001 was $27.4 million and $35.4 million, respectively. The decrease is due to a decrease in the depreciable base.

        Production, property and other taxes for the nine months ended June 30, 2002 and 2001 were $8.1 million and $15.2 million, respectively. The $7.1 million decrease is the result of lower production taxes due to decreased natural gas prices from historically high levels in the nine months ended June 30, 2001.

        Gas marketing revenues for the nine months ended June 30, 2002 and 2001 were $37.5 million and $83.1 million respectively. In the nine months ended June 30, 2001, spot market prices were very favorable in both November and December 2000 as gas prices were increasing to record levels. In the nine months ended June 30, 2002, gas prices were substantially lower with fluctuating prices. Gas marketing purchases for the nine months ended June 30, 2002 and 2001 were $36.1 million and $78.0 million, respectively.

        General and administrative expense primarily represents the cost of executive and general support staff of Cimarex and allocations from Helmerich & Payne of certain corporate expenses, including tax and financial accounting, legal, human resources, information technology services, workers' compensation, treasury and other corporate infrastructure costs. The corporate expenses were allocated based on specific identification and, to the extent that such identification was not practical, on the basis of direct labor or other method which management believes to be reasonable. General and administrative expense for the nine months ended June 30, 2002 was $6.8 million compared with $7.5 million for the same period of 2001. Included in general and administrative expense in the nine months ended June 30, 2002, is a $0.9 million bad debt provision in connection with anticipated uncollectible receivables from Enron Corporation. Cimarex has no additional exposure relating to Enron Corporation as all sales to Enron were terminated at November 30, 2001. The bad debt provision was offset by lower labor and benefit costs in 2002 compared to 2001.

        Income tax expense for the nine months ended June 30, 2002 was $14.7 million compared to $46.5 million for the same period of 2001. The decrease is due to the decrease in income. The effective income tax rate increased to 50% for the nine months ended June 30, 2002 compared to 37.1% for the same period of 2001. For the nine months ended June 30, 2002, Cimarex generated tax net operating losses, which are not expected to be realized under the terms of the tax sharing agreement with Helmerich & Payne.

2001 compared to 2000

        Oil and gas sales for the year ended September 30, 2001 were $215.8 million compared to $155.7 million for the same period in 2000, an increase of $60.1 million or 39%. Natural gas revenues increased to $193.0 million for the year ended September 30, 2001 from $131.1 million for the same period in 2000, as gas prices increased and volumes declined. The $61.9 million increase in gas revenues is due to higher gas prices ($83.7 million) partially offset by lower gas volumes ($21.8 million). Natural gas prices averaged $4.55 per Mcf and $2.79 per Mcf for the years ended September 30, 2001 and 2000, respectively. Natural gas volumes averaged 116.1 Mmcf/d and 128.2 Mmcf/d for the same periods. Oil revenues decreased to $22.8 million from $24.6 million for the years ended September 30, 2001 and 2000, respectively. Crude oil prices averaged $27.88 and $27.95 per Bbl for the years ended September 30, 2001 and 2000, respectively. The decrease in oil revenues is primarily due to lower volumes ($1.7 million). Crude oil volumes averaged 2,242 Bbls/d and 2,405 Bbls/d for the same periods.

        Production expenses for the year ended September 30, 2001 were $13.1 million compared to $10.7 million in the same period of 2000. The $2.4 million increase was primarily due to increased well workovers and expenses related to producing properties added during 2001 and 2000.

        Depreciation, depletion and amortization for the years ended September 30, 2001 and 2000 was $49.7 million and $41.7 million, respectively. The $8.0 million increase was due to lower gas prices at September 30, 2001, that reduced the estimated proved reserves and an increase in the level of costs subject to amortization in the full cost pool.

        Based on oil and gas prices in effect on September 30, 2001, the unamortized cost of oil and gas properties exceeded the full cost ceiling limitation from proved oil and gas reserves. A charge to earnings for $78.1 million was recognized.

        Production, property and other taxes for the years ended September 30, 2001 and 2000 were $19.0 million and $12.1 million, respectively. Increases in both production and property taxes in 2001 were the result of substantially higher average natural gas prices received in 2001.

        Gas marketing revenues for the years ended September 30, 2001 and 2000 were $99.1 million and $78.9 million, respectively. Gas marketing purchases were $93.8 million and $74.7 million for the years ended September 30, 2001 and 2000, respectively. The change in both sales and purchases is due to significantly higher average gas prices in 2001.

        General and administrative expense for the years ended September 30, 2001 and 2000 was $10.1 million and $7.6 million, respectively. The $2.5 million increase is primarily due to legal and other professional services related to the efforts to establish Cimarex as a separate public entity and increases in labor costs.

        Interest expense for the year ended September 30, 2001 was a negative $1.5 million as a result of the settlement of an ad valorem tax contingency settled for less than originally estimated, resulting in a portion of the interest component of the settlement being reversed.

        Income tax expense for the year ended September 30, 2001 was $19.6 million compared to $32.7 million for the same period of 2000. The effective tax rate was 35.7 percent and 36.3 percent for the years ended September 30, 2001 and 2000, respectively. The decrease in taxes is due primarily to the decrease in income.

2000 compared to 1999

        Oil and gas sales for the year ended September 30, 2000 were $155.7 million compared to $91.0 million for the same period in 1999, an increase of $64.7 million or 71%. Natural gas revenues increased to $131.1 million for the year ended September 30, 2000 from $81.5 million for the same period in 1999, as both gas prices and volumes increased. Natural gas prices averaged $2.79 per Mcf and $1.83 per Mcf for the years ended September 30, 2000 and 1999, respectively. The $49.6 million increase in gas revenues is the result of higher gas prices ($42.1 million) and increased gas volumes ($7.5 million). Natural gas volumes averaged 128.2 Mmcf/d and 121.2 Mmcf/d for the same periods. Oil revenues increased to $24.6 million from $9.5 million for the years ended September 30, 2000 and 1999, respectively. The increase in oil revenues is the result of higher oil prices ($8.7 million) and higher volumes ($6.4 million). The increase in oil volumes is the result of several new gas wells discovered in fiscal 2000 that produced large quantities of condensate. Crude oil prices averaged $27.95 and $14.60 per Bbl for the years ended September 30, 2000 and 1999, respectively. Crude oil volumes averaged 2,405 Bbls/d and 1,779 Bbls/d for the same periods.

        Production costs were relatively unchanged in 2000 as compared to 1999 despite the increase in revenues. Increased costs associated with new wells were offset by reduced spending associated with workover costs.

        Depreciation, depletion and amortization for the year ended September 30, 2000 was $41.7 million compared to $31.9 million for the same period of 1999. The increase of $9.8 million was due to an increase in production volumes and an increase in the depreciable base.

        Production, property and other taxes for the years ended September 30, 2000 and 1999 were $12.1 million and $8.6 million, respectively. Increases in both production and property taxes were the result of higher oil and natural gas prices in 2000 compared to 1999.

        Gas marketing revenues for the years ended September 30, 2000 and 1999 were $78.9 million and $54.3 million, respectively. Gas marketing purchases were $74.7 million and $50.0 million for the years ended September 30, 2000 and 1999, respectively. The change in both sales and purchases is due to higher average gas prices in 2000.

        General and administrative expense for the years ended September 30, 2000 and 1999 was $7.6 million and $7.3 million, respectively.

        Income tax expense for the year ended September 30, 2000 was $32.7 million compared to $13.4 million for the same period of 1999. The effective tax rate was 36 percent for the years ended September 30, 2000 and 1999. The increase in taxes is due to the increase in income.

Liquidity and Capital Resources

Sources and Uses of Cash

Nine months ended June 30, 2002 compared to nine months ended June 30, 2001

        Cash flows provided by operations for the nine months ended June 30, 2002 were $34.6 million compared to $130.4 million for the same period in fiscal 2001. The substantial decrease in cash flows provided by operations resulted primarily from a $149.6 million decrease in revenues and a $64.2 million decrease in net income due primarily to lower natural gas prices.

        Cash flows used in investing activities for the nine months ended June 30, 2002 were $39.3 million compared to $75.1 million in the same period of fiscal 2001. The $35.8 million decrease was due to a reduced capital expenditure budget in the nine months ended June 30, 2002.

        Cash flows provided by financing activities for the nine months ended June 30, 2002 were $7.9 million compared to cash flows used in financing activities of $55.8 million in the same period of 2001, an increase of $63.7 million. The increase in cash provided by financing activities resulted primarily from proceeds from the borrowings from Helmerich & Payne and reduced net distributions to Helmerich & Payne during the nine months ended June 30, 2002. The borrowings were necessary due to the reduced cash flows in the nine month period ended June 30, 2002 as the result of lower commodity prices.

2001 compared to 2000

        Cash flows provided by operations for the year ended September 30, 2001 were $162.4 million compared to $110.0 million for 2000, an increase of $52.4 million or approximately 48%. The increase in cash provided by operations resulted primarily from a $79.6 million increase in revenues and changes in working capital.

        Cash flows used in investing activities for the year ended September 30, 2001 were $101.4 million compared to $72.7 million in the same period of 2000. The $28.7 million increase was due to increased capital expenditures for developmental drilling and acreage purchases.

        Cash flows used in financing activities for the year ended September 30, 2001 were $61.4 million compared to $37.1 million in the same period of 2000. The cash flows used in financing activities for the years ended September 30, 2001 and 2000 represent the net distributions to Helmerich & Payne after giving effect to net earnings of Cimarex and cash distributions to and from Helmerich & Payne. The increase in net distributions to Helmerich & Payne of $24.3 million in 2001 was the result of increased cash flows in the year ended September 30, 2001.

2000 compared to 1999

        Cash flows provided by operations for the year ended September 30, 2000 were $110.0 million compared to $63.3 million for 1999, an increase of $46.7 million or approximately 74%. The increase in cash provided by operations resulted primarily from a $90.6 million increase in revenues and a $33.8 million increase in net income, as well as, changes in working capital.

        Cash flows used in investing activities for the year ended September 30, 2000 were $72.7 million compared to $50.9 million in the same period of 1999. The $21.8 million increase was due to increased capital expenditures for exploratory drilling in several new prospects developed in 1999 and 2000.

        Cash flows used in financing activities for the year ended September 30, 2000 were $37.1 million compared to $12.7 million in the same period of 1999. The cash flows used in financing activities for the years ended September 30, 2000 and 1999 represent the net distributions to Helmerich & Payne after giving effect to net earnings of Cimarex and cash distributions to and from Helmerich & Payne.

The increase in net distributions to Helmerich & Payne of $24.4 million in 2000 was the result of increased cash flows in the year ended September 30, 2000.

Sources of Liquidity and Capital Expenditures

        Prior to the merger, the primary sources of liquidity for Cimarex are expected to be cash flows from operating activities and, if necessary, short-term borrowings from Helmerich & Payne. Historically, cash flows from operations have been adequate to fund exploration and development activities. During the nine months ended June 30, 2002, Cimarex borrowed $3.0 million from Helmerich & Payne, Inc. to help fund its capital expenditure program, as cash flows from operations were lower than anticipated because of decreased natural gas prices.

        Following the merger with Key, the primary sources of liquidity for Cimarex are expected to be cash provided by operating activities, bank financing and access to other public and private markets for either debt or equity capital.

        Cimarex is currently in negotiations with a lead arranger to procure a $400 million secured revolving credit facility. Cimarex management expects that this facility would close shortly following the completion of the merger. Cimarex expects to ask the lead arranger on the revolving credit facility to initially seek commitments of only $200 million. There can be no assurance that this revolving credit facility will be obtained.

        Projected capital expenditures for the year ended September 30, 2002 are $55 million with cash flows from operations estimated at $65 million. Operating cash flows for the remainder of fiscal 2002 will be significantly impacted by prices received by Cimarex for future oil and gas production. If it appears that cash flows will not reach projected levels, capital expenditures could be decreased in the last quarter of fiscal 2002.

Related Party Transactions

        Prior to October 1, 2001, Cimarex participated in Helmerich & Payne's centralized treasury and cash processes. Cash receipts and disbursements were initially received or paid by Helmerich & Payne and net cash receipts and disbursements were included in Cimarex's net distributions to Helmerich & Payne in the Statements of Shareholder's Equity. On October 1, 2001, Helmerich & Payne advanced Cimarex funds to establish independent cash accounts for cash receipt and cash disbursement activity. Certain administrative expenses and payroll are still disbursed by Helmerich & Payne and charged to Cimarex. These charges are paid as funds are available in Cimarex.

        At June 30, 2002, Cimarex had short-term debt of $2,977,000 to Helmerich & Payne, Inc. related to net cash advances, payroll and allocated administrative services since October 1, 2001. The short-term debt bears interest at an annual rate of 5.38 percent computed on a daily balance. The 5.38 percent is the fixed effective rate Helmerich & Payne is charged on its borrowing facility. The short-term debt balance, if any, will be paid to Helmerich & Payne at the closing date of the merger. Interest expense on the debt in the nine months ended June 30, 2002 was approximately $459,000.

        Helmerich & Payne, Inc. also provides contract drilling services through its wholly owned subsidiary, Helmerich & Payne International Drilling Company, for Cimarex. Amounts paid to Helmerich & Payne International Drilling Company for each of the three years ended September 30, 2001 were $4.5 million, $3.0 million and $2.5 million respectively, while the amounts paid for the nine months ended June 30, 2002 and 2001 were $0.7 million and $2.3 million respectively.

Critical Accounting Policies

        In conformity with generally accepted accounting principles, the preparation of Cimarex's financial statements requires management to make estimates and assumptions that affect the amounts reported in Cimarex's financial statements and accompanying notes. Actual results could differ from these estimates.

        Significant estimates with regard to Cimarex's combined financial statements include the estimate of proved oil and gas reserve volumes and related present value of estimated future net cash flows. Proved oil and gas reserve quantities are based on estimates prepared by Netherland, Sewell & Associates, Inc. Amounts at September 30, 1999 were estimated by Helmerich & Payne and reviewed by independent engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and the timing of development expenditures. The estimate of proved oil and gas reserve volumes can affect the charge for depreciation, depletion and amortization, as discussed below.

        Cimarex has adopted the full cost method of accounting for its oil and gas operations under the special exemption for an initial public distribution as outlined in paragraph 29 of APB No. 20. Previously, Helmerich & Payne accounted for these activities using the successful efforts method of accounting. Management of Cimarex believes that the full cost method of accounting is preferable for its exploration and production operations, as it will better reflect the economics associated with its future exploration activities. Key uses the full cost method of accounting for its exploration and production activities. It is anticipated that the strategic direction of combined Cimarex will be consistent with Key's past operations, thus the adoption of the full cost method of accounting is considered preferable. The operating philosophy of Key will carry over to Cimarex as the Chairman, CEO and President of Key will be the Chairman, CEO and President of Cimarex and a majority of the executive officers of Cimarex will be former officers of Key.

        Cimarex management believes that the full cost method of accounting better reflects the economics associated with Cimarex's strategy, which is based primarily on increasing proved reserves and production by exploring for and then developing the oil and gas resources discovered. However, an exploration-oriented strategy inevitably results in the irregular occurrence of dry holes. Management further believes that in evaluating the results of operations, the cost of dry holes should be considered with the cost of successful exploratory wells and other development costs incurred in order to evaluate the economic success of an exploration strategy.

        As prescribed by full cost accounting rules, all costs associated with property acquisition, exploration, and development activities are capitalized. Exploration and development costs include dry hole costs, geological and geophysical costs, direct overhead related to exploration and development activities and other costs incurred for the purpose of finding oil and gas reserves. Salaries and benefits paid to employees directly involved in the exploration and development of oil and gas properties as well as other internal costs that can be specifically identified with acquisition, exploration and development activities are also capitalized.

        The rate of recording depreciation, depletion, and amortization is dependent upon estimates of proved reserves. If the estimates of proved reserves decline, the rate at which depreciation, depletion, and amortization is recorded increases, reducing net income. Such a decline may result from lower market prices, which may make it non-economic to drill for and produce higher cost wells.

        Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (2) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data.

        In accordance with full cost accounting rules, capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion and amortization and deferred income taxes, may not exceed the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10 percent, plus the lower of cost or fair value of unproved properties, as adjusted for related tax effects and deferred tax revenues (the "full cost ceiling limitation"). These rules generally require pricing future oil and gas production at the unescalated oil and gas prices in effect at the end of each fiscal quarter and require a write-down if the "ceiling" is exceeded. A full cost ceiling write-down is a non-cash charge to earnings. Moreover, the expense may not be reversed in future periods, even if higher oil and gas prices subsequently increase the full cost ceiling limitation.

        Our results of operations are also highly dependent upon the prices we receive for natural gas and crude oil production, and those prices have been volatile and unpredictable in response to changing market forces. Nearly all of our revenue is from the sale of gas and oil, so these fluctuations, positive and negative, can have a significant impact. Cimarex does not utilize financial derivative instruments to hedge its market risks.

Quantitative and Qualitative Disclosures About Market Risk

        Our results of operations are highly dependent upon the prices we receive for natural gas and crude oil production, and those prices are constantly changing in response to market forces.

        Gas and oil price realizations for fiscal 2001 ranged from a monthly low of $2.03 per Mcf and $25.17 per Bbl, and a monthly high of $8.73 per Mcf and $33.29 per Bbl, respectively. It is impossible to predict future oil and gas prices with any degree of certainty.

        Any sustained weakness in gas and oil prices may affect our financial condition and results of operations, and may also reduce the amount of net gas and oil reserves that we can produce economically. Any reduction in reserves, including reductions due to price fluctuations, can have an adverse effect on our ability to obtain capital for our exploration and development activities and could cause us to record a reduction in the carrying value of our oil and gas properties.

New Accounting Standards

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. SFAS No. 141 addresses financial accounting and reporting for business combinations. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001, and for all business combinations accounted for under the purchase method initiated before but completed after June 30, 2001. In addition, in June 2001 the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, and applies to all goodwill and other intangibles recognized in the financial statements at that date. The adoption of these standards is not expected to have an impact on the current financial position or results of operations of Cimarex. However, any business combinations initiated in the future, including the merger of Cimarex with Key, will be impacted by these two standards.

        In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, and in October 2001, issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. It supersedes, with exceptions, SFAS

No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and is effective for fiscal years beginning after December 15, 2001. Cimarex is currently assessing the impact of SFAS No. 143 and No. 144; however, at this time Cimarex does not believe the impact of these standards will be material to its financial condition or results of operations. SFAS No. 144 does not alter the calculation of the full cost ceiling limitation described above.

Forward Looking Information

        In the current price environment, Cimarex anticipates exploration and development expenditures of approximately $55 million in fiscal year 2002 and that the risk profile of the wells drilled will be similar to the historical drilling program of Cimarex. The amount and allocation of future capital expenditures will depend on a number of factors, including the impact of oil and gas prices on investment opportunities and available cash flow, the rate at which potential drilling projects can be evaluated, and the number and size of attractive opportunities. It is also expected that approximately 55 percent of planned 2002 expenditures will occur in the second half of the year. Cimarex plans to fund these expenditures with cash provided by operating activities, supplemented by borrowings.

        On February 23, 2002, Key, Helmerich & Payne, Inc., a Delaware corporation, Helmerich & Payne Exploration and Production Co., a Delaware corporation and a wholly owned subsidiary of Helmerich & Payne, Inc., which has been renamed Cimarex Energy Co., and a wholly owned subsidiary of Cimarex, entered into an agreement and plan of merger. Under the merger agreement and other related transaction documents: (i) Helmerich & Payne transferred to Cimarex assets primarily related to the oil and gas exploration, production, marketing and sales operations of Helmerich & Payne, (ii) Cimarex assumed liabilities primarily related to the oil and gas exploration and production and gas marketing and sales operations of Helmerich & Payne and (iii) Helmerich & Payne will distribute to its stockholders approximately 0.53 shares of Cimarex common stock for each share of Helmerich & Payne common stock. Immediately thereafter, a subsidiary of Cimarex will be merged with and into Key, with Key as the surviving corporation.

        In connection with the merger, the stockholders of Key will receive one share of Cimarex common stock for each share of Key common stock they own immediately prior to the merger, as set forth in the merger agreement (approximately 14.1 million shares). Upon completion of the transaction, holders of Helmerich & Payne, Inc. common stock will own approximately 65.25 percent and Key stockholders will own approximately 34.75 percent of the common stock of Cimarex, in each case on a diluted basis.

        The merger agreement has been approved by the respective boards of directors of Key and Helmerich & Payne. The spin-off is subject to, among other things, receipt of a ruling from the Internal Revenue Service to the effect that the spin-off is tax-free. The merger is subject to, among other things, the completion of the spin-off, the approval by the stockholders of Key, and the receipt of opinions of counsel of each Key and Helmerich & Payne to the effect that the merger is tax-free. It is currently anticipated that the merger will occur in the third calendar quarter of 2002.

        Because Helmerich & Payne stockholders will own a majority of the shares of Cimarex after the merger, it is anticipated that the surviving entity for financial reporting purposes will be Cimarex and the merger will be accounted for as a purchase of Key by Cimarex. Although not a condition to the merger, Cimarex plans to change to a fiscal year that ends on December 31 versus the September 30 year-end presently used by Cimarex.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        The following unaudited pro forma financial information has been prepared to assist you in your analysis of the financial effects of the merger of Key into Cimarex. We derived this information for each of the respective companies as follows:

  •
  Cimarex's information was derived from its unaudited financial statements as of June 30, 2002 and for the nine months ended June 30, 2002 and its audited financial statements as of and for the year ended September 30, 2001.

  •
  Key's information was derived from its audited financial statements as of December 31, 2001 and for the year then ended. Information relating to the nine months ended June 30, 2002 is unaudited and has been derived from Key's accounting records.

        The information prepared is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Key has filed with the Securities and Exchange Commission or is included elsewhere in this information statement, as well as the historical financial information for Cimarex included beginning on page F-1 of this information statement.

        You should consider several factors when comparing the historical financial information of Cimarex and Key to the Unaudited Pro Forma Combined Condensed Financial Information, including the following:

  •
  The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the merger as if it had occurred on June 30, 2002. The Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended June 30, 2002 and the year ended September 30, 2001 gives effect to the merger as if it occurred on October 1, 2000.

  •
  Cimarex's fiscal year ends on September 30 and Key's fiscal year ends on December 31.

  •
  The financial information presented by Key for the nine month period ended June 30, 2002, has been compiled by the management of Key. Results of Key for the three month period ended December 31, 2001 are included in the Unaudited Pro Forma Combined Condensed Statements of Operations for both the nine month period ended June 30, 2002 and the year ended September 30, 2001.

  •
  Expected cost savings resulting from operating synergies and the elimination of merger related costs have not been reflected as adjustments to the historical data. The cost savings are expected to result from the consolidation of the corporate headquarters of Cimarex and Key and rationalization of capital spending. Cimarex estimates that it will incur approximately $4.2 million in fees and expenses associated with the merger. Key estimates that it will incur fees and expenses of approximately $5.0 million, these items are being expensed as incurred by Key. There are no arrangements to have Helmerich & Payne or Cimarex to reimburse any of Key's merger-related costs.

        The Unaudited Pro Forma Combined Condensed Financial Information is for illustrative purposes only. The financial results may have been different had Cimarex been an independent company and had the companies always been combined. You should not rely on the Unaudited Pro Forma Combined Condensed Financial Information as being indicative of the historical results that would have been achieved had the merger occurred in the past or the future financial results that the combined company will achieve after the merger.

        In addition, the purchase price allocation is preliminary and will be finalized following the closing of the merger. The final purchase price allocation will be determined after closing based on the actual fair value of current assets, current liabilities, indebtedness, long-term liabilities, proven and unproven oil and gas properties, identifiable intangible assets and the final number of shares of common stock issued for Key's outstanding shares of common stock and for stock options that are outstanding at closing. We are continuing to evaluate all of these items; accordingly, the final purchase price may differ in material respects from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet.

ACQUISITION OF KEY BY CIMAREX

        The following pro forma financial statements are estimates of the Unaudited Combined Condensed Financial Information of Cimarex as of June 30, 2002, the nine months ended June 30, 2002 and the year ended September 30, 2001, assuming the acquisition of Key.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of June 30, 2002
(In Thousands)

	Cimarex Historical	Key Historical	Purchase Accounting Adjustments		Cimarex Pro Forma Combined
Assets
Cash and cash equivalents	$3,183	$1,040	$—		$4,223
Accounts receivable	29,272	15,192	—		44,464
Other current assets	7,876	1,961	—		9,837

Total current assets	40,331	18,193	—		58,524

Property and equipment, net	223,158	204,385	69,100	(2a)	496,643
Other assets	1,442	1,519	(1,253	)(2a)	1,708
Goodwill	—	—	60,822	(2a)	60,822

Total assets	$264,931	$224,097	$128,669		$617,697

Liabilities
Current liabilities	$28,916	$20,736	$—		$49,652
Debt, classified as current	—	33,000	4,200	(2a)	37,200
Deferred taxes	48,082	33,753	26,615	(2a)	108,450
Other long term liabilities	1,520	333	—		1,853

Total liabilities	78,518	87,822	30,815		197,155
Stockholders' equity	186,413	136,275	97,854	(2b)	420,542

Total liabilities and stockholders' equity	$264,931	$224,097	$128,669		$617,697

See the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Nine Months Ended June 30, 2002
(In Thousands, except per share data)

	Cimarex Historical	Key Historical	Purchase Accounting Adjustments		Cimarex Pro Forma Combined
Revenues
Oil and gas sales	$79,520	$55,547	$—		$135,067
Gas marketing	37,451	—	—		37,451
Other income	2,027	289	32	(2d)	2,348

	118,998	55,836	32		174,866

Costs and expenses
Gas marketing purchases	36,147	—	—		36,147
Production	10,920	—	11,301	(2d)	22,221
Lease operating	—	12,359	(12,359	)(2d)	—
Depreciation, depletion and amortization	27,369	27,844	(1,208	)(2c)	54,005
Reduction to carrying value of oil and gas properties	—	45,140	(45,140	)(2c)	—
Production, property and other taxes	8,083	3,480	1,058	(2d)	12,621
General and administrative	6,826	9,541	—		16,367
Interest expense	223	1,013	—		1,236
Capitalized interest	—	(388)	—		(388)
Interest income	—	(32)	32	(2d)	—

	89,568	98,957	(46,316)		142,209

Income (loss) before income taxes	29,430	(43,121)	46,348		32,657
Income tax provision (benefit)	14,719	(15,455)	17,612	(2e)	16,876

Net income (loss)	$14,711	$(27,666)	$28,736		$15,781

Earnings (loss) per share
Basic	$0.55	$(1.97)			$0.39

Diluted	$0.55	$(1.97)			$0.39

Weighted average shares outstanding
Basic	26,591	14,039	—		40,630

Diluted	26,591	14,039	285	(2f)	40,915

See the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended September 30, 2001
(In Thousands, except per share data)

	Cimarex Historical	Key Historical	Purchase Accounting Adjustments		Cimarex Pro Forma Combined
Revenues
Oil and gas sales	$215,777	$108,657	$—		$324,434
Gas marketing	99,140	—	—		99,140
Other income	2,136	228	168	(2d)	2,532

	317,053	108,885	168		426,106

Costs and expenses
Gas marketing purchases	93,819	—	—		93,819
Production	13,091	—	15,224	(2d)	28,315
Lease operating	—	16,823	(16,823	)(2d)	—
Depreciation, depletion and amortization	49,699	39,612	13,063	(2c)	102,374
Reduction to carrying value of oil and gas properties	78,082	45,140	25,697	(2c)	148,919
Production, property and other taxes	18,965	6,872	1,599	(2d)	27,436
General and administrative	10,068	4,579	—		14,647
Interest expense	(1,509)	2,005	—		496
Capitalized interest	—	(1,148)	—		(1,148)
Interest income	—	(168)	168	(2d)	—

	262,215	113,715	38,928		414,858

Income (loss) before income taxes	54,838	(4,830)	(38,760)		11,248
Income tax provision (benefit)	19,585	(1,213)	(14,729	)(2e)	3,643

Income (loss) before cumulative effect of change in accounting method	$35,253	$(3,617)	$(24,031)		$7,605

Earnings (loss) per share before cumulative effect of change in accounting method
Basic	$1.33	$(0.26)			$0.19

Diluted	$1.33	$(0.26)			$0.19

Weighted average shares outstanding
Basic	26,591	13,974	—		40,565

Diluted	26,591	13,974	336	(2f)	40,901

See the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Note 1—Basis of Presentation

        Cimarex will account for the acquisition of Key as a purchase. In the distribution of Cimarex to stockholders of Helmerich & Payne, 26,591,321 common shares of Cimarex stock will be distributed to the owners of Helmerich & Payne in the pro rata spin-off of the oil and gas producing assets and marketing operations owned by Helmerich & Payne. At the closing of the merger, Cimarex will exchange one share of Cimarex common stock for each share of Key common stock outstanding.

        The accompanying Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the acquisition of Key as of June 30, 2002. The accompanying Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended June 30, 2002 includes historical revenues and expenses of Cimarex and have been adjusted for the pro forma effect of the merger as if it occurred at October 1, 2000. Results of Key for the three month period ended December 31, 2001 are included in the Unaudited Pro Forma Combined Condensed Statements of Operations for both the nine month period ended June 30, 2002 and the year ended December 31, 2001.

        Cimarex's fiscal year ends on September 30 and Key's fiscal year ends on December 31.

        The accompanying Unaudited Pro Forma Combined Condensed Balance Sheet and the Unaudited Pro Forma Combined Condensed Statement of Operations do not include all information and notes required for complete financial statements.

        Earnings per share for the nine months ended June 30, 2002 and for the year ended September 30, 2001 for Cimarex have been calculated based on the net income of Cimarex using the number of Cimarex shares expected to be issued to the stockholders of Helmerich & Payne upon the consummation of the distribution of 26,591,321 Cimarex shares. Earnings per share on a combined basis uses the 26,591,321 shares of Cimarex shares to be issued upon consummation of distribution to Helmerich & Payne, Inc. stockholders plus the weighted average shares outstanding for Key adjusted as described below in Note 2(f).

Note 2—Pro Forma Adjustments to Record the Acquisition of Key

        The following adjustments have been made to the Unaudited Pro Forma Combined Condensed Balance Sheet at June 30, 2002 and the Unaudited Pro Forma Combined Condensed Statement of Operations, for the nine months ended June 30, 2002 and for the year ended September 30, 2001, respectively.

  (a)
  The purchase consideration has been based on Cimarex acquiring 100% of the Key shares outstanding based on an exchange ratio of one share of Cimarex common stock for each share of Key common stock. Options to acquire common stock of Key are exchanged for options to acquire common stock of Cimarex with similar terms. The final purchase price allocation will be determined after closing based on the actual fair value of current assets, current liabilities, indebtedness, long-term liabilities, proven and unproven oil and gas properties, identifiable intangible assets and the final number of shares of Cimarex stock issued for Key's outstanding shares of common stock and stock options that are outstanding at closing. Accordingly, the final purchase price may differ in material respects from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet. The purchase accounting adjustments are an estimate only and are subject to change. The following table reflects the calculation of the preliminary allocation of purchase price for the acquisition of Key:

(In thousands, except share and per share data)
Calculation of preliminary allocation of purchase price:
Shares of Cimarex common stock to be issued to Key shareholders	14,080,468
Average Key stock price per share	$15.96

Fair value of Cimarex common stock issued	$224,724
Plus—Fair value of Key options to be assumed by Cimarex (all of which will be vested)	9,405
Plus—Estimated direct merger costs to be incurred by Cimarex	4,200

Total purchase price	238,329
Plus—Fair value of liabilities assumed:
Current liabilities, including $33,000 of current portion of long-term debt	53,736
Deferred income tax liability	60,368
Other long-term liabilities	333
Less—Fair value of non oil and gas assets:
Cash and cash equivalents	(1,040)
Accounts receivable	(15,192)
Other current assets	(1,961)
Other long term assets	(266)
Less—Fair value of property and equipment:
Proved oil and gas properties	(258,200)
Unproved oil and gas properties	(14,032)
Furniture, fixtures and equipment (reclassified from other assets)	(1,253)

Residual purchase price allocated to non-amortizable goodwill	$60,822

    The calculation of the estimated purchase price assumes that the number of Cimarex shares to be issued is equal to Key's outstanding shares as of June 30, 2002. Key's outstanding shares has changed since our announcement date and may change between June 30, 2002 and the date the merger closes.

    The closing market price of Key's common stock on the day of the merger announcement was $16.10 per share. The cost of the acquisition reflects the average of that price and the closing prices of Key's common stock for the two days preceding and the two days following announcement, which average was $15.96 per share.

    The entry to record the purchase provides a deferred tax liability at the expected effective tax rate of the combined companies of 38%, including state taxes, based on the changes to the book basis of the identifiable tangible and intangible assets and liabilities acquired. There is no corresponding increase in tax basis as this transaction has been structured such that it is intended to be a tax-free transaction. No deferred tax liability has been established for the goodwill because amortization is not deductible for tax purposes.

    The remaining goodwill represents the fair value of the continuation of the management team of Key. The value stems from a proven track record of Key to generate exploratory prospects and develop oil and natural gas reserves.

  (b)
  These pro forma adjustments for the acquisition of Key, eliminate the paid-in capital, unearned compensation, retained earnings and treasury stock of Key, and record the fair value of the common stock issued by Cimarex. The pro forma combined stockholders' equity of Cimarex reflects the following:

(in thousands)
Stockholders' equity of Cimarex as of June 30, 2002	$186,413
Fair value of common stock issued to acquire Key	224,724
Fair value of Key options to be assumed by Cimarex (all of which will be vested)	9,405

Pro forma stockholders' equity after the acquisition of Key	$420,542
  (c)
  Adjusts depreciation, depletion and amortization and the reduction to carrying value of oil and gas properties under the ceiling test, to account for the acquisition as if the merger had occurred October 1, 2000 in a manner consistent with the full cost method of accounting for oil and gas producing properties.

  (d)
  Reclassification of certain Key amounts in the Unaudited Pro Forma Combined Condensed Statements of Operations to conform to the presentation of Cimarex.

  (e)
  To record for the income tax expense (benefit) of the pro forma adjustments resulting from the impact of the purchase accounting adjustments using Cimarex's expected effective tax rate of the combined companies of 38%, including state taxes.

  (f)
  Adjustment to the number of weighted average shares for dilution, related to stock options of Key.

Note 3—Cost Savings and Expenses of the Merger

        Expected cost savings resulting from operating synergies and the elimination of merger-related costs have not been reflected as adjustments to the historical data. The cost savings are expected to result from the consolidation of the corporate headquarters of Cimarex and Key and rationalization of capital spending. Cimarex estimates that it will incur approximately $4.2 million in fees and expenses associated with the merger. Key estimates that it will incur fees and expenses of approximately $5.0 million, which are being expensed as incurred by Key. There are no arrangements to have Helmerich & Payne or Cimarex reimburse any of Key's merger-related costs.

Note 4—Selected Pro Forma Supplemental Oil and Gas Information

        The tables set forth below reflect unaudited pro forma disclosures about the combined company's oil and gas activities. The information was prepared from internally generated information and records of Cimarex and Key.

        Production and average sales price information:

	Oil (MBbl)	Gas (MMcfe)
For the twelve months ended December 31, 2001
Production	2,326	58,463
Average sales prices (per Bbl of oil and per Mcf of gas)	$24.20	$4.02

        Productive wells as of December 31, 2001:

	Oil		Gas
	Gross	Net	Gross	Net
Area:
Mid-Continent	3,445	140.2	1,361	354.1
Gulf Coast	206	35.5	227	51.1
Western	684	61.8	164	32.0
Kansas	165	91.0	466	266.0

	4,500	328.5	2,218	703.2

        Net undeveloped acres as of December 31, 2001:

California	13,307
Colorado	470
Kansas	15,714
Louisiana	27,769
Michigan	4,124
Mississippi	9,234
Montana	5,893
Nevada	4,864
New Mexico	670
North Dakota	277
Oklahoma	32,825
Texas	90,103
Utah	5,794
Wyoming	39,421

250,465

        Estimated proved oil and gas reserves and standardized measure as of December 31, 2001:

	Cimarex	Key	Combined
Oil (MBls)	5,309	9,215	14,524
Gas (MMcf)	213,184	91,978	305,162
Equivalent (Bcfe)	245.0	147.3	392.3
Standardized measure of discounted future net cash flows (millions)	$187.4	$147.1	$334.5
Percentage of proved developed	98.1%	99.5%	98.6%

*
One barrel of oil is the energy equivalent of six Mcf of natural gas.

MANAGEMENT OF CIMAREX

Directors and Executive Officers

        The board of directors of Cimarex following the merger will be composed initially of nine directors, five of whom are to be designated by Helmerich & Payne and four of whom are to be designated by Key.

        The following table sets forth the names, ages (as of July 31, 2002) and titles of the individuals who would be the directors and executive officers of Cimarex following the effective time of the merger:

Name	Age	Position
F. H. Merelli(1)	66	Chairman of the Board, Chief Executive Officer, President and Director
Steven R. Shaw	51	Executive Vice President
Paul Korus	45	Vice President and Chief Financial Officer
Thomas E. Jorden	44	Vice President, Exploration
Stephen P. Bell	47	Senior Vice President, Business Development and Land
Joseph R. Albi	43	Vice President, Engineering
Barbara L. Schaller	46	General Counsel and Corporate Secretary
Gerald A. Nagel	51	Vice President
Roger Burau	52	Vice President
Gerald P. McLaughlin	41	Vice President
Cortlandt S. Dietler(1)	80	Director
L. Paul Teague(1)	67	Director
Paul D. Holleman(1)	70	Director
Hans Helmerich(2)	43	Director
Glenn A. Cox(2)	72	Director
David A. Hentschel(2)	68	Director
L.F. Rooney, III(2)	48	Director
Michael J. Sullivan(2)	62	Director

(1)
Key designee.

(2)
Helmerich & Payne designee.

        F. H. Merelli will become the chairman of the board, chief executive officer, president and director of Cimarex following the effective time of the merger. Mr. Merelli has been with Key since September 9, 1992. He is currently the chairman of the board of directors, president and chief executive officer of Key. During his tenure at Key, he has continuously held the offices of chairman and chief executive officer. Since March 2002 and prior to September 1999, he also held the office of president. From July 1991 to September 1992, Mr. Merelli was engaged as a private consultant in the oil and gas industry. Mr. Merelli was president and chief operating officer of Apache Corporation and president, chief operating officer and a director of Key from June 1988 to July 1991, at which time he resigned from those positions in both companies. He was president of Terra Resources, Inc. from 1979 to 1988. Mr. Merelli has been a director of Apache Corporation since July 1997.

        Steven R. Shaw will become executive vice president of Cimarex following the effective time of the merger. Mr. Shaw has been with Helmerich & Payne since 1985. In 1996, Mr. Shaw was appointed vice president, exploration and production of Helmerich & Payne. From 1985 to 1996, Mr. Shaw served as its vice president, production.

        Paul Korus will become the vice president and chief financial officer of Cimarex following the effective time of the merger. Mr. Korus joined Key in September 1999, as its vice president and chief financial officer. He was an equity research analyst with Petrie Parkman & Co., an investment banking firm, from June 1995 to September 1999. Prior to that, Mr. Korus was director of investor relations for Apache Corporation.

        Thomas E. Jorden will become the vice president, exploration of Cimarex following the effective time of the merger. Mr. Jorden has been with Key since November 1993. In September 1999, he was appointed vice president-exploration. He served as chief geophysicist from November 1993 until September 1999. Prior to joining Key, Mr. Jorden was with Union Pacific Resources in Fort Worth, Texas.

        Stephen P. Bell will become the senior vice president, business development and land of Cimarex following the effective time of the merger. Mr. Bell has been with Key since February 1994. In September 1999, he was appointed senior vice president-business development and land. From February 1994 to September 1999, he served as vice president-land. From March 1991 to February 1994, he was president of Concord Reserve, Inc., a privately held independent oil and gas company. He was employed by Pacific Enterprises Oil Company (formerly Terra Resources, Inc.) as mid-continent regional manager from February 1990 to February 1991 and as land manager from August 1985 to January 1990.

        Joseph R. Albi will become vice president, engineering of Cimarex following the effective time of the merger. Mr. Albi has been with Key since June 1994. In September 1999, he was appointed vice president-engineering. He served as manager of engineering from June 1994 to September 1999. He was executive vice president of Black Dome Energy Corporation from 1991 to 1994. Prior to that, Mr. Albi held various engineering positions with Apache Corporation and Nicor Oil and Gas Corporation.

        Barbara L. Schaller will become the general counsel and corporate secretary of Cimarex following the effective time of the merger. Ms. Schaller has been with Key since March 1993. She was appointed general counsel and corporate secretary in September 1999. From March 1993 to September 1999, she served as corporate counsel and assistant secretary. Ms. Schaller has been practicing law since 1982 and is a member of the Denver, Colorado and American Bar Associations.

        Gerald A. Nagel will become vice president of Cimarex following the effective time of the merger. Mr. Nagel has been manager of engineering at Helmerich & Payne since 1990.

        Roger Burau will become vice president of Cimarex following the effective time of the merger. Mr. Burau has been with Helmerich & Payne since 1986. In June 1997, Mr. Burau was appointed manager of drilling. Prior to that time, he was a drilling superintendent.

        Gerald P. McLaughlin will become vice president of Cimarex following the effective time of the merger. Mr. McLaughlin has been manager of gas marketing of Helmerich & Payne since 1996.

        Hans Helmerich will be a member of the Cimarex board of directors. Mr. Helmerich has been a member of the board of directors of Helmerich & Payne since 1987. Mr. Helmerich has served as the president and chief executive officer of Helmerich & Payne since 1989. Mr. Helmerich also serves as a director of Atwood Oceanics, Inc.

        Cortlandt S. Dietler will be a member of the Cimarex board of directors following the effective time of the merger. Mr. Dietler has been a member of the board of directors of Key since September 9, 1992. He has been the chairman of the board of TransMontaigne, Inc. since April 1995. Mr. Dietler was chief executive officer of TransMontaigne from April 1995 through September 1999. The principal business of TransMontaigne, Inc. (through its various operating subsidiaries) is to provide refined petroleum product, terminaling and storage services, as well as the bulk purchase and sale and wholesale marketing of refined petroleum products. Mr. Dietler was the founder, chairman and chief executive officer of Associated Natural Gas Corporation prior to its 1994 merger with Panhandle Eastern Corporation (now Duke Energy Corporation). He also serves as a director of Hallador Petroleum Company, Forest Oil Corporation and Carbon Energy Corporation. His industry affiliations include: member of the National Petroleum Council; director of the American Petroleum Institute; past director of the Independent Petroleum Association of America; and director, past president and life member of the Rocky Mountain Oil & Gas Association.

        L. Paul Teague will be a member of the Cimarex board of directors following the effective time of the merger. Mr. Teague has been a member of the board of directors of Key since August 20, 1996. He retired in 1994 from his position as vice president, Western Region, Texaco Exploration & Producing Inc. in Denver. Other positions in his 35 years with Texaco included division manager of the New Orleans Division, Eastern Producing Department; vice president, New Orleans Producing Division of Texaco USA; and vice president, Producing Department, Texaco USA in Houston. His industry affiliations include: chairman of the API Executive Committee on Drilling and Production Practices; president of the Colorado Petroleum Association; director and executive committee member of the Rocky Mountain Oil & Gas Association; and executive committee member of the Louisiana Oil & Gas Association.

        Paul D. Holleman will be a member of the Cimarex board of directors following the effective time of the merger. Mr. Holleman has been a member of the board of directors of Key since April 4, 2001. He retired in 2000 from his position as senior partner in Holme Roberts & Owen LLP, a Denver law firm. At Holme Roberts he had served as legal counsel to Key Production and other oil and gas companies. Other positions in his 40 years with Holme Roberts included chairman of the Natural Resources Department and member of the executive committee. He was president of Inter-American Petroleum Corporation in 1970 and 1971 and was a director of Janus Fund in those same years. He is past chairman of the Mineral Law Section of the Colorado Bar Association, past chairman of the Rocky Mountain Mineral Law Institute and past chairman of the American Bar Association Public Lands Committee of the Natural Resources Section.

        Glenn A. Cox will be a member of the Cimarex board of directors following the effective time of the merger. Mr. Cox was President and Chief Operating Officer of Phillips Petroleum Company until his retirement in 1991. Mr. Cox also serves as a director of Helmerich & Payne, Inc.

        David A. Hentschel will be a member of the Cimarex board of directors following the effective time of the merger. Mr. Hentschel served as chairman and chief executive officer of Occidental Oil and Gas Corporation from 1997 until his retirement in 1999, at which time he was retained as a consultant to the company. From 1995 until 1997, Mr. Hentschel served as president and chief executive officer of Canadian Occidental Petroleum Ltd., since renamed Nexen Inc. Mr. Hentschel also serves as a director of Nexen Inc.

        L.F. Rooney, III will be a member of the Cimarex board of directors following the effective time of the merger. Mr. Rooney has been chairman of Manhattan Construction Company since 1994 and President of Rooney Brothers Company since 1984. Mr. Rooney also serves as a director of Helmerich & Payne, Inc., BOK Financial Corp. and Bank of Oklahoma, N.A.

        Michael J. Sullivan will be a member of the Cimarex board of directors following the effective time of the merger. Since 2001, Mr. Sullivan has been Special Counsel with Rothgerber Johnson & Lyons LLP. From 1998 until 2001, Mr. Sullivan served as the United States Ambassador to Ireland. From 1995 until 1998, Mr. Sullivan practiced law with the firm of Brown, Drew, Apostolos, Massey & Sullivan. Mr. Sullivan also serves as a director of Allied Irish Bank Group and AllFirst Bank.

Current Directors and Executive Officers of Cimarex

        The board of directors of Cimarex is currently composed of Mr. Helmerich, Douglas E. Fears and Steven R. Mackey. Those individuals, together with Mr. Shaw, also currently serve as the executive officers of Cimarex. Messrs. Mackey and Fears will remain directors of Cimarex until the effective time of the merger, at which time each of them will resign from the board of directors of Cimarex and their respective positions as officers of Cimarex. Mr. Helmerich will remain on the board of directors of Cimarex after the effective time of the merger, but will resign from the position of president and chief executive officer of Cimarex. Mr. Shaw will continue as an executive officer of Cimarex after the effective time of the merger.

        The following table sets forth the names, ages (as of July 31, 2002) and titles of the current directors and executive officers of Cimarex:

Name	Age	Position
Hans Helmerich	43	President, Chief Executive Officer and Director
Steven R. Shaw	51	Vice President
Douglas E. Fears	52	Vice President, Treasurer and Director
Steven R. Mackey	50	Vice President, Secretary and Director

        Biographical information for Messrs. Helmerich and Shaw is provided above under "Management of Cimarex—Directors and Executive Officers". Biographical information for Messrs. Fears and Mackey is as follows:

        Douglas E. Fears currently serves as vice president, treasurer and director of Cimarex. Mr. Fears has been vice president, finance of Helmerich & Payne since 1988.

        Steven R. Mackey currently serves as vice president, secretary and director of Cimarex. Mr. Mackey has been vice president and general counsel of Helmerich & Payne since 1988 and secretary of Helmerich & Payne since 1990.

Cimarex Board of Directors

        Under the terms of the merger agreement, the board of directors of Cimarex after completion of the merger will be composed initially of nine individuals, four of whom are current directors of Key and five of whom are designated by Helmerich & Payne. The Cimarex board of directors will be divided into three classes, each class consisting of three directors. The initial terms of the directors will expire on the date of the annual meeting in 2003, 2004 and 2005 depending on the class in which the director is placed.

Committees of the Cimarex Board of Directors

        Upon the completion of the merger, the board of directors of Cimarex initially will have an audit committee, a compensation committee and a nominating committee.

Compensation of Directors

        Upon completion of the merger, the form and amount of the compensation to be paid to non-employee directors of Cimarex will be determined by the compensation committee of the Cimarex board of directors. Key and Helmerich & Payne anticipate that directors who are officers of Cimarex will receive no additional compensation for serving on its board of directors.

Officer and Director Indemnification

        Cimarex's by-laws will provide for the indemnification of its officers and directors and the advancement to them of expenses in connection with the proceedings and claims, to the fullest extent permitted by applicable law. The by-laws will include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions will cover, among other things:

  •
  specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination;

  •
  specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and

  •
  the establishment of presumptions in favor of an indemnitee.

        In addition, Cimarex will obtain insurance coverage for directors' and officers' liability prior to the consummation of the merger.

Executive Compensation

        Cimarex has not yet paid any compensation to any person expected to be an executive officer of Cimarex after the effective time of the merger. The form and amount of the compensation to be paid to each of Cimarex's executive officers in any future period will be determined by the compensation committee of the Cimarex board of directors. Key and Helmerich & Payne anticipate that the annual compensation for each of the executive officers of Cimarex will initially be substantially the same as the compensation paid to such executive officers by Key and Helmerich & Payne, as applicable before the merger.

        Information regarding the compensation of the persons who, after the merger, will serve as the chief executive officer and the five most highly compensated executive officers of Cimarex (collectively, the named executive officers) is set forth below. All compensation set forth below was paid by Key with respect to Messrs. Merelli, Korus, Jorden, Albi and Bell and by Helmerich & Payne with respect to Mr. Shaw.

        Summary Compensation Table.    The summary compensation table set forth below contains information regarding compensation paid to each of the named executive officers for services rendered to Key and Helmerich & Payne, as applicable, in all capacities during the last three fiscal years.

									Long-Term Compensation
	Annual Compensation
Name and Principal Position						Other Annual Compensation ($)			Restricted Stock Awards ($)			Securities Underlying Options		All Other Compensation
	Year	Salary(1)		Bonus
F.H. Merelli, Chairman, Chief Executive Officer, President	2001 2000 1999	$ $ $	306,328 265,041 196,977	$ $ $	238,537 59,604 26,269		— — —			— — —		— 125,000 —		$ $ $	8,420 12,838 11,132	(2)
Steven R. Shaw Executive Vice President	2001 2000 1999	$ $ $	304,750 286,000 262,753	$ $ $	120,000 200,000 45,000	$ $ $	543 479 464	(3)		— — —		50,000 50,000 50,000	(4)	$ $ $	8,500 8,500 8,000	(5)
Paul Korus Vice President and Chief Financial Officer	2001 2000 1999	$ $ $	178,776 157,750 42,801	$ $	141,975 12,840 —		— — —		$	— — 96,875	(9)	— — 120,000		$ $ $	6,800 6,277 1,496	(6)
Thomas E. Jorden, Vice President, Exploration	2001 2000 1999	$ $ $	168,995 154,833 133,102	$ $ $	139,350 39,931 18,165		— — —			— — —		— — 80,000		$ $ $	12,440 7,758 6,032	(7)
Joseph R. Albi, Vice President, Engineering	2001 2000 1999	$ $ $	157,728 144,541 120,601	$ $ $	130,087 36,181 15,850		— — —			— — —		— — 80,000		$ $ $	6,800 7,169 5,440	(6)
Stephen P. Bell Senior Vice President, Business Development and Land	2001 2000 1999	$ $ $	157,436 144,541 112,782	$ $ $	130,087 34,198 14,515		— — —			— — —		— — 80,000		$ $ $	11,535 7,169 5,127	(8)

(1)
Includes amounts earned but deferred at the election of the officer, if any.

(2)
Includes Key's matching contribution of $6,800 (made in the form of Key common stock) pursuant to Key's 401(k) plan and the one-year term cost of life insurance provided for Mr. Merelli of $1,620.

(3)
Represents payment of estimated tax liability with respect to company-provided health and retirement benefits.

(4)
Consists of shares underlying options to purchase Helmerich & Payne common stock.

(5)
Consists of Helmerich & Payne's matching contribution of $8,500 pursuant to Helmerich & Payne's 401(k) plan.

(6)
Consists of Key's matching contribution of $6,800 (made in the form of Key common stock) pursuant to Key's 401(k) plan.

(7)
Includes Key's matching contribution of $6,800 (made in the form of Key common stock) pursuant to Key's 401(k) plan and a credit of $5,640 pursuant to Key's deferred compensation plan.

(8)
Includes Key's matching contribution of $6,800 (made in the form of Key common stock) pursuant to Key's 401(k) plan and a credit of $4,735 pursuant to Key's deferred compensation plan.

(9)
Consists of 10,000 restricted shares of Key stock valued at the closing price of $9.6875 per share on the date of grant and which will vest fully on September 20, 2002. The restricted stock agreement provides that, during the vesting period if Key pays a dividend on its common stock, Mr. Korus will be entitled to receive such dividend. Key does not currently pay dividends on its common stock.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/share)(2)	Expiration Date	Grant Date Present Value $(3)
F.H. Merelli	—	—		—	—	—
Steven R. Shaw	50,000.059		(4)	32.125	12/6/10	601,000
Paul Korus	—	—		—	—	—
Thomas E. Jorden	—	—		—	—	—
Joseph R. Albi	—	—		—	—	—
Stephen P. Bell	—	—		—	—	—

(1)
These options to purchase Helmerich & Payne common stock were granted pursuant to the Helmerich & Payne, Inc. 1996 Stock Incentive Plan and are nonqualified stock options which vest annually in 25% increments, beginning one year from the date of grant.

(2)
The exercise price is the fair market value of Helmerich & Payne's common stock on the grant date.

(3)
The hypothetical present values on grant date were calculated under a modified Black-Scholes model, which is a mathematical formula used to value options. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value the options include the stock's expected annual volatility rate (50.00%), risk free rate of return (6.03%), dividend yield (0.93%), term (10 years) and discounts for forfeiture of unvested shares (21.21%) and reduced term on vested shares (18.34%). The ultimate values of these options will depend on the future market price of Cimarex's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, the optionee will realize will depend on the excess of the market value of Cimarex's common stock over the exercise price on the date of exercise.

(4)
This percentage is based upon the aggregate number of options granted to Helmerich & Payne employees in fiscal year 2001.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
AND FISCAL YEAR 2001 YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at 2001 Year End				Values of Unexercised In-the-Money Options at 2001 Year End
	Number of Shares Acquired on Exercise
Name
		Value Realized	Exercisable		Unexercisable		Exercisable			Unexercisable
F.H. Merelli	— —	—	250,000 41,667	(1) (3)	— 83,333	(3)	$ $	1,406,250 153,647	(2) (2)	$	— 307,290	(2)
Steven R. Shaw	25,000	$1,064,489	99,000	(4)	131,000	(5)		$249,963	(6)		$283,038	(6)
Paul Korus	5,000 —	$65,587 —	— 45,000	(7)	— 40,000	(7)	$	— 329,063	(2)	$	— 292,500	(2)
Thomas E. Jorden	—	—	32,333	(7)	26,667	(7)		$236,435	(2)		$195,002	(2)
Joseph R. Albi	4,000 —	$45,390 —	— 34,833	(7)	— 26,667	(7)	$	— 254,716	(2)	$	— 195,002	(2)
Stephen P. Bell	—	—	35,833	(7)	26,667	(7)		$262,029	(2)		$195,002	(2)

(1)
Options to purchase Key common stock were granted on January 26, 1997, and vested at a rate of one-third per year over three years. These options were granted under Key's 1992 Stock Option Plan. Upon the effective time of the merger, each option to purchase Key common stock will be converted to an option to purchase Cimarex common stock on the same terms and conditions as had been applicable under Key's 1992 Stock Option Plan.

(2)
Amount represents the $17.00 closing price of Key's common stock on December 31, 2001 (the last trading day of Key's fiscal year), on the New York Stock Exchange, less the exercise price multiplied by the number of exercisable/unexercisable stock options at December 31, 2001, that had an exercise price less than $17.00.

(3)
Options to purchase Key common stock were granted on May 25, 2000, and vest at a rate of one-third per year over three years. These options were granted under Key's 1992 Stock Option Plan. Upon the effective time of the merger, each option to purchase Key common stock will vest in full and be converted to an option to purchase Cimarex common stock on the same terms and conditions as had been applicable under Key's 1992 Stock Option Plan.

(4)
Options to purchase 24,000 shares of Helmerich & Payne common stock were granted on December 4, 1996 pursuant to Helmerich & Payne's 1990 Stock Option Plan, and vested at a rate of one-fifth per year over five years. Options to purchase the remaining 75,000 shares of Helmerich & Payne common stock were granted pursuant to Helmerich & Payne's 1996 Stock Option Plan as follows: 37,500 options on December 3, 1997, 25,000 on December 2, 1998 and 12,500 on December 1, 1999. Options granted under the 1996 Stock Option Plan vest at a rate of one-fourth per year over four years. Includes 37,500 out-of-the-money options. Upon the effective time of the spin-off, each option to purchase Helmerich & Payne common stock will be converted to an option to purchase Cimarex common stock using a conversion ratio based on a comparison of the trading price of Helmerich & Payne common stock prior to the spin-off with the trading price of Cimarex common stock following the merger. The converted options will have the same terms and conditions as had been applicable under the plan under which the options were issued.

(5)
Options to purchase 6,000 shares of Helmerich & Payne common stock were granted on December 4, 1996 pursuant to Helmerich & Payne's 1990 Stock Option Plan, and vest at a rate of one-fifth per year over five years. Options to purchase the remaining 125,000 shares of Helmerich & Payne common stock were granted pursuant to Helmerich & Payne's 1996 Stock Option Plan as follows: 12,500 options on December 3, 1997, 25,000 on December 2, 1998, 37,500 on December 1, 1999 and 50,000 options on December 6, 2000. Options granted under the 1996

  Stock Option Plan vest at a rate of one-fourth per year over four years. Includes 62,500 out-of-the-money options. Upon the effective time of the spin-off, each option to purchase Helmerich & Payne common stock will be converted to an option to purchase Cimarex common stock using a conversion ratio based on a comparison of the trading price of Helmerich & Payne common stock prior to the spin-off with the trading price of Cimarex common stock following the merger. The converted options will have the same terms and conditions as had been applicable under the plan under which the options were issued.

(6)
This amount is based on the $26.10 closing price of Helmerich & Payne's common stock on September 30, 2001 (the last trading day of Helmerich & Payne's fiscal year), on the New York Stock Exchange.

(7)
Options to purchase Key common stock were granted on September 7, 1999, and vest at a rate of one-third per year over three years. These options were granted under Key's 1992 Stock Option Plan. Upon the effective time of the merger, each option to purchase Key common stock will vest in full and be converted to an option to purchase Cimarex common stock on the same terms and conditions as had been applicable under Key's 1992 Stock Option Plan.

Employment Agreements and Change in Control Arrangements with Named Executive Officers

        F. H. Merelli.    Mr. Merelli is party to an employment agreement with Key pursuant to which he agreed to serve as the President and Chief Executive Officer of Key for an indefinite term. Following the merger, Cimarex will assume the employment agreement and Mr. Merelli will serve as the President and Chief Executive Officer of Cimarex. Pursuant to the agreement, Mr. Merelli currently receives a base salary of $321,000 annually (effective September 16, 2001) which is subject to annual adjustment by the board of directors and may be increased, but not decreased, on the basis of such review. Mr. Merelli is also entitled to receive an annual incentive bonus under any plan or program implemented for executives. The Company is also obligated to purchase a $500,000 life insurance policy for Mr. Merelli.

        Cimarex may terminate Mr. Merelli's employment at any time for cause (as defined in the agreement) or after 30 days' notice if not for cause, and Mr. Merelli may terminate his employment at any time for any reason. Upon (i) Mr. Merelli's termination of employment by Cimarex without cause or due to his death or disability or (ii) Mr. Merelli's resignation for good reason (as such term is described in the agreement), he will be entitled to receive continuation of his base salary for two years and the maximum incentive compensation payable pursuant to any plan or program established by Cimarex. Mr. Merelli also participates in the Income Continuance Plan described below, which provides for continuation of his salary and benefits upon certain terminations of employment following the merger. Any payment made to Mr. Merelli pursuant to the agreement will be deducted from the benefits to which he is otherwise entitled pursuant to the Income Continuance Plan described below.

        During the period of his employment and for three years thereafter, Mr. Merelli is required under the agreement to keep confidential any information about Cimarex or its business that is not generally available to the public. Cimarex is also obligated under the agreement to indemnify Mr. Merelli to the maximum extent permissible under applicable law governing the indemnification of officers and directors.

        Steven R. Shaw.    Mr. Shaw is party to an agreement with Helmerich & Payne that Cimarex has agreed to assume following the spin-off. If Cimarex terminates Mr. Shaw's employment within 24 months after the spin-off other than for cause, disability, death or the occurrence of a substantial downturn, or if Mr. Shaw terminates his employment for good reason within 24 months after the spin-off (as such terms are defined in the agreement), any options or restricted stock granted to Mr. Shaw under a plan adopted by Cimarex will vest in full and Cimarex will be required to pay or provide Mr. Shaw: (i) a lump-sum payment equal to two times his base salary and annual bonus,

(ii) 24 months of benefit continuation, (iii) a prorated annual bonus, and (iv) up to $5,000 for outplacement counseling services; provided that the lump-sum payment and prorated annual bonus shall be payable only if Mr. Shaw executes and does not revoke a release of claims in the form attached to the agreement (as it may be modified in respect of changes in law or applicable regulations). In addition, if Mr. Shaw remains employed with Cimarex for 18 months after the spin-off, he may terminate his employment for any reason during the following thirty days and be entitled to full vesting of any options or restricted stock that had been granted to him before the spin-off. In the event that any benefits payable to Mr. Shaw as a result of the spin-off or merger (including without limitation any benefits provided under the agreement) are subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code, Mr. Shaw will be entitled to receive the greater of (i) such benefits reduced by any applicable excise taxes and (ii) a reduction in his benefits so that no excise taxes are applicable. During the period of his employment, Mr. Shaw is prohibited from divulging any confidential information of Helmerich & Payne and Cimarex, and following his termination of employment, he will be permitted to do so only with the prior written consent of Helmerich & Payne and/or Cimarex, as the case may be. Cimarex agrees to indemnify Mr. Shaw in the same manner as any other key management employees and, during the term of the agreement and for the five-year period following his termination of employment, Cimarex agrees to maintain directors and officers liability insurance covering Mr. Shaw, provided that the indemnity and insurance shall be maintained at a level no less than that in effect immediately prior to the spin-off.

        Messrs. Korus, Jorden, Albi and Bell.    Each of Messrs. Korus, Jorden, Albi and Bell entered into an employment agreement with Key that has since expired. However, each agreement provided that, if the executive continues as an employee after the term of the agreement (as each executive has done) and is terminated without cause following a change in control (as those terms are defined in the agreement), the executive will be entitled to a lump-sum payment equal to two times the executive's base salary at the time of the change in control. Cimarex will assume this obligation following the merger. Accordingly, if Cimarex terminates the executive's employment without cause following the merger, Cimarex will be obligated to make a lump-sum payment to the executive equal to two times his base salary at the time of the merger. Any payments made to these executives pursuant to these agreements will be deducted from the benefits to which the executive is otherwise entitled pursuant to the Income Continuance Plan described below.

Income Continuance Plan

        Key maintains an Income Continuance Plan in which the following employees of Key participate:

  •
  all officers of Key (including Messrs. Merelli, Korus, Jorden, Albi and Bell);

  •
  all employees of Key who are at least 40 years old;

  •
  all employees of Key who have been continuously employed by Key for at least 10 years; and

  •
  certain other employees of Key with special skills or experience, as determined by the Key board of directors.

        Pursuant to the Income Continuance Plan, if, following a change in control of Key, a participating employee is terminated without cause (as such term is described in the plan) or resigns due to changed circumstances (including, without limitation, a significant change in title, duties, authority or compensation or a greater than 50-mile change in the employee's regular work place), the employee will be entitled to the following benefits:

  •
  Employees who have at least 48 months continuous service with Key and officers of Key are entitled to receive continuation of their base compensation (as defined in the plan, including all salary, incentive compensation and bonuses) for 24 months following their termination of employment.

  •
  Employees (other than officers) who have less than 48 months continuous service with Key are entitled to receive continuation of their base compensation (as defined in the plan) for a period equal to 50% of their aggregate months of service; provided, however, that the Key board of directors may extend this period to a maximum of 24 months in its sole discretion.

  •
  All participating employees will receive health and life insurance continuation for so long as they receive salary continuation as well as reimbursement of any expenses, including legal fees incurred in enforcing the employee's right to receive benefits pursuant to the plan.

        In general, the benefits paid pursuant to the Income Continuance Plan are in addition to, and not in lieu of, any benefits which the participants are otherwise entitled to pursuant to a plan, program or contract. However, if an employee is entitled to receive a payment based on annual salary pursuant to the terms of an employment agreement, the benefits paid pursuant to the Income Continuance Plan shall be offset by the benefits paid pursuant to the employment agreement.

        The merger will constitute a change in control under the Income Continuance Plan. As a result, each of Messrs. Merelli, Korus, Jorden, Albi and Bell will be entitled to receive continuation of his base compensation and health and life insurance benefits for 24 months if his employment is terminated without cause or he resigns due to changed circumstances following the effective time of the merger. As discussed above, each of Messrs. Merelli, Korus, Jorden, Albi and Bell is also party to an agreement that provides for salary continuation payments upon a termination without cause or (in the case of Mr. Merelli) resignation for good reason following a change in control. Any payment received pursuant to these agreements will be deducted from the payments to which these executives are entitled under the Income Continuance Plan. The Income Continuance Plan may not be amended after the merger and may not be terminated during the thirty-month period following the merger.

Interests of Certain Key and Cimarex Directors and Executive Officers in the Merger

        Members of the Key and Cimarex board of directors and executive officers of Key and Cimarex have agreements and arrangements that provide them with interests in the spin-off and merger that differ from, or are in addition to, those of Helmerich & Payne stockholders and Key stockholders. These agreements and arrangements can be summarized as follows:

        Governance Structure.    Under the terms of the merger agreement, the board of directors of Cimarex after completion of the merger will be comprised of nine individuals, four of whom are current directors of Key, three of whom are current directors of Helmerich & Payne and one of whom is currently a director of Cimarex.

        Key Employee and Director Stock Options.    At the effective time of the merger, each outstanding Key stock option will be assumed by Cimarex and will be deemed to constitute an option to acquire Cimarex common stock on the same terms and conditions as had been applicable under the historical Key stock option plans. In general, a former Key option holder will be entitled, on exercise of his or her stock option, to purchase that number of shares of Cimarex common stock that could have been purchased under the Key stock option, at an equivalent exercise price per share. Each outstanding option under the Key stock option plans will vest in full upon the effective time of the merger and remain outstanding in accordance with its original terms.

        Helmerich & Payne Stock Options.    At the time of the spin-off, Helmerich & Payne stock options held by Cimarex employees who are former Helmerich & Payne employees (including Steven R. Shaw and other executive officers of Cimarex) will be converted into Cimarex stock options, using a conversion ratio based on a comparison of the trading price of Helmerich & Payne common stock for the five trading days immediately prior to the fifth trading date immediately prior to the record date for the spin-off with the trading price of Cimarex common stock for the first five trading days following the spin-off.

        Directors' and Officers' Indemnification.    From and after the effective time of the merger, Cimarex will indemnify any persons who are or were officers or directors of Key prior to the effective time of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the effective time of the merger. Cimarex will maintain existing, or provide comparable, directors' and officers' liability insurance policies for a period of six years following the effective time of the merger.

Employment and Severance Agreements and Other Compensation

        Income Continuance Plan.    Each Key executive officer (including Key executive officers who are party to agreements described above) participates in the Key Income Continuance Plan under which each officer is entitled to receive 24 months continuation of his base compensation (as defined in the plan) and health and life insurance benefits if his employment is terminated without cause or he resigns as a result of changed circumstances following the effective time of the merger. The plan may not be terminated during the 30-month period following the effective time of the merger. See "Management of Cimarex—Employment Agreements and Change in Control Arrangements with Named Executive Officers" on page 74.

Agreements with Employees

        F.H. Merelli.    Key has an employment agreement with F.H. Merelli, the chairman, president and chief executive officer of Key and, following the merger, Cimarex. The agreement will be assumed by Cimarex following the merger. Under the agreement, upon (i) Mr. Merelli's termination of employment without cause or due to his death or disability or (ii) Mr. Merelli's resignation for good reason (each as defined in the agreement), he is entitled to receive his base salary for two years and the maximum incentive compensation payable pursuant to any plan or program established by Cimarex. Mr. Merelli also participates in the Income Continuance Plan. Any payment made to Mr. Merelli pursuant to his employment agreement will be deducted from the benefits to which he is otherwise entitled pursuant to the Income Continuance Plan. See "Management of Cimarex—Employment Agreements and Change in Control Arrangements with Named Executive Officers" on page 74.

        Steven R. Shaw.    Mr. Shaw, who will become executive vice president of Cimarex following the spin-off, is party to an agreement with Helmerich & Payne that will be assumed by Cimarex upon the spin-off. The agreement provides that, if Mr. Shaw is terminated by Cimarex within 24 months after the spin-off other than for cause, disability, death or the occurrence of a substantial downturn, or if Mr. Shaw terminates his employment for good reason within 24 months after the spin-off (as such terms are defined in the agreement), (i) Cimarex will pay Mr. Shaw a pro-rated annual bonus and an additional lump-sum payment equal to two times his base salary and annual bonus, (ii) any options granted to Mr. Shaw will become fully exercisable and any restricted stock granted to Mr. Shaw will become nonforfeitable, and (iii) Cimarex will provide Mr. Shaw with 24 months of continued health insurance. In addition, if Mr. Shaw voluntarily terminates his employment during the 30-day period beginning 18 months after the spin-off, any options granted to Mr. Shaw before the spin-off will become fully exercisable and any restricted stock granted to Mr. Shaw before the effective time of the merger will become nonforfeitable. See "Management of Cimarex—Employment Agreements and Change in Control Arrangements with Named Executive Officers" on page 74.

        Messrs. Korus, Jorden, Albi and Bell.    Cimarex will also assume the employment agreements with Paul Korus, Thomas E. Jorden, Joseph R. Albi and Stephen P. Bell, who will become executive officers of Cimarex following the merger. These agreements provide for a lump-sum payment equal to two times the executive's base salary at the time of the merger if the executive is terminated without cause at any time following the merger (as defined in the agreement). Any payments made to these executives pursuant to these agreements will be deducted from the benefits to which the executive is otherwise entitled pursuant to the Income Continuance Plan described above. See "Management of Cimarex—Employment Agreements and Change in Control Arrangements with Named Executive Officers" on page 74.

        Messrs. Nagel, Burau and McLaughlin.    Each of Messrs. Nagel, Burau and McLaughlin, who will become vice presidents of Cimarex following the spin-off, is party to an agreement with Helmerich & Payne that will be assumed by Cimarex. The agreement provides that, if the executive is terminated by Cimarex within 24 months after the spin-off other than for cause, disability, death or the occurrence of a substantial downturn, or if the executive terminates his employment for good reason within 24 months after the spin-off (as such terms are defined in the agreement), Cimarex will pay the executive a pro-rated annual bonus and an additional lump-sum payment equal to two times his base salary and annual bonus, any options granted to the executive will become fully exercisable and any restricted stock granted to the executive will become nonforfeitable, and Cimarex will provide the executive with 24 months of continued health insurance.

        Restricted Stock Agreement with Paul Korus.    Mr. Korus is party to a restricted stock agreement pursuant to which he received 10,000 restricted shares of Key common stock. At the effective time of the merger, the restricted shares of Key common stock will automatically convert into restricted shares of Cimarex common stock, and Cimarex will assume the restricted stock agreement. The restricted shares generally vest in full on September 20, 2002; however, if Mr. Korus' employment is terminated without cause or he resigns for good reason (each as defined in the agreement) during the six-month period following the effective time of the merger, the restricted shares will immediately vest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Stock Ownership of Helmerich & Payne

Five Percent Holders
Of Helmerich & Payne Common Stock
(As of June 30, 2002)*

	Voting Authority		Dispositive Authority
Name and Address					Total Amount of Beneficial Ownership
	Sole	Shared	Sole	Shared		Percent of Class*
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109(1)	—	2,168,150	—	2,790,150	2,790,150	5.582%
State Farm Mutual Automobile Insurance Company One State Farm Plaza Bloomington, Illinois 61710(2)	4,128,600	—	4,128,600	6,600	4,135,200	8.274%

*
Calculations based upon 49,980,947 shares outstanding as of June 30, 2002.
(1)
This information is based upon Wellington Management Company, LLP's Schedule 13G Amendment dated February 12, 2002.
(2)
This information is based upon State Farm Mutual Automobile Insurance Company's Schedule 13G Amendment dated February 7, 2002.

Officer and Director Ownership
of Helmerich & Payne
Common Stock
(As of June 30, 2002)*

Name	Shares Beneficially Owned*(1)		Percent of Class*(2)
W. H. Helmerich, III	1,980,960	(3)	3.96%
Hans Helmerich	627,683	(4)	1.26%
George S. Dotson	358,556	(5)	**
Steven R. Shaw	184,364	(6))	**
Douglas E. Fears	111,995	(7)	**
Steven R. Mackey	54,008	(8)	**
L. F. Rooney, III	35,800	(9)	**
John D. Zeglis	9,800	(10)	**
Glenn A. Cox	8,800	(11)	**
George A. Schaefer	7,800	(10)	**
William L. Armstrong	7,800	(10)	**
Edward B. Rust, Jr.	6,200	(10)	**
All directors and executive officers as group (including the above named persons)	3,423,797	(12)	6.72%

*
Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.
**
Less than one percent.
(1)
Unless otherwise indicated, all shares are owned directly by the named person, and he has sole voting and investment power with respect to such shares.
(2)
Percentage calculation not included if beneficial ownership is less than one percent of class.

(3)
Includes 150,000 shares owned by The Helmerich Foundation, an Oklahoma charitable trust, for which Mr. Helmerich is Trustee, and 20,000 shares owned by Ivy League, Inc., of which Mr. Helmerich is President and Director. Mr. Helmerich possesses sole voting and investment power over all indirectly owned shares.
(4)
Includes options to purchase 385,000 shares exercisable within 60 days; 9,511 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of June 30, 2002; 21,545 shares owned by Mr. Hans Helmerich's wife, with respect to which he has disclaimed all beneficial ownership; 14,800 shares held by Mr. Helmerich as Trustee for various trusts for members of his immediate family, as to which he has sole voting and investment power; 2,000 shares held by Mr. Helmerich as a Co-trustee for a family trust for which he shares voting and investment power; and 30,000 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Co-trustee, for which he shares voting and investment power.
(5)
Includes options to purchase 260,000 shares exercisable within 60 days; 4,098 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of June 30, 2002; 1,300 shares held in a trust for a family member for which Mr. Dotson, as a Co-trustee, shares voting and investment power; 39,554 shares owned by Mr. Dotson's wife, with respect to which he has disclaimed all beneficial ownership; and 10,125 shares owned by The Dotson Family Charitable Foundation, for which Mr. Dotson is Co-trustee, and for which he shares voting and investment power.
(6)
Includes options to purchase 155,000 shares exercisable within 60 days; and 3,616 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of June 30, 2002.
(7)
Includes options to purchase 90,500 shares exercisable within 60 days; and 498 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of June 30, 2002; and 800 shares owned by a charitable foundation, for which Mr. Fears is Co-trustee, and for which he shares voting and investment power.
(8)
Includes options to purchase 47,750 shares exercisable within 60 days; and 785 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of June 30, 2002.
(9)
Includes options to purchase 2,800 shares within 60 days; and 29,000 shares held by a corporation controlled by Mr. Rooney.
(10)
Includes options to purchase 2,800 shares within 60 days.
(11)
Includes options to purchase 2,800 shares within 60 days; and 2,000 shares held in a revocable trust known as the Glenn A. Cox Trust, UTA, with respect to which voting and investment power are shared with Mr. Cox's wife.
(12)
Includes options to purchase 976,850 shares exercisable within 60 days; and 21,168 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of June 30, 2002.

Beneficial Stock Ownership of Key

Five Percent Holders
Of Key Common Stock
(As of June 30, 2002)*

			Dispositive Authority
	Voting Authority
Name and Address					Total Amount of Beneficial Ownership
	Sole	Shared	Sole	Shared		Percent of Class
Dimensional Fund Advisors Inc.(1) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	835,186	—	835,186	—	835,186	5.93%

*
Calculations based upon 14,080,468 shares outstanding as of June 30, 2002.

(1)
Information from Schedule 13G filed by Dimensional Fund Advisors with the SEC on February 12, 2002.

Officer And Director Ownership
of Key Common Stock
(As of June 30, 2002)*

Name	Shares Beneficially Owned*		Percent of Class*
F. H. Merelli	707,531	(1)(5)(12)	4.89%
Cortlandt S. Dietler	146,000	(2)(12)	1.03%
L. Paul Teague	50,837	(3)(12)	0.36%
Paul D. Holleman	47,000	(4)(12)	0.33%
Stephen P. Bell	67,132	(6)(12)	0.48%
Joseph R. Albi	66,898	(7)(12)	0.47%
Thomas E. Jorden	66,221	(8)(12)	0.47%
Paul Korus	196,914	(5)(9)(12)	1.39%
Barbara L. Schaller	9,618	(10)(12)	0.07%
All directors and executive officers as group (including the above named persons)	1,257,547	(11)(12)	8.46%

*
Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.
(1)
Includes 152,300 shares held in Mr. Merelli's IRA account; options for 375,000 shares (consisting of options for 250,000 shares which are fully vested and options for 125,000 shares, one-third of which vested on May 25, 2001, with an additional one-third vesting on each subsequent anniversary date); and 9,527 shares held in his 401(k) account.
(2)
Includes options for 87,500 shares which are fully vested.
(3)
Includes options for 6,667 shares which are fully vested.
(4)
Includes options for 45,000 shares, one-third of which vested on April 4, 2002, with an additional one-third vesting on each subsequent anniversary date.
(5)
Includes 100,604 shares held by Messrs. Merelli and Korus as Trustees of Key's 401(k) retirement plan.
(6)
Includes options for 62,500 shares (consisting of options for 35,833 shares which are fully vested and 26,667 shares which will vest on September 7, 2002); and 4,632 shares held in his 401(k) account.
(7)
Includes 800 shares held in Mr. Albi's IRA account; options for 61,500 shares (consisting of options for 34,833 shares which are fully vested and 26,667 shares which will vest on September 7, 2002); and 4,598 shares held in his 401(k) account.
(8)
Includes options for 59,000 shares (consisting of options for 32,333 shares which are fully vested and 26,667 shares which will vest on September 7, 2002); and 5,461 shares held in his 401(k) account.
(9)
Includes options for 85,000 shares (consisting of options for 45,000 shares which are fully vested and 40,000 shares which will vest on September 7, 2002); 10,000 shares of restricted stock; and 1,310 shares held in his 401(k) account.
(10)
Includes options for 6,667 shares (consisting of 3,334 shares which are fully vested and 3,333 shares which will vest on September 7, 2002) and 1,951 shares held in her 401(k) account.
(11)
Includes options for 788,834 shares of common stock, vesting at various dates beginning September 1, 1993. The 100,604 shares held by Messrs. Merelli and Korus, as trustees of Key's 401(k) retirement plan, were only counted once in this calculation.
(12)
Upon completion of the merger, all unvested options will vest.

DESCRIPTION OF CIMAREX CAPITAL STOCK

Capital Stock

        The Cimarex capital stock is described below. The following statements are subject to the provisions of the certificate of incorporation and by-laws of Cimarex and the relevant provisions of the Laws of the State of Delaware.

        Cimarex currently is authorized to issue up to 100,000,000 shares of common stock, par value $.01 per share. Also, Cimarex is authorized to issue up to 15,000,000 shares of preferred stock, par value $.01 per share, in one or more classes or series. Cimarex has not issued any of this preferred stock. If preferred stock is issued, Cimarex's board of directors may fix the designations, preferences and relative, participating, optional or other special rights and qualifications of the shares of each class or series.

        Dividends may be paid on the Cimarex common stock out of assets or funds legally available for dividends, when and if declared by Cimarex's board of directors, subject to, if preferred stock of Cimarex is then outstanding, any preferential rights of such preferred stock.

        If Cimarex is liquidated, dissolved or wound up, the holders of shares of Cimarex common stock will be entitled to receive the assets and funds of Cimarex available for distribution after payments to creditors and to the holders of any preferred stock, in proportion to the number of shares held by them. Each share of Cimarex common stock entitles the holder of record to one vote at all meetings of stockholders and the votes are non-cumulative. The Cimarex common stock has no subscription rights and does not entitle the holder to any preemptive rights.

        Cimarex's amended and restated certificate of incorporation will provide that the Cimarex stockholders may not take any action by written consent in lieu of a meeting. Cimarex's amended and restated certificate of incorporation will also provide that the number of directors on the Cimarex board of directors will be at least six and not more than nine, with the exact number to fixed by a resolution adopted by a majority of the board of directors. The directors will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The initial division of the board of directors into classes will be made by the decision of the affirmative vote of a majority of the entire board of directors. The term of the initial Class I directors will terminate on the date of the 2003 annual meeting; the term of the initial Class II directors will terminate on the date of the 2004 annual meeting; and the term of the initial Class III directors will terminate on the date of the 2005 annual meeting. At each annual meeting of stockholders beginning in 2003, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Subject to the rights, if any, of the holders of shares of preferred stock then outstanding, a director may be removed from office at a regular or special meeting of the stockholders of Cimarex, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote at an election of directors. Special meetings of the Cimarex stockholders may be called by either the chairman of the board of directors, the president or the board of directors.

        Cimarex's amended and restated certificate of incorporation may be amended, altered, changed or repealed in the manner provided for by statute in effect at the time of such amendments, alteration, change or repealing. The provisions of the Cimarex amended and restated certificate of incorporation relating to the classified board of directors, the elimination of stockholder action by written consent and amendment of the by-laws may only be adopted, amended, altered or repealed by the affirmative vote of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors. Cimarex's by-laws may be adopted, altered or repealed by the affirmative vote of at least a majority of the entire board of directors. The by-laws also may be adopted, amended, altered or repealed by the affirmative vote of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

        A stockholder's notice will be delivered to and received by the secretary not less than 90 nor more than 100 days prior to the anniversary of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was marked or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Cimarex by-laws provide that the only business that can be conducted at special meetings will be the items of business set forth in the notice of special meeting.

        After the effective time of the merger, Continental Stock Transfer & Trust Company will be the transfer agent and registrar for the Cimarex common stock.

Shareholder Rights Plan

        Cimarex has adopted a shareholder rights plan. Under the terms of the plan, Cimarex declared as a dividend for each share of common stock outstanding the right to purchase certain preferred stock. As a result, one right will be distributed with each share of Cimarex common stock distributed in the spin-off and the merger. Each right will entitle the registered holder to purchase from Cimarex a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock. The following summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement between Cimarex and UMB Bank, N.A., which is filed as an exhibit to this registration statement of which this information statement is a part.

        Initially, the rights will be attached to all common stock certificates representing shares then outstanding and no separate rights certificates will be distributed. Subject to certain exceptions specified in the rights agreement, the rights will separate from the common stock and a rights distribution date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons, or an acquiring person, has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by Cimarex or certain inadvertent actions by institutional or certain other stockholders or (ii) 10 business days (or such later date as Cimarex's board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person. However, neither Helmerich & Payne, nor any affiliate nor associate of Helmerich & Payne will be an acquiring person by virtue of Helmerich & Payne's being the beneficial owner of common stock at any time prior to ceasing to be the beneficial owner of such common stock in the spin-off of all of the issued and outstanding common stock, together with the associated rights, to the holders of the outstanding common stock of Helmerich & Payne.

        The rights are not exercisable until the rights distribution date and will expire at 5:00 p.m. (New York City time) on February 22, 2012, unless such date is extended or the rights are earlier redeemed or exchanged by Cimarex as described below.

        If a person becomes an acquiring person, except pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of Cimarex and its stockholders, after receiving advice from one or more investment banking firms, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of Cimarex) having a value equal to two times the exercise price of the right. However, following the occurrence of the event described in this paragraph, all rights that are, or were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by Cimarex as set forth below.

        For example, at an exercise price of $60 per right, each right not owned by an acquiring person following an event set forth in the preceding paragraph would entitle its holder to purchase $120 worth of common stock (or other consideration, as noted above) for $60. Assuming that the common stock had a per share value of $60 at such time, the holder of each valid right would be entitled to purchase two shares of common stock for $60.

        If, at any time following the stock acquisition date (as described above), (i) Cimarex engages in a merger or other business combination transaction in which Cimarex is not the surviving corporation (other than pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of Cimarex and its stockholders, after receiving advice from one or more investment banking firms), (ii) Cimarex engages in a merger or other business combination transaction in which Cimarex is the surviving corporation and the common stock of Cimarex is changed or exchanged, or (iii) 50% or more of Cimarex's assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which have previously been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

        At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent or more of the outstanding common stock, the Cimarex board of directors may exchange the rights (other than the rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of preferred stock (or of a share of a class or series of Cimarex preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment in certain events).

        At any time prior to the earlier of (i) ten business days following the stock acquisition date or (ii) February 22, 2012, Cimarex may redeem the rights in whole, but not in part, at a price of $.01 per right (subject to adjustment in certain events and payable in cash, common stock or other consideration deemed appropriate by Cimarex's board of directors). Immediately upon the action of Cimarex's board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Cimarex, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Cimarex, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for shares of Cimarex common stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the rights as described above.

        Any of the provisions of the rights agreement may be amended by Cimarex's board of directors prior to the rights distribution date. After the rights distribution date, the provisions of the rights agreement may be amended by the board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement.

EXPERTS

        The consolidated financial statements of Key as of December 31, 2001 and 2000, and for the years then ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Key incorporated herein by reference to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

        The consolidated financial statements of Cimarex Energy Co. at September 30, 2001 and 2000 and for each of the three years in the period ended September 30, 2001 included in this information statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere in this information statement, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

GLOSSARY OF OIL AND NATURAL GAS TERMS

        The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and this information statement:

        Bbl—One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or NGLs.

        Bbl/d—One stock tank barrel per day, or 42 U.S. gallons liquid volume per day, used in reference to oil or NGLs.

        Bcf—One billion cubic feet of natural gas at standard atmospheric conditions.

        Bcfe—Billion cubic feet equivalent.

        Delay rentals—Fees paid to the owner of the oil and natural gas lease prior to the commencement of production.

        Developed acreage—The number of acres allocated or assignable to producing wells or wells capable of production.

        Development well—A well drilled within or in close proximity to an area of known production targeting existing reservoirs.

        Exploitation—The continuing development of a known producing formation in a previously discovered field. To make complete or maximize the ultimate recovery of oil or natural gas from the field by work including development wells, secondary recovery equipment or other suitable processes and technology.

        Exploration—The search for natural accumulations of oil and natural gas by any geological, geophysical or other suitable means.

        Exploratory well—A well drilled either in search of a new and as yet undiscovered accumulation of oil or natural gas, or with the intent to greatly extend the limits of a pool already partly developed.

        Gross acres—The total acres in which a party has a working interest.

        Mcf—One thousand cubic feet of natural gas.

        Mcfe—One thousand cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

        Mcfepd—One thousand cubic feet equivalent of natural gas per day, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

        Mmcf—One million cubic feet of natural gas.

        Mmcf/d—One million cubic feet of natural gas per day.

        MMBbls—One million barrels (Bbl).

        Mmcfe—One million cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mmcf at a ratio of 6 Mmcf to 1,000 Bbl of oil.

        MBTU—One million British thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

        NGL—Natural gas liquid.

        Net acres—Gross acres multiplied by the percentage working interest owned by a party.

        NYMEX—New York Mercantile Exchange.

        Operator—The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

        Proved developed reserves—Proved oil and gas reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        Proved reserves—The estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

        Proved undeveloped reserves—Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

        3-D seismic—The method by which a three-dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, exploitation and production.

WHERE YOU CAN FIND MORE INFORMATION

        Cimarex has filed a Form 10 with the SEC to register the Cimarex common stock and the rights to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock under the Exchange Act. This information statement is filed with the Form 10. As allowed by SEC rules, this information statement does not contain all the information you can find in the Form 10 or the exhibits to the Form 10.

        Cimarex also has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the shares of Cimarex common stock and associated preferred stock purchase rights to be issued pursuant to the merger agreement.

        You may obtain copies of the Form 10 or the Form S-4 (and any amendments to these documents) by following the instructions hereunder.

        After the spin-off, Cimarex will be subject to the informational requirements of the Exchange Act and in accordance therewith will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities.

        The SEC also maintains a public Internet web site that contains reports, proxy and registration statements and other information about issuers, like Key, Cimarex and Helmerich & Payne, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        You may also obtain information about Key and Helmerich & Payne at http://www.keyproduction.com and http://www.hpinc.com, respectively. The information contained on these websites does not form a part of this information statement.

        You can also inspect reports, proxy and registration statements and other information about Cimarex, Key and Helmerich & Payne at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005.

        Inquiries relating to the spin-off, merger, Helmerich & Payne or Cimarex should be directed to Helmerich & Payne, Utica at Twenty-first Street, Tulsa, Oklahoma 74114, telephone number (918) 742-5531.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this information statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement or in any information statement filed after the date of this information statement by Key with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the special meeting of Key's stockholders. This information statement incorporates by reference the documents set forth below that Key has previously filed with the SEC. These documents contain important information about Key and its financial condition.

        The documents Key incorporates by reference are:

  •
  Quarterly Report on Form 10-Q for the Quarterly Period ended June 30, 2002 (filed on August 14, 2002);

  •
  Current Report on Form 8-K, dated August 7, 2002;

  •
  Current Report on Form 8-K, dated July 26, 2002;

  •
  Quarterly Report on Form 10-Q for the Quarterly Period ended March 31, 2002 (filed on May 15, 2002);

  •
  Current Report on Form 8-K, dated May 6, 2002;

  •
  Current Report on Form 8-K, dated April 24, 2002;

  •
  Annual Report on Form 10-K for the year ended December 31, 2001 (filed on March 21, 2002);

  •
  Current Report on Form 8-K, dated March 13, 2002;

  •
  Current Report on Form 8-K, dated February 25, 2002; and

  •
  Current Report on Form 8-K, dated February 19, 2002.

        We incorporate by reference the documents listed above and any additional documents filed by Key with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until Key's meeting of stockholders.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Cimarex Energy Co.

        We have audited the accompanying consolidated balance sheets of Cimarex Energy Co., (See Note 1) as of September 30, 2001 and 2000, and the related consolidated statements of operations shareholder's equity and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of Cimarex Energy Co.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cimarex Energy Co., (See Note 1) at September 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP
Tulsa, Oklahoma May 8, 2002, except as to the first paragraph of Note 1 as to which the date is August 13, 2002.

CIMAREX ENERGY CO.

Consolidated Statements of Operations

(In Thousands, Except Share Data)

	For the Nine Months Ended June 30,		For the Years Ended September 30
	2002	2001	2001	2000	1999
	(Unaudited)
REVENUES:
Oil and gas sales	$79,520	$184,081	$215,777	$155,657	$91,012
Gas marketing sales	37,451	83,072	99,140	78,921	54,263
Other income	2,027	1,490	2,136	2,906	1,627

	118,998	268,643	317,053	237,484	146,902

COSTS AND EXPENSES:
Gas marketing purchases	36,147	78,033	93,819	74,720	49,950
Production	10,920	9,443	13,091	10,687	11,031
Depreciation, depletion, and amortization	27,369	35,350	49,699	41,704	31,939
Reduction to carrying value of oil and gas properties	—	—	78,082	—	—
Production, property and other taxes	8,083	15,246	18,965	12,092	8,634
General and administrative	6,826	7,503	10,068	7,598	7,340
Interest expense	223	(2,271)	(1,509)	618	1,092
	89,568	143,304	262,215	147,419	109,986

Income before income taxes	29,430	125,339	54,838	90,065	36,916
Provision for income taxes	14,719	46,450	19,585	32,679	13,357

Net income	$14,711	$78,889	$35,253	$57,386	$23,559

Basic earnings per share	$147,110	$788,890	$352,530	$573,860	$235,590
Weighted average shares outstanding	100	100	100	100	100

Pro forma earnings per share (unaudited)
Basic	$0.55	$2.97	$1.33	$2.16	$0.89

Pro forma weighted average shares outstanding (unaudited)
Basic	26,591,321	26,591,321	26,591,321	26,591,321	26,591,321

The accompanying notes are an integral part of these financial statements.

CIMAREX ENERGY CO.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

		September 30,
	June 30, 2002	2001	2000
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$3,183	$—	$455
Accounts receivable, less allowances of $1,224, $334 and $339	29,272	30,483	40,141
Inventories	4,182	5,381	3,387
Deferred income taxes	755	521	3,272
Other current assets	2,939	1,012	7,385

Total current assets	40,331	37,397	54,640

Property and equipment, at cost:
Proved properties	831,225	785,016	681,741
Unproved properties and properties under development, not being amortized	23,657	28,636	27,913
Office equipment and other	8,659	7,880	6,834

	863,541	821,532	716,488
Less: Accumulated depreciation, depletion and amortization	640,383	612,995	485,480

Net property and equipment	223,158	208,537	231,008
Other assets	1,442	278	442

Total assets	$264,931	$246,212	$286,090

LIABILITIES AND SHAREHOLDER'S EQUITY:
Current liabilities
Accounts payable	$8,341	$22,781	$13,418
Accrued liabilities	17,598	22,019	31,389
Due to Helmerich & Payne, Inc.	2,977	—	—

Total current liabilities	28,916	44,800	44,807

Noncurrent liabilities
Deferred income taxes	48,082	33,132	47,021
Other	1,520	1,485	1,290

Total noncurrent liabilities	49,602	34,617	48,311

Commitments and Contingencies
Shareholder's Equity
Preferred stock $.01 par value, no shares issued, 1 million shares authorized; Common stock, $.01 par value, 100 shares issued, 100 million shares authorized	—	—	—
Accumulated equity	186,413	166,795	192,972

Total shareholder's equity	186,413	166,795	192,972

Total liabilities and shareholder's equity	$264,931	$246,212	$286,090

The accompanying notes are an integral part of these financial statements.

CIMAREX ENERGY CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	For the Nine Months Ended June 30,		For the Years Ended September 30,
	2002	2001	2001	2000	1999
	(Unaudited)
Operating Activities
Net Income	$14,711	$78,889	$35,253	$57,386	$23,559
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities—
Depreciation, depletion and amortization	27,369	35,350	49,699	41,704	31,939
Reduction to carrying value of oil and gas properties	—	—	78,082	—	—
Gain on sales of property and equipment	(23)	(152)	(167)	(51)	—
Change in assets and liabilities
Accounts receivable	1,211	7,194	9,658	(18,964)	409
Inventories	1,199	4,413	(1,994)	(371)	(425)
Other current assets	(1,927)	6,466	6,373	(110)	(897)
Other assets	(1,164)	(35)	164	(204)	98
Accounts payable	(17,111)	(2,823)	5,550	8,876	544
Accrued liabilities	(4,421)	(5,388)	(9,370)	10,090	3,980
Deferred income taxes	14,716	9,406	(11,138)	11,707	4,089
Other noncurrent liabilities	35	296	248	(71)	13

Net cash provided by operating activities	34,595	130,436	162,368	109,992	63,309

Investing Activities
Capital expenditures	(39,355)	(75,233)	(101,588)	(72,800)	(50,891)
Proceeds from sale of assets	59	179	205	142	—

Net cash used in investing activities	(39,296)	(75,054)	(101,383)	(72,658)	(50,891)

Financing Activities
Net distributions from (to) Helmerich & Payne, Inc.	4,907	(55,837)	(61,430)	(37,078)	(12,663)
Due to Helmerich & Payne, Inc.	2,977	—	—	—	—

Net cash provided by (used in) financing activities	7,884	(55,837)	(61,430)	(37,078)	(12,663)

Net increase (decrease) in cash and cash equivalents	3,183	(455)	(455)	256	(245)
Cash and cash equivalents, beginning of period	—	455	455	199	444

Cash and cash equivalents, end of period	$3,183	$—	$—	$455	$199

The accompanying notes are an integral part of these financial statements.

CIMAREX ENERGY CO.

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

(IN THOUSANDS)

	Common Stock	Accumulated Equity	Total Shareholder's Equity
Balance, September 30, 1998	$—	$161,768	$161,768
Net income		23,559	23,559
Net distributions to Helmerich & Payne, Inc		(12,663)	(12,663)

Balance, September 30, 1999	—	172,664	172,664

Net income		57,386	57,386
Net distributions to Helmerich & Payne, Inc		(37,078)	(37,078)

Balance, September 30, 2000	—	192,972	192,972

Net income		35,253	35,253
Net distributions to Helmerich & Payne, Inc		(61,430)	(61,430)

Balance, September 30, 2001	—	166,795	166,795

Net income*		14,711	14,711
Net contributions from Helmerich & Payne, Inc*		4,907	4,907
Balance, June 30, 2002*	—	$186,413	$186,413

*
Amounts for the nine months ended June 30, 2002 are unaudited.

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

CIMAREX ENERGY CO.

September 30, 2001, 2000 and 1999 (Information as of
June 30, 2002 and for the nine months ended
June 30, 2002 and 2001 is unaudited)

NOTE 1 BASIS OF PRESENTATION

        Cimarex Energy Co. (Cimarex) is a wholly owned subsidiary of Helmerich & Payne, Inc. In July 2002 Helmerich & Payne contributed its oil and gas exploration and production operations and Helmerich & Payne Energy Services, Inc., a wholly owned subsidiary of Helmerich & Payne Inc., involved in natural gas marketing, to Cimarex. Prior to this contribution Cimarex had no operations. The accompanying consolidated financial statements have been retroactively restated to reflect the historical financial position, results of operations, cash flows and shareholder's equity as if the contribution described previously had occurred and Cimarex had operated as a stand alone business throughout the periods presented. This contribution includes all, and only, those assets, liabilities and operations that have historically been managed and reported as the oil and gas production and gas marketing business of Helmerich & Payne, Inc. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany transactions have been eliminated when preparing these consolidated financial statements. When the financial statements refer to Cimarex, reference includes both Cimarex together with its subsidiary and the assets contributed to the company by Helmerich & Payne, Inc.

        Helmerich & Payne, Inc. provides certain administrative services including but not limited to tax and financial accounting, legal, human resources, information systems, treasury and telecommunications (see Notes 6 and 9). The costs of these services were allocated to Cimarex based on specific identification and, to the extent that such identification was not practical, on the basis of direct labor or other method which management believes to be a reasonable reflection of the utilization of services provided or the benefit received by Cimarex. However, the financial information included herein may not necessarily reflect what the results of operations, cash flows, or financial position would have been had Cimarex been a separate stand-alone entity during the periods presented.

        Because the assets contributed to Cimarex by Helmerich & Payne, Inc. were historically not operated as a separate, stand-alone entity, there are no meaningful historical equity accounts. Accumulated equity represents Helmerich & Payne, Inc.'s contribution of its net investment in the assets as described above after giving effect to net earnings and cash distributions to and from Helmerich & Payne, Inc.

        On February 25, 2002, Key Production Company, Inc. and Cimarex entered into a merger agreement. At the same time Helmerich & Payne, Inc. and Cimarex entered into a distribution agreement that provides for a series of combination transactions which included the transfer of assets and liabilities, as described above, between Helmerich & Payne, Inc. and Cimarex and the distribution of Cimarex stock to Helmerich & Payne, Inc. stockholders on a pro rata basis. After the merger Key will merge with a wholly owned subsidiary of Cimarex and become a new wholly owned subsidiary of Cimarex. Following the distribution and merger Helmerich & Payne, Inc. stockholders will receive 26,591,321 shares (unaudited) of Cimarex common stock and Key stockholders will receive one share of Cimarex common stock for each share of Key common stock. This transaction will be treated as a purchase of Key by Cimarex.

NOTE 2 DESCRIPTION OF BUSINESS

        Cimarex is an "independent oil and gas producer" actively engaged in the acquisition, exploration, development and production of oil and gas properties. Cimarex explores for and produces oil and gas domestically primarily in the states of Oklahoma, Texas, Kansas, and Louisiana and markets natural gas through Helmerich & Payne Energy Services, Inc.

NOTE 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES—

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION—

        The financial information as of June 30, 2002 and for the nine months ended June 30, 2002 and 2001 is unaudited but includes all adjustments, consisting of only those of a normal recurring nature, necessary to present fairly the results of the periods presented on a basis consistent with the audited financial statements. Results for the nine months ended June 30, 2002 are not necessarily indicative of results to be expected for the full year 2002 or for any future period.

PROPERTY AND EQUIPMENT—

        Cimarex has adopted the full cost method of accounting for its oil and gas operations under the special exemption for an initial public distribution as outlined in paragraph 29 of APB No. 20. Previously, Helmerich & Payne accounted for these activities using the successful efforts method of accounting. Management believes that the full cost method of accounting is preferable because it better reflects the economics associated with its strategy, which is based primarily on increasing proved reserves and production by exploring for and then developing the oil and gas resources discovered. An exploration-oriented strategy inevitably results in the irregular occurrence of dry holes. Management further believes that in evaluating the results of operations, the cost of dry holes should be considered with the cost of successful exploratory wells and other development costs incurred in order to evaluate the economic success of an exploration strategy.

        All costs associated with property acquisition, exploration and development activities are capitalized. Exploration and development costs include dry hole costs, geological and geophysical costs, direct overhead related to exploration and development activities and other costs incurred for the purpose of finding oil and gas reserves. Salaries and benefits paid to employees directly involved in the exploration and development of oil and gas properties as well as other internal costs that can be specifically identified with acquisition, exploration and development activities are also capitalized. Cimarex uses the units-of-production method to amortize capitalized costs.

        In accordance with the full cost accounting rules, capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion and amortization and deferred income taxes, may not exceed the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10 percent, plus the lower of cost or fair value of unproved properties, as adjusted for related tax effects and deferred tax revenues (the "full cost ceiling limitation"). If capitalized costs exceed this limit, the excess must be charged to expense. The expense may not be reversed in future periods, even if higher oil and gas prices subsequently increase the full cost ceiling limitation.

        Based on oil and gas prices in effect at September 30, 2001, the unamortized cost of proved oil and gas properties exceeded the full cost ceiling limitation, resulting in a charge to earnings of $78.1 million or $48.4 million net of income taxes. The costs of certain unevaluated properties are not being amortized. On a quarterly basis, such costs are evaluated for impairments or reductions in value. To the extent that the evaluation indicates these properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Abandonments of oil and gas properties are accounted for as adjustments of capitalized costs with no losses recognized.

        Expenditures for maintenance and repairs are charged to operations in the period incurred. Proceeds from the sale of oil and gas properties are credited against capitalized costs, unless such proceeds would significantly alter the amortization base.

CASH AND CASH EQUIVALENTS—

        Cash and cash equivalents consist of cash in banks and investments readily convertible into cash which mature within three months from the date of purchase.

INVENTORIES—

        Inventories, primarily materials and supplies, are valued at the lower of cost (moving average or actual) or market.

REVENUE RECOGNITION—

        Cimarex recognizes revenues from oil and gas sales on the sales method with revenue recognized based on actual volumes of oil and gas sold to purchasers. A liability is recorded for permanent imbalances resulting from gas wells in which Cimarex has sold more production than it is entitled. Natural gas imbalances at June 30, 2002 and at September 30, 2001 and 2000 were not significant. Natural gas marketing revenues are recognized based on actual volumes of gas sold to purchasers.

DERIVATIVES—

        Cimarex does not utilize financial derivative instruments to hedge its market risks.

INCOME TAXES—

        Cimarex operating results historically have been included in consolidated federal and state income tax returns filed by Helmerich & Payne, Inc. A tax sharing agreement exists between Cimarex and Helmerich & Payne, Inc. to allocate and settle among themselves the consolidated tax liability on a shared company basis (see Note 4).

        Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Cimarex's assets and liabilities. Valuation allowances are established to reduce deferred tax assets to an amount that more likely than not will be realized.

EARNINGS PER SHARE—

        Earnings per share are based on the common shares outstanding for all periods presented as there are no dilutive securities related to Cimarex stock for the periods presented. The pro forma earnings per share is based on 26,591,321 Cimarex common shares to be issued upon completion of the distribution of Cimarex stock to Helmerich & Payne, Inc. stockholders as described in Note 1.

FAIR VALUE OF FINANCIAL INSTRUMENTS—

        The carrying amounts of Cimarex's cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

COMPREHENSIVE INCOME—

        Cimarex applies the provisions of SFAS No. 130 "Reporting Comprehensive Income." However, there was no other comprehensive income during the periods presented.

TRANSPORTATION AND STORAGE—

        Transportation and storage costs are included in production expenses for all periods presented.

NOTE 4 INCOME TAXES

        The operations of Cimarex are included in the Helmerich & Payne, Inc. consolidated tax return. A tax sharing agreement exists between the two entities under which the amount of income taxes allocated to Cimarex is determined as though Cimarex were filing a separate consolidated income tax return, except that under the terms of the tax sharing agreement, Cimarex will not receive the benefit of any loss or similar tax attribute arising during the time that losses from Cimarex are included in the Helmerich & Payne Inc. consolidated federal income tax return. Similar concepts apply to allocate the state unitary, combined or consolidated income tax liability.

        Cimarex must reimburse Helmerich & Payne, Inc. for all taxes paid and is entitled to receive all refunds and credits of taxes previously paid related to past results of Cimarex.

        The components of the provision (benefit) for income taxes are as follows (in thousands):

	Nine Months Ended June 30,		Years Ended September 30,
	2002	2001	2001	2000	1999
	(Unaudited)
CURRENT:
Federal	$(921)	$33,173	$27,219	$19,085	$8,039
State	924	3,872	3,504	1,887	1,229

	3	37,045	30,723	20,972	9,268

DEFERRED:
Federal	13,554	8.662	(10,263)	10,783	3,766
State	1,162	743	(875)	924	323

	14,716	9,405	(11,138)	11,707	4,089

TOTAL PROVISION:	$14,719	$46,450	$19,585	$32,679	$13,357

        Reconciliations from the provision for income taxes from continuing operations at the federal statutory rate to the provision for income taxes are as follows (in thousands):

	Nine Months Ended June 30,		Years Ended September 30,
	2002	2001	2001	2000	1999
	(Unaudited)
Provision at statutory rate	$10,301	$43,869	$19,193	$31,523	$12,921
Effect of state taxes	1,631	3,264	1,024	2,190	1,159
Non-conventional fuel source credits utilized	—	(284)	(367)	(379)	(456)
Excess statutory depletion	(242)	(412)	(323)	(556)	(212)
Net operating loss valuation allowance	3,005	—	—	—	—
Other	24	13	58	(99)	(55)

Provision for income taxes	$14,719	$46,450	$19,585	$32,679	$13,357

        For the nine months ended June 30, 2002 Cimarex generated tax net operating losses which are not expected to be realized under the terms of the tax sharing agreement with Helmerich & Payne, Inc. Therefore, a valuation allowance was established to reduce deferred tax assets to an amount that will more likely than not be realized. If Cimarex had filed separate federal income tax returns for all periods presented, provision for income taxes would have decreased by $3,005,000 to $11,714,000 for the nine months ended June 30, 2002, and would have remained the same for all other periods presented.

        The components of Cimarex's net deferred tax liabilities are as follows (in thousands):

		September 30,
	June 30, 2002
		2001	2000
	(Unaudited)
DEFERRED TAX LIABILITIES:
Property, plant and equipment	$48,428	$34,507	$47,346
DEFERRED TAX ASSETS:
Financial accruals	755	521	3,272
Net operating loss carryforward	3,005	—	—
Other	346	1,375	325

Gross deferred tax assets	4,106	1,896	3,597
Valuation allowance	(3,005)	—	—

Net deferred tax assets	1,101	1,896	3,597

NET DEFERRED TAX LIABILITIES	$47,327	$32,611	$43,749

NOTE 5 SHAREHOLDER'S EQUITY

        Cimarex does not issue stock options or restricted stock. Employees of Cimarex receive such awards from plans of Helmerich & Payne, Inc. providing for common-stock based compensation to employees. Helmerich & Payne, Inc. applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its stock option plans. The plans permit the granting of various types of awards including stock options and restricted stock. Awards may be granted for no consideration other than prior and future services. The purchase price per share for stock options may not be less than the market price of the underlying stock on the date of grant. As a result, no compensation cost has been recognized for stock options. Stock options expire 10 years after grant. Options granted under the various plans vest over a four to seven year period. Had compensation cost for the Helmerich & Payne, Inc. plans been determined based on the fair value at the grant dates for awards to employees of Cimarex under these plans, consistent with the methodology of SFAS 123, "Accounting for Stock-Based Compensation", Cimarex's net income would have been the pro forma amounts indicated below (in thousands):

	Years Ended September 30,
	2001	2000	1999
Net income:
As reported	$35,253	$57,386	$23,559
Pro forma	33,983	56,550	22,981

        As required by SFAS 123, the above pro forma data reflect the effect of stock option grants to employees of Cimarex beginning with employee stock-based awards in 1997. These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The weighted-average fair values of the Helmerich & Payne, Inc. stock options granted to employees of Cimarex at their grant date during 2001, 2000 and 1999 were $13.01, $10.80, and $6.81, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted-average assumptions used in the model:

	2001	2000	1999
Expected years until exercise	4.5	5.5	5.5
Expected stock volatility	43%	41%	38%
Dividend yield	.8%	.8%	1.2%
Risk-free interest rate	5.2%	6.0%	6.0%

        The following summary reflects the status of Helmerich & Payne, Inc.'s stock options granted to employees of Cimarex as of September 30, 2001, 2000 and 1999, and changes during the years ending on those dates (shares in thousands):

	2001		2000		1999
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at October 1,	698	$23.69	628	$21.95	479	$23.18
Granted	237	32.46	198	24.75	218	16.81
Exercised	(210)	20.42	(120)	16.39	(67)	14.20
Forfeited/Expired	(6)	27.11	(8)	24.83	(2)	13.63

Outstanding on September 30,	719	$26.78	698	$23.69	628	$21.95

Exercisable on September 30,	167	$25.92	201	$24.64	166	$21.27

        In the nine months ended June 30, 2002, there were 209,000 Helmerich & Payne, Inc. options granted to Cimarex employees (unaudited).

        The following table summarizes information about Helmerich & Payne, Inc. stock options held by employees of Cimarex at September 30, 2001 (shares in thousands):

		Outstanding Stock Options		Exercisable Stock Options
Range of Exercise Prices	Options	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
$12.00 To $16.50	35	3.1 years	$13.56	20	$13.45
$16.51 To $26.50	357	7.4 years	$21.70	89	$21.65
$26.51 To $38.13	327	8.3 years	$33.71	58	$36.88
$12.00 To $38.13	719	7.6 years	$26.78	167	$25.92

        Cimarex has adopted a shareholder rights plan. Under the terms of the plan, Cimarex declared as a dividend for each share of common stock outstanding the right to purchase certain preferred stock. As a result, one right will be distributed with each share of Cimarex common stock distributed in the spin-off and merger with Key. Each right will entitle the registered holder to purchase from Cimarex a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock. The exercise price and the number of units of Preferred Stock issuable on exercise of the rights are subject to adjustment in certain cases to prevent dilution. The rights will be attached to the common stock certificates and are not exercisable or transferrable apart from the common stock, until ten business days after a person acquires 15% or more of the outstanding common stock or ten business days following the commencement of a tender offer or exchange offer that would result in a person owning 15% or more of the outstanding common stock. In the event the Company is acquired in a merger or certain other business combination transactions (including one in which the Company is the surviving corporation), or more than 50% of the Company's assets or earning power is sold or transferred, each holder of a right shall have the right to receive, upon exercise of the right, common stock of the acquiring company having a value equal to two times the exercise price of the right. The rights are redeemable under certain circumstances at $0.01 per right and will expire, unless earlier redeemed, on February 22, 2012.

NOTE 6 EMPLOYEE BENEFIT PLANS

        Helmerich & Payne, Inc. maintains and sponsors noncontributory defined benefit pension plans, contributory health care plans and a contributory 401(k) plan. Cimarex employees participate in these plans and costs related to these plans of $887,000 and $778,000 in the nine months ended June 30, 2002 and 2001 (unaudited), respectively, and $1,138,000, $992,000 and $828,000 in 2001, 2000 and 1999, respectively, were charged to Cimarex.

NOTE 7 RISK FACTORS

CONCENTRATION OF CREDIT—

        Financial instruments which potentially subject Cimarex to concentrations of credit risk consist primarily of trade receivables. Trade receivables are primarily with companies in the oil and gas industry. Cimarex normally does not require collateral except for certain receivables of customers in its natural gas marketing operations.

OIL AND GAS OPERATIONS—

        In estimating future cash flows attributable to Cimarex's exploration and production assets, certain assumptions are made with regard to discount rates, commodity prices received and costs incurred. Due to the volatility of commodity prices and cost estimates, it is possible that the assumptions used in estimating future cash flows for exploration and production assets may change in the near term.

RESERVES—

        Proved oil and gas reserves are based on estimates prepared by independent engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and the timing of development expenditures. The estimate of proved oil and gas reserves can materially effect the charge for depreciation, depletion and amortization. In addition, a decline in proved reserve estimates may impact the outcome of Cimarex's full cost ceiling limitation calculations.

NOTE 8 ACCRUED LIABILITIES

        Accrued liabilities consist of the following (in thousands):

		September 30,
	June 30, 2002
		2001	2000
	(Unaudited)
Royalties payable	$12,024	$13,527	$18,918
Taxes payable—operations	3,681	4,873	3,478
Ad valorem tax	—	354	7,783
Gas purchases	587	1,400	585
Other	1,306	1,865	625

	$17,598	$22,019	$31,389

NOTE 9 RELATED PARTY TRANSACTIONS

        Prior to October 1, 2001, Cimarex participated in Helmerich & Payne, Inc.'s centralized treasury and cash processes. Cash receipts and disbursements were initially received or paid by Helmerich & Payne, Inc. and through September 30, 2001 were included in Cimarex's distribution to Helmerich & Payne, Inc. in the Statements of Shareholder's Equity. Effective October 1, 2001, cash receipts and disbursements were included in the amounts due to or from Helmerich & Payne, Inc. At June 30, 2002, Cimarex had short-term debt of $2,977,000 to Helmerich & Payne, Inc. related to net cash advances, payroll and allocated administrative services since October 1, 2001. The short-term debt bears interest at an annual rate of 5.38 percent computed on a daily balance. The 5.38 percent is the fixed effective rate Helmerich & Payne, Inc. is charged on its borrowing facility. The short-term debt balance, if any, will be paid to Helmerich & Payne, Inc. at the closing date of the merger. Interest expense on the debt in the nine months ended June 30, 2002 was approximately $459,000.

        Helmerich & Payne, Inc. also provides contract drilling services through it's wholly-owned subsidiary, Helmerich & Payne International Drilling Company, for Cimarex. Drilling costs of approximately $4.5 million, $3.0 million, and $2.5 million were incurred by Cimarex related to such services in 2001, 2000, and 1999, respectively. Drilling costs of approximately $0.7 million and $2.3 million were incurred related to such services in the nine months ended June 30, 2002 and 2001, respectively (unaudited).

        The consolidated financial statements include allocations of certain corporate expenses, including tax and financial accounting, legal, human resources, information technology services, workers' compensation, treasury and other corporate infrastructure costs. The costs of these services were allocated to Cimarex based on specific identification and, to the extent that such identification was not practical, on the basis of direct labor or other method which management believes to be reasonable. These allocations resulted in charges of $3.8 million, $2.9 million and $3.2 million being recorded in General and Administrative Expense in Cimarex's results of operations for 2001, 2000, and 1999, respectively. In the first nine months of June 30, 2002 and 2001, these allocations resulted in charges of $2.4 million and $2.7 million, respectively (unaudited).

NOTE 10 SEGMENT INFORMATION

        Cimarex operates in the oil and gas industry, and is comprised of an Exploration and Production segment and a Natural Gas Marketing segment. Exploration and production activities include the exploration for and development of productive oil and gas properties located primarily in Oklahoma, Texas, Kansas and Louisiana. The Natural Gas Marketing segment markets most of the natural gas produced by the Exploration and Production segment retaining a market based fee from the sale of such production, as well as natural gas produced by third parties. Each reportable segment is a strategic business unit which is managed separately as an autonomous business.

        The segments are evaluated based upon operating profit or loss from operations before income taxes which includes all revenues, costs and expenses except as described below. The accounting policies of the segments are the same as those described in Note 3, Summary of Accounting Policies.

        Summarized financial information of Cimarex's reportable segments for the nine months ended June 30, 2002 and 2001 and each of the years ended September 30, 2001, 2000, and 1999, respectively, is shown in the following table:

	External Sales	Operating Profit	Depreciation, Depletion, Amortization & Impairments of Producing Properties	Total Assets	Additions to Long-Lived Assets
	(in thousands)
June 30, 2002 (Unaudited):
Exploration and Production	$79,844	$30,603	$27,229	$250,817	$39,093
Natural Gas Marketing	38,995	1,330	140	14,114	262

Total	$118,839	$31,933	$27,369	$264,931	$39,355

June 30, 2001 (Unaudited):
Exploration and Production	$184,733	$120,676	$35,223	$291,695	$75,009
Natural Gas Marketing	83,661	4,817	127	21,679	224

Total	$268,394	$125,493	$35,350	$313,374	$75,233

September 30, 2001:
Exploration and Production	$216,667	$51,638	$127,611	$231,606	$101,319
Natural Gas Marketing	100,111	5,254	170	14,606	269

Total	$316,778	$56,892	$127,781	$246,212	$101,588

September 30, 2000:
Exploration and Production	$156,114	$87,889	$41,540	$264,763	$72,625
Natural Gas Marketing	80,907	5,271	164	21,327	175

Total	$237,021	$93,160	$41,704	$286,090	$72,800

September 30, 1999:
Exploration and Production	$91,263	$36,444	$31,765	$220,234	$50,630
Natural Gas Marketing	55,259	4,418	174	14,695	261

Total	$146,522	$40,862	$31,939	$234,929	$50,891

        The following table reconciles segment operating profit per the above table to income before taxes as reported on the Consolidated Statements of Operations (in thousands).

	Nine months ended June 30,		Years ended September 30,
	2002	2001	2001	2000	1999
	(Unaudited)
Segment operating profit	$31,933	$125,493	$56,892	$93,160	$40,862
Unallocated amounts:
Interest income	159	249	275	463	380
General and administrative expense allocated from Helmerich & Payne, Inc.	(2,439)	(2,674)	(3,838)	(2,940)	(3,234)
Interest expense	(223)	2,271	1,509	(618)	(1,092)

Total unallocated amounts	(2,503)	(154)	(2,054)	(3,095)	(3,946)

Income before income taxes	$29,430	$125,339	$54,838	$90,065	$36,916

        The following table reconciles segment total sales per the above table to total revenues as reported on the Consolidated Statements of Operations (in thousands).

	Nine months ended June 30,		Years ended September 30,
	2001	2000	2001	2000	1999
	(Unaudited)
Segment total sales	$118,839	$268,394	$316,778	$237,021	$146,522
Interest income	159	249	275	463	380

Total revenues	$118,998	$268,643	$317,053	$237,484	$146,902

NOTE 11 COMMITMENTS AND CONTINGENCIES

KANSAS AD VALOREM SETTLEMENT—

        In fiscal 1997, Cimarex was assessed with approximately $6.7 million of Kansas ad valorem taxes which had been reimbursed to Cimarex for the period from October 1983 through June 1988 by interstate pipelines transporting natural gas to end users. In fiscal 1997, based on the assessment, natural gas revenues were reduced by $2.7 million and interest expense was increased by $4.0 million. In March 1998, approximately $6.1 million of the unpaid assessment was placed in an escrow account pending resolution of this matter. Since March 1998, the escrow account and the related liability continued to accrue interest income and interest expense of approximately $1.0 million.

        The Federal Energy Regulatory Commission approved settlements between Cimarex and three of the pipelines. The last of these settlements was finalized in May 2001. Cimarex paid approximately $3.9 million out of its escrow account for the settlement of all three pipeline proceedings. The three settlements were approximately $3.1 million less than the amount Cimarex accrued for this liability.

The impact of these settlements in the third quarter of fiscal 2001 was to increase natural gas revenues by approximately $1.1 million, reduce interest expense by approximately $2.0 million and reduce the liability by $3.1 million. At September 30, 2001, Cimarex had an escrow balance of approximately $337,000 to cover the reimbursement liability in the remaining two pipeline proceedings. In the nine months ended June 30, 2002, Cimarex settled with the two remaining pipelines. The escrow account has now been closed and pre-tax income of approximately $267,000 was recorded in the quarter ended June 30, 2002.

LITIGATION

        Cimarex is a defendant to claims of drainage of gas from two properties that it operates. The royalty owner plaintiffs have filed suit on behalf of themselves and a class of similarly situated royalty owners in two 640 acre spacing units. The plaintiffs allege that the two units have suffered approximately 12 billion cubic feet of gross gas drainage. Although the plaintiffs have not specified in their pleadings the amount of damages alleged, the plaintiffs have orally stated that the royalty owner class has sustained actual damages of approximately $6.2 million exclusive of interest and costs. Cimarex estimates that the share of such alleged damages attributable to its working interest ownership would total approximately $1.0 million exclusive of interests and costs. Plaintiffs further allege that, as a former operator, Cimarex is liable for all damages attributable to the drainage. Cimarex believes that it is liable only for its working interest share of any actual damages attributable to the alleged drainage. In the event that Cimarex is held liable for the full amount of any actual damages, Cimarex will seek contribution, indemnification and/or other appropriate relief from all other working interest owners for their portion of the alleged drainage that is attributable to the interest of those other owners.

LEASES—

        Cimarex has a noncancelable operating lease for office space expiring May 31, 2003. Rental expense for the operating lease totaled $334,000, $327,000 and $320,000 for the years ended September 30, 2001, 2000 and 1999, respectively. The minimum rental commitment under the noncancelable lease is: $341,000 in 2002 and $230,600 in 2003.

NOTE 12 CASH FLOW SUPPLEMENTAL INFORMATION

	(in thousands)
	Nine months ended June 30,		Years ended September 30,
	2002	2001	2001	2000	1999
	(Unaudited)
Cash payments:
Interest	$799	$3,708	$3,538	$15	$23
Income taxes	$924	$37,045	$30,670	$20,972	$9,268

NOTE 13 NEW ACCOUNTING STANDARDS

        Effective October 1, 2000, Cimarex adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities", as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133, as amended, requires that all derivatives be recorded on the balance sheet at fair value. Upon adoption at October 1, 2000, there was no effect in complying with SFAS 133, as amended, to Cimarex's results of operations and financial position.

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. SFAS No. 141 addresses financial accounting and reporting for business combinations. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001, and for all business combinations accounted for under the purchase method initiated before but completed after June 30, 2001. In addition, in June 2001 the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, and applies to all goodwill and other intangibles recognized in the financial statements at that date. The adoption of these standards is not expected to have an impact on Cimarex's current financial position or results of operations. However, any business combinations initiated from this point forward will be impacted by these two standards.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The effect of this standard on Cimarex's results of operations and financial position is being evaluated.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and amends Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Statement retains the basic framework of SFAS No. 121, resolves certain implementation issues of SFAS No. 121, extends applicability to discontinued operations, and broadens the presentation of discontinued operations to include a component of an entity. The Statement will be applied prospectively and is effective for financial statements issued for fiscal years beginning after December 15, 2001. Adoption of the Statement is being evaluated but is not expected to have any initial impact on Cimarex's results of operations or financial position.

NOTE 14 SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS ACTIVITIES

        All of Cimarex's oil and gas producing activities are located in the United States.

Results of Operations from Oil and Gas Producing Activities—

	Years ended September 30,
	2001	2000	1999
	(in thousands)
Revenues	$216,667	$156,114	$91,263
Production costs	32,056	22,779	19,665
Valuation provisions	78,082	—	—
Depreciation, depletion and amortization	48,931	40,955	31,209
Income tax expense	20,574	33,515	14,613

Total cost and expenses	179,643	97,249	65,487

Results of operations (excluding corporate overhead and interest costs)	$37,024	$58,865	$25,776

Capitalized Costs—

	September 30,
	2001	2000
	(in thousands)
Proved properties	$785,016	$681,741
Unproved properties and properties under development, not being amortized	28,636	27,913

Total costs	813,652	709,654
Less—Accumulated depreciation, depletion and amortization	608,889	481,885

Net	$204,763	$227,769

Costs Incurred Relating to Oil and Gas Producing Activities—

	Years ended September 30,
	2001	2000	1999
	(in thousands)
Property acquisition:
Proved	$738	$105	$89
Unproved	18,612	11,040	14,385
Exploration	44,166	43,833	22,292
Development	41,459	18,843	19,167

Total	$104,975	$73,821	$55,933

Amortization rate per equivalent McF	$0.97	$1.27	$1.54

Costs not being Amortized—

        The following table summarizes oil and gas property costs not being amortized at September 30, 2001 by year that the costs were incurred. All of the costs are exploration costs.

2001	$14,837
2000	9,270
1999	1,578
1998 and prior	2,951

$28,636

        Cimarex expects the majority of these costs to be evaluated and become subject to amortization within the next five years.

Estimated Quantities of Proved Oil and Gas Reserves (Unaudited)—

        Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. The following is an analysis of proved oil and gas reserves as estimated by Netherland, Sewell & Associates, Inc. at September 30, 2001 and 2000. There are numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and the timing of development expenditures. Amounts at September 30, 1999 were estimated by Cimarex and reviewed by independent engineers.

	OIL (Bbls)	GAS (Mmcf)
Proved reserves at September 30, 1998	4,761,313	251,626
Revisions of previous estimates	570,126	11,771
Extensions, discoveries and other additions	151,829	22,491
Production	(649,370)	(44,240)
Purchases of reserves-in-place	—	77
Sales of reserves-in-place	—	(2,105)

Proved reserves at September 30, 1999	4,833,898	239,620
Revisions of previous estimates	1,316,714	17,363
Extensions, discoveries and other additions	1,119,314	52,569
Production	(880,304)	(46,923)
Purchases of reserves-in-place	1,502	242
Sales of reserves-in-place	(85,987)	(373)

Proved reserves at September 30, 2000	6,305,137	262,498
Revisions of previous estimates	(700,329)	(17,018)
Extensions, discoveries and other additions	1,144,709	12,748
Production	(818,356)	(42,387)
Purchases of reserves-in-place	434	496

Proved reserves at September 30, 2001	5,931,595	216,337

Proved developed reserves at:
September 30, 1999	4,828,071	229,765

September 30, 2000	6,068,480	229,992

September 30, 2001	5,212,666	213,931

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)—

        The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves" (Standardized Measure) is a disclosure requirement under Financial Accounting Standards Board Statement No. 69 "Disclosures About Oil and Gas Producing Activities". The Standardized Measure does not purport to present the fair market value of a company's proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

        Under the Standardized Measure, future cash inflows were estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over Cimarex's tax basis in the associated proved oil and gas properties. Tax credits and permanent differences were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a ten percent annual discount rate to arrive at the Standardized Measure.

	At September 30,
	2001	2000	1999
	(in thousands)
Future cash inflows	$467,886	$1,377,922	$688,766
Future costs—
Future production and development costs	(174,703)	(317,898)	(188,579)
Future income tax expense	(81,253)	(331,672)	(135,763)

Future net cash flows	211,930	728,352	364,424
10% annual discount for estimated timing of cash flows	(67,891)	(240,281)	(131,806)

Standardized measure of discounted future net cash flows	$144,039	$488,071	$232,618

Changes in Standardized Measure Relating to Proved Oil and Gas Reserves (Unaudited)—

	Years ended September 30,
	2001	2000	1999
	(in thousands)
Standardized Measure—Beginning of year	$488,071	$232,618	$125,927
Increases (decreases)—
Sales, net of production costs	(179,776)	(130,898)	(72,895)
Net change in sales prices, net of production costs	(400,679)	261,926	142,970
Discoveries and extensions, net of related future development and production costs	29,387	156,840	38,164
Changes in estimated future development costs	10,667	(36,994)	(11,095)
Development costs incurred	17,311	13,587	16,558
Revisions of previous quantity estimates	(15,298)	57,730	17,713
Accretion of discount	68,021	30,951	16,700
Net change in income taxes	160,776	(114,762)	(40,671)
Purchases of reserves-in-place	619	542	96
Sales of reserves-in-place	—	(700)	(1,390)
Changes in production rates and other	(35,060)	17,231	541

Standardized Measure—End of year	$144,039	$488,071	$232,618

        The following prices were used in determining the standardized measure for the years ended September 30, 2001, 2000 and 1999:

Price per Bbl	$20.25	$30.83	$21.56
Price per Mcf	$1.90	$5.13	$2.45

ANNEX A

Agreement of Plan and Merger

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 23, 2002

AMONG

HELMERICH & PAYNE, INC.,

HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.,

MOUNTAIN ACQUISITION CO.

AND

KEY PRODUCTION COMPANY, INC.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		A-6
ARTICLE 2 THE MERGER		A-12
2.1	Distribution and Merger.	A-12
2.2	Effect on Capital Stock.	A-13
2.3	Cancellation of Stock.	A-13
2.4	Stockholders Meeting.	A-13
2.5	Closing.	A-14
2.6	Effective Time.	A-14
2.7	Closing of Transfer Books.	A-14
2.8	Exchange of Certificates.	A-14
2.9	Company Employee Stock Options, Restricted Stock and Related Matters.	A-16
2.10	Spinco Rights Plan.	A-17
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF HP CO.		A-17
3.1	Organization; Qualification.	A-17
3.2	Corporate Authority; No Violation.	A-18
3.3	Information Supplied.	A-18
3.4	Brokers or Finders.	A-18
3.5	HP Co. Rights Plan.	A-19
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF HP CO. AND SPINCO		A-19
4.1	Organization, Qualification.	A-19
4.2	Capital Stock and Other Matters.	A-19
4.3	Corporate Authority; No Violation.	A-20
4.4	Spinco Financial Statements; Liabilities.	A-21
4.5	Absence of Certain Changes or Events.	A-21
4.6	Investigations; Litigation.	A-21
4.7	Licenses; Compliance with Laws.	A-22
4.8	Proxy Statement/Prospectus; Registration Statements.	A-22
4.9	Information Supplied.	A-22
4.10	Environmental Matters.	A-22
4.11	Tax Matters.	A-23
4.12	Benefit Plans.	A-25
4.13	Labor Matters.	A-26
4.14	Intellectual Property Matters.	A-26
4.15	Material Contracts.	A-27
4.16	Brokers or Finders.	A-27
4.17	Certain Board Findings.	A-27
4.18	Vote Required.	A-27
4.19	Stockholder Approval.	A-28
4.20	Certain Payments.	A-28
4.21	Assets.	A-28
4.22	Loans.	A-29
4.23	Oil and Gas Reserves.	A-29
4.24	Derivative Transactions.	A-29
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-29
5.1	Organization, Qualification.	A-29
5.2	Capital Stock and Other Matters.	A-29
5.3	Corporate Authority; No Violation.	A-30
5.4	Company Reports and Financial Statements; Liabilities.	A-31
5.5	Absence of Certain Changes or Events.	A-31

5.6	Investigations; Litigation.	A-32
5.7	Licenses; Compliance with Laws.	A-32
5.8	Proxy Statement/Prospectus; Registration Statements.	A-32
5.9	Information Supplied.	A-32
5.10	Environmental Matters.	A-33
5.11	Tax Matters.	A-34
5.12	Benefit Plans.	A-35
5.13	Labor Matters.	A-36
5.14	Intellectual Property Matters.	A-36
5.15	Material Contracts.	A-37
5.16	Opinion of Company Financial Advisor.	A-37
5.17	Brokers or Finders.	A-37
5.18	Takeover Statutes.	A-37
5.19	Certain Board Findings.	A-38
5.20	Vote Required.	A-38
5.21	Certain Payments.	A-38
5.22	Assets.	A-38
5.23	Loans.	A-38
5.24	Oil and Gas Reserves.	A-38
5.25	Derivative Transactions.	A-39
ARTICLE 6 COVENANTS AND AGREEMENTS		A-39
6.1	Conduct of Business by the Company Pending the Merger.	A-39
6.2	Conduct of Business by Spinco and HP Co. Pending the Merger.	A-43
6.3	Proxy Statement/Prospectus.	A-47
6.4	Cooperation.	A-48
6.5	Letter of Spinco's Accountants.	A-48
6.6	Letter of the Company's Accountants.	A-48
6.7	HP Co./Spinco Employee Stock Options, Incentive and Benefit Plans.	A-49
6.8	Employee Benefit Plans.	A-49
6.9	Investigation.	A-50
6.10	Reasonable Efforts; Further Assurances.	A-50
6.11	No Solicitation by the Company.	A-51
6.12	Director and Officer Indemnification; Insurance.	A-52
6.13	Rule 145 Affiliates.	A-53
6.14	Public Announcements.	A-53
6.15	Defense of Litigation.	A-54
6.16	Notification.	A-54
6.17	Obligations of Merger Sub.	A-54
6.18	Conveyance Taxes.	A-54
6.19	Accounting Matters.	A-55
6.20	Rights Plans.	A-55
6.21	Transition Services Agreement.	A-55
ARTICLE 7 CONDITIONS TO THE MERGER		A-55
7.1	Conditions to the Obligations of Spinco, HP Co., Merger Sub and the Company to Effect the Merger.	A-55
7.2	Additional Conditions to the Obligations of HP Co., Spinco and Merger Sub.	A-56
7.3	Additional Conditions to the Obligations of the Company.	A-57
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVERS		A-57
8.1	Termination.	A-57
8.2	Effect of Termination.	A-58
8.3	Termination Fee; Expenses.	A-59

8.4	Amendment.	A-60
8.5	Waivers.	A-60
ARTICLE 9 MISCELLANEOUS		A-60
9.1	Survival of Representations, Warranties and Agreements; Indemnification.	A-60
9.2	Expenses.	A-61
9.3	Notices.	A-61
9.4	Certain Construction Rules.	A-62
9.5	Severability.	A-63
9.6	Assignment; Binding Effect.	A-63
9.7	No Third Party Beneficiaries.	A-63
9.8	Limited Liability.	A-63
9.9	Entire Agreement.	A-63
9.10	Governing Law.	A-63
9.11	Counterparts.	A-64
9.12	Specific Performance.	A-64
9.13	Waiver of Jury Trial.	A-64

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of February 23, 2002, is among Helmerich & Payne, Inc., a Delaware corporation ("HP Co."), Helmerich & Payne Exploration and Production Co., a Delaware corporation and a wholly owned subsidiary of HP Co. ("Spinco"), Mountain Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Spinco ("Merger Sub"), and Key Production Company, Inc., a Delaware corporation (the "Company").

        WHEREAS, prior to the Distribution Date (as such term and other capitalized terms are defined in Article 1 hereof), and subject to the terms and conditions set forth in the Distribution Agreement of even date herewith by and between HP Co. and Spinco, in the form attached hereto as Exhibit A (the "Distribution Agreement"), HP Co. intends to transfer or cause to be transferred to Spinco or a Spinco Subsidiary all of the Spinco Assets, and Spinco intends to assume all of the Spinco Liabilities, as contemplated by the Distribution Agreement (the "Contribution");

        WHEREAS, subject to the conditions set forth in the Distribution Agreement, on the Distribution Date, HP Co. intends to distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis to the holders as of the Record Date (as defined in the Distribution Agreement) of the outstanding HP Co. Common Stock (the "Distribution");

        WHEREAS, at the Effective Time, the parties intend to effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation of the Merger;

        WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the Merger and (ii) has recommended the adoption of this Agreement by the shareholders of the Company;

        WHEREAS, the Board of Directors of HP Co. (i) has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Distribution and the Merger and (ii) has determined that the Merger is fair to, and in the best interests of, HP Co. and its stockholders;

        WHEREAS, the Board of Directors of Spinco has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Distribution and the Merger, and Spinco, as the sole stockholder of Merger Sub, has adopted the Merger Agreement;

        WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Merger; and

        WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 368 and 355 of the Code, respectively, that the Merger qualify under Section 368 of the Code, and that no gain or loss for federal income tax purposes be recognized as a result of the transactions described herein or in the Transaction Agreements.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

        "Action" shall mean any litigation, claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

        "Agreement" shall mean this Agreement and Plan of Merger.

        "Approved for Listing" shall mean, with respect to shares of Spinco Common Stock, that such shares have been approved for listing on the NYSE, subject to official notice of issuance.

        "Certificate of Merger" shall have the meaning specified in Section 2.6.

        "Certificates" shall have the meaning specified in Section 2.3.

        "Closing" shall have the meaning specified in Section 2.5.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" shall have the meaning specified in the preamble hereof.

        "Company Acquisition" shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company; (ii) other than product sales in the ordinary course of business, any sale, lease, exchange, transfer or other disposition of the assets of the Company constituting 20% or more of the total assets of the Company or accounting for 20% or more of the total revenues of the Company in any one transaction or in a series of transactions; or (iii) any acquisition by any Person or "group" of Persons (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Company Common Stock that represents or following the acquisition would represent 20% or more of the total outstanding Company Common Stock, including by tender offer, exchange offer, acquisition from the Company, or any similar transaction or series of related transactions.

        "Company Acquisition Proposal" shall mean any proposal regarding a Company Acquisition.

        "Company Benefit Plans" shall have the meaning set forth in Section 5.12(a).

        "Company Common Stock" shall mean the common stock, par value $.25 per share, of Company.

        "Company Consent" shall mean the consent of the Company.

        "Company Disclosure Schedule" shall mean the schedule prepared and delivered by Company to HP Co. and Spinco as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of the Company made in this Agreement.

        "Company Employees" shall have the meaning set forth in Section 5.12(a).

        "Company Preferred Stock" shall mean the Preferred Stock, par value $.01 per share, of the Company.

        "Company Reserve Report" shall have the meaning specified in Section 5.24.

        "Company Rights" shall have the meaning set forth in Section 6.20(b).

        "Company Rights Agreement" shall have the meaning set forth in Section 6.20(b).

        "Company SEC Documents" shall have the meaning specified in Section 5.4(e).

        "Company Stock Options" shall have the meaning set forth in Section 2.9(a).

        "Company Stock Plans" shall mean the Key Production Company, Inc. 1992 Stock Option Plan, the Key Production Company, Inc. Stock Option Plan for Non-Employee Directors and the Key Production Company, Inc. 2001 Equity Incentive Plan.

        "Company Stockholders Meeting" shall have the meaning specified in Section 2.4(a).

        "Company Subsidiaries" shall mean all direct and indirect Subsidiaries of Company.

        "Company Superior Proposal" shall have the meaning specified in Section 6.11(b).

        "Company Voting Debt" shall have the meaning specified in Section 5.2.

        "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of November 2, 2001, between HP Co. and the Company.

        "Continuing Company Employees" shall have the meaning set forth in Section 6.8(a).

        "Continuing Spinco Employees" shall have the meaning set forth in Section 6.8(a).

        "Contract" shall mean any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other binding agreement, obligation, arrangement, commitment or understanding (whether oral or written).

        "Contribution" shall have the meaning set forth in the Recitals hereto.

        "Controlling Person" shall have the meaning specified in Section 9.1(b).

        "Derivative Transaction" shall mean a derivative transaction within the coverage of Statement of Financial Accounting Standards No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of such transactions) or combination of any of such transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements or agreements related to such transactions.

        "DGCL" shall mean the General Corporation Law of the State of Delaware.

        "Disclosure Schedules" shall mean, collectively, the HP Co. Disclosure Schedule, the Spinco Disclosure Schedule and the Company Disclosure Schedule.

        "Distribution" shall have the meaning set forth in the Recitals hereto.

        "Distribution Agreement" shall have the meaning set forth in the Recitals hereto.

        "Distribution Date" shall mean the date and time that the Distribution shall become effective.

        "Effective Time" shall have the meaning specified in Section 2.6.

        "Employee Benefits Agreement" shall mean the Employee Benefits Agreement of even date herewith between HP Co. and Spinco, in the form attached to the Distribution Agreement.

        "Environmental Laws" shall mean any and all foreign, federal, state or local statute, rule, regulation or ordinance, and any judicial or administrative interpretation thereof, including any guidance document, cleanup standard, Order or determination issued, promulgated, approved or entered thereunder by any Governmental Authority, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health, safety or natural resources, including the Federal Clean Air Act, the Federal Oil Pollution Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        "Exchange Agent" shall have the meaning specified in Section 2.8(a).

        "Exchange Fund" shall have the meaning specified in Section 2.8(a).

        "Financial Statements" shall have the meaning specified in Section 4.4.

        "GAAP" shall mean United States generally accepted accounting principles.

        "Governmental Authority" shall mean any foreign, federal, state or local court, administrative agency, board, bureau or commission or other governmental department, authority or instrumentality or any subdivision, agency, commission or authority thereof.

        "Group" shall mean the HP Co. Group or the Spinco Group, as the case may be.

        "Hazardous Material" shall mean any substance, material or waste regulated under Environmental Laws, and includes without limitation petroleum and any derivative thereof.

        "HP Co." shall have the meaning specified in the preamble hereof.

        "HP Co. Common Stock" shall mean the common stock, par value $.10 per share, of HP Co.

        "HP Co. Disclosure Schedule" shall mean the schedule prepared and delivered by HP Co. to the Company as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of HP Co. made in this Agreement.

        "HP Co. Group" shall mean HP Co. and the HP Co. Subsidiaries.

        "HP Co. Rights" shall mean the common stock purchase rights issued pursuant to the Rights Agreement, dated as of January 8, 1996, by and between Helmerich & Payne, Inc. and Liberty Bank and Trust Company of Oklahoma City, N.A.

        "HP Co. Subsidiaries" shall mean all direct and indirect Subsidiaries of HP Co. immediately after the Distribution Date.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "HSR Agencies" shall mean the Federal Trade Commission and the Antitrust Division of the Department of Justice.

        "Indemnified Party" shall have the meaning set forth in Section 6.12(a).

        "IRS" shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives and attorneys.

        "IRS Rulings" shall have the meaning set forth in Section 6.4(e).

        "Licenses" shall mean any license, authorization, permit, certificate, variance, exemption, Order, franchise or approval from any Governmental Authority, domestic or foreign.

        "Liens" has the meaning set forth in Section 4.21.

        "Losses" shall have the meaning set forth in Section 9.1(b).

        "Material Adverse Effect," with respect to any Person, shall mean any circumstance, change or effect that is or is reasonably likely to be materially adverse to (i) the business, operations, assets, liabilities (including contingent liabilities), results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except for such effects on or changes in general economic or capital market conditions and effects and changes that generally affect the U.S. domestic oil and gas exploration and production business, or (ii) the ability of such Person to perform its obligations hereunder or under the other Transaction Agreements.

        "Merger" shall have the meaning specified in Section 2.1(b).

        "Merger Consideration" shall mean the number of shares of Spinco Common Stock issuable at the Effective Time in exchange for one share of Company Common Stock in accordance with the provisions of Section 2.2(a).

        "Merger Sub" shall have the meaning specified in the preamble hereto.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Order" shall mean any decree, judgment, injunction, writ, rule or other order of any Governmental Authority.

        "PBGC" shall mean the U.S. Pension Benefit Guaranty Corporation.

        "Person" or "person" shall mean a natural person, corporation, company, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

        "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be distributed to the stockholders of the Company in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/prospectus or definitive proxy statement/prospectus filed with the SEC in accordance with the terms and provisions hereof. The Proxy Statement/Prospectus shall constitute a part of the Registration Statement on Form S-4.

        "Registration Statements" shall mean the Registration Statement on Form S-4 to be filed by Spinco with the SEC to effect the registration under the Securities Act of the issuance of the shares of Spinco Common Stock into which shares of Company Common Stock will be converted pursuant to the Merger and the registration statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco with the SEC to effect the registration under the Exchange Act of Spinco Common Stock in connection with the Distribution.

        "Requisite Approval" shall have the meaning specified in Section 5.20.

        "Rule 145 Affiliate" shall have the meaning specified in Section 6.13.

        "Rule 145 Affiliate Agreement" shall have the meaning specified in Section 6.13.

        "SEC" shall mean the U.S. Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the Exchange Act.

        "Spinco" shall have the meaning specified in the preamble hereof.

        "Spinco Assets" shall have the meaning specified in the Distribution Agreement.

        "Spinco Benefit Plans" shall have the meaning specified in Section 4.12(a).

        "Spinco Business" shall have the meaning specified in the Distribution Agreement.

        "Spinco Common Stock" shall mean the Common Stock, par value $.01 per share, of Spinco.

        "Spinco Disclosure Schedule" shall mean the schedule prepared and delivered by Spinco to the Company as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of HP Co. and Spinco made in this Agreement.

        "Spinco Employee" shall have the meaning specified in Section 4.12(a).

        "Spinco Group" shall mean Spinco and the Spinco Subsidiaries.

        "Spinco Liabilities" shall have the meaning specified in the Distribution Agreement.

        "Spinco Plan" shall mean the 2002 Stock Incentive Plan, as further described in the Employee Benefits Agreement.

        "Spinco Preferred Stock" shall mean the Preferred Stock, par value $.01 per share, of Spinco.

        "Spinco Reserve Report" shall have the meaning specified in Section 4.23.

        "Spinco Rights" shall have the meaning set forth in Section 6.20(a).

        "Spinco Rights Agreement" shall have the meaning set forth in Section 6.20(a).

        "Spinco Subsidiaries" shall mean all direct and indirect Subsidiaries of Spinco immediately after the Distribution Date.

        "Spinco Welfare Plans" shall have the meaning set forth in Section 6.8(c).

        "Spinco Voting Debt" shall have the meaning specified in Section 4.2.

        "Subsidiary" shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

        "Surviving Corporation" shall have the meaning set forth in Section 2.1(b).

        "Surviving Corporation Benefit Plans" shall have the meaning set forth in Section 6.8(a).

        "Taxes" shall mean all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes (including any interest, penalties or additions attributable thereto) and a "Tax" shall mean any one of such Taxes.

        "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Tax Sharing Agreement" shall mean the Tax Sharing Agreement of even date herewith between HP Co. and its affiliates and Spinco and its affiliates in the form attached to the Distribution Agreement.

        "Taxing Authority" means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

        "Termination Date" shall mean the date, if any, on which this Agreement is terminated pursuant to Section 8.1.

        "Termination Fee" shall have the meaning specified in Section 8.3(b).

        "Third Party Provisions" shall have the meaning specified in Section 9.7.

        "Transaction Agreements" shall mean this Agreement, the Distribution Agreement, the Employee Benefits Agreement, the Transition Services Agreement and the Tax Sharing Agreement.

        "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into by and between HP Co. and Spinco pursuant to Section 6.21 hereof.

        "2001 Financial Statements" shall have the meaning set forth in Section 4.4.

ARTICLE 2

THE MERGER

        2.1    Distribution and Merger.

          (a)  Subject to the terms and conditions of the Distribution Agreement, prior to the Distribution Date, the parties thereto shall effect the various transactions contemplated by the Distribution Agreement.

          (b)  At the Effective Time: (i) Merger Sub shall be merged with and into the Company (the "Merger"), the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with applicable law and such Certificate of Incorporation; and (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

          (c)  The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The Board of Directors of Spinco immediately after the Effective Time shall consist of nine (9) directors, five (5) of whom shall be designated by HP Co. and four (4) of whom shall be designated by the Company. The initial Board of Directors shall also appoint committees as appropriate, including an audit committee, a compensation committee and a nominating committee. The Certificate of Incorporation and Bylaws of Spinco at the Effective Time will be substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, except (i) for such changes that are agreed to by HP Co. and Spinco, with a Company Consent, and (ii) that prior to the Effective Time, the name of Spinco will be changed to Cimarex Energy Co. The initial officers of Spinco after the Effective Time shall be as set forth in Exhibit D hereto. The corporate headquarters of Spinco will be located in Denver, Colorado. The operational headquarters of Spinco will be located in Tulsa, Oklahoma.

          (d)  The Merger shall have the effects set forth in this Article 2 and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.2    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of any Company Common Stock:

          (a)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(b)) shall be automatically converted, subject to Section 2.8(e), into the right to receive one fully paid and nonassessable share of Spinco Common Stock; provided, however, that in the event that, subsequent to the date hereof but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted to provide the holders of the Company Common Stock the same economic effect contemplated by this Agreement prior to such event.

          (b)  Each share of Company Common Stock held by Company as treasury stock and each share of Company Common Stock owned by Spinco or any direct or indirect wholly owned Subsidiary of Spinco or the Company, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

          (c)  Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.25 per share, of the Surviving Corporation.

        2.3    Cancellation of Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with Section 2.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (collectively, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificate, a certificate representing the shares of Spinco Common Stock to which such holder is entitled pursuant to Section 2.2, cash in lieu of fractional shares of Spinco Common Stock to which such holder is entitled pursuant to Section 2.8(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(c).

        2.4    Stockholders Meeting.    As promptly as practicable following the date hereof and the effectiveness of the Registration Statements, the Company, subject to Section 6.11, shall call a special meeting of its stockholders (the "Company Stockholders Meeting") to be held as promptly as practicable for the purpose of voting upon (i) the adoption of this Agreement and (ii) any related matters. Subject to Section 6.11, this Agreement shall be submitted for adoption to the stockholders of the Company at such special meeting. Without limiting the generality of the foregoing, the Company shall cause the Company Stockholders Meeting to be held and such vote taken within 60 days following the effectiveness of Spinco's Registration Statement on Form S-4. Subject to Section 6.11, the Company shall deliver to the Company's stockholders the Proxy Statement/Prospectus in definitive form in connection with the Company Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and the Company's Certificate of Incorporation and Bylaws and shall conduct the Company Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, charter and bylaws.

          (b)  Subject to Section 6.11 and its fiduciary duty under applicable law, the Board of Directors of the Company shall recommend that the Company's stockholders adopt this Agreement and approve the transactions contemplated hereby, and such recommendations shall be set forth in the Proxy Statement/Prospectus. The Company shall comply with its obligations under Section 2.4(a) whether or not its Board of Directors withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

        2.5    Closing.    Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Crowe & Dunlevy, in Tulsa, Oklahoma at 10:00 a.m., Eastern time, as promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time), or at such other time and place as Spinco and the Company shall agree in writing.

        2.6    Effective Time.    Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the "Certificate of Merger"), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the "Effective Time."

        2.7    Closing of Transfer Books.    From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer shall be made of any shares of capital stock of the Company that were outstanding immediately prior to the Effective Time.

        2.8    Exchange of Certificates.

          (a)    Exchange Agent.    Prior to the Effective Time, Spinco or HP Co. shall deposit with such bank or trust company as shall be agreed upon by Spinco and the Company (the "Exchange Agent"), for the benefit of holders of shares of Company Common Stock and for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Spinco Common Stock issuable pursuant to Section 2.2 in exchange for outstanding shares of Company Common Stock as of the Effective Time and cash from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.8(e) (such cash and certificates for shares of Spinco Common Stock, together with any dividends or distributions with respect thereto to which the holders thereof may be entitled pursuant to Section 2.8(c), being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Spinco Common Stock contemplated to be issued pursuant to Section 2.2 from the shares of stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As promptly as practicable after the Effective Time, Spinco shall cause the Exchange Agent to mail or deliver to each holder of record of a Certificate or

  Certificates whose shares were converted pursuant to Section 2.2 into the right to receive shares of Spinco Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Spinco and the Company may reasonably specify) and (ii) instructions for the use of such letter of transmittal in effecting the surrender of the Certificates in exchange for certificates representing the shares of Spinco Common Stock that such holder has the right to receive pursuant to this Article 2. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Spinco and the Company, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Spinco Common Stock that such holder has the right to receive pursuant to this Article 2 (and cash in lieu of fractional shares of Spinco Common Stock, as contemplated by Section 2.8(e), and any dividends or distributions pursuant to Section 2.8(c)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Spinco Common Stock (and cash in lieu of fractional shares of Spinco Common Stock, as contemplated by Section 2.8(e), and any dividends or distributions pursuant to Section 2.8(c)) may be issued to a transferee only on the condition that the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, properly endorsed, and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or that no such taxes are applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Spinco Common Stock and cash in lieu of any fractional shares of Spinco Common Stock, as contemplated by Section 2.8(e) (and any dividends or distributions pursuant to Section 2.8(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Spinco Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

          If any Certificate shall have been lost, stolen, mislaid or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mislaid or destroyed, Spinco shall cause to be delivered in exchange for such lost, stolen, mislaid or destroyed Certificate the consideration deliverable in respect thereof as determined in accordance with this Article 2. When authorizing the delivery of such consideration in exchange therefor, Spinco may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen, mislaid or destroyed Certificate to give Spinco a bond, in form and substance reasonably satisfactory to Spinco, and in such sum as Spinco may reasonably direct, as indemnity against any claim that may be made against Spinco or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen, mislaid or destroyed.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Spinco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Spinco Common Stock which such holder is entitled to receive pursuant to the terms hereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.8(e), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Spinco Common Stock issued in exchange therefor, without interest (i) at the time of such surrender, the amount of cash payable in lieu of fractional shares of Spinco Common Stock to which such holder is entitled pursuant to Section 2.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Spinco Common Stock and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Certificate and a payment date subsequent to the surrender of such Certificate payable with respect to such whole shares of Spinco Common Stock. Spinco shall deposit in the Exchange Fund all such dividends and distributions.

          (d)    No Further Ownership Rights in Company Common Stock.    All shares of Spinco Common Stock issued upon the surrender for exchange of Certificates formerly representing shares of Company Common Stock (including any cash paid pursuant to Section 2.8(c) and 2.8(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Spinco or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

          (e)    No Fractional Shares.    Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Spinco Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Spinco. All fractional shares of Spinco Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash (without interest) determined by multiplying (i) the closing sale price per share of Spinco Common Stock on the NYSE on the business day preceding the Effective Time, if the stock is being traded on such date, or if the stock is not being traded on such date, the closing sale price per share of Spinco Common Stock on the NYSE on the first business day that such stock is traded, by (ii) the fraction of a share of Spinco Common Stock to which such holder would otherwise have been entitled. Spinco shall timely deposit with the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, Spinco shall have the option of instructing the Exchange Agent to aggregate all fractional shares of Spinco Common Stock, sell such shares in the public market and distribute to holders of Company Common Stock who otherwise would have been entitled to such fractional shares of Spinco Common Stock a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional shares of Spinco Common Stock shall be paid to any holder of Company Common Stock until Certificates formerly representing such Company Common Stock are surrendered and exchanged in accordance with Section 2.8(b).

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the holders of the Company Common Stock on the one-year anniversary of the Effective Time shall be delivered to Spinco, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Spinco for payment of their claim for Spinco Common Stock, any cash in lieu of fractional shares of Spinco Common Stock to which they are entitled pursuant to Section 2.8(e) and any dividends or distributions with respect to Spinco Common Stock to which they are entitled pursuant to Section 2.8(c).

          (g)    No Liability.    Neither Spinco nor the Surviving Corporation shall be liable to any holder of a Certificate or any holder of shares of Spinco Common Stock for shares of Spinco Common Stock (or dividends or distributions with respect thereto or with respect to Company Common Stock) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.9    Company Employee Stock Options, Restricted Stock and Related Matters.    Not later than immediately before the Effective Time, the Company shall take such actions as may be required to provide that each option outstanding under the Company Stock Plans to acquire shares of Company Common Stock (the "Company Stock Options") shall be assumed by Spinco as of the Effective Time and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately before the Effective Time (including the provisions providing for accelerated vesting of the Company Stock Options at the Effective Time), the number of shares of Spinco Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately before the Effective Time by the Merger Consideration, at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by the Merger Consideration; provided, however, that such substitution shall be effected in accordance with Section 424(a) of the Code.

          (b)  Spinco and the Company shall take all actions necessary to provide that each award (including each share of restricted stock but excluding Company Stock Options) outstanding as of the Effective Time under the Company Benefit Plans which provide for grants of equity-based awards shall be amended or converted into a similar instrument of and assumed by Spinco as of the Effective Time in accordance with its terms and conditions as in effect immediately prior to the Effective Time, in each case with such adjustments to the terms and conditions of such equity-based award as are appropriate to preserve the value inherent in such equity-based award with no detrimental effects on the holders thereof.

          (c)  Spinco shall take all actions necessary to reserve for issuance, from and after the Effective Time, a sufficient number of shares of Spinco Common Stock for delivery pursuant to the terms set forth in this Section 2.9. At or before the Effective Time, Spinco shall cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to shares of Spinco Common Stock subject to options and other equity-based awards assumed by Spinco pursuant to this Section 2.9 and shall use reasonable efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

          (d)  By adopting or approving this Agreement, (i) the Board of Directors of Spinco shall be deemed to have approved and authorized each and every amendment to any of the Spinco Benefit Plans, Company Stock Options and other equity-based awards as the officers of Spinco may deem necessary or appropriate to give effect to the provisions of Sections 2.9(a) and 2.9(b), and (ii) the Board of Directors of the Company shall be deemed to have approved and authorized each and every amendment to any of the Company Benefit Plans, Company Stock Options and other equity-based awards as the officers of the Company may deem necessary or appropriate to give effect to the provisions of Sections 2.9(a) and 2.9(b).

        2.10    Spinco Rights Plan.    Each person entitled to receive shares of Spinco Common Stock pursuant to this Article 2 shall receive together with such shares of Spinco Common Stock the number of Spinco Rights per share of Spinco Common Stock equal to the number of Spinco Rights associated with one share of Spinco Common Stock at the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HP CO.

        HP Co. represents and warrants to the Company as follows:

        3.1    Organization; Qualification.    HP Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        3.2    Corporate Authority; No Violation.    HP Co. has the corporate power and authority to enter into this Agreement and each other Transaction Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by HP Co. of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of HP Co. and no other corporate proceedings on the part of HP Co. are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by HP Co. and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of HP Co., enforceable against HP Co. in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement will have been duly executed and delivered by HP Co. and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of HP Co., enforceable against HP Co. in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth in Section 3.2 of the HP Co. Disclosure Schedule and except for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco, neither the execution and delivery by HP Co. of this Agreement and each other Transaction Agreement, nor the consummation by HP Co. of the transactions contemplated hereby or thereby and the performance by HP Co. of this Agreement and each other Transaction Agreement will (a) violate or conflict with any provisions of HP Co.'s Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which HP Co. or any of its Subsidiaries is a party or by which HP Co. or any of its Subsidiaries is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which HP Co. or any of its Subsidiaries (including Spinco and its Subsidiaries) is a party or by which HP Co. or its Subsidiaries is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to HP Co. or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, business or assets of any of the foregoing. Section 3.2 of the HP Co. Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by HP Co. for the consummation of the transactions contemplated by the Transaction Agreements.

        3.3    Information Supplied.    All documents that HP Co. is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby and by each other Transaction Agreement will comply in all material respects with the provisions of applicable law.

        3.4    Brokers or Finders.    Except as set forth in Section 3.4 of the HP Co. Disclosure Schedule, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by HP Co. or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution, in each case, by Spinco or any of its Subsidiaries, in connection with any of the transactions contemplated by this Agreement or the other Transaction Agreements. HP Co. has heretofore made available to the Company a complete and correct copy of all agreements between HP Co. and Petrie Parkman & Co. pursuant to which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

        3.5    HP Co. Rights Plan.

        HP Co. has taken all action necessary, if any, to render the HP Co. Rights inapplicable to this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HP CO. AND SPINCO

        HP Co. and Spinco, jointly and severally, represent and warrant to the Company as follows:

        4.1    Organization, Qualification.    Each of Spinco, Merger Sub and each of their respective Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Spinco and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Spinco Business as presently conducted and as proposed to be conducted and at the Distribution Date and the Effective Time will be duly qualified and licensed to do business and in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of the Spinco Business, as presently conducted and as proposed to be conducted, requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. The copies of the Spinco Certificate of Incorporation and Bylaws in existence on the date hereof are included as part of Section 4.1 of the Spinco Disclosure Schedule and are complete and correct and in full force and effect on the date hereof. Spinco is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. All of the Subsidiaries of Spinco and their respective jurisdictions of incorporation or organization (together with a designation of those Subsidiaries constituting Significant Subsidiaries of Spinco) are identified in Section 4.1 of the Spinco Disclosure Schedule. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        4.2    Capital Stock and Other Matters.    The authorized capital stock of Spinco consists of 100,000,000 shares of Spinco Common Stock and 1,000,000 shares of Spinco Preferred Stock. At the Distribution Date, (i) there will be issued and outstanding 26,591,321 shares of Spinco Common Stock; (ii) no shares of Spinco Common Stock will be held by Spinco in its treasury; (iii) no shares of Spinco Preferred Stock will be issued and outstanding; and (iv) no bonds, debentures, notes or other indebtedness of Spinco or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote ("Spinco Voting Debt") will be issued or outstanding. None of such shares of Spinco Common Stock will be subject to preemptive rights. All of the issued and outstanding shares of Spinco Common Stock at the Distribution Date will be validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2 and except for the Spinco Rights Agreement and the Spinco Rights, there are not outstanding, (i) any shares of capital stock of Spinco, Spinco Voting Debt or other voting securities of Spinco, (ii) any securities of Spinco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Spinco, Spinco Voting Debt or other voting securities of Spinco or Spinco Common Stock or (iii) except as specified in Section 2.9, the Employee Benefits Agreement or Section 4.2 of the Spinco Disclosure Schedule, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries will be bound obligating Spinco or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Spinco or any Spinco Voting Debt or other voting securities of Spinco or any of its

Subsidiaries or obligating Spinco or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. There are no stockholder agreements, voting trusts or other Contracts (other than the Distribution Agreement) to which Spinco is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Spinco. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which are owned by Spinco. Each outstanding share of capital stock of Merger Sub and each other Spinco Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Spinco or another Spinco Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the voting rights of Spinco or such Spinco Subsidiary, charges and other encumbrances of any nature whatsoever.

        4.3    Corporate Authority; No Violation.    Spinco has the corporate power and authority to enter into this Agreement and each other Transaction Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Spinco of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Spinco. Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement will have been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Merger Sub is not a party to any Contract except this Agreement, and has no obligations or liabilities except under this Agreement and costs incidental to its incorporation in the State of Delaware. Except as set forth in Section 4.3 of the Spinco Disclosure Schedule and except for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco, neither the execution and delivery by Spinco and Merger Sub of this Agreement and each other Transaction Agreement, nor the consummation by Spinco and Merger Sub of the transactions contemplated hereby or thereby and the performance by Spinco and Merger Sub of this Agreement and each other Transaction Agreement will (a) violate or conflict with any provision of Spinco's Certificate of Incorporation or Bylaws or any provision of Merger Sub's Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, buy-out, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries or any of the Spinco Assets is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock or capital stock of any Spinco

Subsidiaries or on any of the Spinco Assets pursuant to any Contract to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries or any of the Spinco Assets is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to Spinco or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing. Section 4.3 of the Spinco Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by Spinco for the consummation of the transactions contemplated by the Transaction Agreements.

        4.4    Spinco Financial Statements; Liabilities.    HP Co. and Spinco have previously made available to the Company complete and correct copies of audited combined financial statements for the Spinco Business, as of and for the periods ended September 30, 2001 (including any related notes and schedules thereto, the "2001 Financial Statements"), September 30, 2000 and September 30, 1999 (together with the 2001 Financial Statements, the "Financial Statements"), and HP Co. and Spinco have made or will make available to the Company any and all other financial statements for the Spinco Business required to be included by Regulation S-X of the Exchange Act in the Registration Statements and the Proxy Statement/Prospectus. The Financial Statements fairly present in all material respects, on the basis set forth therein, and any other financial statements prepared in accordance with this Section 4.4 will fairly present in all material respects, on the basis set forth therein, the financial position of the Spinco Business as of the respective dates thereof, and the results of operations and changes in financial position or other information included therein for the respective periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, where appropriate, to normal year-end audit adjustments. The Financial Statements and such other financial statements have been or will be prepared in accordance with past practice and GAAP, and on a consistent basis, except as otherwise noted therein. Except as set forth in the 2001 Financial Statements or as set forth in Section 4.4 of the Spinco Disclosure Schedule, the Spinco Business does not have any liability or obligation (whether accrued, absolute, contingent or otherwise) of a nature or character required to be reflected in the balance sheet of the Spinco Business or in the footnotes thereto, in each case prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since September 30, 2001 that, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco and (ii) liabilities and obligations under the Transaction Agreements. Spinco does not have any liabilities as of the date hereof and, as of the Effective Time, will have no liabilities other than the Spinco Liabilities.

        4.5    Absence of Certain Changes or Events.    Except as specifically contemplated by this Agreement or the other Transaction Agreements or as set forth in Section 4.5 of the Spinco Disclosure Schedule, since September 30, 2001, the Spinco Business has been conducted only in the ordinary course and in a manner consistent with past practice and, since such date, (i) there has not been, occurred or arisen any change, or any event (including any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco, whether or not arising in the ordinary course of business, and (ii) none of HP Co., Spinco or any of their respective Subsidiaries has taken or failed to take any action the taking of which or failure of which to take, as the case may be, would have caused Spinco to have violated the provisions of Section 6.2 if they had then been applicable to Spinco and its Subsidiaries during such period.

        4.6    Investigations; Litigation.

          (a)  To the best of HP Co.'s or Spinco's knowledge, no investigation or review by any Governmental Authority with respect to HP Co., Spinco or any of their respective Subsidiaries or the Spinco Business is pending or threatened, nor has any Governmental Authority indicated to HP Co. or Spinco or any of their respective Subsidiaries an intention to conduct the same, except as set forth in Section 4.6(a) of the Spinco Disclosure Schedule.

          (b)  Except as set forth in Section 4.6(b) of the Spinco Disclosure Schedule, there is no Action pending or, to the best of HP Co.'s or Spinco's knowledge, threatened against or affecting HP Co., Spinco or any of their respective Subsidiaries, properties or assets or the Spinco Business at law or in equity, or before any Governmental Authority or arbitrator, that (i) if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco or (ii) seeks to delay or prevent the consummation of the Merger or any other transaction contemplated by this Agreement or any other Transaction Agreement. There is no Order of any Governmental Authority or arbitrator outstanding against HP Co., Spinco or any of their respective Subsidiaries or with respect to their respective properties or assets or the Spinco Business that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco.

        4.7    Licenses; Compliance with Laws.    At the Distribution Date and the Effective Time, Spinco and its Subsidiaries will hold all Licenses that are required for the conduct of the Spinco Business, as presently conducted and as proposed to be conducted, except such Licenses for which the failure to so hold, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. Spinco and its Subsidiaries are in compliance with the terms of all such Licenses so held, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. No suspension or cancellation of any of Spinco's Licenses is pending or, to the best of HP Co.'s or Spinco's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of Spinco's Licenses would not have a Material Adverse Effect on the Spinco Business or Spinco. Spinco and its Subsidiaries are in compliance with all, and have received no notice of any violation (as yet unremedied) of any laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations the noncompliance with which, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco.

        4.8    Proxy Statement/Prospectus; Registration Statements.    None of the information regarding HP Co. or its Subsidiaries or Spinco or its Subsidiaries or the transactions contemplated by this Agreement or any other Transaction Agreement provided by HP Co. or Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Company Stockholders Meeting, or, in the case of each Registration Statement, at the time it becomes effective, at the time of the Company Stockholders Meeting, at the Distribution Date and at the Effective Time contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statements will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation is made by HP Co. or Spinco with respect to information provided by the Company specifically for inclusion in, or incorporation by reference into, the Registration Statements.

        4.9    Information Supplied.    All documents that Spinco or HP Co. is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable law.

        4.10    Environmental Matters.    Except as set forth in Section 4.10 of the Spinco Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco:

              (i)  At the Distribution Date and the Effective Time, each of Spinco and its Subsidiaries shall have obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of the Spinco Business. Each of Spinco, its Subsidiaries and the Spinco Business is in compliance and at all times has been in compliance with the terms and conditions contained therein, and each of them and the Spinco Business is, and for the past three years has been, in compliance with all applicable Environmental Laws;

            (ii)  Neither Spinco nor any of its Subsidiaries is subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by Spinco or HP Co. or any of their respective Subsidiaries or regarding properties currently or formerly owned or leased by Spinco or HP Co. or any of their respective Subsidiaries;

            (iii)  There is no condition on, at, under or related to any property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) currently owned, leased or used by HP Co., Spinco or any of their respective Subsidiaries or created by HP Co.'s, Spinco's or any Spinco Subsidiary's operations that would create liability for Spinco or any of its Subsidiaries under applicable Environmental Laws and, to the best of HP Co.'s and Spinco's knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used by HP Co., Spinco or any of their respective Subsidiaries;

            (iv)  There are no past or present actions, activities, circumstances, conditions, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) that form or are reasonably likely to form the basis of a claim under Environmental Laws;

            (v)  Spinco has made available to the Company all material site assessments, compliance audits, and other similar studies in the possession, custody or control of HP Co., Spinco or any of their respective Subsidiaries relating to (A) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by Spinco, any of its Subsidiaries or any predecessor in interest thereto and (B) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Spinco, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, Spinco or any of its Subsidiaries, or their respective businesses and operations;

            (vi)  Neither Spinco nor HP Co. for Spinco nor any Spinco Subsidiary has received any communication, whether from a Governmental Authority, citizen's group, employee or otherwise, alleging that it is liable under or not in compliance with any Environmental Law; and

          (vii)  There is no requirement proposed for adoption or implementation under any Environmental Law or any license, permit or authorization issued pursuant thereto that is reasonably expected to result in liability for Spinco or any of its Subsidiaries.

          (b)  Insofar as the representations set forth in subsections (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(vii) relate to Spinco Assets operated by a Person other than HP Co. or Spinco or any of their respective Subsidiaries, such representations are given only to the best knowledge of HP Co. and Spinco.

        4.11    Tax Matters.    Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, (i) all material Tax Returns relating to Spinco, the Spinco Subsidiaries and the Spinco Business required to be filed have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all material amounts of Taxes (whether or not reflected on such Tax Returns) relating to Spinco, any of the Spinco

Subsidiaries or the Spinco Business required to be paid, have been duly and timely paid, (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either (x) relates to the activities or income of Spinco, the Spinco Subsidiaries or the Spinco Business or (y) could result in liability for Spinco or any Spinco Subsidiary or with respect to the Spinco Business on the basis of joint and/or several liability) and, to the best of HP Co.'s and Spinco's knowledge, no basis exists for any such adjustment to be made, (v) all material Taxes relating to Spinco, any of the Spinco Subsidiaries or the Spinco Business for any taxable period (or a portion thereof) beginning on or prior to the date of the Closing (which are not yet due and payable) have been properly reserved for in the 2001 Financial Statements whether or not shown as being due on any Tax Returns and (vi) all material Taxes required to be withheld by or with respect to Spinco, the Spinco Subsidiaries and the Spinco Business have been withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

          (b)  Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Spinco, any Spinco Subsidiary or the Spinco Business, and no power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority.

          (c)  Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of Spinco, any Spinco Subsidiary or with respect to the Spinco Business as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on Spinco or the Spinco Business, and (ii) no Governmental Authority has asserted in writing any deficiency or claim for Taxes (including any adjustment to Taxes) with respect to income or any other material Tax relating to the Spinco Business or for which Spinco or any Spinco Subsidiary may be liable which has not been fully paid or finally settled.

          (d)  Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, neither Spinco nor any Spinco Subsidiary (i) is a party to or bound by or has any obligation or liability under any written Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law, (iv) is required to include in income any amount in respect of an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method, or (v) has filed any consents under Section 341(f) of the Code.

          (e)  Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, no asset of Spinco or any Spinco Subsidiary and no asset of the Spinco Business is subject to any Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved for in the books and records of Spinco).

          (f)    To the best of HP Co.'s and Spinco's knowledge, neither HP Co. nor Spinco, nor any of their respective Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither HP Co. nor Spinco is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

          (g)  None of the assets of Spinco, any Spinco Subsidiary or the Spinco Business are tax-exempt use property within the meaning of Section 168(h) of the Code.

        4.12    Benefit Plans.

          (a)  Section 4.12(a) of the Spinco Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Spinco or any of its Subsidiaries, to which Spinco or any of its Subsidiaries is a party or in which any Person who is currently, has been or, on or prior to the Effective Time, is expected to become an employee of Spinco or any of its Subsidiaries (a "Spinco Employee") is a participant (the "Spinco Benefit Plans"). Neither Spinco, any of its Subsidiaries nor any ERISA Affiliate of any of them has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Spinco Benefit Plan that would affect any Spinco Employee. Spinco has heretofore delivered or made available to the Company true and complete copies of each Spinco Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the most recent reporting period and the most recent determination letter received from the IRS (if any) with respect to each such plan intended to qualify under Section 401 of the Code.

          (b)  No liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them that has not been satisfied in full, and no condition exists that presents a material risk to Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Except as set forth on Section 4.12(b) of the Spinco Disclosure Schedule, the present value of accrued benefits under each Spinco Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          (c)  Except as set forth on Section 4.12(c) of the Spinco Disclosure Schedule, (i) no Spinco Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, and (ii) none of Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.

          (d)  Except as set forth in Section 4.12(d) of the Spinco Disclosure Schedule, each Spinco Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code. All contributions required to be made with respect to any Spinco Benefit Plan have been timely made. There are no pending or, to the best of Spinco's and HP Co.'s knowledge, threatened claims by, on behalf of or against any of the Spinco Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined could, individually or in the aggregate, result in a material liability for Spinco or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the Company or will be promptly furnished to the Company when made) with respect to any of the Spinco Benefit Plans before the IRS, the United States Department of Labor or the PBGC.

          (e)  Each Spinco Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Spinco Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Spinco Benefit Plan or any such trust.

          (f)    Except as set forth in Section 4.12(f) of the Spinco Disclosure Schedule, no Spinco Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Spinco or any Subsidiary of Spinco for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). With respect to any Spinco Benefit Plan maintained by Spinco at the Effective Time, Spinco will have the right at and after the Effective Time to terminate such Spinco Benefit Plan or to amend such Spinco Benefit Plan to reduce future benefits without incurring or otherwise being responsible for any material liability with respect thereto.

        4.13    Labor Matters.    Except as set forth in Section 4.13 of the Spinco Disclosure Schedule, none of HP Co., Spinco or any of their respective Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization that would affect the Spinco Business and no collective bargaining agreement is being negotiated by HP Co., Spinco or any of their respective Subsidiaries that would affect the Spinco Business. None of HP Co., Spinco or any of their respective Subsidiaries is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving HP Co., Spinco or any of their respective Subsidiaries or the Spinco Business pending or, to the best of Spinco's or HP Co.'s knowledge, threatened, that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. There are no labor controversies pending or, to the best of Spinco's or HP Co.'s knowledge, threatened against HP Co., Spinco or any of their respective Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. Except as set forth in Section 4.13 of the Spinco Disclosure Schedule, there have been no claims initiated by any labor organization to represent any Spinco Employees not currently represented by a labor organization.

        4.14    Intellectual Property Matters.    At the Distribution Date and the Effective Time, Spinco and its Subsidiaries will own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and service marks, know-how and other proprietary rights and information used or held for use in connection with the Spinco Business as currently conducted or as proposed to be conducted immediately after the Effective Time (including in connection with services provided by Spinco and its Subsidiaries to third parties), except where the failure to own or possess such items, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. To the best of HP Co.'s or Spinco's knowledge, there is no assertion or claim challenging the validity of any of the foregoing that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. The conduct of the Spinco Business as currently conducted and as proposed to be conducted immediately after the Effective Time does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, copyright, service mark, trade secret, know-how or other proprietary rights or information of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. To the best of HP Co.'s or Spinco's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Spinco or any Spinco Subsidiary that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco.

        4.15    Material Contracts.

          (a)  Section 4.15 of the Spinco Disclosure Schedule sets forth all Contracts, other than oil and gas leases and assignments, other oil and gas interests, joint operating agreements and exploration/participation agreements concerning the drilling or joint operation of wells in the ordinary course of business, to which HP Co. or any of its Subsidiaries is a party relating to the Spinco Business or to which Spinco or any Spinco Subsidiary is a party (i) relating to indebtedness for borrowed money in an amount exceeding $1 million, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that obligates HP Co. or Spinco or any of their respective Subsidiaries to make any payments or issue or pay anything of value to any director, officer, key employee or consultant, (iv) that limit or purport to limit the ability of HP Co. or Spinco or any of their respective Subsidiaries to compete in the U.S. domestic oil and gas exploration, production and marketing business with any Person in any geographic area or during any period of time, (v) that includes any material indemnification, contribution or guarantee obligations, (vi) that relate to capital expenditures involving total payments of more than $1.5 million, (vii) requiring annual or remaining payments in excess of $500,000 after the date hereof, (viii) that is a seismic license agreement, (ix) that is a fixed price commodity sales agreement with a remaining term of more than 60 days or (x) that obligates HP Co. or Spinco or any of their Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth in Section 4.15 of the Spinco Disclosure Schedule, each such Contract (x) is valid and binding on the parties thereto and is in full force and effect, (y) is freely assignable to Spinco without penalty or other adverse consequences and (z) upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall continue in full force and effect without penalty or other adverse consequence.

          (b)  Neither HP Co., Spinco nor any of their respective Subsidiaries is in default in any respect under any Contract to which it is a party or by which it or any of its properties or assets is bound, which default, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        4.16    Brokers or Finders.    Except as set forth in Section 4.16 of the Spinco Disclosure Schedule, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by HP Co., Spinco or any of their respective Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement. Spinco has heretofore made available to the Company a complete and correct copy of all agreements between Spinco and Petrie Parkman & Co. pursuant to which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

        4.17    Certain Board Findings.    The Board of Directors of Spinco, by unanimous written consent or at a meeting duly called and held, (i) has approved this Agreement and each other Transaction Agreement and (ii) has determined that the Transaction Agreements and the transactions contemplated hereby and thereby, taken together, are fair to, and in the best interests of, Spinco and the holder of its capital stock.

        4.18    Vote Required.    The only vote of stockholders of HP Co. or Spinco required under any of the DGCL, the NYSE rules, HP Co.'s Certificate of Incorporation or Bylaws or Spinco's Certificate of Incorporation or Bylaws to approve the transactions contemplated by this Agreement and each other Transaction Agreement, including, without limitation, to issue Spinco Common Stock to the stockholders of the Company pursuant to the Merger and to amend the Certificate of Incorporation of Spinco to change the name of Spinco, is the affirmative vote of the sole holder of the outstanding shares of Spinco Common Stock prior to the Distribution Date.

        4.19    Stockholder Approval.    As of the date hereof, the sole stockholder of Spinco is HP Co. Immediately after execution of this Agreement, HP Co. will deliver to Spinco a written consent of Spinco's sole stockholder in compliance with Section 228 of the DGCL with respect to all aspects of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of Spinco's stockholders under the DGCL, the NYSE rules, Spinco's Certificate of Incorporation or Spinco's Bylaws. The approval of HP Co.'s stockholders is not required to effect the transactions contemplated by the Distribution Agreement, this Agreement or any other Transaction Agreement. Upon delivery of such written consent, the approval of Spinco's stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended in accordance with Section 251(d) of the DGCL after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL, the NYSE rules, Spinco's Certificate of Incorporation or Spinco's Bylaws or by the IRS.

        4.20    Certain Payments.    Except as disclosed in Section 4.20 of the Spinco Disclosure Schedule and except as contemplated by the other Transaction Agreements, no Spinco Benefit Plan or employment arrangement, no similar plan or arrangement sponsored or maintained by HP Co. in which any Spinco Employee is a participant and no contractual arrangement between Spinco and any third party exists that could result in the payment to any current, former or future director, officer, shareholder or employee of Spinco or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by Spinco or a Spinco Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution), whether or not (a) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

        4.21    Assets.    As of the date hereof, HP Co., an HP Co. Subsidiary, Spinco or a Spinco Subsidiary has, and as of the Effective Time, Spinco or a Spinco Subsidiary will have, good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Spinco Reserve Report as attributable to interests owned by Spinco or any Spinco Subsidiary and, as of the date hereof, HP Co., an HP Co. Subsidiary, Spinco or a Spinco Subsidiary has, and as of the Effective Time, Spinco or a Spinco Subsidiary will have, good and marketable title to all other Spinco Assets, in each case, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, restrictions, options, rights of first refusal and other encumbrances of every kind ("Liens") except for (i) defects or irregularities of title or encumbrances of a nature that would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco, (ii) Liens that secure obligations not yet due and payable, (iii) Liens associated with obligations reflected in the Spinco Reserve Report, and (iv) Liens disclosed in Section 4.21 of the Spinco Disclosure Schedule. Except as disclosed in Section 4.21 of the Spinco Disclosure Schedule, the oil and gas leases and other agreements that provide HP Co. and its Subsidiaries, and that as of the Effective Time will provide Spinco and its Subsidiaries, with operating rights in the oil and gas properties reflected in the Spinco Reserve Report are legal, valid and binding and in full force and effect, the rentals, royalties and other payments due thereunder have been properly paid and, to the best of HP Co.'s and Spinco's knowledge, there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco. Section 4.21 of the Spinco Disclosure Schedule lists all services to be provided to Spinco or any Spinco Subsidiary by HP Co. or any of its Affiliates at the Distribution Date. Each of Spinco and HP Co. and their respective Subsidiaries (as the case may be) has maintained all the Spinco Assets in working order and operating condition, subject only to ordinary wear and tear. The Spinco Assets constitute all the assets, properties and rights related to or required for the conduct of the Spinco Business as currently conducted, except for the services to be provided pursuant to the Transition Services Agreement.

        4.22    Loans.    Section 4.22 of the Spinco Disclosure Schedule sets forth each currently outstanding loan exceeding $500,000 in principal amount made to any Person by HP Co., Spinco or any of their respective Subsidiaries that is or will be a Spinco Asset.

        4.23    Oil and Gas Reserves.    HP Co. has furnished to the Company a copy of an independent reserve report prepared by Netherland, Sewell & Associates containing estimates of the oil and gas reserves, as of September 30, 2001 (the "Spinco Reserve Report"), that will be owned by Spinco and the Spinco Subsidiaries upon completion of the Contribution. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco, the factual non-interpretative data provided by HP Co. to such engineering firm on which the Spinco Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Spinco Reserve Report was accurate as of September 30, 2001 and incorporates the following: (i) the interests owned by HP Co. and its Subsidiaries, and that will be owned by Spinco and the Spinco Subsidiaries upon completion of the Contribution, as of such date, (ii) the historic costs of operating the properties, (iii) all historic production and cost data adjusted for all oil and/or gas imbalances due, (iv) all tests and operations on the properties of which HP Co. was aware as of such date, (v) all capital costs reasonably expected by HP Co. as of such date to be necessary to operate, develop and plug and abandon the properties, and (vi) HP Co.'s reasonable good faith estimates of future operating costs with respect to the properties.

        4.24    Derivative Transactions.    Except as set forth in Section 4.24 of the Spinco Disclosure Schedule, neither HP Co. nor Spinco nor any of their respective Subsidiaries has entered into any material Derivative Transaction pursuant to which Spinco, any Spinco Subsidiary or the Spinco Business has or will have a continuing financial liability or obligation. All Derivative Transactions entered into by HP Co., Spinco or any of their respective Subsidiaries that are currently open and pursuant to which Spinco, any Spinco Subsidiary or the Spinco Business has or will have a continuing financial liability or obligation were entered into in material compliance with applicable rules, regulations and policies of all regulatory authorities.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to HP Co. and Spinco as follows:

        5.1    Organization, Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The copies of the Company Certificate of Incorporation and Bylaws included as part of Section 5.1 of the Company Disclosure Schedule are complete and correct and in full force and effect on the date hereof. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. All of the Company Subsidiaries and their respective jurisdictions of incorporation or organization (together with a designation of those Subsidiaries constituting Significant Subsidiaries of the Company) are identified in Section 5.1 of the Company Disclosure Schedule.

        5.2    Capital Stock and Other Matters.    The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 15,000,000 shares of Company Preferred Stock. At the close of business on February 15, 2002 (i) 14,046,252 shares of Company Common Stock were issued and outstanding and options to purchase 828,834 shares of Company Common Stock were outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; (iii) no shares of Company Preferred Stock were issued and outstanding; and (iv) no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of the Company may vote ("Company Voting Debt") were issued or outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section 5.2 and except for the Company Rights Agreement and the Company Rights, there are not outstanding (i) any shares of Company Common Stock, Company Voting Debt or other voting securities of the Company, (ii) any securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Company Voting Debt or other voting securities of the Company or (iii) except as specified in Section 5.2 of the Company Disclosure Schedule, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than certain Transaction Agreements) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of the Company or any of its Subsidiaries or any Company Voting Debt or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. Except as set forth in Section 5.2 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of the Company.

        5.3    Corporate Authority; No Violation.    The Company has the corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Approval, to carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, subject to obtaining the Requisite Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by HP Co., Spinco and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth in Section 5.3 of the Company Disclosure Schedule and except for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby and the performance by the Company of this Agreement will (a) violate or conflict with any provision of the Company's Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, buy-out, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Company Common Stock or on any of the assets of the Company or its Subsidiaries pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the assets of the Company or its Subsidiaries is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing. Section 5.3 of the Company Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by the Company for the consummation of the transactions contemplated by this Agreement.

        5.4    Company Reports and Financial Statements; Liabilities.    The Company has previously made available to Spinco complete and correct copies of:

          (a)  the Company's Annual Reports on Form 10-K filed with the SEC under the Exchange Act for each of the years ended December 31, 2000, 1999 and 1998;

          (b)  the Company's Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

          (c)  each definitive proxy statement filed by the Company with the SEC under the Exchange Act since January 1, 1999;

          (d)  all current reports on Form 8-K filed by the Company with the SEC under the Exchange Act since January 1, 1999; and

          (e)  each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries with the SEC since January 1, 1999 (collectively, and together with the items specified in clauses (a) through (d) above, the "Company SEC Documents").

          As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Company SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in financial position or other information included therein for the respective periods or as of the respective dates then ended, subject, where appropriate, to normal year-end audit adjustments, in each case in accordance with past practice and GAAP, consistently applied, during the periods involved (except as otherwise stated therein). Since January 1, 2001, the Company has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Except as set forth in the Company SEC Documents filed prior to the date hereof or Section 5.4 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liability or obligation (whether accrued, absolute, contingent or otherwise) of a nature or character required to be reflected in the consolidated balance sheet of the Company or in the footnotes thereto, in each case prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since September 30, 2001 that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and (ii) liabilities and obligations under the Transaction Agreements.

        5.5    Absence of Certain Changes or Events.    Except as specifically contemplated by this Agreement or as set forth in Section 5.5 of the Company Disclosure Schedule, since September 30, 2001, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice, and, since such date, (a) there has not been, occurred or arisen any change, or any event (including any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, would have a Material Adverse Effect on the Company, whether or not arising in the ordinary course of business, and (b) neither the Company nor any of its Subsidiaries has taken or failed to take any action the taking of which or failure of which to take, as the case may be, would have violated the provisions of Section 6.1 if they had then been applicable to the Company and its Subsidiaries during such period.

        5.6    Investigations; Litigation.    To the best of the Company's knowledge, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to the Company or any of its Subsidiaries an intention to conduct the same, except as set forth in Section 5.6(a) of the Company Disclosure Schedule.

          (b)  Except as set forth in Section 5.6(b) of the Company Disclosure Schedule, there is no Action pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries at law or in equity, or before any Governmental Authority or arbitrator, that, (i) if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company or (ii) seeks to delay or prevent the consummation of the Merger or any other transaction contemplated by this Agreement. There is no Order of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary or with respect to any of their properties or assets that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        5.7    Licenses; Compliance with Laws.    The Company and its Subsidiaries hold all Licenses that are required for the conduct of the businesses of the Company and its Subsidiaries, taken as a whole, as presently conducted and as proposed to be conducted, except such Licenses for which the failure to so hold, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of all such Licenses so held, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No suspension or cancellation of any of the Company's Licenses is pending or, to the best of the Company's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company's Licenses would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with all, and have received no notice of any violation (as yet unremedied) of any, laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations the noncompliance with which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        5.8    Proxy Statement/Prospectus; Registration Statements.    None of the information regarding the Company or its Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Company Stockholders Meeting, or, in the case of each Registration Statement, at the time it becomes effective, at the time of the Company Stockholders Meeting, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        5.9    Information Supplied.    All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable law.

        5.10    Environmental Matters.    Except as set forth in Section 5.10 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

              (i)  Each of the Company and its Subsidiaries has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance and at all times has been in compliance with the terms and conditions contained therein, and is, and for the past three years has been, in compliance with all applicable Environmental Laws;

            (ii)  Neither the Company nor any of its Subsidiaries is subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by the Company or any of its Subsidiaries or regarding properties currently or formerly owned or leased by the Company or any of its Subsidiaries;

            (iii)  There is no condition on, at, under or related to any property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) currently owned, leased or used by the Company or any of its Subsidiaries or created by the Company's or any of the Company Subsidiary's operations that would create liability for the Company or any of its Subsidiaries under applicable Environmental Laws and, to the best of the Company's knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used by the Company or any of its Subsidiaries;

            (iv)  There are no past or present actions, activities, circumstances, conditions, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) that form or are reasonably likely to form the basis of a claim under Environmental Laws;

            (v)  The Company has made available to Spinco all material site assessments, compliance audits, and other similar studies in its possession, custody or control relating to (A) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company, any of its Subsidiaries or any predecessor in interest thereto and (B) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by the Company, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, the Company or any of its Subsidiaries, or their respective businesses and operations;

            (vi)  Neither the Company nor any of its Subsidiaries has received any communication, whether from a Governmental Authority, citizen's group, employee or otherwise, alleging that it is liable under or not in compliance with any Environmental Law; and

          (vii)  There is no requirement proposed for adoption or implementation under any Environmental Law or any license, permit or authorization issued pursuant thereto that is reasonably expected to result in liability for the Company or any of its Subsidiaries.

          (b)  Insofar as the representations set forth in subsections (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(vii) relate to assets of the Company operated by a Person other than the Company or any of its Subsidiaries, such representations are given only to the best knowledge of the Company.

        5.11    Tax Matters.

          (a)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, (i) all material Tax Returns relating to the Company and the Company Subsidiaries required to be filed have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all material amounts of Taxes (whether or not reflected on such Tax Returns) relating to the Company or any Company Subsidiary required to be paid, have been duly and timely paid, (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either (x) relates to the activities or income of the Company or the Company Subsidiaries or (y) could result in liability for the Company or any Company Subsidiary on the basis of joint and/or several liability) and, to the best of the Company's knowledge, no basis exists for any such adjustment to be made, (v) all material Taxes relating to the Company and the Company Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the date of the Closing (which are not yet due and payable) have been properly reserved for in the books and records of the Company whether or not shown as being due on any Tax Return, and (vi) the Company and the Company Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

          (b)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any Company Subsidiary and no power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority.

          (c)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on the Company, and (ii) no Governmental Authority has asserted in writing any deficiency or claim for Taxes (including any adjustment to Taxes) with respect to which the Company or any Company Subsidiary may be liable with respect to income or any other material Tax which has not been fully paid or finally settled.

          (d)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (i) is a party to or bound by or has any obligation or liability under any written Tax separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law, (iv) is required to include in income any amount in respect of an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method, or (v) has filed any consents under Section 341(f) of the Code.

          (e)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, none of the assets of the Company or any of its Subsidiaries are subject to any Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved for in the books and records of the Company).

          (f)    To the best of the Company's knowledge, neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

          (g)  None of the assets of the Company or any of the Company Subsidiaries are tax-exempt use property within the meaning of Section 168(h) of the Code.

        5.12    Benefit Plans.

          (a)  Section 5.12(a) of the Company Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of its Subsidiaries (a "Company Employee") is a participant (the "Company Benefit Plans"). Except as set forth in Section 5.12(a) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries nor any ERISA Affiliate of any of them has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any Company Employee. Company has heretofore delivered or made available to HP Co. and Spinco true and complete copies of each Company Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the most recent reporting period and the most recent determination letter received from the IRS (if any) with respect to each such plan intended to qualify under Section 401 of the Code.

          (b)  No liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate of any of them that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of any of them of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Except as set forth on Section 5.12(b) of the Company Disclosure Schedule, the present value of accrued benefits under each Company Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          (c)  Except as set forth on Section 5.12(c) of the Company Disclosure Schedule, (i) no Company Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA and (ii) none of the Company, any of its Subsidiaries or any ERISA Affiliate of any of them has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.

          (d)  Except as set forth in Section 5.12(d) of the Company Disclosure Schedule, each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code. All contributions required to be made with respect to any Company Benefit Plan have been timely made. There are no pending or, to the best of the Company's knowledge, threatened claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined could, individually or in the aggregate, result in a material liability for the Company or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the HP Co. and Spinco or will be promptly furnished to the HP Co. and Spinco when made) with respect to any of the Company Benefit Plans before the IRS, the United States Department of Labor or the PBGC.

          (e)  Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Company Benefit Plan or any such trust.

          (f)    Except as set forth in Section 5.12(f) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). The Company has the right, and will have the right after the Effective Time to terminate any Company Benefit Plan or to amend any such Company Benefit Plan to reduce future benefits (including any Company Benefit Plan that provides post-retirement medical and life insurance benefits) without incurring or otherwise being responsible for any material liability with respect thereto.

        5.13    Labor Matters.    Except as set forth in Section 5.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the best of the Company's knowledge, threatened, that, individually or in the aggregate, would have a Material Adverse Effect on the Company. There are no labor controversies pending or, to the best of the Company's knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section 5.13 of the Company Disclosure Schedule, there have been no claims initiated by any labor organization to represent any Company Employees not currently represented by a labor organization.

        5.14    Intellectual Property Matters.    The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted immediately after the Effective Time (including in connection with services provided by the Company and its Subsidiaries to third parties), except where the failure to own or possess such items, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the best of the Company's knowledge, there is no assertion or claim challenging the validity of any of the foregoing that, individually or in the aggregate, would have a Material Adverse Effect on the Company. The conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted immediately after the Effective Time does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, copyright, service mark, trade secret, know-how or other proprietary rights or information of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the

Company. To the best of the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        5.15    Material Contracts.

          (a)  Section 5.15 of the Company Disclosure Schedule sets forth all Contracts, other than oil and gas leases and assignments, other oil and gas interests, joint operating agreements and exploration/participation agreements concerning the drilling or joint operation of wells in the ordinary course of business, to which the Company or any of its Subsidiaries is a party (i) relating to indebtedness for borrowed money in an amount exceeding $1 million, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that obligates the Company or any of its Subsidiaries to make any payments or issue or pay anything of value to any director, officer, key employee or consultant, (iv) that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in the U.S. domestic oil and gas exploration, production and marketing business with any Person in any geographic area or during any period of time, (v) that includes any material indemnification, contribution or guarantee obligations, (vi) that relate to capital expenditures involving total payments of more than $1.5 million, (vii) requiring annual or remaining payments in excess of $500,000 after the date hereof, (viii) that is a seismic license agreement, (ix) that is a fixed price commodity sales agreement with a remaining term of more than 60 days, or (x) that obligate the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth in Section 5.15 of the Company Disclosure Schedule, each such Contract (x) is valid and binding on the parties thereto and is in full force and effect, and (y) upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall continue in full force and effect without penalty or other adverse consequence.

          (b)  Neither the Company nor any of its Subsidiaries is in default in any respect under any Contract to which it is a party or by which it or any of its properties or assets is bound, which default, individually or in the aggregate, would have a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        5.16    Opinion of Company Financial Advisor.    The Company has received the written opinion of Merrill Lynch & Co., to the effect that, as of the date of such opinion, the Exchange Ratio (as defined in such opinion) is fair, from a financial point of view, to holders of Company Common Stock. The Company has previously delivered a complete copy of such opinion to HP Co.

        5.17    Brokers or Finders.    Except as set forth in Section 5.17 of the Company Disclosure Schedule, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by the Company, or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement. The Company has heretofore made available to HP Co. a complete and correct copy of all agreements between the Company and Merrill Lynch & Co. pursuant to which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

        5.18    Takeover Statutes.    No "fair price," "moratorium," "control share acquisition," "business combination," "shareholder protection" or other similar antitakeover statute or regulation enacted under Delaware law, or to the knowledge of the Company, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby.

        5.19    Certain Board Findings.    The Board of Directors of the Company, at a meeting duly called and held, (i) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and (ii) has resolved, subject to Section 6.11, to recommend the adoption of this Agreement by the shareholders of the Company.

        5.20    Vote Required.    The only vote of the stockholders of the Company required under any of the DGCL, the NYSE rules or the Company's Certificate of Incorporation for adoption of this Agreement and the approval of the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (sometimes referred to herein as the "Requisite Approval").

        5.21    Certain Payments.    Except as disclosed in Section 5.21 of the Company Disclosure Schedule, no Company Benefit Plan or employment arrangement, and no contractual arrangements between the Company or any of its Subsidiaries and any third party, exists that could result in the payment to any current, former or future director, officer, shareholder or employee of the Company or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by the Company or a Company Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements whether or not (a) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

        5.22    Assets.    The Company has good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company or any Company Subsidiary and has good and marketable title to all other Company assets, in each case, free and clear of all Liens except for (i) defects or irregularities of title or encumbrances of a nature that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) Liens that secure obligations not yet due and payable, (iii) Liens associated with obligations reflected in the Company Reserve Report, and (iv) Liens disclosed in Section 5.22 of the Company Disclosure Schedule. Except as disclosed in Section 5.22 of the Company Disclosure Schedule, the oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the oil and gas properties reflected in the Company Reserve Report are legal, valid and binding and in full force and effect, the rentals, royalties and other payments due thereunder have been properly paid and, to the best of the Company's knowledge, there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries (as the case may be) have maintained all of their respective assets in working order and operating condition, subject only to ordinary wear and tear.

        5.23    Loans.    Section 5.23 of the Company Disclosure Schedule sets forth each currently outstanding loan exceeding $500,000 in principal amount made by the Company or any of its Subsidiaries to any Person.

        5.24    Oil and Gas Reserves.    The Company has furnished to HP Co. a copy of a reserve report prepared by the Company containing estimates of the oil and gas reserves, as of September 30, 2001 (the "Company Reserve Report"), that are owned by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the factual non-interpretative data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate as of September 30, 2001 and incorporates the following: (i) the interests owned by the Company and its Subsidiaries as of such date, (ii) the historic costs of operating the properties, (iii) all historic production and cost data adjusted for all oil and/or gas imbalances due, (iv) all tests and operations on the properties of which the Company was aware as of such date, (v) all capital costs reasonably expected by the Company as of such date to be necessary to operate, develop and plug and abandon the properties, and (vi) the Company's reasonable good faith estimates of future operating costs with respect to the properties.

        5.25    Derivative Transactions.    Except as set forth in Section 5.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any material Derivative Transaction pursuant to which it has a continuing financial liability or obligation. All Derivative Transactions entered into by the Company or any of its Subsidiaries that are currently open were entered into in material compliance with applicable rules, regulations and policies of all regulatory authorities.

ARTICLE 6
COVENANTS AND AGREEMENTS

        6.1    Conduct of Business by the Company Pending the Merger.    Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or described in Section 6.1 of the Company Disclosure Schedule or to the extent that HP Co. shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), the Company agrees as to itself and its Subsidiaries as follows:

          (a)    Ordinary Course.    Each of the Company and its Subsidiaries shall conduct its operations in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any new material line of business.

          (b)    Dividends; Changes in Stock.    The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than the Company or its wholly owned Subsidiaries), as the case may be, of the applicable corporation are owned directly or indirectly by the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock).

          (c)    Issuance of Securities.    The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of stock options that are outstanding on the date hereof pursuant to the Company Benefit Plans; (ii) the issuance of shares of Company Common Stock as the Company's matching contribution pursuant to the Company's 401(k) Plan; and (iii) issuances by a wholly owned Subsidiary of its capital stock to the Company.

          (d)    Governing Documents.    The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend its charter or bylaws in any manner that would hinder the consummation of the transactions contemplated by this Agreement.

          (e)    Acquisitions.    Other than (i) any single acquisition where the fair market value of the total consideration payable in any such acquisition does not exceed $3.5 million, and (ii) any series of acquisitions, whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $10 million in the aggregate, the Company shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, the Company shall not, nor shall it permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would hinder in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

          (f)    Dispositions.    The Company shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of related or unrelated transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets that individually has a fair market value in excess of $1 million or in the aggregate have a fair market value in excess of $2 million other than dispositions in the ordinary course of business consistent with past practice; provided, that the Company shall not consummate or agree to consummate any such transaction with respect to any securities of any of its Subsidiaries.

          (g)    Indebtedness; Leases.    The Company shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease (whether such lease is an operating or capital lease) or otherwise incur any material obligation or liability (absolute or contingent) other than indebtedness under the Credit Agreement dated as of November 12, 1999 among the Company, Bank of America, N.A., Bank One, NA, Banc of America Securities LLC and certain other financial institutions, as amended from time to time; provided, however, that the aggregate outstanding indebtedness under such credit agreement shall not exceed $45 million (exclusive of indebtedness incurred to fund (A) costs related to the transactions contemplated by this Agreement and (B) payments made to Company executives pursuant to non-compete, employment and severance agreements and similar agreements and arrangements).

          (h)    Capital Expenditures.    Except as required by law, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) make any individual capital expenditure in excess of $1.5 million, or (ii) make aggregate capital expenditures in excess of $27.5 million, in each case other than capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance).

          (i)    Employee Arrangements.    The Company and its Subsidiaries shall not:

              (i)  grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

            (ii)  pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof;

            (iii)  except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination Contract with any director, officer or employee; or

            (iv)  except (x) in the ordinary course of business consistent with past practice or (y) as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (j)    Compliance with Laws; Licenses.    The Company shall not, nor shall it permit any of its Subsidiaries to: (i) fail to comply with any laws, ordinances or regulations applicable to it or to the conduct of its business, except for any such failure to comply that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or (ii) permit to expire or terminate without renewal any License that is necessary to the operation of a material portion of the business of such party, any facilities associated therewith or any other business.

          (k)    No Liquidation or Dissolution.    The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

          (l)    Accounting Methods.    The Company shall not make any material change in its methods of accounting in effect at September 30, 2001, except (i) as required by the Financial Accounting Standards Board or changes in GAAP as agreed to by the Company's independent auditors and (ii) that the Company may change its method of calculating depreciation, depletion and amortization expense from the "future gross revenue" method to the "units-of-production" method. The Company shall not change its fiscal year.

          (m)    Affiliate Transactions.    The Company shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective Affiliates, other than with wholly owned Subsidiaries of the Company, on terms materially less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (n)    Contracts.    The Company shall not, nor shall it permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material Contract to which it or any of its Subsidiaries is a party or waive, release or assign any material rights or claims. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any Contract not in the ordinary course of business involving total consideration of $500,000 or more with a term longer than one year which is not terminable by the Company or any such Subsidiary of the Company without penalty upon no more than 30 days' prior notice.

          (o)    Insurance.    The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses; provided, however, that the Company may self-insure with respect to operators' extra expense insurance, physical damage to well site real and personal property insurance and business interruption insurance.

          (p)    Tax Matters.    The Company shall not (i) make or rescind any material express or deemed election relating to Taxes unless such action will not materially and adversely affect the Company or any of its Affiliates, or the Surviving Corporation on a going-forward basis after the Effective Date, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not result in a Material Adverse Effect on the Company, (iii) amend any material Tax Returns, except where such amendment would not adversely affect the Company or any of its Affiliates, or the Surviving Corporation on a going-forward basis after the Effective Date or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 2001, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on the Company; provided, however, that the Company may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without HP Co.'s prior written consent if the amount of Tax liabilities relating to such action does not exceed $500,000.

          (q)    Discharge of Liabilities.    Unless otherwise provided in this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, or incurred in the ordinary course of business.

          (r)    Tax Treatment.    The Company shall not take or cause or permit to be taken any action (i) that would disqualify the Distribution from constituting a tax-free distribution under Section 355 of the Code or a tax-free transaction under Section 368 of the Code or (ii) that would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

          (s)    Advice of Changes.    Subject to the provisions of the Confidentiality Agreement, the Company shall promptly advise HP Co. and Spinco orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a Material Adverse Effect on the Company.

          (t)    No Action.    Subject to the terms and conditions of this Agreement, the Company shall not, nor will it permit any of its Subsidiaries to, intentionally take or agree or commit to take any action that would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions set forth in Article 7 not being satisfied at the Effective Time.

          (u)    Hedging Activities.    The Company shall not, nor shall it permit any of its Subsidiaries to, enter into (i) any Derivative Transaction or (ii) any fixed price commodity sales agreement with a term of more than 60 days.

          (v)    Net Working Capital.    The Company shall not permit its net working capital, calculated in accordance with GAAP applied on a basis consistent with past practice and exclusive of current maturities of long-term debt, to be less than negative $5 million.

          (w)    Agreements.    The Company shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

        6.2    Conduct of Business by Spinco and HP Co. Pending the Merger.    Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or described in Section 6.2 of the Spinco Disclosure Schedule or to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), HP Co. and Spinco severally agree as follows:

          (a)    Ordinary Course.    HP Co. (in regard to the Spinco Business only) and each of Spinco and its Subsidiaries shall conduct its operations in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. Spinco shall not, nor shall it permit any of its Subsidiaries to, enter into any new material line of business. Prior to the Effective Time and except as specifically contemplated by this Agreement or as mutually approved in writing by Spinco and the Company, Spinco shall cause Merger Sub not to conduct any business operations, enter into any Contract (other than this Agreement), acquire any assets or incur any liabilities.

          (b)    Dividends; Changes in Stock.    Spinco shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Spinco or its wholly owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Spinco; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as contemplated by the Distribution Agreement or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock). This Section 6.2(b) shall not in any way preclude or otherwise limit payments of cash by Spinco to HP Co. with respect to Spinco's liability for Taxes and payments of estimated Taxes.

          (c)    Issuance of Securities.    Spinco shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of Spinco's capital stock or capital stock of any Spinco Subsidiary of any class, any Spinco Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Spinco Voting Debt or convertible securities, other than (i) pursuant to this Agreement, pursuant to the other Transaction Agreements and pursuant to the Spinco Plan; and (ii) issuances by a wholly owned Subsidiary of Spinco of its capital stock to Spinco. Without limiting the foregoing, HP Co. shall not issue, deliver or sell, or authorize or propose to issue, deliver or sell any additional options or other equity-based awards that could be converted into any option to acquire Spinco Common Stock pursuant to the Employee Benefits Agreement.

          (d)    Governing Documents.    Spinco shall not amend or propose to amend Spinco's Certificate of Incorporation or Bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend its charter or bylaws except as explicitly provided herein, in the Distribution Agreement or otherwise, in each case with a Company Consent.

          (e)    Acquisitions.    Other than (i) any single acquisition where the fair market value of the total consideration payable in any such acquisition does not exceed $3.5 million and (ii) any series of acquisitions, whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $10 million in the aggregate, HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, HP Co. shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, make any such acquisition, agreement or purchase if it would hinder in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

          (f)    Dispositions.    HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, in a single transaction or a series of related or unrelated transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets that individually has a fair market value in excess of $1 million or in the aggregate have a fair market value in excess of $2 million other than dispositions in the ordinary course of business consistent with past practice, except as otherwise provided in this Agreement and the other Transaction Agreements; provided, that HP Co. shall not consummate or agree to consummate any such transaction with respect to any securities of Spinco or any of its Subsidiaries.

          (g)    Indebtedness; Leases.    HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Spinco or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease (whether such lease is an operating or capital lease) or otherwise incur any material obligation or liability (absolute or contingent) other than indebtedness of Spinco to HP Co.; provided, however, that the aggregate outstanding indebtedness of Spinco to HP Co. shall not exceed $20 million (exclusive of indebtedness incurred to fund (A) costs related to the transactions contemplated by this Agreement and (B) payments made to executives who are Continuing Spinco Employees pursuant to non-compete, employment and severance agreements and similar agreements and arrangements).

          (h)    Capital Expenditures.    Except as required by law, HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, (i) make any individual capital expenditure in excess of $1.5 million or (ii) make aggregate capital expenditures in excess of $27.5 million, in each case other than capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance).

          (i)    Employee Arrangements.    HP Co. (in regard to the Spinco Employees only) shall not, and Spinco shall not, nor shall HP Co. (in regard to the Spinco Employees only) or Spinco permit any of their respective Subsidiaries to:

              (i)  grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

            (ii)  pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof;

            (iii)  except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination Contract with any director, officer or employee; or

            (iv)  except (x) in the ordinary course of business consistent with past practice or (y) as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (j)    Compliance with Laws; Licenses.    HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, (i) fail to comply with any laws, ordinances or regulations applicable to it or to the conduct of its business, except for any such failure to comply that, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco or (ii) permit to expire or terminate without renewal any License that is necessary to the operation of a material portion of the business of Spinco or its Subsidiaries, any facilities associated therewith, the Spinco Business, or any other business.

          (k)    No Liquidation or Dissolution.    Neither HP Co. nor Spinco shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinco or any of its Subsidiaries.

          (l)    Accounting Methods.    Neither HP Co. (in regard to the Spinco Business only) nor Spinco shall make any material change in HP Co.'s methods of accounting in effect at September 30, 2001, except (i) as required by the Financial Accounting Standards Board or changes in GAAP as agreed to by HP Co.'s or Spinco's independent auditors or (ii) as otherwise agreed to in this Agreement.

          (m)    Affiliate Transactions.    Except as provided in this Agreement and the other Transaction Agreements, HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall HP Co. (in regard to the Spinco Business only) or Spinco permit any of their respective Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective Affiliates, other than with wholly owned Subsidiaries of Spinco, on terms materially less favorable to Spinco or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (n)    Contracts.    Neither HP Co. nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material Contract to which Spinco or any of its Subsidiaries is a party or which otherwise is or will be, a Spinco Asset, or waive, release or assign any material rights or claims which is or will be a Spinco

  Asset. Neither HP Co. nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, enter into any Contract to which Spinco or any of its Subsidiaries will be a party or which otherwise will be a Spinco Asset, which Contract is not in the ordinary course of business, involves total consideration of $500,000 or more, has a term longer than one year and which is not terminable by Spinco or any such Subsidiary of Spinco without penalty upon no more than 30 days' prior notice.

          (o)    Insurance.    HP Co. and Spinco shall, and shall cause their respective Subsidiaries to, maintain with financially responsible insurance companies insurance for the Spinco Business and the Spinco Assets in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

          (p)    Tax Matters.    HP Co. and Spinco shall not (i) make or rescind any material express or deemed election relating to Taxes of Spinco or the Spinco Business unless such action will not materially and adversely affect Spinco or the Surviving Corporation on a going-forward basis after the Effective Date, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where HP Co. or Spinco has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes of Spinco or the Spinco Business, except where such settlement or compromise will not result in a Material Adverse Effect on Spinco or the Spinco Business, (iii) amend any material Tax Returns of Spinco or relating to the Spinco Business or (iv) change in any material respect any method of reporting income or deductions of Spinco or the Spinco Business for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending September 30, 2001, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on Spinco or the Spinco Business, provided, however, that Spinco may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without the Company's prior written consent if the amount of Tax liabilities relating to such action does not exceed $500,000.

          (q)    Discharge of Liabilities.    Unless otherwise provided in this Agreement, HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall HP Co. (in regard to the Spinco Business only) or Spinco permit any of their respective Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Spinco included in the Spinco Financial Statements, or incurred in the ordinary course of business.

          (r)    Tax Treatment.    Neither HP Co. nor Spinco shall take or cause or permit to be taken any action (i) that would disqualify the Distribution from constituting a tax-free distribution under Section 355 of the Code or a tax-free transaction under Section 368 of the Code or (ii) that would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

          (s)    Advice of Changes.    Subject to the provisions of the Confidentiality Agreement, HP Co. and Spinco shall promptly advise the Company orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a Material Adverse Effect on the Spinco Business or Spinco.

          (t)    No Action.    Neither HP Co. nor Spinco shall, nor will they permit any of their respective Subsidiaries to, intentionally take or agree or commit to take any action that would result in any of its representations and warranties set forth in this Agreement or the other Transaction Agreements being or becoming untrue in any material respect, or in any of the conditions set forth in Article 7 not being satisfied at the Effective Time.

          (u)    Other Transaction Agreements.    At or prior to the Distribution Date, HP Co. and Spinco shall execute and deliver the Transition Services Agreement.

          (v)    Hedging Activities.    HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, enter into (i) any Derivative Transaction or (ii) any fixed price commodity sales agreement with a term of more than 60 days.

          (w)    Net Working Capital.    HP Co. and Spinco shall not permit the net working capital of the Spinco Business, calculated in accordance with GAAP applied on a basis consistent with the preparation of the 2001 Financial Statements and exclusive of current maturities of long-term debt, to be less than negative $10 million.

          (x)    Agreements.    Neither HP Co. nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

        6.3    Proxy Statement/Prospectus.

          (a)  As promptly as practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Spinco shall prepare and file the Registration Statements (the Proxy Statement/Prospectus will be included as a prospectus in the Registration Statement on Form S-4) with respect to the transactions contemplated by this Agreement, and each of the Company and Spinco shall use its reasonable best efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statements declared effective by the SEC under the Securities Act and the Exchange Act, as the case may be, as promptly as practicable after such filings.

          (b)  As promptly as practicable after the Registration Statements shall have become effective, the Company shall mail the Proxy Statement/Prospectus to its shareholders.

          (c)  No amendment or supplement to the Proxy Statement/Prospectus or any Registration Statement will be made by Spinco or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Spinco and the Company each will advise the other, promptly after they receive notice thereof, of the time when any Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Spinco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or any Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (d)  If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus or the Registration Statements containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statements, Spinco and the Company shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC and mail to the Company's stockholders each such amendment or supplement.

        6.4    Cooperation.    HP Co., Spinco and the Company shall together, or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them, take action as follows:

          (a)  Spinco shall take all such action as may reasonably be required under state securities or "blue sky" laws in connection with the issuance of shares of Spinco Common Stock pursuant to the Merger;

          (b)  HP Co., Spinco and the Company shall cooperate with one another to the extent reasonably necessary or commercially appropriate in promptly making any filings with, and seeking any consents or approvals from, Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement;

          (c)  As promptly as practicable, Spinco shall make application to the NYSE for the listing or quotation of the shares of Spinco Common Stock to be issued pursuant to the transactions contemplated by this Agreement and the Distribution Agreement and use all commercially reasonable efforts to cause such shares to be Approved for Listing;

          (d)  HP Co., Spinco and the Company shall, as promptly as practicable, make any required filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice; and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party's outside counsel) so as to reduce the length of any review periods;

          (e)    IRS Rulings.    In connection with the Distribution, HP Co. shall use its reasonable best efforts in seeking, as promptly as practicable, a private letter ruling from the IRS to the effect that the contribution of assets to Spinco prior to the Distribution will qualify as a tax-free transaction to HP Co. and Spinco under Section 368 of the Code and the Distribution will qualify as a tax-free transaction to HP Co. and its shareholders under Sections 355 of the Code (the "IRS Rulings"). Prior to filing with the IRS, HP Co. shall furnish the Company with a draft of the ruling request letter, and the Company shall promptly review and comment on such draft. HP Co. shall reasonably consider any comments provided by the Company. In any event, HP Co. shall keep the Company informed of the status of the IRS Ruling request. The Company shall cooperate with and use its reasonable best efforts to assist HP Co. in connection with the IRS Ruling request, including the provision of any representations, covenants and "penalties of perjury" statements to the IRS; and

          (f)    HP Co., Spinco and the Company shall promptly provide outside counsel for the other parties for their confidential review copies of all filings proposed to be made by such party with any Governmental Authority in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby.

        6.5    Letter of Spinco's Accountants.    In connection with the information regarding Spinco or its Subsidiaries or the transactions contemplated by this Agreement provided by Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, Spinco shall use all commercially reasonable efforts to cause to be delivered to the Company a letter of Ernst & Young, LLP, dated the date on which the Registration Statement on Form S-4 shall become effective and as of the Effective Time and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

        6.6    Letter of the Company's Accountants.    In connection with the information regarding the Company or its Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/

Prospectus and the Registration Statements, the Company shall use all commercially reasonable efforts to cause to be delivered to Spinco a letter of KPMG LLP, dated the date on which the Registration Statement on Form S-4 shall become effective and as of the Effective Time and addressed to HP Co. and Spinco, in form and substance reasonably satisfactory to HP Co. and Spinco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

        6.7    HP Co./Spinco Employee Stock Options, Incentive and Benefit Plans.    Spinco and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) and any acquisitions of Spinco Common Stock, as the case may be, resulting from the transactions contemplated by this Agreement by each officer or director of the Company or Spinco who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        6.8    Employee Benefit Plans.    Spinco and the Company shall take all acts necessary to cause the Company Employees who remain employed by the Company or its Affiliates after the Effective Time ("Continuing Company Employees") to participate in the benefit plans maintained by Spinco as of the Effective Time (the "Surviving Corporation Benefit Plans") on a basis no less favorable than that applicable to similarly situated Spinco Employees who remain employed by Spinco or its Affiliates after the Distribution Date (the "Continuing Spinco Employees"). The Company shall take all acts necessary to provide that, except as otherwise provided in subsection (d) below, no person shall accrue any additional benefit under any Company Benefit Plan on or after the Closing Date.

          (b)  Spinco shall not establish or maintain effective as of the Effective Time any plan providing retiree medical benefits, any defined benefit pension plan, or any plan providing supplemental executive retirement benefits that is not an individual account plan.

          (c)  Spinco and the Company shall cause each Continuing Company Employee to be given full credit for all service with the Company and its Affiliates before the Effective Time for all purposes under any Surviving Corporation Benefit Plan (except to the extent necessary to avoid the duplication of benefits). For purposes of determining the terms and conditions of a Continuing Company Employee's participation in any Surviving Corporation Benefit Plan that is an employee welfare benefit plan (the "Spinco Welfare Plans"), Spinco shall, and shall cause its Affiliates to, (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Continuing Company Employee or his or her dependents under the Spinco Welfare Plans, other than to the extent limitations or waiting periods that are already in effect with respect to the Continuing Company Employee or his or her dependents have not been satisfied as of the Effective Time under the corresponding welfare benefit plans maintained for the Continuing Company Employee immediately before the Effective Time, and (ii) provide each Continuing Company Employee with credit for any co-payments and deductibles paid in the year of the Closing before the Effective Time in satisfying any deductible or out-of-pocket requirements under the Spinco Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

          (d)  (i) Effective as of the Closing Date, Spinco shall assume the Company's Deferred Compensation Plan and shall extend participation in such plan to all executives of Spinco identified in Section 6.8(d)(i) of the HP Co. Disclosure Schedule.

            (ii)  Effective as of the Closing Date, Spinco shall assume the Company's obligation to provide transportation benefits to certain Continuing Company Employees on the same basis that such employees were entitled to such benefits immediately before the Effective Time, provided that Spinco shall not be prohibited, in its sole discretion, from amending the terms on which such benefits are provided or from terminating such benefits altogether.

            (iii)  On and after the Closing Date, Spinco shall assume, or cause the Company to honor and perform, all obligations of the company pursuant to the Income Continuance Plan and Employment Agreements set forth in Section 6.8(d)(iii) of the Company Disclosure Schedule.

          (e)  As soon as practicable after the Closing Date (but in any event not before any required filings with the IRS have become effective), Spinco and the Company shall take all steps necessary to cause the merger of the Company's 401(k) Plan with and into a plan maintained by Spinco under Sections 401(a) and 401(k) of the Code.

          (f)    Except as otherwise set forth in Section 2.9 or 6.7, in the case of Company Benefit Plans under which the employees' interests are based upon Company Common Stock or the market price thereof, such interests shall, from and after the Effective Time, be based on Spinco Common Stock in accordance with the principles of Section 2.9.

          (g)  Effective as soon as practicable following the Closing, the Company shall transfer to Spinco and Spinco shall accept the flexible spending account elections and account liabilities (maintained pursuant to Code Sections 105 and 129) of the Company Employees under the Company's flexible spending arrangement, and the Company shall transfer to Spinco the aggregate net cash amount (determined immediately prior to the Closing) for contributions paid (but not yet reimbursed) by or on behalf of the Company Employees under such flexible spending arrangement.

          (h)  The Company hereby acknowledges that it consents to, and shall cause any action required on its behalf to implement, the transactions contemplated by the Employee Benefits Agreement.

          (i)    HP Co. and the Company agree to cooperate in good faith and use their reasonable best efforts to assist Spinco in establishing the plans and taking the other actions contemplated in this Section 6.8. In addition, it is the intention of the parties that, prior to the Closing Date, Spinco, HP Co. and the Company shall use their reasonable best efforts to establish additional mutually acceptable arrangements concerning Spinco employee compensation and benefit arrangements not specifically addressed herein, including, without limitation, incentive compensation and equity grant policies, funding arrangements for deferred compensation, vacation policies and other fringe benefits.

        6.9    Investigation.    Upon reasonable notice, each of HP Co., Spinco, Merger Sub and the Company shall afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' plants, properties, Contracts, commitments, books, records (including Tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all commercially reasonable efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder and hereunder. No investigation made at any time by or on behalf of any of the Company, HP Co., Spinco or Merger Sub shall affect the representations and warranties of the parties hereto.

        6.10    Reasonable Efforts; Further Assurances.

          (a)  Subject to the terms and conditions of this Agreement, each of HP Co., Spinco, Merger Sub and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using all commercially reasonable efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby as promptly as practicable, and to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Without limiting the generality of the foregoing, HP Co., Spinco, Merger Sub and the Company agree to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances required to consummate the Merger (including through any required compliance with the HSR Act and any applicable foreign government reporting requirements) and to respond to any government requests for information. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

          (b)  Subject to Section 6.10(a), in case at any time any further action is reasonably necessary to carry out the purposes of this Agreement, HP Co., Spinco and the Company shall take all such commercially reasonable necessary action.

        6.11    No Solicitation by the Company.

          (a)  The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any Company Subsidiary shall, and that it will cause its and each Company Subsidiary's officers, directors, employees, advisors and agents not to, directly or indirectly, solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement a Company Acquisition Proposal or agree to, recommend or accept a Company Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company's Board of Directors from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person an unsolicited Company Superior Proposal (as defined below), (ii) the Company's Board of Directors determines in good faith (after consultation with its legal and financial advisors) that its failure to do so might reasonably be deemed to violate the Company's Board of Directors' obligation to comply with its fiduciary duties to the Company's shareholders under applicable law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, the Company's Board of Directors receives from such Person a customary and reasonable executed confidentiality agreement and (iv) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company's Board of Directors notifies HP Co. promptly of such inquiries, proposal or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any of their officers, directors, employees, advisors and agents indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal.

          (b)  Notwithstanding the foregoing, prior to the adoption of this Agreement by the holders of Company Common Stock, the Board of Directors of the Company may, if it has received a Company Superior Proposal, and if it concludes in good faith (after consultation with its legal and financial advisors) that failure to do so might reasonably be deemed to violate its obligations to comply with its fiduciary duties to the Company's shareholders under applicable law, approve or recommend such Company Superior Proposal or, subject to compliance with the requirements of Section 8.3(b), terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Company Superior Proposal) but only at a time that is after the third business day following HP Co.'s receipt of written notice from the Company advising HP Co. that the Board of Directors of the Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal. For purposes of this Agreement, a "Company Superior Proposal" means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's shareholders than the Merger.

          (c)  Nothing in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company shareholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with its legal and financial advisors), it is advisable to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.11(b), approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal.

        6.12    Director and Officer Indemnification; Insurance.

          (a)  From and after the Effective Time, Spinco shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of the Company and each Subsidiary of the Company and each person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement with approval of the indemnifying party (which approval shall not be unreasonably delayed or withheld) in connection with any Action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such Action: (i) Spinco shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Spinco, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law and, if required, upon receipt of any undertaking required by applicable law, and (ii) Spinco will cooperate in the defense of any such Action; provided, however, Spinco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Spinco shall not be obligated pursuant to this Section 6.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in a single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group (which counsel shall be reasonably acceptable to Spinco). In the event of any Action, any Indemnified Party wishing to claim indemnification will promptly notify Spinco thereof (provided, that failure to so notify Spinco will not affect the obligations of Spinco except to the extent that Spinco shall have been materially prejudiced as a result of such failure). Notwithstanding the foregoing, nothing contained in this Section 6.12 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer or director of Spinco under Delaware law, assuming for such purposes that Spinco's Certificate of Incorporation and Bylaws provide for the maximum indemnification permitted by law.

          (b)  Without limiting the rights that any indemnified person may have under applicable law, the parties agree that all rights of indemnification existing as of the date hereof as provided in the respective charter and bylaws of the Company and Spinco shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (c)  For a period of six years following the Effective Time, Spinco shall cause to be maintained directors' and officers' liability insurance policies covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company's existing directors' and officers' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such insurance with respect to claims arising from facts or events that occurred up to and including the Effective Time to the extent available; provided, however, that Spinco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons; provided further, that Spinco shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof and, if such insurance is not available within such limit, Spinco shall be required to obtain only such insurance as is available within such limit.

          (d)  This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on Spinco and the Company and their respective successors and assigns. In the event Spinco or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Spinco or the Company, as the case may be, honor the indemnification obligations set forth in this Section 6.12.

        6.13    Rule 145 Affiliates.    The Company shall, at least 10 days prior to the Effective Time, cause to be delivered to Spinco a list, reviewed by its counsel, identifying all persons who are, in its reasonable judgment, at the time of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 promulgated by the SEC under the Securities Act (each, a "Rule 145 Affiliate"). The Company shall furnish such information and documents as Spinco may reasonably request for the purpose of reviewing such list. The Company shall use all commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this Section 6.13 to execute a written agreement (each, a "Rule 145 Affiliate Agreement"), substantially in the form of Exhibit E to this Agreement, at or prior to the Effective Time.

        6.14    Public Announcements.    HP Co. and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and neither of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use all commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

        6.15    Defense of Litigation.    Each of HP Co., Spinco, Merger Sub and the Company shall use all commercially reasonable efforts to defend against all Actions in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement or seek damages with respect to such transactions. None of HP Co., Spinco, Merger Sub or the Company shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Each of HP Co., Spinco and the Company shall use all commercially reasonable efforts to cause each of its Affiliates, directors and officers to use all commercially reasonable efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.15 to the same extent as if such Person was a party.

        6.16    Notification.

          (a)  From time to time prior to the Effective Time, each of HP Co., Spinco and the Company shall supplement or amend its respective Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to complete or correct (i) any information in such Disclosure Schedule that is or has been rendered untrue, inaccurate, incomplete or misleading, (ii) any representation or warranty of such party in this Agreement that contains a qualification as to materiality or Material Adverse Effect that has been rendered untrue or inaccurate, in any respect, thereby or (iii) any representation or warranty of such party in this Agreement that is not so qualified and that has been rendered untrue or inaccurate, in any material respect, thereby. Delivery of such supplements shall be for informational purposes only and shall not expand or limit the rights or affect the obligations of any party hereunder. Such supplements shall not constitute a part of the HP Co. Disclosure Schedule, the Spinco Disclosure Schedule or the Company Disclosure Schedule, as the case may be, for purposes of this Agreement.

          (b)  Each of HP Co., Spinco, Merger Sub and the Company shall give prompt notice to the other of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or is reasonably likely to cause (i) any covenant or agreement of such party contained in this Agreement not to be performed or complied with, in any material respect or (ii) any condition contained in Article 7 to become incapable of being fulfilled at or prior to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 6.16(b) shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (c)  Each of the parties hereto shall keep the others informed on a timely basis as to the status of the transactions contemplated by the Transaction Agreements and the obtaining of all necessary and appropriate exemptions, rulings, consents, authorizations and waivers related thereto.

        6.17    Obligations of Merger Sub.    Each of HP Co. and Spinco shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

        6.18    Conveyance Taxes.    Spinco and the Company shall be liable for and shall hold the holders of shares of Company Common Stock who are holders of shares of Company Common Stock immediately prior to the Effective Time harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this

Agreement. The parties acknowledge that this Section 6.18 is specifically intended to benefit the holders of shares of the Company Common Stock who are holders of shares of Company Common Stock immediately prior to the Effective Time.

        6.19    Accounting Matters.    The parties will use their commercially reasonable efforts to ensure that, following the Effective Time, Spinco will establish a fiscal year ending on December 31.

        6.20    Rights Plans.

          (a)  Spinco will issue, in accordance with the Rights Agreement, dated as of the date hereof, between Spinco and UMB Bank, N.A. (the "Spinco Rights Agreement"), preferred share purchase rights (the "Spinco Rights") to the holders of Spinco Common Stock as of the Distribution Date. Prior to the earlier of the Effective Time and the Termination Date, Spinco will not amend the Spinco Rights Agreement or redeem the Spinco Rights. HP Co. and Spinco jointly and severally represent and warrant to the Company that they have taken all action necessary to render the Spinco Rights inapplicable to this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby.

          (b)  The Company will issue, in accordance with the Rights Agreement, dated as of the date hereof, between the Company and A.G. Edwards & Sons, Inc. (the "Company Rights Agreement"), common share purchase rights (the "Company Rights") to the holders of Company Common Stock as of March 7, 2002. Prior to the earlier of the Effective Time and the Termination Date, the Company will not amend the Company Rights Agreement or redeem the Company Rights. The Company represents and warrants to HP Co. that it has taken all action necessary to render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and to cause the Company Rights to expire immediately prior to the Effective Time.

        6.21    Transition Services Agreement.    Promptly following the date hereof, HP Co. and the Company will discuss the scope, nature, term and pricing of the transition services to be provided by HP Co. to Spinco following the Effective Time pursuant to the Transition Services Agreement. HP Co. and the Company will negotiate in good faith with respect thereto and prior to the Effective Time HP Co. and Spinco will enter into the Transition Services Agreement in a form reasonably satisfactory to HP Co. and the Company.

ARTICLE 7
CONDITIONS TO THE MERGER

        7.1    Conditions to the Obligations of Spinco, HP Co., Merger Sub and the Company to Effect the Merger.    The respective obligations of Spinco, HP Co., Merger Sub and the Company to consummate the Merger shall be subject to the fulfillment (or waiver by HP Co. and the Company) at or prior to the Effective Time of the following conditions:

          (a)  At least one day prior to the Effective Time, the Distribution shall have been consummated in accordance with the Distribution Agreement and the conditions to the consummation of the Distribution set forth in Section 9.1 of the Distribution Agreement shall have been satisfied or shall have been waived with a Company Consent;

          (b)  All material consents, approvals and authorizations of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained and be in effect at the Effective Time;

          (c)  Any applicable waiting period (including any extended waiting period arising as a result of a request for additional information by either HSR Agency) under the HSR Act shall have expired or been terminated;

          (d)  The Registration Statements shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or "blue sky" laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock to be issued in connection with the Merger shall have been obtained and shall be in effect; and such shares of Spinco Common Stock and such other shares required to be reserved for issuance in connection with the Merger shall have been Approved for Listing;

          (e)  The Requisite Approval shall have been obtained;

          (f)    No court of competent jurisdiction or other Governmental Authority shall have issued an Order that is still in effect restraining, enjoining or prohibiting the Distribution or the Merger;

          (g)  No Action by any Governmental Authority with respect to the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on Spinco or the Company with respect thereto;

          (h)  No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the consummation of the Merger or (ii) impose material restrictions or requirements thereon or on Spinco or the Company with respect thereto; and

          (i)    The IRS Rulings shall continue to be valid and in full force and effect.

        7.2    Additional Conditions to the Obligations of HP Co., Spinco and Merger Sub.    The obligation of HP Co., Spinco and Merger Sub to consummate the Merger shall be subject to the fulfillment (or waiver by HP Co.) at or prior to the Effective Time of the following additional conditions:

          (a)  The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement (which for purposes of this Section 7.2(a) shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Spinco or the Company or (ii) to the extent specifically contemplated or permitted by this Agreement;

          (b)  The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required for the consummation of the Merger under any Contract to which the Company shall be a party or by which its properties and assets are bound, except (i) where the failure to so obtain such consents and approvals, individually or in the aggregate, would not have a Material Adverse Effect on the Company or (ii) to the extent that alternative arrangements (reasonably acceptable to HP Co.) relating to the failure to obtain any such consent or approval are otherwise provided for;

          (c)  The Company shall have delivered to HP Co. a certificate, dated as of the Effective Time, of a senior officer of the Company certifying the satisfaction by the Company of the conditions set forth in subsection (a) of this Section 7.2; and

          (d)  HP Co. and Spinco shall have received either an opinion of Skadden, Arps, Slate, Meagher & Flom LLP or a private letter ruling from the IRS, a copy of which will be furnished to the Company, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations contained in certificates of officers of Spinco, Merger Sub, the Company and others.

        7.3    Additional Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following additional conditions:

          (a)  Spinco and HP Co. shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Spinco and HP Co. contained in this Agreement (which for purposes of this Section 7.3(a) shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business, Spinco or the Company or (ii) to the extent specifically contemplated or permitted by this Agreement;

          (b)  HP Co. and Spinco shall have obtained the consent or approval of each Person whose consent or approval shall be required for the consummation of the Merger under any Contract to which Spinco shall be a party or by which its properties and assets (including the Spinco Assets) are bound, except (i) where the failure to so obtain such consents and approvals, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco or (ii) to the extent that alternative arrangements (reasonably acceptable to the Company) relating to the failure to obtain any such consent or approval are otherwise provided for;

          (c)  Spinco shall have delivered to the Company a certificate, dated as of the Effective Time, of a senior officer of HP Co. certifying the satisfaction of the conditions set forth in subsection (a) of this Section 7.3;

          (d)  The Company shall have received either an opinion from Shearman & Sterling or a private letter ruling from the IRS, a copy of which will be furnished to HP Co. and Spinco, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Shearman & Sterling may require and rely upon representations contained in certificates of officers of Spinco, Merger Sub, the Company and others;

          (e)  The Company shall be reasonably satisfied that the Contribution and Distribution have taken place in accordance with the terms set forth in the Distribution Agreement and the IRS Rulings; and

          (f)    Spinco and HP Co. shall have entered into the Transition Services Agreement and such agreement shall be in full force and effect.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVERS

        8.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time (notwithstanding the Requisite Approval, except in the case of Section 8.1(g)) as follows:

          (a)  by the mutual written consent of each party hereto, which consent shall be effected by action of the Board of Directors of each such party;

          (b)  by any party hereto if the Effective Time shall not have occurred on or before November 25, 2002, provided that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a cause of, or contributed to, the failure of the Merger to have become effective on or before such date;

          (c)  by any party hereto if any court of competent jurisdiction or any other Governmental Authority shall have issued an Order restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and nonappealable, provided that, if the party seeking to terminate this Agreement pursuant to this clause (c) is a party to the applicable proceeding, such party shall have used all commercially reasonable efforts to remove such Order;

          (d)  by the Company if (i) either HP Co. or Spinco shall have failed to perform in any material respect any of its respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, or (ii) the respective representations and warranties of HP Co. or Spinco contained in this Agreement are or shall become untrue (without giving effect to any materiality qualification or standard contained in any such representations and warranties) in any respect at any time prior to the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business, Spinco or the Company; provided that the right of the Company to terminate this Agreement pursuant to this subsection (d) shall not be available unless HP Co. and Spinco shall have been unable to cure such failure or such untruth for 30 calendar days after the Company shall have given HP Co. and Spinco notice of such failure or such untruth;

          (e)  by HP Co. if (i) the Company shall have failed to perform in any material respect any of its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, or (ii) the representations and warranties of the Company contained in this Agreement are or shall become untrue (without giving effect to any materiality qualification or standard contained in any such representations and warranties) in any respect at any time prior to the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, the Spinco Business or Spinco; provided that the right of HP Co. to terminate this Agreement pursuant to this subsection (e) shall not be available unless the Company shall have been unable to cure such failure or such untruth for 30 calendar days after HP Co. shall have given the Company notice of such failure or such untruth;

          (f)    by HP Co. or the Company if, at the Company Stockholders' Meeting (including any adjournment, continuation or postponement thereof), the Requisite Approval shall not be obtained;

          (g)  by the Company in accordance with Section 6.11(b) hereof, provided that it has complied with all the provisions of Section 8.3(b); or

          (h)  by HP Co., if the Board of Directors of the Company (or any committee thereof), shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company stockholders a Company Acquisition Proposal or resolved to do any of the foregoing.

        8.2    Effect of Termination.    In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except to the extent set forth in the last sentence of Section 9.1(a) and in Section 9.2), without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 8.3; provided, that nothing in this Agreement shall relieve any party of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including attorneys' fees and the right to pursue any remedy at law or in equity.

        8.3    Termination Fee; Expenses.    Expenses Payable upon Breach. If this Agreement is terminated pursuant to one (but not both) of Section 8.1(d) or Section 8.1(e), then the breaching party shall promptly (but not later than five (5) business days after receipt of notice of the amount due from the other party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by such terminating party (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the transactions contemplated by this Agreement and the Transaction Documents) not to exceed $2 million in the aggregate ("Out-of-Pocket Expenses").

          (b)  Termination Fee Payable in Certain Circumstances.

              (i)  In the event of termination of this Agreement by the Company pursuant to 8.1(g), the Company shall pay HP Co. a fee, in immediately available funds, in the amount of $10 million (the "Termination Fee") plus Out-of-Pocket Expenses, and upon making such payment, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

            (ii)  In the event that (A) any Person shall have made a Company Acquisition Proposal after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 8.1(f) and (B) within 225 days after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, the Company shall pay the Termination Fee to HP Co., plus Out-of-Pocket Expenses, and upon making such payment, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

            (iii)  In the event that (A) this Agreement is terminated by HP Co. pursuant to Section 8.1(h) and (B) within 225 days after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, the Company shall pay the Termination Fee to HP Co., plus Out-of-Pocket Expenses, and upon making such payment, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

            (iv)  In the event that (A) any Person shall have made a Company Acquisition Proposal after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b), and (B) within 225 days after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, the Company shall pay the Termination Fee to HP Co., plus Out-of-Pocket Expenses, and upon making such payment, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement; provided, that the Company shall not be obligated to pay the Termination Fee or the Out-of-Pocket Expenses pursuant to this Section 8.3(b)(iv) if (x) the Requisite Approval shall have been obtained prior to the termination of this Agreement pursuant to Section 8.1(b) and (y) no failure by the Company to perform any of its obligations under this Agreement required to be performed by it at or prior to such termination shall have been a cause of the failure of the Merger to have become effective on or prior to such termination.

  For purposes of Sections 8.3(b)(ii)(B), 8.3(b)(iii)(B) and 8.3(b)(iv)(B), the definition of Company Acquisition shall be deemed modified so that the percentages referenced in clauses (ii) and (iii) of such definition are 35% rather than 20%.

        8.4    Amendment.    This Agreement may be amended by HP Co., Spinco, Merger Sub and the Company at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by HP Co., Spinco and the Company

        8.5    Waivers.    At any time prior to the Effective Time, HP Co., Spinco and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by HP Co., Spinco or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of HP Co., Spinco or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9
MISCELLANEOUS

        9.1    Survival of Representations, Warranties and Agreements; Indemnification.    The covenants and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time in accordance with their respective terms. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

          (b)  Following the Effective Time, HP Co. will indemnify, defend and hold harmless Spinco, the Company and each Person, if any, who controls, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (any such person being hereinafter referred to as a "Controlling Person"), Spinco or the Company from and against, and pay or reimburse each of the foregoing for, all losses, claims, damages, liabilities, actions, costs and expenses, joint or several, including reasonable attorneys' fees (collectively, "Losses"), arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that HP Co. shall not be responsible for information provided by the Company as to itself and its Subsidiaries specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

          (c)  Following the Effective Time, Spinco will indemnify, defend and hold harmless HP Co. and each Controlling Person of HP Co. from and against, and pay or reimburse each of the foregoing for, all Losses arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by the Company as to itself and its Subsidiaries specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

        9.2    Expenses.    Except as otherwise provided in the Distribution Agreement or in Section 8.3, whether or not the Merger or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except that the Company and HP Co. each shall pay one-half of all expenses relating to printing, filing and mailing the Registration Statements and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statements and the Proxy Statement/Prospectus.

        9.3    Notices.    All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

        If to Spinco (prior to the Effective Time) or HP Co., to:

  Helmerich & Payne, Inc.
  Twenty First at Utica
  Tulsa, Oklahoma 74114
  Attn: General Counsel
  Facsimile: (718) 743-2671

        with a copy to (which shall not constitute effective notice) to:

  Skadden, Arps, Slate, Meagher & Flom LLP
  1440 New York Avenue, NW
  Washington, D.C. 20005
  Attn: Michael P. Rogan
            C. Kevin Barnette
  Facsimile: (202) 393-5760

        If to Spinco (following the Effective Time), to:

  Key Production Company, Inc.
  707 Seventeenth Street
  Suite 3300
  Denver, CO 80202
  Attn: General Counsel
  Facsimile: (303) 295-3494

        with a copy (which shall not constitute effective notice) to:

  Holme Roberts & Owen LLP
  1700 Lincoln Street, Suite 4100
  Denver, CO 80203
  Attn: Thomas A. Richardson
  Facsimile: (303) 866-0200

        and to:

  Shearman & Sterling
  Broadgate West
  9 Appold Street
  London EC2A 2AP
  United Kingdom
  Attn: Bonnie Greaves
  Facsimile: (011 44) 20 7655 5500

  If to the Company, to:

  Key Production Company, Inc.
  707 Seventeenth Street
  Suite 3300
  Denver, CO 80202
  Attn: General Counsel
  Facsimile: (303) 295-3494

        with a copy (which shall not constitute effective notice) to:

  Holme Roberts & Owen LLP
  1700 Lincoln Street, Suite 4100
  Denver, CO 80203
  Attn: Thomas A. Richardson
  Facsimile: (303) 866-0200

        and to:

  Shearman & Sterling
  Broadgate West
  9 Appold Street
  London EC2A 2AP
  United Kingdom
  Attn: Bonnie Greaves
  Facsimile: (011 44) 20 7655 5500

        9.4    Certain Construction Rules.    The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. Any matter disclosed in any particular Section or Subsection of the Spinco Disclosure Schedule, the HP Co. Disclosure Schedule or the Company Disclosure Schedule shall be deemed to have been disclosed in any other Section or Subsection of Articles 3, 4, 5 or 6 of this Agreement, as applicable, with respect to which such matter is relevant so long as the applicability of such matter to such Section or Subsection is reasonably apparent. For avoidance of doubt, "consistent with past practice" when used with respect to Spinco or any of its Subsidiaries shall mean the past practice of HP Co.

        9.5    Severability.    If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco, HP Co., Merger Sub and the Company that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

        9.6    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco, HP Co., Merger Sub or the Company (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by Spinco, HP Co., Merger Sub and the Company and their respective successors and permitted assigns.

        9.7    No Third Party Beneficiaries.    Except as provided in Sections 2.2, 2.8, 2.10, 6.12 and 6.18 (collectively, the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than HP Co., Spinco and the Company and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof after the Effective Time. Subject to Section 6.12, Spinco shall reimburse all expenses, including reasonable attorneys' fees, that are incurred by any Person who prevails in any litigation or other proceeding required to enforce the obligations of the Surviving Corporation and Spinco under the Third Party Provisions.

        9.8    Limited Liability.    Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco, HP Co., Merger Sub or the Company, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco, HP Co., Merger Sub and the Company, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

        9.9    Entire Agreement.    This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. All exhibits attached to this Agreement and the Disclosure Schedules are expressly made a part of, and incorporated by reference into, this Agreement. Each section of the Company Disclosure Schedule, the HP Co. Disclosure Schedule and the Spinco Disclosure Schedule qualifies the corresponding numbered representation and warranty or covenant to the extent specified therein, and any other representation, warranty or covenant to which such matter is relevant so long as the applicability of such matter to any such representation, warranty or covenant is reasonably apparent.

        9.10    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (ii) TO THE EXTENT

SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY'S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

        9.11    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco, HP Co., Merger Sub and the Company, notwithstanding that not all parties are signatories to the original or the same counterpart.

        9.12    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        9.13    Waiver of Jury Trial.    Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any Action or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HELMERICH & PAYNE, INC.
By:	/s/ HANS HELMERICH
Name:	Hans Helmerich
Title:	President and Chief Executive Officer
HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.
By:	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President
MOUNTAIN ACQUISITION CO.
By:	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President
KEY PRODUCTION COMPANY, INC.
By:	/s/ F.H. MERELLI
Name:	F.H. Merelli
Title:	Chairman and CEO

ANNEX B

Distribution Agreement

DISTRIBUTION AGREEMENT

DATED AS OF FEBRUARY 23, 2002

BETWEEN

HELMERICH & PAYNE, INC.

AND

HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.

DISTRIBUTION AGREEMENT

        This DISTRIBUTION AGREEMENT (this "Agreement"), dated as of February 23, 2002, by and between Helmerich & Payne, Inc., a Delaware corporation ("HP Co."), and Helmerich & Payne Exploration and Production Co., a Delaware corporation and a wholly owned subsidiary of HP Co. ("Spinco").

RECITALS

        A.    The Merger Agreement. HP Co., Spinco, Key Production Company, Inc., a Delaware corporation (the "Company"), and Mountain Acquisition Co., a Delaware corporation and wholly owned subsidiary of Spinco ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of February 23, 2002 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined herein), Merger Sub will merge with and into the Company, with the Company being the surviving corporation, and the Company becoming a wholly owned subsidiary of Spinco (the "Merger").

        B.    The Transaction Agreements. This Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Merger.

        C.    Business Separation. Prior to the Distribution Date (as defined herein), and subject to the terms and conditions set forth herein, HP Co. intends to transfer or cause to be transferred to Spinco or a Spinco Subsidiary (as defined herein) all of the Spinco Assets (as defined herein), and Spinco intends to assume all of the Spinco Liabilities (as defined herein), as contemplated by this Agreement (the "Contribution").

        E.    The Distribution. Subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of common stock of Spinco, par value $.01 per share ("Spinco Common Stock"), will be distributed on a pro rata basis (the "Distribution") to the holders as of the Record Date (as defined herein) of the outstanding common stock of HP Co., par value $0.10 per share ("HP Co. Common Stock").

        F.    Intended Tax Consequences. The parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Merger qualify under Section 368 of the Code, and that no gain or loss for federal income tax purposes be recognized as a result of the transactions described herein.

        NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        Actual Cash Amount:    as defined in Section 4.1 of this Agreement.

        Affiliate:    with respect to any specified Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

        Agent:    the distribution agent to be appointed by HP Co., with a Company Consent, to distribute the shares of Spinco Common Stock pursuant to the Distribution.

        Agreement:    as defined in the preamble to this Agreement.

        Asset:    any and all assets and properties, tangible or intangible, including the following: (i) cash, notes and accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind; (iii) intangible property rights, inventions, discoveries, know-how, United States and foreign patents and patent applications, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, joint operating agreements, drilling contracts, farm-in and farm-out agreements, other agreements and business arrangements; (v) real estate and buildings and other improvements thereon, easements and rights-of-way; (vi) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including oil and gas, transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (viii) computer equipment and software; (ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or prepaid expenses; (xi) claims, causes of action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xii) the right to receive mail, payments on accounts receivable and other communications; (xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and books, ledgers, files and business records of every kind; (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any governmental authority.

        Business:    the Spinco Business or the HP Co. Business, as the case may be.

        Business Day:    any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

        Cash Amount:    an amount calculated as follows:

          (i)    All revenues recognized by HP Co. in accordance with GAAP applied on a consistent basis (or as otherwise agreed by HP Co., Spinco and the Company), derived from the Spinco Assets during the Measurement Period (including, without limitation, oil and gas sales, gas marketing sales and other income as set forth on and calculated on a basis consistent with the Combined Statement of Income of the Helmerich & Payne Oil and Gas Division for each of the three years in the period ended September 30, 2001), but excluding gains on sales of assets; plus

          (ii)  All cash proceeds of the sale of property, plant and equipment related to the Spinco Assets during the Measurement Period; plus

          (iii)  Four million eight hundred thousand dollars ($4.8 million) (in payment of the working capital adjustment as of September 30, 2001 agreed to by HP Co. and the Company); less

          (iv)  All capital and operating expenditures of HP Co. attributable to the Spinco Assets during the Measurement Period, including, without limitation, gas marketing purchases, production expenses, production, property and other taxes, provision for income taxes (net of deferred income taxes), interest expense and general and administrative expenses, in each case allocated to the Spinco Assets on a basis consistent with historical practice (or as otherwise agreed by HP Co., Spinco and the Company), and all expenditures relating to the transactions contemplated by the Transaction Agreements allocated to Spinco pursuant to Section 9.3 of Disclosure Schedule (including, without limitation, fees and expenses of legal and financial advisors); less

          (v)  An amount equal to the change in working capital accounts, other than cash (net accounts receivable plus inventories plus other current assets less accounts payable less accrued liabilities) related to the Spinco Assets during the Measurement Period.

        Claims Administration:    the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

        Claims Made Policies:    has the meaning set forth in Section 6.6(a) of this Agreement.

        Code:    as defined in the Recitals to this Agreement.

        Company:    as defined in the Recitals to this Agreement.

        Company Consent:    as defined in the Merger Agreement.

        Contribution:    as defined in the Recitals to this Agreement.

        Disclosure Schedule:    the schedule prepared and delivered by HP Co. to Spinco as of the date of this Agreement.

        Dispute Notification:    as defined in Section 4.3 of this Agreement.

        Distribution:    as defined in the Recitals to this Agreement.

        Distribution Date:    the date and time that the Distribution shall become effective.

        Effective Time:    as defined in the Merger Agreement.

        Employee Benefits Agreement:    the Employee Benefits Agreement of even date herewith between HP Co. and Spinco, in the form of Exhibit A hereto.

        Exchange Act:    the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        GAAP:    as defined in the Merger Agreement.

        Governmental Authority:    as defined in the Merger Agreement.

        Group:    the HP Co. Group or the Spinco Group, as the case may be.

        HP Co.:    as defined in the preamble to this Agreement.

        HP Co. Assets:    collectively: (i) all of the right, title and interest of HP Co. and HP Co. Subsidiaries in all Assets other than the Spinco Assets, (ii) the rights to use shared Assets as provided in Article II hereof, (iii) all other Assets of HP Co. and HP Co. Subsidiaries to the extent specifically assigned to or retained by any member of the HP Co. Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each HP Co. Subsidiary other than Helmerich & Payne

Energy Services, Inc., (v) all rights of HP Co. under the Transaction Agreements and (vi) any additional Assets set forth on Section 1.1(a) of the Disclosure Schedule.

        HP Co. Business:    all of the businesses and operations conducted by HP Co. and the HP Co. Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.

        HP Co. Common Stock:    as defined in the Recitals to this Agreement.

        HP Co. Group:    HP Co. and the HP Co. Subsidiaries.

        HP Co. Indemnitees:    HP Co., each Affiliate of HP Co. immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

        HP Co. Liabilities:    collectively, (i) all Liabilities of HP Co. and all Liabilities of the HP Co. Subsidiaries, including the Liabilities of HP Co. under the Transaction Agreements, (ii) all Liabilities set forth on Section 1.1(b) of the Disclosure Schedule, and (iii) all expenses allocated to HP Co. on Section 9.3 of the Disclosure Schedule; provided that HP Co. Liabilities shall not include the Spinco Liabilities.

        HP Co. Subsidiaries:    all direct and indirect Subsidiaries of HP Co. immediately after the Distribution Date.

        Indemnifiable Losses:    all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

        Indemnifying Party:    a Person that is obligated under this Agreement to provide indemnification.

        Indemnitee:    a Person that may seek indemnification under this Agreement.

        Independent Accounting Firm:    an independent accounting firm of international reputation mutually acceptable to HP Co. and Spinco (or, if HP Co. and Spinco are unable to agree upon such a firm, then either party shall select one such firm and those two firms shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.)

        Information:    all records, books, contracts, instruments, computer data and other data and information.

        IRS Rulings:    as defined in the Merger Agreement.

        Liability or Liabilities:    all debts, liabilities and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

        Litigation Matters:    actual, threatened or future litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, HP Co. and/or Spinco (or members of either Group).

        Losses:    as defined in the Merger Agreement.

        Material Adverse Effect:    as defined in the Merger Agreement.

        Measurement Period:    the period from October 1, 2001 through the Distribution Date.

        Merger:    as defined in the Recitals to this Agreement.

        Merger Agreement:    as defined in the Recitals to this Agreement.

        Occurrence Basis Policies:    has the meaning set forth in Section 6.6(a) of this Agreement.

        Person or person:    a natural person, corporation, company, partnership, limited partnership, limited liability company, or any other entity, including a Governmental Authority.

        Policies:    all insurance policies, insurance contracts and claim administration contracts of any kind of HP Co. and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers' compensation, crime, errors and omissions, special accident, cargo, employee dishonesty and operator's extra expense insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

        Privileged Information:    with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

        Reconciliation Statement:    as defined in Section 4.2 of this Agreement.

        Record Date:    the close of business on the date to be determined by the Board of Directors of HP Co. as the record date for determining stockholders of HP Co. entitled to receive the Distribution, which date shall be a business day preceding the day of the Effective Time.

        Registration Statements:    the Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco with the SEC to effect the registration of the Spinco Common Stock pursuant to the Exchange Act in connection with the Distribution and the Registration Statement on Form S-4 to be filed by Spinco with the SEC to effect the registration under the Securities Act of the issuance of the shares of Spinco Common Stock into which shares of the common stock, par value $.25 per share, of the Company will be converted pursuant to the Merger.

        Representative:    with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

        Requisite Approval:    as defined in the Merger Agreement.

        Review Period:    as defined in Section 4.2 of this Agreement.

        SEC:    the U.S. Securities and Exchange Commission.

        Securities Act:    the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        Spinco:    as defined in the preamble to this Agreement.

        Spinco Assets:    collectively, (i) all of the right, title and interest of HP Co. and the HP Co. Subsidiaries in all Assets that are predominantly used or held for use in, or predominantly relating to or arising from, the Spinco Business, (ii) the rights to use shared Assets as provided in Article II hereof, (iii) all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to or retained by any member of the Spinco Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each Spinco Subsidiary, (v) all rights of Spinco under the Transaction Agreements and (vi) all non-cash proceeds received by HP Co., Spinco or any Spinco Subsidiary from the sale of property, plant and equipment predominantly related to the Spinco Business during the Measurement Period and (vii) any additional Assets set forth on Section 1.1(c) of the Disclosure Schedule.

        Spinco Business:    the business conducted by HP Co. and its Subsidiaries engaged in oil and gas exploration, production, marketing and sale operations, including what is referred to in HP Co.'s Form 10-K for the fiscal year ended September 30, 2001 as the E&P Division of HP Co., but excluding, for avoidance of doubt, the contract drilling business and all other businesses conducted by HP Co. and its Subsidiaries.

        Spinco Common Stock:    as defined in the Recitals to this Agreement.

        Spinco Group:    Spinco and the Spinco Subsidiaries.

        Spinco Indemnitees:    Spinco, the Company, each Affiliate of Spinco and the Company immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

        Spinco Liabilities:    collectively: (i) all Liabilities of HP Co. or any of the HP Co. Subsidiaries predominantly relating to or arising from the Spinco Business, including the liabilities of Spinco under the Transaction Agreements, (ii) all Liabilities set forth on Schedule 1.1(d) of the Disclosure Schedule, and (iii) all expenses allocated to Spinco on Section 9.3 of the Disclosure Schedule.

        Spinco Subsidiaries:    all direct and indirect Subsidiaries of Spinco immediately after the Distribution Date.

        Subsidiary:    as defined in the Merger Agreement.

        Taxes:    all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes (including any interest, penalties or additions attributable thereto); and Tax: any of such Taxes.

        Tax Sharing Agreement:    the Tax Sharing Agreement of even date herewith between HP Co. and its affiliates and Spinco and its affiliates, in the form of Exhibit B hereto.

        Taxing Authority:    any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives and attorneys).

        Third-Party Claim:    any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

        Transaction Agreements:    this Agreement, the Employee Benefits Agreement, the Merger Agreement, the Tax Sharing Agreement and the Transition Services Agreement.

        Transition Services Agreement:    the Transition Services Agreement to be entered into by and between HP Co. and Spinco pursuant to Section 6.21 of the Merger Agreement.

        Section 1.2 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II
PRELIMINARY TRANSACTIONS

        Section 2.1 Business Separation.

          (a)  On or prior to the Distribution Date, HP Co. shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Spinco or a Spinco Subsidiary designated by Spinco of all of the Spinco Assets, and Spinco shall assume, and thereafter timely pay, perform and discharge, all of the Spinco Liabilities.

          (b)  Subject to Section 2.1(d), the separation of the HP Co. Assets and the Spinco Assets, as contemplated by this Agreement shall be effected in a manner that does not unreasonably disrupt either the HP Co. Business or the Spinco Business. Subject to Section 2.1(d), to the extent the separation of any of the Assets cannot be achieved in a reasonably practicable manner, Spinco and HP Co. will enter into appropriate arrangements regarding the shared Asset, subject to a Company Consent. Any costs related to the use of a shared Asset that is not separated as of the Distribution Date shall be allocated in a reasonable manner as agreed by Spinco and HP Co., subject to a Company Consent.

          (c)  Subject to Section 2.1(d), on or prior to the Distribution Date, HP Co. and Spinco will use their reasonable best efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among HP Co., Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to the HP Co. Business but relate predominantly to the Spinco Business or (ii) relate solely to the Spinco Business, but, by their terms, contain provisions relating to a member of the HP Co. Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Spinco Business and (y) will eliminate any provisions relating to a member of the HP Co. Group and, in either event, will inure to the benefit of the Spinco Group on substantially the same economic terms as such arrangements exist as of the date hereof. Subject to Section 2.1(d), on or prior to the Distribution Date, HP Co. and Spinco will use their reasonable best efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among HP Co., Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to the Spinco Business but relate predominantly to the HP Co. Business or (ii) relate solely to the HP Co. Business, but, by their terms, contain provisions relating to a member of the Spinco Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the HP Co. Business and (y) will eliminate any provisions relating to a member of the Spinco Group and, in either event, will inure to the benefit of the HP Co. Group on substantially the same economic terms as such arrangements exist as of the date hereof. If, in any case, such amendment cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of HP Co. or Spinco thereunder, HP Co. and Spinco will, subject to Section 2.1(d), cooperate in negotiating a mutually agreeable arrangement, in form and substance reasonably satisfactory to the Company, under which HP Co. or Spinco, as applicable, will obtain the benefits and assume the obligations thereunder.

          (d)  HP Co. hereby represents and warrants to Spinco and the Company that at the time of the Distribution, the Assets of Spinco and the Spinco Subsidiaries, taken together with the services available from HP Co. pursuant to the Transition Services Agreement, will be sufficient for the operation of the Spinco Business in all material respects as currently conducted. The representations and warranty of HP Co. set forth in this Section 2.1(d) will survive the execution and delivery of this Agreement and the Distribution Date and will continue in full force and effect for six months following the Distribution Date.

        Section 2.2 Conveyancing and Assumption Agreements. In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by Section 2.1, HP Co. and Spinco shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments in such forms as shall be reasonably acceptable to HP Co., Spinco and the Company.

        Section 2.3 Certificate of Incorporation; By-laws. The Certificate of Incorporation and Bylaws of Spinco immediately prior to the Distribution Date will be in the forms attached as Exhibits C and D, respectively.

        Section 2.4 Issuance of Stock. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that the number of shares of Spinco Common Stock outstanding and held by HP Co. shall equal 26,591,321.

        Section 2.5 Other Agreements. Each of HP Co. and Spinco shall, prior to the Distribution Date, enter into, or cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements.

        Section 2.6 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. Subject to Section 2.1(d), to the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that HP Co. and Spinco shall and shall cause their respective Subsidiaries to cooperate to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. Subject to Section 2.1(d), in the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective on or before the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Subject to the foregoing and to Section 2.1(d), the parties agree that, as of the Distribution Date (or such earlier time as any such Asset may have been acquired or Liability assumed), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

ARTICLE III
THE DISTRIBUTION

        Section 3.1 Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in Section 9.1, the Board of Directors of HP Co., consistent with the Merger Agreement and

Delaware law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

        Section 3.2 The Agent. Prior to the Distribution Date, HP Co. shall enter into an agreement with the Agent providing for, among other things, the Distribution to the holders of HP Co. Common Stock in accordance with this Article III.

        Section 3.3 Delivery of Share Certificates to the Agent. Prior to the Distribution Date, HP Co. shall deliver to the Agent a share certificate representing (or authorize the related book-entry transfer of) all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution. After the Distribution Date, upon the request of the Agent, Spinco shall provide all certificates for shares (or book-entry transfer authorizations) of Spinco Common Stock that the Agent shall require in order to effect the Distribution.

        Section 3.4 The Distribution.

          (a)  Subject to the terms and conditions of this Agreement, Spinco shall instruct the Agent to distribute on a pro rata basis, as of the Distribution Date, a total of 26,591,321 shares of Spinco Common Stock in respect of the outstanding shares of HP Co. Common Stock held by holders of record of HP Co. Common Stock on the Record Date. All shares of Spinco Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

          (b)  Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Spinco Common Stock shall be issued in the Distribution, and any such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Spinco. All fractional shares of Spinco Common Stock that a holder of HP Co. Common Stock would otherwise be entitled to receive as a result of the Distribution shall be aggregated and if a fractional share results from such aggregation, such fractional share shall be treated in accordance with the procedure set forth in the following sentence. Spinco shall instruct the Agent to aggregate all fractional shares of Spinco Common Stock, sell such shares in the public market and distribute to holders of HP Co. Common Stock who otherwise would have been entitled to such fractional shares of Spinco Common Stock a pro rata portion of the proceeds of such sale.

ARTICLE IV
CASH AMOUNT

        Section 4.1 Cash Amount Statement. Not more than thirty (30) calendar days after the Distribution Date, HP Co. shall prepare in good faith and deliver to the Company a calculation of the Cash Amount (the "Actual Cash Amount"), together with a statement setting forth in reasonable detail the basis and calculation thereof. In preparing the Actual Cash Amount, HP Co. shall consult with the Company and its Representatives. In the event that the Actual Cash Amount is a negative amount, such amount shall be deemed a loan to Spinco and payable by Spinco to HP Co. no later than three (3) Business Days after delivery of the Actual Cash Amount statement to Spinco, and in the event the Actual Cash Amount is a positive amount, such amount shall be payable by HP Co. to Spinco no later than three (3) Business Days after delivery of the Actual Cash Amount statement to Spinco, in either case in cash by wire transfer in immediately available funds to a bank previously designated by HP Co. or Spinco, as the case may be.

        Section 4.2 Review of the Actual Cash Amount. During the thirty (30) calendar days after receipt by Spinco of the Actual Cash Amount statement (the "Review Period"), Spinco shall review the Actual Cash Amount statement in order to determine whether the Cash Amount set forth in the Actual Cash Amount statement should be adjusted. If Spinco so determines, Spinco shall, within five (5) Business Days after the end of the Review Period, deliver to HP Co. a reconciliation of the calculation of the

Cash Amount (the "Reconciliation Statement"), together with a statement setting forth in reasonable detail the basis of its calculation. Unless HP Co. delivers the Dispute Notification referred to in Section 4.3 below, the Reconciliation Statement shall be deemed to be final, binding and conclusive on the parties hereto.

        Section 4.3 Dispute Resolution Procedure. Within five (5) Business Days after receipt of the Reconciliation Statement, HP Co. shall notify Spinco of any dispute thereof, specifying the amount in dispute thereof and, in reasonable detail, the basis for and its calculation thereof (the "Dispute Notification"). Thereafter, HP Co. and Spinco shall attempt to resolve the dispute, and any such resolution shall be final, binding and conclusive on the parties hereto. If HP Co. and Spinco are unable to reach a resolution within twenty (20) Business Days after the receipt by Spinco of the Dispute Notification, HP Co. and Spinco shall submit the items remaining in dispute for resolution to the Independent Accounting Firm. The Independent Accounting Firm shall, within thirty (30) Business Days after such submission, determine and report to HP Co. and Spinco upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursement of the Independent Accounting Firm shall be allocated between HP Co. and Spinco in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

        Section 4.4 Payment of Cash Amount. Not later than three (3) Business Days following the date on which the Cash Amount is deemed to be final, binding and conclusive, (a) if the Cash Amount exceeds the Actual Cash Amount, then HP Co. shall pay to Spinco an amount equal to such difference, and (b) if the Cash Amount is less than the Actual Cash Amount, then Spinco shall pay to HP Co. an amount equal to such difference, in either case in cash by wire transfer in immediately available funds to a bank previously designated by HP Co. or Spinco, as the case may be.

ARTICLE V
SURVIVAL AND INDEMNIFICATION

        Section 5.1 Survival of Agreements. All representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

        Section 5.2 Indemnification.

          (a)  Except as specifically otherwise provided in the other Transaction Agreements, Spinco shall indemnify, defend and hold harmless the HP Co. Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Spinco Group (i) to pay or satisfy any Spinco Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, or (ii) to perform any of its obligations under this Agreement.

          (b)  Except as specifically otherwise provided in the other Transaction Agreements, HP Co. shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the HP Co. Group (i) to pay or satisfy any HP Co. Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, (ii) to transfer to Spinco or any member of the Spinco Group all of the Spinco Assets transferred or to be transferred to Spinco or the Spinco Group pursuant to Article II hereof, or (iii) to perform any of its obligations under this Agreement.

          (c)  If any Indemnifiable Loss is denominated in a currency other than United States dollars, such payment shall be made in United States dollars and the amount thereof shall be computed using the foreign exchange rate for such currency determined as of the date on which such indemnification is made.

          (d)  Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the HP Co. Group and any member of the Spinco Group for the provision after the Distribution Date of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.

          (e)  Indemnification for matters subject to the Tax Sharing Agreement is governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article V.

        Section 5.3 Procedures for Indemnification for Third-Party Claims.

          (a)  HP Co. shall, and shall cause the other HP Co. Indemnitees to, notify Spinco in writing promptly after learning of any Third-Party Claim for which any HP Co. Indemnitee intends to seek indemnification from Spinco under this Agreement. Spinco shall, and shall cause the other Spinco Indemnitees to, notify HP Co. in writing promptly after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from HP Co. under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article V except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.

          (b)  Except as otherwise provided in paragraph (c) of this Section 5.3, an Indemnifying Party may, by notice to the Indemnitee and to HP Co., if Spinco is the Indemnifying Party, or to the Indemnitee and Spinco, if HP Co. is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party's own expense and by counsel reasonably satisfactory to the Indemnitee. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of HP Co., if the Indemnitee is an HP Co. Indemnitee, or the Indemnitee and of Spinco, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

          (c)  If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.

          (d)  In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

          (e)  If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

        Section 5.4 Reductions for Insurance Proceeds and Other Recoveries. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article V shall be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

        Section 5.5 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 5.3 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise specifically provided in any of the other Transaction Agreements.

        Section 5.6 Survival of Indemnities. The obligations of each of HP Co. and Spinco under this Article V shall survive the sale or other transfer by it of any of its Assets or Business or the assignment by it of any of its Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, Business or Liabilities.

ARTICLE VI
CERTAIN ADDITIONAL COVENANTS

        Section 6.1 Notices to Third Parties. In addition to the actions described in Section 6.2, the members of the HP Co. Group and the members of the Spinco Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

        Section 6.2 Licenses and Permits. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the Spinco Group and the members of the HP Co. Group shall cooperate and use all commercially reasonable efforts to secure the transfer or issuance of the licenses and permits.

        Section 6.3 Intercompany Agreements. Except as set forth on Section 6.3 of the Disclosure Schedule, all contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the HP Co. Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes payments in respect of taxes to any member of the other Group or provides to any member of the other Group goods or services (including management, administrative, legal, financial, accounting, data processing, insurance and technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or in the other Transaction Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements.

        Section 6.4 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.

        Section 6.5 Guarantee Obligations and Liens.

          (a)  HP Co. and Spinco shall cooperate, and shall cause their respective Groups to cooperate: (x) to terminate, or to cause a member of the Spinco Group to be substituted in all respects for any member of the HP Co. Group in respect of, all obligations of any member of the HP Co. Group under any Spinco Liabilities for which such member of the HP Co. Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Spinco Assets to be substituted in all respects for any HP Co. Assets in respect of, any liens or encumbrances on HP Co. Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) Spinco shall indemnify and hold harmless the HP Co. Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of HP Co., from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the HP Co. Group is or may be liable or for which any HP Co. Asset is or may be encumbered unless all obligations of the HP Co. Group and all liens and encumbrances on any HP Co. Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to HP Co.

          (b)  HP Co. and Spinco shall cooperate, and shall cause their respective Groups to cooperate: (x) to terminate, or to cause a member of the HP Co. Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any HP Co. Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause HP Co. Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any HP Co. Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) HP Co. shall indemnify and hold harmless the Spinco Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Spinco, from and after the Distribution Date, HP Co. shall not, and shall not permit any member of the HP Co. Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

        Section 6.6 Insurance.

          (a)  Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) HP Co. will use commercially reasonable efforts to assist Spinco in asserting claims for any loss, liability or damage with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) HP Co. will use commercially reasonable efforts to assist Spinco to continue to prosecute claims with respect to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above, (A) all of HP Co.'s and each HP Co.

  Subsidiary's reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco, (B) HP Co. and the HP Co. Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary (other than as set forth in Section 6.6(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy. HP Co.'s obligation to use commercially reasonable efforts to assist Spinco in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting Spinco to establish its right to coverage under such Policies (so long as all of HP Co.'s reasonable costs and expenses in connection therewith are promptly paid by Spinco). In the event that the terms and conditions of any Policy do not allow Spinco the right to assert or prosecute a claim as set forth in clause (i) or (ii) above, then in such case, HP Co. shall use commercially reasonable efforts to pursue such claim under such Policy and Spinco shall promptly pay all of HP Co.'s and each HP Co. Subsidiary's reasonable costs and expenses incurred in connection therewith.

          (b)  Assistance by HP Co. Until the second anniversary of the Distribution Date, HP Co. will use commercially reasonable efforts to assist Spinco in connection with any efforts by Spinco to acquire insurance coverage with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided, that all of HP Co.'s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco.

          (c)  HP Co. Actions. In the event that after the Distribution Date, HP Co. or any HP Co. Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Spinco has rights to assert claims pursuant to Section 6.6(a) in a manner that would adversely affect any such rights of Spinco (i) if such action occurs prior to the second anniversary of the Distribution Date, HP Co. will give Spinco prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of HP Co.) and (ii) HP Co. will pay to Spinco its equitable share (which shall be determined by HP Co. in good faith based on the amount of premiums paid or allocated to the Spinco business in respect of the applicable Policy) of any net proceeds actually received by HP Co. from the insurer under the applicable Policy as a result of such action by HP Co. (after deducting HP Co.'s reasonable costs and expenses incurred in connection with such action).

          (d)  Administration. From and after the Distribution Date:

            (i)    HP Co. or a HP Co. Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of HP Co. and the HP Co. Subsidiaries under the Policies; and

            (ii)  Spinco or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Spinco and the Spinco Subsidiaries under the Policies.

          (e)  Insurance Premiums. Subject to clause (B) of the proviso to Section 6.6(a), from and after the Distribution Date, HP Co. will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Distribution Date, whereupon Spinco will upon the request of HP Co., forthwith reimburse HP Co. for that portion of such premiums paid by HP Co. as are reasonably determined by HP Co. to be attributable to the Spinco Business.

          (f)    Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both HP Co. and/or an HP Co. Subsidiary, on the one hand, and Spinco and/or a Spinco Subsidiary, on the other hand, relating to the same occurrence, HP Co. and

  Spinco agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

          (g)  Nothing in this Section 6.6 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

ARTICLE VII
ACCESS TO INFORMATION

        Section 7.1 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, HP Co. shall deliver or make available to Spinco all corporate books and records of the Spinco Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the HP Co. Group relating directly and predominantly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. HP Co. may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Spinco. Prior to or as promptly as practicable after the Distribution Date, Spinco shall deliver or make available to HP Co., all corporate books and records of the HP Co. Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Spinco Group relating directly and predominantly to the HP Co. Assets, the HP Co. Business, or the HP Co. Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Spinco may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of HP Co. The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reimbursement of costs incurred by the receiving party) by the delivering party.

        Section 7.2 Access to Information. From and after the Distribution Date, each of HP Co. and Spinco shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party's Group relating to the other party's Group's pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required for a reasonable purpose (including, without limitation, for the purpose of calculating the Cash Amount pursuant to Article IV of this Agreement), subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 7.2 for audit, accounting, regulatory, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

        In furtherance of the foregoing:

          (a)  Each party hereto acknowledges that: (i) each of HP Co. and Spinco (and the members of the HP Co. Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of HP Co. and Spinco; (iii) both HP Co. and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the HP Co. Group or the Spinco Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both HP Co. and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

          (b)  Each of HP Co. and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that HP Co. and Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the HP Co. Group in the case of HP Co. or the Spinco Group in the case of Spinco. In the event of a disagreement between any member of the HP Co. Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

          (c)  Upon any member of the HP Co. Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the Spinco Group or the HP Co. Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party's Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

        Section 7.3 Production of Witnesses. Subject to Section 7.2, after the Distribution Date, each of HP Co. and Spinco shall, and shall cause each member of its respective Group to make available to Spinco or HP Co. or any member of the Spinco Group or of the HP Co. Group, as the case may be, upon written request, such Group's directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the HP Co. Group or the Spinco Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

        Section 7.4 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of HP Co. and Spinco shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party's Group's possession or under its control, relating directly and predominantly to the pre-Distribution business, Assets or Liabilities of the other party's Group until such Information is at least ten years old or until such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party's Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

        Section 7.5 Confidentiality. Subject to Section 7.2, which shall govern Privileged Information, from and after the Distribution Date, each of HP Co. and Spinco shall hold, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it prior to the Distribution Date or furnished to it by such other party's Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 7.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the HP Co. Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person's counsel, by other requirements of law, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of HP Co. and Spinco shall be deemed to have satisfied its obligations under this Section 7.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

        Section 7.6 Cooperation with Respect to Government Reports and Filings. HP Co., on behalf of itself and each member of the HP Co. Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the HP Co. Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the HP Co. Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the HP Co. Group, in the case of the Spinco Group, or the Spinco Group, in the case of the HP Co. Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

        Section 7.7 Tax Sharing Agreement. None of the provisions of this Article VII are intended to supercede any provision in the Tax Sharing Agreement with respect to matters related to Taxes.

ARTICLE VIII
NO REPRESENTATIONS OR WARRANTIES

        Section 8.1 No Representations or Warranties. Except as expressly set forth herein or in any other Transaction Agreement, Spinco and HP Co. understand and agree that no member of the HP Co. Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Except as expressly set forth herein or in any other Transaction Agreement, HP Co. and Spinco understand and agree that no member of the Spinco Group is representing or warranting to HP Co. or any member of the HP Co. Group in any way as to the HP Co. Assets, the HP Co. Business or the HP Co. Liabilities.

ARTICLE IX
MISCELLANEOUS

        Section 9.1 Conditions to the Distribution. The obligations of HP Co. pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by HP Co.) at or prior to the Distribution Date of the following conditions:

          (a)  All material consents, approvals and authorizations of any Governmental Authority legally required for the making of the Distribution and the consummation of the other transactions contemplated by the Transaction Agreements, in form and substance reasonably satisfactory to HP Co., shall have been obtained and be in effect at the Distribution Date;

          (b)  Any waiting period applicable to the Distribution or the Merger (including any extended waiting period arising as a result of a request for additional information by either the Federal Trade Commission or the Antitrust Division of the Department of Justice) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated and no court of competent jurisdiction or other Governmental Authority shall have issued any decree, judgment, injunction, writ, rule or other order that is in effect restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Distribution or the Merger;

          (c)  The Registration Statements shall have become effective in accordance with the Exchange Act and the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or "blue sky" laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock to be issued in connection with the Distribution and the Merger, respectively, shall have been obtained and shall be in effect; and such shares of Spinco Common Stock and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance;

          (d)  The Requisite Approval shall have been obtained;

          (e)  No action, proceeding or investigation by any Governmental Authority with respect to the Distribution or the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay the making of the Distribution, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement or to impose any material restrictions or requirements thereon or on any of the parties with respect thereto;

          (f)    No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Distribution or the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the making of the Distribution or the consummation of the Merger, (ii) impose any material restrictions or requirements thereon or on any of the parties with respect thereto or (iii) be reasonably likely to have a Material Adverse Effect on HP Co. if it proceeds with the Distribution;

          (g)  HP Co. shall have received the IRS Rulings, in form and substance reasonably satisfactory to HP Co in good faith, and such IRS Rulings shall continue to be valid and in full force and effect. For the avoidance of doubt, it is agreed that the inclusion in such IRS Rulings of covenants, limitations and restrictions as are customarily required to be contained in similar IRS rulings by taxpayers in similar circumstances requesting rulings on similar issues shall not be a basis for an assertion that the IRS Rulings are not in form and substance reasonably satisfactory to HP Co.;

          (h)  The Company shall have performed in all material respects its covenants and agreements contained in the Merger Agreement required to be performed at or prior to the Distribution Date;

          (i)    The representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all respects when made and as of the Distribution Date as if made at such time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company or (ii) to the extent specifically contemplated by the Merger Agreement; and

          (j)    Spinco and the Company shall have irrevocably confirmed to HP Co. and each other that each condition of the Merger Agreement to Spinco's and the Company's respective obligations to effect the Merger has been fulfilled or will be fulfilled at the Effective Time or is or has been waived by Spinco or the Company, as the case may be.

        Section 9.2 Complete Agreement. This Agreement, the Exhibits and the Disclosure Schedule hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. The Disclosure Schedule delivered pursuant hereto is expressly made a part of, and incorporated by reference into, this Agreement. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.

        Section 9.3 Expenses. Except as set forth in Section 9.3 of the Disclosure Schedule, and except as otherwise set forth herein or in the Merger Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the separation of the Assets as contemplated herein) shall be paid by the party incurring such costs or expenses.

        Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

        Section 9.5 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

        If to HP Co. or any member of the HP Co. Group, to:

    Helmerich & Payne, Inc.
    Utica at Twenty-First
    Tulsa, Oklahoma 74114
    Attention: General Counsel
    Facsimile: (718) 743-2671

        with a copy (which shall not constitute effective notice) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    1440 New York Avenue, N.W.
    Washington, D.C. 20005
    Attention: Michael P. Rogan
                      C. Kevin Barnette
    Facsimile: 202-393-5760

        If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:

    Helmerich & Payne Exploration and Production Co.
    1579 East 21st Street
    Tulsa, Oklahoma 74114
    Attention: General Counsel
    Facsimile: 918-743-2671

        If to Spinco or any member of the Spinco Group after the Distribution Date, to:

    Key Production Company, Inc.
    707 Seventeenth Street, Suite 3300
    Denver, Colorado 80202
    Attention: General Counsel
    Facsimile: (303) 295-3494

        with a copy (which shall not constitute effective notice) to:

    Holme Roberts & Owen LLP
    1700 Lincoln Street, Suite 4100
    Denver, Colorado 80203
    Attn: Thomas A. Richardson
    Facsimile: (303) 866-0200

    and to:

    Shearman & Sterling
    Broadgate West
    9 Appold Street
    London, EC2A 2AP
    United Kingdom
    Attn: Bonnie Greaves
    Facsimile (011 44) 20 7655 5500

  or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

        Section 9.6 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto, with a Company Consent.

        Section 9.7 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties and a Company Consent. Except for the provisions of Sections 5.2 and 5.3 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of HP Co., Spinco and the Company and their respective Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

        Section 9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 9.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 9.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

        Section 9.11 References; Construction. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

        Section 9.12 Termination. Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of HP Co. In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement).

        Section 9.13 Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consent and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party's agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        Section 9.14 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 9.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 9.16 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HELMERICH & PAYNE, INC.
By:	/s/ HANS HELMERICH
Name:	Hans Helmerich
Title:	President and Chief Executive Officer
HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.
By:	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President

ANNEX C

Tax Sharing Agreement

TAX SHARING AGREEMENT

by and among

HELMERICH & PAYNE, INC.

AND ITS AFFILIATES,

and

HELMERICH & PAYNE
EXPLORATION AND PRODUCTION CO.

AND ITS AFFILIATES,

Dated

February 23, 2002

Section 9.	Miscellaneous Provisions	C-21
9.01.	Effectiveness	C-21
9.02.	Cooperation and Exchange of Information	C-21
9.03.	Dispute Resolution	C-22
9.04	Notices	C-22
9.05	Changes in Law	C-23
9.06	Confidentiality	C-23
9.07.	Successors	C-23
9.08.	Affiliates	C-23
9.09.	Authorization, Etc	C-24
9.10.	Entire Agreement	C-24
9.11.	Applicable Laws; Jurisdiction	C-24
9.12.	Counterparts	C-25
9.13.	Severability	C-25
9.14.	No Third Party Beneficiaries	C-25
9.15.	Waivers, Etc	C-25
9.16.	Setoff	C-25
9.17.	Other Remedies	C-25
9.18.	Amendment and Modification	C-25
9.19.	Waiver of Jury Trial	C-25

TAX SHARING AGREEMENT

        THIS TAX SHARING AGREEMENT (this "Agreement") dated as of February 23, 2002, by and among Helmerich & Payne, Inc., a Delaware corporation ("HP Co."), each HP Co. Affiliate (as defined below), Helmerich & Payne Exploration and Production Co., a Delaware corporation and currently a direct, wholly-owned subsidiary of HP Co. ("Spinco"), and each Spinco Affiliate (as defined below) is entered into in connection with the Distribution (as defined below).

RECITALS

        WHEREAS, as of the date hereof, HP Co. and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below), of which HP Co. is the common parent;

        WHEREAS, Spinco and Key Production Company, Inc., a Delaware corporation (the "Company") are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, providing for the merger of Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Spinco, with and into the Company (the "Merger");

        WHEREAS, it is a condition to the consummation of the Merger that HP Co. effect the Distribution (as defined below) and certain related transactions pursuant to the Distribution Agreement (as defined below);

        WHEREAS, as set forth in the Distribution Agreement by and between HP Co. and Spinco, dated as of the date hereof (the "Distribution Agreement"), and subject to the terms and conditions thereof, HP Co. will transfer or caused to be transferred to Spinco or a Spinco Subsidiary (as defined in the Merger Agreement) all of the Spinco Assets (as defined below), and Spinco will assume all of the Spinco liabilities (as defined below), as contemplated by the Distribution Agreement (the "Contribution");

        WHEREAS, as set forth in the Distribution Agreement, and subject to the terms and conditions thereof, HP Co. intends to distribute all of the issued and outstanding shares of Spinco common stock to the HP Co. shareholders on a pro rata basis with respect to its outstanding shares of HP Co. common stock (the "Distribution");

        WHEREAS, the Contribution and the Distribution are intended to qualify as a tax-free reorganization and distribution under sections 368(a)(1)(D) and 355 of the Code (as defined below);

        WHEREAS, the Merger is intended to qualify as a tax-free reorganization under section 368(a) of the Code (as defined below); and

        WHEREAS, in contemplation of the Distribution pursuant to which Spinco (and its direct and indirect domestic subsidiaries) will cease to be members of the HP Co. Group (as defined below) the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto (each on behalf of itself, each of its subsidiaries as of the Contribution, and its future subsidiaries) hereby agree as follows:

Section 1.    Definitions.

        As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

        "Affiliated Group" means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a Consolidated Return.

        "After Tax Amount" means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

        "Agreement" has the meaning set forth in the preamble hereto.

        "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

        "Base Calculation"    has the meaning set forth in Section 4.05(e).

        "Carryback Period" has the meaning set forth in Section 4.03.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Combined Return" means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Spinco or one or more Spinco Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with HP Co. or one or more HP Co. Affiliates.

        "Company" has the meaning set forth in the preamble hereto.

        "Company Affiliate" means any corporation or other entity directly or indirectly controlled by the Company at the time in question where "control" means the ownership of 50 percent of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

        "Consolidated Return" means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Spinco or one or more Spinco Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with HP Co. or one or more HP Co. Affiliates.

        "Contribution" has the meaning set forth in the recitals to this Agreement.

        "Contribution Date" means the date on which the Contribution begins under the Distribution Agreement, as provided by HP Co. to Spinco in writing.

        "Distribution" has the meaning set forth in the recitals to this Agreement.

        "Distribution Agreement" has the meaning set forth in the recitals to this Agreement.

        "Distribution Date" means the close of business on the date which the Distribution is effected.

        "Distribution Taxes" means any Taxes imposed on, or increase in Taxes incurred by, HP Co. or any HP Co. Affiliate, and any Taxes of an HP Co. shareholder that are required to be paid or reimbursed by HP Co. or any HP Co. Affiliate pursuant to a legal determination, provided that HP Co. shall have vigorously defended itself in any legal proceeding involving Taxes of an HP Co. shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under sections 355 and section 368(a)(1)(D) of the Code (including, without limitation, any Tax resulting from the application of section 355(d) or section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

        "Estimated Tax Installment Date" means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

        "Filing Party" has the meaning set forth in Section 8.01.

        "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

        "HP Co." has the meaning set forth in the preamble hereto.

        "HP Co. Affiliate" means any corporation or other entity directly or indirectly "controlled" by HP Co. where "control" means the ownership of 50 percent of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Spinco or any Spinco Affiliate.

        "HP Co. Business"    means all of the businesses and operations conducted by HP Co. and the HP Co. Subsidiaries (as defined in the Merger Agreement), excluding the Spinco Business, as defined below, at any time, whether prior to, or after the Distribution Date.

        "HP Co. Employee" means an employee of HP Co. or any HP Co. Affiliate immediately after the Distribution.

        "HP Co. Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which HP Co. is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Spinco Group.

        "Income Tax" shall mean any federal, state, local or foreign Tax determined by reference to net income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such a Tax. For the avoidance of doubt, the term "Income Tax" includes any franchise Tax, net worth, gross receipts, capital or any such Taxes imposed in lieu of such a Tax.

        "Independent Accountant" has the meaning set forth in Section 2.04(b).

        "Independent Firm" has the meaning set forth in Section 9.03.

        "Initial Ruling" means any private letter ruling issued by the IRS in connection with the Distribution in response to HP Co.'s request for such a letter ruling filed on or before March 15, 2002.

        "Interim Period" means a taxable period beginning on or after the Contribution Date but before the Distribution Date.

        "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

        "Joint Responsibility Item" means any Tax Item for which the non-Filing Party's responsibility under this Agreement could exceed 500,000 dollars, but not a Sole Responsibility Item.

        "Merger" has the meaning set forth in the recitals to this Agreement.

        "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

        "Non-Income Tax Return" means any Tax Return relating to any Tax other than an Income Tax.

        "Owed Party" has the meaning set forth in Section 7.05.

        "Owing Party" has the meaning set forth in Section 7.05.

        "Payment Period" has the meaning set forth in Section 7.05(e).

        "Post-Distribution Period"    means a taxable period beginning after the Distribution Date.

        "Pre-Contribution Period" means any taxable period beginning before the Contribution Date.

        "Pre-Distribution Period" means any Pre-Contribution Period and/or Interim Period.

        "Ruling Documents" means (1) the request for a private letter ruling under section 355 and various other sections of the Code, filed with the IRS on or before March 15, 2002, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of HP Co., its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to HP Co. (or any HP Co. Affiliate) in connection with the Distribution and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

        "Sole Responsibility Item" means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

        "Spinco" has the meaning set forth in the preamble hereto.

        "Spinco Affiliate" means any corporation or other entity directly or indirectly "controlled" by Spinco at the time in question, where "control" means the ownership of 50 percent of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity and after the Merger shall include the Company.

        "Spinco Business" means the business conducted by HP Co. and its Subsidiaries engaged in oil and gas exploration, production, marketing and sale operations, including what is referred to in HP Co.'s Form 10K for the fiscal year ended September 30, 2001 as the E&P Division of HP Co., but excluding, for avoidance of doubt, the contract drilling business and all other businesses conducted by HP Co. and its Subsidiaries.

        "Spinco Business Records" has the meaning set forth in Section 9.02(b).

        "Spinco Employee" means an employee of Spinco or any Spinco Affiliate immediately after the Distribution.

        "Spinco Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Spinco will be the common parent corporation immediately after the Distribution or Merger, as the case may be, and including any corporation or other entity which may become a member of such group from time to time.

        "Spinco Separate Tax Liability" means an amount equal to the Tax liability that Spinco and each Spinco Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the HP Co. Group, for the relevant Tax period, and such amount shall be computed by HP Co. in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, if any.

        "Supplemental Ruling" means (1) any ruling issued by the IRS in connection with the Distribution other than a ruling in response to HP Co.'s request for a private letter ruling filed on or before March 15, 2002, and (2) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.

        "Supplemental Ruling Documents" means (1) the request for a Supplemental Ruling and any materials, appendices and exhibits submitted or filed therewith and any Supplemental Rulings issued by the IRS to HP Co. and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

        "Taxes" means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a "Tax" shall mean any one of such Taxes.

        "Tax Asset" means any Tax Item that has accrued for Tax purposes, but has not been used during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

        "Tax Benefit" means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

        "Tax Detriment" means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

        "Tax Item" means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

        "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 2.    Preparation and Filing of Tax Returns.

        2.01.    HP Co.'s Responsibility.    Subject to the other applicable provisions of this Agreement, HP Co. shall have sole and exclusive responsibility for the preparation and filing of:

          (a)  all Tax Returns with respect to HP Co., any HP Co. Affiliate, Spinco, and/or any Spinco Affiliate for Pre-Contribution Periods and all Consolidated Returns and all Combined Returns for any Interim Periods (excluding any Tax Returns with respect to the Company or any Company Affiliate);

          (b)  all Tax Returns with respect to HP Co. and any HP Co. Affiliate for Post-Distribution Periods;

          (c)  all Non-Income Tax Returns required to be filed with respect to the Spinco Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) prior to the Contribution Date; and

          (d)  all Non-Income Tax Returns required to be filed with respect to the HP Co. Business or any part thereof.

        2.02    Spinco's Responsibility.    Spinco shall have sole and exclusive responsibility for the preparation and filing of:

          (a)  all Tax Returns (other than Consolidated Returns and Combined Returns) for Spinco and any Spinco Affiliate for any Interim Periods;

          (b)  all Tax Returns with respect to Spinco and any Spinco Affiliate for Post Distribution Periods;

          (c)  all Non-Income Tax Returns required to be filed with respect to Spinco, the Spinco Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) after the Contribution Date; and

          (d)  all Tax Returns and Non-Income Tax Returns required to be filed with respect to the Company or any Company Affiliate or any business conducted by the Company or any Company Affiliate.

        2.03    Agent.    Subject to the other applicable provisions of this Agreement, Spinco hereby irrevocably designates, and agrees to cause each Spinco Affiliate to so designate, HP Co. as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as HP Co., in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

        2.04.    Manner of Tax Return Preparation.

          (a)  Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Ruling Documents, and (3) any Supplemental Ruling Documents. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

          (b)  HP Co. shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement that does not report a Spinco Separate Tax Liability to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by HP Co., any HP Co. Affiliate, Spinco, and any Spinco Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns. In the case of any Tax Return due (with applicable extensions) 45 days or more after the Distribution Date including or reporting a Spinco Separate Tax Liability, and any Tax Return due at any time after the Distribution Date that reports a Spinco Separate Tax Liability in excess of $250,000, HP Co. shall provide to Spinco a pro forma draft of the portion of such Tax Return that reflects the Spinco Separate Tax Liability and a statement showing in reasonable detail HP Co.'s calculation of the Spinco Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least 30 days prior to the due date (with extensions) for the filing of such Tax Return for Spinco review and comment. Spinco shall provide its comments to HP Co. at least 15 days prior to the due date (with extensions) for the filing of such Tax Return. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return, which the parties cannot resolve, HP Co. and Spinco shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by HP Co. and Spinco (the "Independent Accountant") to determine whether the proposed reporting of HP Co. or Spinco is more appropriate. If HP Co. and Spinco are unable to agree, the Independent Accountant shall be Ernst & Young LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on HP Co. and Spinco. If Spinco has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with extension) for the filing of any Tax Return, HP Co. shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to Spinco; provided, however, HP Co. agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax item as agreed upon by HP Co. and Spinco. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by HP Co. and Spinco, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item or Items submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, 100% of the fees and expenses of the Independent Accountant shall be borne by such party.

Section 3.    Liability for Taxes.

        3.01    Spinco's Liability for Taxes.    Spinco and each Spinco Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Spinco or the Spinco Business with respect to such Taxes:

          (a)  all Taxes incurred with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the Spinco Separate Tax Liability, or (ii) the Spinco Business for any taxable period;

          (b)  all Taxes incurred with respect to Tax Returns described in Section 2.01(c) of this Agreement;

          (c)  all Taxes incurred with respect to Tax Returns described in Section 2.02 of this Agreement; and

          (d)  all Taxes imposed by any Taxing Authority with respect to the Spinco Business, Spinco or any Spinco Affiliate (including the Company) (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(c) or 2.02 of this Agreement) for any taxable period;

        3.02    HP Co.'s Liability for Taxes.    HP Co. shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by HP Co. with respect to such Taxes:

          (a)  except as provided in Section 3.01(a), all Taxes incurred with respect to Tax Returns described in Section 2.01(a);

          (b)  all Taxes incurred with respect to Tax Returns described in Section 2.01(b) of this Agreement;

          (c)  all Taxes incurred with respect to Tax Returns described in Section 2.01(d) of this Agreement; and

          (d)  all Taxes imposed by any Taxing Authority with respect to the HP Co. Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(b) or 2.01(d)) for any taxable period.

        3.03    Taxes, Refunds and Credits.    Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) HP Co. shall be liable for all Taxes incurred by any person with respect to the HP Co. Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) Spinco and each Spinco Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the Spinco Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. Nothing in this Agreement shall be construed as to require compensation, by payment, credit, offset or otherwise, by HP Co. (or any HP Co. Affiliate) to Spinco (or any Spinco Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, Spinco, any Spinco Affiliate, or the Spinco Business, that are shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01.

        3.04    Payment of Tax Liability.    If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for preparing and filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

        3.05    Computation.    HP Co. shall provide Spinco with a written calculation in reasonable detail (including copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Spinco Separate Tax Liability or estimated Spinco Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the Spinco Business. Spinco shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.03 of this Agreement, provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Spinco Separate Tax Liability or estimated Spinco Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement.

Section 4.    Distribution Taxes and Deconsolidation.

        4.01.    Distribution Taxes.

          (a)    HP Co.'s Liability for Distribution Taxes.    Notwithstanding Sections 3.01 through 3.03 of this Agreement, HP Co. and each HP Co. Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

              (i)  any action or omission by HP Co. (or any HP Co. Affiliate) inconsistent with any material, information, covenant or representation in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to the IRS in connection with the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling shall not relieve HP Co. (or any HP Co. Affiliate) of liability under this Agreement);

            (ii)  any action or omission by HP Co. (or any HP Co. Affiliate), including, without limitation, a cessation, transfer to Affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by HP Co. (or any HP Co. Affiliate) following the Distribution;

            (iii)  any acquisition of any stock or assets of HP Co. (or any HP Co. Affiliate) by one or more other persons (other than Spinco or a Spinco Affiliate or the Company or a Company Affiliate) prior to or following the Distribution; or

            (iv)  any issuance of stock by HP Co. (or any HP Co. Affiliate), or change in ownership of stock in HP Co. (or any HP Co. Affiliate).

    For the avoidance of doubt, if any issuance or acquisition of stock or assets of HP Co. (or any HP Co. Affiliate) results in one or more persons owning a 50% or greater interest in HP Co. (or any HP Co. Affiliate (whether standing alone or when coupled with one or more other transactions within the meaning of section 355(e) of the Code), 100% of the amount of any Distribution Taxes resulting therefrom shall be attributable to HP Co.

          (b)    Spinco's Liability for Distribution Taxes.    Notwithstanding Sections 3.01 through 3.03 of this Agreement, Spinco and each Spinco Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

              (i)  any action or omission by Spinco (or any Spinco Affiliate) after the Distribution and any action or omission by the Company (or any Company Affiliate) at any time, that is inconsistent with any material or information relating to facts or matters related to Spinco (or any Spinco Affiliate) or the Spinco Business, that has been provided to or by Spinco, and any covenant or representation in the Ruling Documents, Supplemental Ruling Documents, Initial

    Ruling, or Supplemental Ruling; provided, however, that neither Spinco (or any Spinco Affiliate) nor the Company (or any Company Affiliate) shall be liable for any action or omission that is inconsistent with any such covenant or representation that has not been disclosed to Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) as a result of Section 4.02(b) or in breach of Section 4.02(b) by HP Co. (or any HP Co. Affiliate) (for the avoidance of doubt, disclosure by Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) to HP Co. (or any HP Co. Affiliate) of any action or fact that is inconsistent with any material, information, covenant or representation submitted to the IRS in connection with the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling shall not relieve Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) of liability under this Agreement);

            (ii)  any action or omission, other than any action or omission relating to any material, information, covenant or representation which is addressed in Section 4.01(b)(i) above, by Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) after the date of the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) that includes, or is otherwise related to, any act or omission by the Company (or any Company Affiliate) occurring on or prior to the date of the Distribution) including without limitation, a cessation, transfer to affiliates or disposition of the active trades or businesses of Spinco (or any Spinco Affiliate), stock buyback or payment of an extraordinary dividend;

            (iii)  any acquisition of any stock or assets of Spinco (or any Spinco Affiliate) by one or more other persons (other than HP Co. or any HP Co. Affiliate) following the Distribution; or

            (iv)  any issuance of stock by Spinco (or any Spinco Affiliate), including any Permitted Issuance, after the Distribution and any issuance of stock by the Company (or any Company Affiliate) at any time, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Spinco (or any Spinco Affiliate) after the Distribution.

    For the avoidance of doubt, if any issuance or acquisition of stock or assets of Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) results in one or more persons owning a 50% or greater interest in Spinco (or any Spinco Affiliate) or the Company (or any Company Affiliate) (whether standing alone or when coupled with one or more other transactions within the meaning of section 355(e) of the Code), 100% of the amount of any Distribution Taxes resulting therefrom shall be attributable to Spinco.

          (c)    Joint Liability for Remaining Distribution Taxes.    HP Co. shall be liable for 65.25% and Spinco and each Spinco Affiliate shall be jointly and severally liable for 34.75% of any Distribution Taxes not otherwise allocated by Sections 4.01(a) or (b).

        4.02.    Private Letter Rulings.

          (a)  Each of HP Co. and Spinco represents that, as of the date of this Agreement, it and its Affiliates know of no fact that may cause the Tax treatment of the Distribution to be other than that contemplated in the Initial Ruling. Each of HP Co. and Spinco represent and warrant that neither it nor any of its Affiliates has any plan or intention to take any action which is inconsistent with any factual statements or representations in the Initial Ruling.

          (b)    Information.    HP Co. has provided Spinco with accurate and complete copies of all Ruling Documents submitted on or prior to the date hereof and shall provide Spinco with copies of all additional Ruling Documents prepared after the date hereof prior to the submission of such Ruling Documents to a Taxing Authority, provided however, that (i) HP Co. shall not be required to provide Spinco with copies of the portion of any Ruling Documents that are not related to the Spinco Business if HP Co. reasonably believes that such provision would reveal confidential information or harm HP Co, and (ii) neither Spinco nor any Spinco Affiliate will be bound by, subject to any limitation as a result of, or otherwise chargeable with knowledge of, any information that was not disclosed as a result of subparagraph (i) hereof.

          (c)    Supplemental Rulings.

            (i)    In General.    HP Co. agrees that at the reasonable request of Spinco, HP Co. shall cooperate with Spinco and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from the IRS or any other Taxing Authority for the purpose of confirming (1) the continuing validity of any ruling issued by any Taxing Authority addressing the application of the law to the Distribution or (2) compliance on the part of Spinco (or any Spinco Affiliate) with its obligations under Section 4.01(b) of this Agreement. However, HP Co. shall not be obligated to seek a Supplemental Ruling if it reasonably believes that seeking such Supplemental Ruling would adversely affect HP Co. (or any HP Co. Affiliate) other than merely as a matter of inconvenience or in respect of nominal costs or overhead associated therewith. Further, in no event shall HP Co. be required to file any Supplemental Ruling Documents unless Spinco represents that (1) it has read the Supplemental Ruling Documents and (2) all information and representations, if any, relating to Spinco (or any Spinco Affiliate) contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Spinco shall reimburse HP Co. for all costs and expenses incurred by HP Co. in obtaining a Supplemental Ruling requested by Spinco. Neither Spinco nor any Spinco Affiliate shall seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Distribution except as set forth in this Section 4.02(c). The preceding sentence shall not in any way limit the ability of any outside counsel to Spinco to request informal guidance from the IRS regarding such issues on an anonymous basis.

            (ii)    Participation Rights.    If HP Co. requests a Supplemental Ruling or other guidance after the date of this Agreement: (1) HP Co. shall keep Spinco informed in a timely manner of all material actions taken or proposed to be taken by HP Co. in connection therewith; (2) HP Co. shall (A) reasonably in advance of the submission of any such Supplemental Ruling Documents provide Spinco with a draft copy thereof, (B) consult in good faith with and reasonably consider Spinco's comments on such draft copy, and (C) provide Spinco with a final copy and, (D) provide Spinco with notice reasonably in advance of, and Spinco shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental Ruling.

        4.03    Carrybacks.

          (a)    In General.    HP Co. agrees to pay to Spinco the United States federal income Tax Benefit from the use in any Pre-Contribution Period or Interim Period (the "Carryback Period") of a carryback of any Tax Asset of the Spinco Group from a Post-Distribution Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by HP Co. or any HP Co. Affiliate). If subsequent to the payment by HP Co. to Spinco of the United States federal income Tax Benefit of a carryback of a Tax Asset of the Spinco Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such United States federal income Tax Benefit, Spinco shall repay to HP Co., or HP Co. shall repay to Spinco, as the case may be, any amount which would not have been payable to such other party pursuant to this Section 4.03(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.03(a) shall require HP Co. to file an amended Tax Return or claim for refund of United States federal Income Taxes;

  provided, however, that HP Co. shall use its reasonable best efforts to use any carryback of a Tax Asset of the Spinco Group that is carried back under this Section 4.03(a).

          (b)    Net Operating Losses.    Notwithstanding any other provision of this Agreement, Spinco hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carryback net operating losses to any Pre-Distribution Periods or Interim Periods of HP Co. (in which event no payment shall be due from HP Co. to Spinco in respect of such net operating losses).

        4.04    Allocation of Tax Items.    All Tax computations for (1) any Interim Periods ending on the Distribution Date and (2) the immediately following taxable period of Spinco or any Spinco Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by HP Co., taking into account all reasonable suggestions made by Spinco with respect thereto.

        4.05    Continuing Covenants.

          (a)    In General.    Each of HP Co. (for itself and each HP Co. Affiliate) and Spinco (for itself and each Spinco Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

          (b)    Spinco Restrictions.    Spinco agrees that it will not take or fail to take, or permit any Spinco Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Spinco (or any Spinco Affiliate) or within the control of Spinco and is contained in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling or Supplemental Ruling (except where such material, information, covenant or representation was not previously disclosed to Spinco). For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Spinco agrees that it will not take (and it will cause the Spinco Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of (i) the Contribution as a tax-free reorganization under section 368(a)(1)(D) of the Code, (ii) the Distribution as tax free under sections 355 and 368(a)(1)(D) of the Code and (iii) the Merger as a tax-free reorganization under section 368(a) of the Code.

          (c)    HP Co. Restrictions.    HP Co. agrees that it will not take or fail to take, or permit any HP Co. Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling or Supplemental Ruling, other than as permitted by this Section 4. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. HP Co. agrees that it will not take (and it will cause the HP Co. Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of (i) the Contribution as a tax-free reorganization under section 368(a)(1)(D) of the Code, (ii) the Distribution as tax free under sections 355 and 368(a)(1)(D) of the Code and (iii) the Merger as a tax-free reorganization under section 368(a) of the Code.

          (d)    Certain Spinco Actions Following the Distribution.    Spinco agrees that, during the two (2) year period following the Distribution, prior to entering into any agreement (or understanding, arrangement or negotiations) to (1) sell all or substantially all of the assets of Spinco or any Spinco Affiliate, (2) merge Spinco, or any Spinco Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of Spinco in a transaction described in section 351 (other than a transfer to a corporation which files a Consolidated Return with Spinco and which is wholly-owned, directly or indirectly, by Spinco) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of Spinco or any Spinco Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of temporary Treasury Regulations section 1.355-7T(g)(3)(ii)), or (5) facilitate or otherwise participate in any acquisition of stock in Spinco by any shareholder owning 5% or more of the outstanding stock of Spinco, unless in any such case HP Co. and Spinco agree otherwise, Spinco shall request that HP Co. obtain a Supplemental Ruling in accordance with Section 4.02(c) of this Agreement to the effect that such transaction will not adversely affect the treatment of the Distribution under section 355 of the Code or result in the imposition of Distribution Taxes. Spinco (or any Spinco Affiliate) shall only undertake any of such actions after HP Co.'s receipt of such a Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Ruling, or as otherwise consented to in writing in advance by HP Co. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.05(d), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

          (e)    Permitted Issuances.    Notwithstanding Section 4.05(d)(4), Spinco shall be permitted to enter into an agreement to issue shares of its capital stock (a "Permitted Issuance"); provided however, that (i) prior to a Permitted Issuance, Spinco obtains an opinion of a nationally recognized tax counsel reasonably acceptable to HP Co. that such Permitted Issuance will not adversely affect the qualification of the Distribution for nonrecognition treatment under sections 368 and 355 of the Code or result in the imposition of Distribution Taxes (which opinion shall be delivered to HP Co no later than ten (10) days following the entering into of any such agreement), and (ii) following such Permitted Issuances no person or persons will have acquired a 46% or greater interest (by vote and value) in the stock of Spinco or any Spinco Affiliate. For purposes of determining the amount of stock of Spinco or any Spinco Affiliate that will have been acquired by any person or persons following any Permitted Issuance, the amount of stock of Spinco or any Spinco Affiliate that is considered to have been acquired by one or more persons shall be calculated as follows: (i) the amount of stock in Spinco that is considered to have been acquired immediately following the Merger shall be agreed to by HP Co, Spinco and the Company and shall be set forth in a side letter to be executed no later than 60 days following the merger (the "Base Calculation"), and (ii) the Base Calculation shall be increased, on a cumulative basis, by all issuances (whether or not such issuances are Permitted Issuances) and acquisitions of stock of Spinco or any Spinco Affiliate from the date immediately following the Merger to the date immediately following the Permitted Issuance at issue. Notwithstanding the previous sentence, for purposes of determining the amount of stock of Spinco or any Spinco Affiliate that will have been acquired following any Permitted Issuance, any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of temporary Treasury Regulations section 1.355-7T(g)(3)(ii) or any successor regulations thereto issued under section 355(e) of the Code shall be disregarded.

          (f)    Notice of Specified Transactions.    Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later that five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (d), Spinco shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to HP Co.

        4.06    Allocation of Tax Assets.

          (a)    In General.    In connection with the Distribution, HP Co. and Spinco shall cooperate in determining the allocation of any Tax Assets among HP Co., each HP Co. Affiliate, Spinco, and each Spinco Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset.

          (b)    Earnings and Profits.    HP Co. will advise Spinco in writing of the decrease in HP Co. earnings and profits attributable to the Distribution under section 312(h) of the Code on or before the first anniversary of the Distribution; provided, however, that HP Co. shall provide Spinco with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Spinco.

Section 5.    Tax Reporting

        5.01.    Employee Wages.    At HP Co.'s Request, Spinco shall assume the Form W-2 and Form W-3 reporting obligations (including the filing of all forms necessary to comply with magnetic media reporting requirements) of HP Co. with respect to any employee of the Spinco Business that Spinco employs during the calendar year which includes the Distribution Date consistent with the procedures set forth in Section 5 of Rev. Proc. 96-60, 1996-2 C.B. 399.

Section 6.    Indemnification

        6.01.    Generally.    The HP Co. Group shall jointly and severally indemnify Spinco, each Spinco Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which HP Co. or any HP Co. Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of HP Co., any HP Co. Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Spinco and each member of the Spinco Group shall jointly and severally indemnify HP Co., each HP Co. Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Spinco or any Spinco Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of Spinco, any Spinco Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

        6.02.    Inaccurate or Incomplete Information.    The HP Co. Group shall jointly and severally indemnify Spinco, each Spinco Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of HP Co. or any HP Co. Affiliate in supplying Spinco or any Spinco Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. The Spinco Group shall jointly and severally indemnify HP Co., each HP Co. Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of Spinco or any Spinco Affiliate in supplying HP Co.

or any HP Co. Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

        6.03.    No Indemnification for Tax Items.    Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of HP Co., any HP Co. Affiliate, Spinco or any Spinco Affiliate. In addition, for the avoidance of doubt, nothing in this Agreement shall be construed to require compensation by either party hereto in respect of any financial accounting deferred tax assets or liabilities or other financial accounting items.

Section 7.    Payments.

        7.01.    Estimated Tax Payments.    Not later than ten (10) business days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return including Spinco will be filed, Spinco shall pay to HP Co. on behalf of the Spinco Group an amount equal to the amount of any estimated Spinco Separate Tax Liability that Spinco otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date.

        7.02.    True-Up Payments.    Not later than ten (10) business days after completion of a Tax Return, Spinco shall pay to HP Co., or HP Co. shall pay to Spinco, as appropriate, an amount equal to the difference, if any, between the Spinco Separate Tax Liability and the aggregate amount paid by Spinco with respect to such period under Section 7.01 of this Agreement.

        7.03.    Redetermination Amounts.    In the event of a redetermination of any Tax Item of any member of a Consolidated Group or Combined Group (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Spinco Separate Tax Liability, HP Co. shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Spinco shall pay to HP Co., or HP Co. shall pay to Spinco, as appropriate, an amount equal to the difference, if any, between the Spinco Separate Tax liability reflected on such revised pro forma Tax Return and the Spinco Separate Tax liability for such period as originally computed pursuant to this Agreement.

        7.04.    Payments of Refunds and Credits.    If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement.

        7.05.    Payments Under This Agreement.    In the event that one party (the "Owing Party") is required to make a payment to another party (the "Owed Party") pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

          (a)    In General.    All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

          (b)    Treatment of Payments.    Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party (other than payments of interest pursuant to Section 7.05(e) of this Agreement and payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

          (c)    Prompt Performance.    All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

          (d)    After Tax Amounts.    If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

          (e)    Interest.    Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus five percent (5%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 8.    Tax Proceedings.

        8.01.    In General.    Except as otherwise provided in this Agreement, the party responsible for preparing and filing a Tax Return pursuant to Section 2 of this Agreement (the "Filing Party") shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of HP Co., any HP Co. Affiliate, Spinco, and any Spinco Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.

        8.02.    Participation of non-Filing Party.    The non-Filing Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. The Filing Party and the non-Filing Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. The Filing Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Filing Party by at least 250,000 dollars without obtaining such non-Filing Party's consent, which consent shall not be unreasonably withheld if failure to consent would adversely affect the Filing Party.

        8.03.    Notice.    Within ten (10) days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 9.15 to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

        8.04.    Control of Distribution Tax Proceedings.    HP Co. shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of HP Co., any HP Co. Affiliate, Spinco, and any Spinco Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided however, that HP Co. shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority in exchange for a settlement on an issue or issues unrelated to such Distribution Taxes that would reasonably be expected to result in a material Tax cost to Spinco or any Spinco Affiliate, without the prior consent of Spinco, which consent shall not be unreasonably withheld. HP Co.'s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided however, to the extent that Spinco is obligated to bear at least 50% of the liability for any Distribution Taxes under Section 4.01(b), HP Co. and Spinco shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. Spinco may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 4.01(b) that might arise in such Audit and can demonstrate to the reasonable satisfaction of HP Co. that it can satisfy its liability for any such Distribution Taxes. If Spinco is unable to demonstrate to the reasonable satisfaction of HP Co. that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 4.01(b), Spinco and HP Co. shall have joint control over the Audit.

Section 9    Miscellaneous Provisions.

        9.01.    Effectiveness.    This Agreement shall become effective upon execution by the parties hereto.

        9.02.    Cooperation and Exchange of Information.

          (a)    Cooperation.    Spinco and HP Co. shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include, without limitation:

              (i)  the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

            (ii)  the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the HP Co. Group or the Spinco Group, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

            (iii)  the use of the party's reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

          (b)    Retention of Records.    Any party that is in possession of documentation of HP Co. (or any HP Co. Affiliate) or Spinco (or any Spinco Affiliate) relating to the Spinco Business, including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto (the "Spinco Business Records") shall retain such Spinco Business Records for a period of five (5) years following the Distribution Date. Thereafter, any party wishing to dispose of Spinco Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

        9.03.    Dispute Resolution.    In the event that HP Co. and Spinco disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, HP Co. and Spinco shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the "Independent Firm"), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, HP Co. and Spinco shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by HP Co. and Spinco, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, 100% of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

        9.04.    Notices.    All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

        If to HP Co. or any HP Co. Affiliate, to the Director of Corporate Tax of HP Co., with a copy to the General Counsel of HP Co., at:

      Helmerich & Payne, Inc.
      1579 East 21st Street
      Tulsa, Oklahoma 74114
      Attention: Steven R. Mackey, Vice President and General Counsel

    with a copy (which shall not constitute effective notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      1440 New York Avenue, N.W.
      Washington, D.C. 20005-2111
      Attention: Cliff Gross

          If to Spinco or any Spinco Affiliate, to the Chief Financial Officer of Spinco, with a copy to the General Counsel of Spinco, at:

      Helmerich & Payne Exploration and Production Co.
      c/o Key Production Company, Inc.
      707 Seventeenth Street
      Suite 3300
      Denver, Colorado 80202
      Attention: Barbara Schaller, General Counsel

    with a copy (which shall not constitute effective notice) to:

      Shearman & Sterling
      Broadgate West
      9 Appold Street
      London EC2A 2AP
      England United Kingdom
      Attention: Bernie Pistillo, Jr

Either party may, be written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

        9.05.    Changes in Law.

          (a)  Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

          (b)  If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

        9.06.    Confidentiality.    Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

        9.07.    Successors.    This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

        9.08.    Affiliates.    HP Co. shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any HP Co. Affiliate, and Spinco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Spinco Affiliate; provided, however, that (1) if it is contemplated that a Spinco Affiliate may cease to be a Spinco Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Spinco Group to the shareholders of Spinco then (a) Spinco shall request in writing no later than thirty (30) days prior to such cessation that HP Co. execute a release of such Spinco Affiliate from its obligations under this Agreement effective as of such transfer provided that Spinco shall have confirmed in writing its obligations and the obligations of its remaining Spinco Affiliates with respect to their own obligations and those of the departing Spinco Affiliate and that such departing Spinco Affiliate shall have executed a release of any rights it may have against HP Co. or any HP Co. Affiliate by reason of this Agreement, or (b) Spinco shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear 100 percent of the liability for the obligations of Spinco and each Spinco Affiliate (including the departing Spinco Affiliate) under this Agreement and (2) if it is contemplated that a HP Co. Affiliate may cease to be a HP Co. Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the HP Co. Group to the shareholders of HP Co. then (a) HP Co. shall request in writing no later than thirty (30) days prior to such cessation that Spinco execute a release of such HP Co. Affiliate from its obligations under this Agreement effective as of such transfer provided that HP Co. shall have confirmed in writing its obligations and the obligations of its remaining HP Co. Affiliates with respect to their own obligations and the obligations of the departing HP Co. Affiliate and that such departing HP Co. Affiliate shall have executed a release of any rights it may have against Spinco or any Spinco Affiliate by reason of this Agreement, or (b) HP Co. shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear 100 percent of the liability for the obligations of HP Co. and each HP Co. Affiliate (including the departing HP Co. Affiliate) under this Agreement.

        9.09.    Authorization, Etc.    Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

        9.10.    Entire Agreement.    This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between HP Co. (or any HP Co. Affiliate) and Spinco (or any Spinco Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with the Distribution Agreement or any other agreement entered into in connection with the Distribution, the provisions of this Agreement shall control.

        9.11.    Applicable Law; Jurisdiction.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY'S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

        9.12.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        9.13.    Severability.    If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

        9.14.    No Third Party Beneficiaries.    This Agreement is solely for the benefit of HP Co., the HP Co. Affiliates, Spinco and the Spinco Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

        9.15.    Waivers, Etc.    No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        9.16.    Setoff.    All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

        9.17.    Other Remedies.    Spinco recognizes that any failure by it or any Spinco Affiliate to comply with its obligations under Section 4 of this Agreement would result in Distribution Taxes that would cause irreparable harm to HP Co., HP Affiliates, and their stockholders. Accordingly, HP Co. shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which HP Co. is entitled at law or in equity.

        9.18    Amendment and Modification.    This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto, and with the written consent of the Company.

        9.19    Waiver of Jury Trial.    Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

HELMERICH & PAYNE, INC. on behalf of itself and the HP Co. Affiliates

By	/s/ HANS HELMERICH
Name:	Hans Helmerich
Title:	President and Chief Executive Officer

HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO. on behalf of itself and the Spinco Affiliates

By	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President

ANNEX D

Amended and Restated Certificate of Incorporation of Cimarex Energy Co.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CIMAREX ENERGY CO.

FIRST: The name of the Corporation is Cimarex Energy Co. (formerly known as Helmerich & Payne Exploration and Production Co. (hereinafter the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifteen Million (115,000,000) shares of capital stock, consisting of (i) One Hundred Million (100,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and (ii) Fifteen Million (15,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

        a.    Common Stock.    The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

        (1)    Voting.    Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, at each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder's name on the stock transfer records of the Corporation. Holders of shares of Common Stock shall not have cumulative voting rights.

        (2)    Dividends.    Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

        (3)    Liquidation, Dissolution, etc.    In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

        (4)    No Preemptive or Subscription Rights.    No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

        b.    Preferred Stock.    The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

        c.    Power to Sell and Purchase Shares.    Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (1)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

        (3)  (a) The number of directors of the Corporation shall be at least six and not more than nine, with the exact number to be from time to time fixed by resolution adopted by a majority of the entire Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2003 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2004 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2005 annual meeting. At each annual meeting of stockholders beginning in 2003, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article FIFTH.

          (b)  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

          (c)  Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote at an election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

          (d)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        (4)  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize further elimination or limitation of liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

        (5)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

        The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: No action by shareholders shall be valid unless taken at a duly constituted meeting pursuant to the terms of the By-Laws of the Corporation and no action may be taken by stockholders by written consent without a meeting. Notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article EIGHTH.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's By-Laws. The Corporation's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors. Notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article NINTH.

        IN WITNESS WHEREOF, Cimarex Energy Co. has caused this Certificate to be duly executed in its corporate name as of this            day of            , 2002.

                      CIMAREX ENERGY CO.

                      By:
                      Name:
                      Title:

ANNEX E

Form of Cimarex Energy Co. By-Laws

FORM OF

BY-LAWS

of

CIMAREX ENERGY CO.

A Delaware Corporation

Effective [                        ], 2002

FORM OF

BY-LAWS

OF

CIMAREX ENERGY CO.

(hereinafter called the "Corporation")

ARTICLE I

OFFICES

        Section 1. Registered Office.    The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

        Section 2. Other Offices.    The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 1. Place of Meetings.    Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

        Section 2. Annual Meetings.    The annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect directors, and transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

        Section 3. Special Meetings.    Unless otherwise prescribed by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the "Certificate of Incorporation"), special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, (ii) the President, or (iii) the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of the stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

        Section 4. Quorum.    Except as otherwise required by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting.

        Section 5. Proxies.    Any stockholder entitled to vote may do so in person or by his or her proxy appointed by an instrument in writing subscribed by such stockholder or by his or her attorney thereunto authorized, delivered to the Secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for him or her as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:

  (i)
  A stockholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the stockholder or his or her authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

  (ii)
  A stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram or other electronic transmission was authorized by the stockholder.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

        Section 6. Voting.    At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital stock present in person or represented by proxy and entitled to vote on such question, voting as a single class. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

        Section 7. Nature of Business at Meetings of Stockholders.    No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 7.

        In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

        To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred (100) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

        To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

        No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 7, provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 7 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

        Section 8. List of Stockholders Entitled to Vote.    The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

        Section 9. Stock Ledger.    The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

        Section 10. Record Date.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall not be more than sixty nor less than ten days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        Section 11. Inspectors of Election.    In advance of any meeting of stockholders, the Board by resolution or the Chairman or President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

ARTICLE III

DIRECTORS

        Section 1. Number and Election of Directors.    The Board of Directors shall consist of not less than six nor more than nine members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors. Except as provided in Section 3 of this Article III, directors shall be elected by the stockholders at the annual meetings of stockholders, and each director so elected shall hold office until such director's successor is duly elected and qualified, or until such director's death, or until such director's earlier resignation or removal. Directors need not be stockholders.

        Section 2. Nomination of Directors.    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 2.

        In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

        To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred (100) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

        To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

        No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

        Section 3. Vacancies.    Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote at an election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Corporation's Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to the Corporation's Certificate of Incorporation unless expressly provided by such terms.

        Section 4. Duties and Powers.    The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

        Section 5. Organization.    At each meeting of the Board of Directors, the Chairman of the Board of Directors, or, in his or her absence, a director chosen by a majority of the directors present, shall act as Chairman. The Secretary of the Corporation shall act as Secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of Secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

        Section 6. Resignations and Removals of Directors.    Any director of the Corporation may resign at any time, by giving written notice to the Chairman of the Board of Directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the votes cast on the issue.

        Section 7. Meetings.    The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors and, unless required by resolution of the Board of Directors, without notice. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Vice Chairman, if there be one, or a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or telegram on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

        Section 8. Quorum.    Except as may be otherwise required by law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

        Section 9. Actions of Board.    Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of

Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

        Section 10. Meetings by Means of Conference Telephone.    Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

        Section 11. Committees.    The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

        Section 12. Compensation.    The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary, or such other emoluments as the Board of Directors shall from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 13. Interested Directors.    No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person's or their votes are counted for such purpose if (i) the material facts as to such person's or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to such person's or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

        Section 1. General.    The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

        Section 2. Election.    The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

        Section 3. Voting Securities Owned by the Corporation.    Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

        Section 4. Chairman of the Board of Directors.    The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, and except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors.

        Section 5. President.    The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. If there be no Chairman of the Board of Directors, the President shall be the Chief Executive Officer of the

Corporation. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors.

        Section 6. Vice Presidents.    At the request of the President or in his or her absence or in the event of his or her inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

        Section 7. Secretary.    The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

        Section 8. Treasurer.    The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under control of the Treasurer belonging to the Corporation.

        Section 9. Assistant Secretaries.    Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

        Section 10. Assistant Treasurers.    Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer's disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer's possession or under control of the Assistant Treasurer belonging to the Corporation.

        Section 11. Other Officers.    Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

        Section 1. Form of Certificates.    Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation, (i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder of stock in the Corporation.

        Section 2. Signatures.    Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

        Section 3. Lost, Destroyed, Stolen or Mutilated Certificates.    The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such person's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        Section 4. Transfers.    Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked "Cancelled," with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

        Section 5. Transfer and Registry Agents.    The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

        Section 6. Beneficial Owners.    The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

NOTICES

        Section 1. Notices.    Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile, telex or cable.

        Section 2. Waivers of Notice

          (a)  Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, present by person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

          (b)  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

ARTICLE VII

GENERAL PROVISIONS

        Section 1. Dividends.    Subject to the requirements of the GCL and the provisions of the Certificate of Incorporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors, and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve.

        Section 2. Disbursements.    All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        Section 3. Fiscal Year.    The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

        Section 4. Corporate Seal.    The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

        Section 1. Power to Indemnify in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation.    Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.    Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 3. Authorization of Indemnification.    Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

        Section 4. Good Faith Defined.    For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be.

        Section 5. Indemnification by a Court.    Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

        Section 6. Expenses Payable in Advance.    Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

        Section 7. Nonexclusivity of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.

        Section 8. Insurance.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

        Section 9. Certain Definitions.    For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

        Section 10. Survival of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 11. Limitation on Indemnification.    Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

        Section 12. Indemnification of Employees and Agents.    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

        Section 1. Amendments.    These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.

        Section 2. Entire Board of Directors.    As used in this Article IX and in these By-Laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

QuickLinks

  Exhibit 99.1
ANNEX A Agreement of Plan and Merger
ANNEX B Distribution Agreement
ANNEX C Tax Sharing Agreement
ANNEX D Amended and Restated Certificate of Incorporation of Cimarex Energy Co.
ANNEX E Form of Cimarex Energy Co. By-Laws